UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
CVENT HOLDING CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply)

☐	No fee required
☐	Fee paid previously with preliminary materials
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED APRIL 21, 2023

Dear Stockholders:
You are cordially invited to attend a special meeting of stockholders of Cvent Holding Corp., a Delaware corporation (“Cvent” or the “Company”), which will be held virtually on [•], 2023 at [•] Eastern time (including any adjournments or postponements thereof, the “Special Meeting”). Stockholders will be able to attend the Special Meeting and examine the list of stockholders entitled to vote at the Special Meeting during the Special Meeting by visiting www.virtualshareholdermeeting.com/CVT2023SM and using the 16-digit control number included in your proxy materials. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the accompanying proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
At the Special Meeting, you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of March 14, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Capstone Borrower, Inc., a Delaware corporation (“Parent”), and Capstone Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), which provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) on the terms and conditions set forth in the Merger Agreement. Parent and Merger Sub are affiliates of funds managed by affiliates of Blackstone Inc. (“Blackstone”).
If the Merger is completed, you will be entitled to receive $8.50 in cash, without interest (the “Merger Consideration”), for each share of common stock, par value $0.0001 per share, of the Company (referred to as the “Company common stock” or “Cvent common stock”) that you own as of immediately prior to the effective time of the Merger (the “Effective Time”), unless you seek and perfect your statutory appraisal rights under Delaware law.
A special committee (the “Special Committee”) of the board of directors of the Company (the “Board,” the “Cvent Board” or the “Company Board”), comprised solely of disinterested and independent members of the Company Board, unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger, in accordance with the DGCL, and the other transaction documents contemplated by the Merger Agreement (the “Transaction Documents”), upon the terms and subject to the conditions set forth therein; (b) approved the execution and delivery of the Merger Agreement and the other Transaction Documents by the Company, the performance by the Company of its covenants and other obligations thereunder and the consummation of the Merger upon the terms and subject to the conditions set forth therein; and (c) resolved to recommend that the Company Board approve and adopt the Merger Agreement and the other Transaction Documents. The Company Board, acting on the recommendation of the Special Committee, unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger, in accordance with the DGCL, and the other Transaction Documents, upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement and the other Transaction Documents by the Company, the performance by the Company of its covenants and other obligations thereunder and the consummation of the Merger upon the terms and subject to the conditions set forth therein; (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at the Special Meeting. Accordingly, the Cvent Board recommends a vote “FOR” the proposal to adopt the Merger Agreement and “FOR” each of the other proposals to be voted on at the Special Meeting.
The proxy statement accompanying this letter provides you with more specific information concerning the Special Meeting, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read this proxy statement, the accompanying annexes and any documents incorporated by reference in this proxy statement carefully and in their entirety.

Your vote is important, regardless of the number of shares of Cvent common stock you own. The Merger cannot be completed unless the Merger Agreement is adopted by stockholders holding a majority of the outstanding shares of Cvent common stock entitled to vote at the Special Meeting. Whether or not you plan to attend the Special Meeting virtually, to ensure your representation at the Special Meeting, we urge you to vote or submit a proxy via the Internet at www.virtualshareholdermeeting.com/CVT2023SM or by submitting a proxy via telephone at 1-800-690-6903 by following the instructions on the physical proxy card you received in the mail and which are also provided on that website; or, by signing, voting and returning the enclosed proxy card by mail in the prepaid reply envelope. If you attend the Special Meeting, you may vote electronically at the meeting even if you have previously returned your proxy card or have submitted a proxy via the Internet or by telephone and your electronic vote at the Special Meeting will revoke any proxy that you have previously submitted.
If you are a beneficial owner of shares of Cvent common stock held in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you have any questions or need assistance voting your shares, please contact Cvent’s Investor Relations team:
Cvent Holding Corp.
Attn: Investor Relations
1765 Greensboro Station Place, 7th Floor
Tysons, Virginia 22102
Telephone: (703) 226-3500
Email: CventIR@icrinc.com
On behalf of the Cvent Board, I thank you for your ongoing support and appreciate your consideration of these matters.
Very truly yours,

Rajeev K. Aggarwal
Chief Executive Officer
The accompanying proxy statement is dated [•], 2023 and the form of proxy is first being mailed to holders of Cvent common stock on or about [•], 2023.
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the other Transaction Documents or passed upon the adequacy or accuracy of the disclosure in this document and any documents incorporated by reference. Any representation to the contrary is a criminal offense.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED APRIL 21, 2023

1765 Greensboro Station Place, 7th Floor
Tysons, Virginia 22102
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held at [•] Eastern Time, on [•], 2023
To the stockholders of Cvent Holding Corp.:
Notice is hereby given that a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Cvent Holding Corp., a Delaware corporation (the “Company” or “Cvent”), will be held virtually on [•], 2023, at [•] Eastern time, for the following purposes:
1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 14, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Cvent, Capstone Borrower, Inc., a Delaware corporation (“Parent”), and Capstone Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Cvent, with Cvent continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”) (the “Merger Proposal”);

2.
To consider and vote on a proposal to approve, on an advisory, non-binding basis, the compensation that will or may be paid or may become payable to Cvent’s named executive officers in connection with the Merger (the “Compensation Proposal”); and

3.
To consider and vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Only holders of shares of common stock, par value $0.0001 per share of the Company (the “Company common stock” or “Cvent common stock”), as of the close of business on [•], 2023, are entitled to notice of, and to vote at, the Special Meeting. Cvent continues to use the virtual meeting format to facilitate stockholder attendance and participation by leveraging technology to communicate more effectively and efficiently with stockholders. This format empowers stockholders to participate fully from any location around the world, at no cost.
All stockholders are cordially invited to attend the Special Meeting. Similar to annual stockholder meetings, Cvent is pleased to conduct the Special Meeting solely online via the Internet through a live webcast and online stockholder tools. Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/CVT2023SM and by using the 16-digit control number included in their proxy materials. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
The Board of Directors of Cvent recommends that stockholders vote “FOR” the Merger Proposal, “FOR” the advisory, non-binding Compensation Proposal and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.
Under Delaware law, Cvent stockholders (and beneficial owners of shares of Cvent common stock held either in voting trust or by a nominee on behalf of such persons) who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Cvent common stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if such stockholder (or beneficial owner) submits a written demand for appraisal prior to the vote on the Merger Agreement and complies with the other Delaware law procedures for exercising statutory appraisal rights, which are summarized in the section of the accompanying proxy statement titled “Appraisal Rights.” A copy of Section 262, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Whether or not you plan to attend the Special Meeting virtually, to ensure your representation at the Special Meeting, we urge you to vote or submit a proxy via the Internet at www.virtualshareholdermeeting.com/CVT2023SM or submit a proxy by telephone at 1-800-690-6903 by following the instructions on the physical proxy card you received in the mail and which are also provided on that website; or by signing, voting and returning the enclosed proxy card by mail in the prepaid reply envelope. If you attend the Special Meeting, you may vote electronically at the meeting even if you have previously returned your proxy card or have submitted a proxy via the Internet or by telephone and your electronic vote at the Special Meeting will revoke any proxy that you have previously submitted.
If you are a beneficial owner of shares of Cvent common stock held in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Merger Proposal, “FOR” the non-binding, advisory Compensation Proposal and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.
By order of the Board of Directors

Jeannette Koonce
General Counsel and Corporate Secretary
Tysons, Virginia
[•], 2023

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Special Meeting virtually, please submit your proxy as soon as possible, whether over the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you hold your shares of Cvent common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you are a Cvent stockholder of record, voting electronically at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.
If you fail to (a) return your proxy card, (b) grant your proxy electronically over the Internet or by telephone or (c) vote by virtual ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the other proposals.
You should carefully read and consider the entire proxy statement and the accompanying annexes, including the Merger Agreement attached as Annex A, along with all of the documents incorporated by reference in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Please contact Cvent’s Investor Relations team if you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement; the Special Meeting or the accompanying proxy statement; would like additional copies of the accompanying proxy statement; or need help submitting a proxy to have your shares of Cvent common stock voted:
Cvent Holding Corp.
Attn: Investor Relations
1765 Greensboro Station Place, 7th Floor
Tysons, Virginia 22102
Telephone: (703) 226-3500
Email: CventIR@icrinc.com

i

ii

SUMMARY
This summary highlights selected information in this proxy statement and may not contain all of the information about the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement that are important to you. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the Special Meeting. You may obtain, without charge, copies of any of the documents we file with the Securities and Exchange Commission (the “SEC”) by following the instructions under the section of this proxy statement titled “Where You Can Find Additional Information.”
In this proxy statement: (1) the terms “we,” “us,” “our,” the “Company” and “Cvent” refer to Cvent Holding Corp.; (2) the term “Parent” refers to Capstone Borrower, Inc.; (3) the term “Merger Sub” refers to Capstone Merger Sub, Inc.; (4) the term “Blackstone” refers to Blackstone Inc.; (5) the term “Guarantors” refers to, collectively, Blackstone Capital Partners VIII (Lux) SCSp, Blackstone Capital Partners VIII (Ontario) L.P., Blackstone Capital Partners VIII L.P., Blackstone Family Investment Partnership VIII - ESC L.P., Blackstone Family Investment Partnership VIII - SMD L.P., BTAS NQ Holdings L.L.C. and Platinum Falcon B 2018 RSC Limited; (6) the term “Vista Stockholders” refers to, collectively, Vista Equity Partners Fund VI, L.P., Vista Equity Partners Fund VI-A, L.P., VEPF VI FAF, L.P., VEPF IV AIV VII, L.P., VEPF IV AIV VII-A, L.P., VEPF III AIV VI, L.P., VEPF III AIV VI-A, L.P., VFF I AIV IV, L.P. and VFF I AIV IV-A, L.P.; (7) the term “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of March 14, 2023, by and among the Company, Parent and Merger Sub, as the same may be amended, supplemented or otherwise modified from time to time; (8) the term “Merger” refers to the merger of Merger Sub with and into Cvent, with Cvent continuing as the surviving corporation and as a wholly owned subsidiary of Parent as described in the Merger Agreement; (9) the term “Cvent common stock” refers to the common stock, par value $0.0001 per share, of the Company; and (10) the term “Special Meeting” refers to the special meeting of Cvent stockholders described in this proxy statement, including any adjournments or postponements thereof.
The Parties (page 21)
Cvent Holding Corp.
Cvent is a Delaware corporation incorporated in 2021. On December 8, 2021, we consummated a business combination pursuant to which, among other things, promptly following the de-registration of the Company (f/k/a Dragoneer Growth Opportunities Corp. II) as an exempted company in the Cayman Islands and the continuation and domestication of the Company as a corporation in the State of Delaware with the name “Cvent Holding Corp.”, we became a Nasdaq-listed company.
Cvent is a leading cloud-based platform of event marketing and management and hospitality solutions. We power the marketing and management of meetings and events through our Event Cloud and Hospitality Cloud solutions. Our Event Cloud consists of tools to enable event organizers to manage the entire event lifecycle and deliver engaging experiences across every type of event and all event formats: in-person, virtual and hybrid. Event Cloud serves as the system of record for event and engagement data collected across an organization’s total event program, which comprises every internal and external event an organization hosts or attends. Our Hospitality Cloud offers a marketplace that connects event organizers looking for the appropriate event space for their in-person and hybrid events with hoteliers and venue operators through a vertical search engine built on our proprietary database of detailed event space information. In addition, our Hospitality Cloud provides marketing and software solutions that hotels and venues leverage to digitally showcase their event space to attract valuable leads and grow their businesses. This combination of our Event Cloud and Hospitality Cloud solutions results in a cohesive platform.
Shares of Cvent common stock are listed on Nasdaq Global Market (“Nasdaq”) under the symbol “CVT.” Our principal executive office is located at 1765 Greensboro Station Place, 7th Floor, Tysons, Virginia 22102, our telephone number is (703) 226-3500, and our Internet address is http://www.cvent.com. Information on Cvent’s website is not incorporated by reference into or otherwise part of this proxy statement. Additional information about Cvent is contained in our public filings. See the section of this proxy statement titled “Where You Can Find Additional Information.”
Capstone Borrower, Inc.
Parent was formed on March 9, 2023 by investment funds managed by affiliates of Blackstone solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. Upon completion of the Merger, Cvent will be a wholly owned subsidiary of Parent.
Capstone Merger Sub, Inc.
Merger Sub is a wholly owned subsidiary of Parent and was formed on March 9, 2023 by Parent solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. Upon completion of the Merger, Merger Sub will cease to exist.
Parent and Merger Sub are affiliates of investment funds managed by affiliates of Blackstone. Blackstone is one of the world’s leading investment firms, with Total Assets Under Management of $974.7 billion as of December 31, 2022. At the Effective Time (as defined in the section of this proxy statement titled “The Merger”), the surviving corporation will be indirectly majority owned by investment funds managed by affiliates of Blackstone.
The Merger (page 32)
The Company, Parent and Merger Sub entered into the Merger Agreement on March 14, 2023. A copy of the Merger Agreement is included as Annex A to this proxy statement. On the terms and subject to the conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent. From time to time in this proxy statement, we refer to Cvent as it will exist after the completion of the Merger as the “surviving corporation.”
At the Effective Time, and without any action by any stockholder, except as otherwise expressly agreed to in writing prior to the Effective Time by Parent and a Cvent stockholder, each share of Cvent common stock that is issued and outstanding as of immediately prior to the Effective Time (other than shares of Cvent common stock held by the Company as treasury stock, owned by Parent or any of its Subsidiaries (including Merger Sub) immediately prior to the Effective Time or as to which holders (or, to the extent applicable, beneficial owners) thereof have properly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically canceled, extinguished and converted into the right to receive cash in an amount equal to $8.50 without interest (the “Merger Consideration”).
The Special Meeting (page 23)
Date, Time and Place
The Special Meeting will be held virtually on [•], 2023, at [•] Eastern time. At the Special Meeting, holders of Cvent common stock will be asked to, among other things, vote for the adoption of the Merger Agreement. All stockholders are cordially invited to attend the Special Meeting. Cvent is conducting the Special Meeting solely online via the Internet through a live webcast and online stockholder tools. Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/CVT2023SM and by using the 16-digit control number included in their proxy materials. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
Record Date and Stockholders Entitled to Vote
Only holders of Cvent common stock of record as of the close of business on [•], 2023, the record date for the Special Meeting, are entitled to receive notice of and to vote the shares of Cvent common stock they held on the record date at the Special Meeting. As of the close of business on the record date, [•] shares of Cvent common stock were issued and outstanding and entitled to vote at the Special Meeting.
Quorum
The representation in person or by proxy of at least a majority of the outstanding shares of Cvent common stock entitled to vote at the Special Meeting, or [•] shares of Cvent common stock, is necessary to constitute a quorum for the transaction of business.

Vote Required
On each of the proposals presented at the Special Meeting, each holder of Cvent common stock is entitled to one vote for each share of Cvent common stock held by such stockholder on the record date. Assuming a quorum is present, the adoption of the Merger Agreement by the holders of Cvent common stock requires the affirmative vote of stockholders holding a majority of the outstanding shares of Cvent common stock entitled to vote as of the close of business on the record date. Assuming a quorum is present, the approval of the Compensation Proposal and Adjournment Proposal each requires the affirmative vote of the holders of a majority of the shares of Cvent common stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on such matter. The approval of the Compensation Proposal is advisory and non-binding and is not a condition to the completion of the Merger.
Voting Agreements (page 106)
In connection with the consummation of the transactions contemplated by the Merger Agreement, certain stockholders of the Company have executed the voting and support agreements (the “Voting Agreements”) in favor of Parent concurrently with the execution of the Merger Agreement, pursuant to which such stockholders have agreed, among other things, to vote all shares of Cvent common stock owned by them, collectively constituting approximately 87.5% of the Company’s outstanding common stock, in favor of the approval and adoption of the Merger Agreement. The adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock is the only vote or approval of the holders of any of the Company’s capital stock necessary to adopt the Merger Agreement and consummate the Merger. The Voting Agreements terminate upon a Company Board Recommendation Change (as defined below). For more information, see the section of this proxy statement titled “Voting Agreements.”
Reasons for the Merger; Recommendation of the Special Committee and the Cvent Board (page 49)
The Special Committee, comprised solely of disinterested and independent members of the Board, unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger, in accordance with the DGCL, and the other Transaction Documents, upon the terms and subject to the conditions set forth therein; (b) approved the execution and delivery of the Merger Agreement and the other Transaction Documents by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; and (c) resolved to recommend that the Board approve and adopt the Merger Agreement and the other Transaction Documents. The Board, acting on the recommendation of the Special Committee, unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger, in accordance with the DGCL, and the other Transaction Documents, upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement and the other Transaction Documents by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at the Special Meeting. Accordingly, the Cvent Board recommends that stockholders vote “FOR” the Merger Proposal, “FOR” the advisory, non-binding Compensation Proposal and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.
For a discussion of the material factors that the Special Committee and the Cvent Board considered in determining to recommend the adoption of the Merger Agreement, see the section of this proxy statement titled “The Merger — Reasons for the Merger; Recommendation of the Special Committee and the Cvent Board.”
Opinion of Qatalyst Partners (page 56 and Annex B)
The Company engaged Qatalyst Partners LP (“Qatalyst Partners”) to act as financial advisor to the Cvent Board in connection with the proposed Merger based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the Company’s business and the industry in which the Company operates. At the meeting of the Cvent Board on March 13, 2023, Qatalyst Partners rendered to the Cvent Board its oral opinion, subsequently confirmed in writing, to the effect that, as of March 13, 2023, and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration of $8.50 per share of the Company common stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of the Company common stock (other than Parent or any affiliate of Parent), was fair, from a financial point of view, to such holders.
The full text of the opinion of Qatalyst Partners, dated as of March 13, 2023, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety.
Qatalyst Partners’ opinion was provided to the Cvent Board and addressed only, as of the date of the opinion, the fairness, from a financial point of view, of the merger consideration of $8.50 per share of the Company common stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of the Company common stock (other than Parent or any affiliate of Parent), to such holders. It does not address any other aspect of the Merger. It does not constitute a recommendation to any stockholder of the Company as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which the shares of the Company common stock will trade at any time.
For a description of the opinion that the Cvent Board received from Qatalyst Partners, see the section of this proxy statement titled “The Merger — Opinion of Qatalyst Partners.”
Opinion of J.P. Morgan (page 62 and Annex C)
The Special Committee retained J.P. Morgan as its financial advisor in connection with the proposed Merger and to deliver a fairness opinion in connection with the proposed Merger.
At the meeting of the Special Committee on March 13, 2023, J.P. Morgan rendered its oral opinion to the Special Committee, which was subsequently confirmed by delivery of a written opinion, dated as of March 14, 2023, that as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to the holders of Cvent Common Stock (other than shares of Cvent common stock held by the Company as treasury stock, owned by Parent or any of its subsidiaries (including Merger Sub), in each case, as of immediately prior to the Effective Time or as to which holders thereof have properly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL or the Vista Stockholders) in the proposed Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated March 14, 2023, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety.
J.P. Morgan’s written opinion was addressed to the Special Committee (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the Merger Consideration to be paid to the holders of the Company common stock (other than shares of Cvent common stock held by the Company as treasury stock, owned by Parent or any of its subsidiaries (including Merger Sub), in each case, as of immediately prior to the Effective Time or as to which holders thereof have properly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL or the Vista Stockholders) in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of the Company, as to the Preferred Equity Financing or the Preferred Commitment Letter, or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger or any other matter.
For a description of the opinion that the Special Committee received from J.P. Morgan, see the section of this proxy statement titled “The Merger — Opinion of J.P. Morgan.”

Certain Effects of the Merger (page 70)
Upon the consummation of the Merger, Merger Sub will be merged with and into Cvent, the separate corporate existence of Merger Sub will thereupon cease, and Cvent will continue to exist as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent.
Following the consummation of the Merger, shares of Cvent common stock will be delisted from Nasdaq, and the registration of shares of Cvent common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.
Effects on the Company if the Merger Is Not Completed (page 71)
In the event that the proposal to adopt the Merger Agreement does not receive the required approval from the holders of Cvent common stock, or if the Merger is not completed for any other reason, the holders of Cvent common stock will continue to own their shares and will not receive any payment for their shares of Cvent common stock in connection with the Merger. Instead, the Company will remain an independent public company, with Cvent common stock listed and traded on Nasdaq. Under certain circumstances, if the Merger Agreement is terminated, the Company may be obligated to pay to Parent a termination fee of $138,608,439 or Parent may be obligated to pay to the Company a termination fee of $277,216,878, as applicable. See the section of this proxy statement titled “The Merger Agreement — Termination Fees and Expenses.”
Treatment of Cvent Equity Awards (page 74)
Cvent Stock Options
Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any outstanding option to purchase shares of Cvent common stock (each, an “Option”), at the Effective Time, each Option outstanding as of immediately prior to the Effective Time with an exercise price per share less than the Merger Consideration will automatically, be treated as follows:
•
Vested Options. Each Option that is vested and outstanding as of immediately prior to the Effective Time or that vests in accordance with its terms as a result of the consummation of the transactions contemplated by the Merger Agreement (a “Vested Option”) will, at the Effective Time, be automatically cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the number of shares of Cvent common stock subject to such Vested Option as of immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration over the per share exercise price of such Vested Option.

•
Unvested Options. Each Option that is outstanding as of immediately prior to the Effective Time that is not a Vested Option (an “Unvested Option”) will, at the Effective Time, be automatically cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the number of shares of Cvent common stock subject to such Unvested Option as of immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration over the per share exercise price of such Unvested Option (the “Cash Replacement Option Amounts”). The Cash Replacement Option Amounts will, subject to the holder’s continued service through the applicable vesting dates, vest and be payable at the same time as the Unvested Options for which the Cash Replacement Option Amounts were exchanged would have vested pursuant to their terms, including with respect to any terms providing for acceleration of vesting.

Each Option (whether a Vested Option or an Unvested Option) with a per share exercise price equal to or greater than the Merger Consideration will be cancelled automatically at the Effective Time for no consideration.
Cvent RSU Awards
Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any restricted stock unit award (an “RSU award”), at the Effective Time, each RSU award outstanding as of immediately prior to the Effective Time will automatically be treated as follows:
•
Vested RSUs. Each RSU award that is vested and outstanding as of immediately prior to the Effective Time or that vests in accordance with its terms as a result of the consummation of the transactions contemplated by the Merger Agreement (which includes all RSU awards held by our non-employee directors) (a “Vested

RSU award”) will automatically, at the Effective Time, be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the Merger Consideration and (b) the total number of shares of Cvent common stock subject to such Vested RSU award as of immediately prior to the Effective Time.
•
Unvested RSUs. Each RSU award that is outstanding as of immediately prior to the Effective Time that is not a Vested RSU (an “Unvested RSU award”) will automatically, at the Effective Time, be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the Merger Consideration and (b) the total number of shares of Cvent common stock subject to such Unvested RSU award as of immediately prior to the Effective Time (the “Cash Replacement RSU Amounts”). The Cash Replacement RSU Amounts will, subject to the holder’s continued service through the applicable vesting dates, vest and be payable at the same time as the Unvested RSU awards for which the Cash Replacement RSU Amounts were exchanged would have vested pursuant to their terms, including with respect to any terms providing for acceleration of vesting.

The consideration described above is collectively referred to as the “equity award consideration” and the equity award consideration, together with the aggregate per share Merger Consideration payable pursuant to the Merger Agreement, is referred to collectively as the “aggregate Merger Consideration.”
Interests of the Company’s Directors and Executive Officers in the Merger (page 73)
The Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Special Committee and the Cvent Board were aware of and considered these interests (a) in reaching the determination to approve the Merger Agreement and deem the Merger Agreement, the Merger and the other transactions and agreements contemplated by the Merger Agreement to be advisable, fair to and in the best interests of the Company and its stockholders, and (b) in recommending that stockholders vote for the adoption of the Merger Agreement. These interests include:
•
the Company’s executive officers and directors hold equity-based awards that will be afforded the treatment described immediately above under the section titled “The Merger Agreement — Treatment of Cvent Equity Awards;”

•	the Company’s executive officers are party to existing employment agreements with the Company that provide for severance benefits; and
•
the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage following the Merger under the Merger Agreement. See the section of this proxy statement titled “The Merger Agreement — Indemnification of Directors and Officers and Insurance.”

Cvent Common Stock Ownership of Directors and Executive Officers (page 107)
As of April 17, 2023, the directors and executive officers of Cvent beneficially owned in the aggregate approximately 40,568,833 shares, or approximately 8.25% of the outstanding shares, of Cvent common stock.
Financing of the Merger (page 72)
We presently anticipate that the total funds needed to complete the Merger and the related transactions will be approximately $4,589,000,000, which will be funded via the Debt Financing, the Equity Financing and the Preferred Equity Financing described below.
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. Parent and Merger Sub have represented to Cvent that, assuming the consummation of the Preferred Equity Financing, the amounts funded pursuant to the Financing Letters will be sufficient to pay the fees and expenses of the Company, Parent and Merger Sub (including in connection with the Merger and the Financing).
In connection with the financing of the Merger, each of Morgan Stanley Senior Funding, Inc. (“MSSF”), UBS AG, Stamford Branch (“UBS”), UBS Securities LLC (“UBSS”) and Citizens Bank, N.A. (“Citizens” and, together with MSSF, UBS, UBSS and any other party that agrees to become an additional commitment party pursuant to the terms of the Debt Commitment Letter (as defined below), the “Financing Sources”) executed that certain Debt Commitment Letter, dated as of March 14, 2023 (the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Financing Letters”), whereby MSSF, UBS and Citizens committed to provide a senior secured term loan facility in an aggregate principal amount of up to $900,000,000 and a senior secured revolving credit facility in an aggregate amount of up to $100,000,000, which will be used for the purpose of, among other things, allowing Parent and/or Merger Sub to fund a portion of the aggregate Merger Consideration, the repayment of certain of the Company’s outstanding indebtedness and to pay the related fees and expenses required to be paid in connection with the closing of the Merger.
In connection with the financing of the Merger, the Guarantors have entered into equity commitment letters in favor of Parent, dated as of March 14, 2023 for the commitment to purchase in the aggregate up to $2,531,000,000 of the equity securities of Parent (the “Equity Commitment Letters”), solely for the purpose of allowing Parent and/or Merger Sub to fund a portion of the aggregate Merger Consideration and to pay related fees and expenses of the Company, Parent and Merger Sub (including in connection with the Merger). Cvent is an express third-party beneficiary of the Equity Commitment Letters solely with respect to enforcing Parent’s right to cause the commitment under the Equity Commitment Letters by the Guarantors to be funded to Parent in accordance with the Equity Commitment Letters, and to cause Parent to enforce its rights against the Guarantors to perform their funding obligations under the Equity Commitment Letters, in each case subject to (a) the limitations and conditions set forth in the Equity Commitment Letters and (b) the terms and conditions of the Merger Agreement.
Pursuant to the limited guarantees delivered by the Guarantors in favor of Cvent, dated as of March 14, 2023 (the “Limited Guarantees”), the Guarantors have agreed to guarantee the performance and payment of certain liabilities and obligations of Parent or Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $282,216,878.
The Vista Stockholders have committed, pursuant to a commitment letter (the “Preferred Commitment Letter”), dated as of March 14, 2023, to provide the Preferred Equity Financing (as defined below in the section of this proxy statement titled “The Merger Agreement — Financing Efforts”), pursuant to which the Vista Stockholders will invest a portion of their proceeds from the merger consideration to acquire non-convertible preferred shares with an initial liquidation preference of $1,250,000,000, to be issued by Capstone TopCo, Inc., the indirect parent company of Parent. The closing of the Preferred Equity Financing is expected to occur substantially concurrently with the consummation of the Merger, on the terms and subject to the conditions set forth in the Preferred Commitment Letter.
Conditions of the Merger (page 101)
The obligations of Cvent, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of various conditions on or prior to the Effective Time, including the following:
•	the adoption of the Merger Agreement by the Company’s stockholders;
•
the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and receipt of the approvals, clearances or expirations of waiting periods under certain foreign antitrust laws and foreign investment laws (see the section of this proxy statement titled “The Merger — Regulatory Approvals Required for the Merger”); and

•
the absence of any law, injunction or order from any governmental authority having jurisdiction over any party to the Merger Agreement (whether temporary, preliminary or permanent) prohibiting, enjoining or otherwise making illegal the consummation of the Merger.

Each party’s obligation to consummate the Merger is also subject to the satisfaction or waiver of certain additional conditions, including:
•	subject to certain materiality and other qualifiers, the accuracy of the representations and warranties of the other party;
•	the other party has complied in all material respects with the covenants and obligations of the Merger Agreement required to be performed and complied by such party at or prior to the closing;
•	the delivery of a customary closing certificate signed on behalf of the respective party by an officer of such party certifying certain conditions have been satisfied; and
•
in the case of Parent’s and Merger Sub’s obligations, the absence of a Company Material Adverse Effect (which term is described in the section of this proxy statement titled “The Merger Agreement — Representations and Warranties”).

The consummation of the Merger is not conditioned upon Parent’s receipt of financing.

Before the closing, each of the Company, Parent and Merger Sub may waive any of the conditions to its obligation to consummate the Merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.
Regulatory Approvals Required for the Merger (page 79)
The consummation of the Merger is subject to review under the HSR Act. As described above in the section of this proxy statement titled “The Merger Agreement — Conditions of the Merger,” the obligations of Parent and the Company to consummate the Merger are subject to the waiting period applicable to the Merger under the HSR Act. Under the HSR Act and the rules and regulations promulgated thereunder, the Merger may not be completed until notifications have been filed and certain information has been furnished to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) and the specified waiting period has expired or been terminated. The Company and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the DOJ and the FTC on March 28, 2023. Both before and after the expiration of the applicable waiting period, the FTC and the DOJ retain the authority to challenge the Merger on antitrust grounds.
The consummation of the Merger is also conditioned upon the receipt of the consents and approvals required by the antitrust authorities in certain other jurisdictions and other relevant authorities under foreign antitrust laws and foreign investment laws. The Merger cannot be completed until Cvent and Parent obtain clearance to consummate the Merger or the applicable waiting periods have expired or been terminated in such jurisdictions.
No-Shop; Cvent Board Recommendation Change (page 89)
The Merger Agreement generally restricts the Company’s ability to:
•
solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer with respect to, that constitutes or could reasonably be expected to lead to, an Acquisition Proposal (as defined below in the section of this proxy statement titled “The Merger Agreement — No-Shop; Cvent Board Recommendation Change”);

•
furnish to any person (other than Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries with the intent to knowingly induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate, any proposal or offer with respect to, that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•
participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal (or inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal);

•	approve, endorse or recommend an Acquisition Proposal; or
•
approve, recommend or enter into, or propose to approve, recommend to enter into, any Alternative Acquisition Agreement (as defined below in the section of this proxy statement titled “The Merger Agreement — No-Shop; Cvent Board Recommendation Change”).

Prior to the adoption of the Merger Agreement by Cvent stockholders, if the Cvent Board receives an Acquisition Proposal that the Cvent Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal (as defined below in the section of this proxy statement titled “The Merger Agreement — No-Shop; Cvent Board Recommendation Change”), the Company is entitled to participate or engage in discussions or negotiations with and furnish any non-public information relating to the Company or any of its subsidiaries to the person making such Acquisition Proposal.
The Cvent Board generally is not permitted under the Merger Agreement to change its recommendation to the Company’s stockholders to adopt the Merger Agreement. However, prior to the adoption of the Merger Agreement by Cvent stockholders, the Cvent Board is permitted to make a Company Board Recommendation Change (as defined below in the section of this proxy statement titled “The Merger Agreement — No-Shop; Cvent Board Recommendation Change”) in response to certain unforeseen, intervening events or to accept a Superior Proposal if, in either case, the Cvent Board (acting on the recommendation of the Special Committee) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law. Any such Company Board Recommendation Change is subject to the procedures set forth in the Merger Agreement, including that the Company negotiates in good faith with Parent and its representatives, if requested by Parent, for four business days (or three business days following an amended

Acquisition Proposal) to make amendments to the terms and conditions of the Merger Agreement and related documents so that, as applicable, the Cvent Board’s fiduciary duties no longer require it to make a Company Board Recommendation Change in response to the intervening event or the Acquisition Proposal no longer constitutes a Superior Proposal.
Termination (page 102)
The Merger Agreement may be terminated at any time prior to the Effective Time in the following circumstances:
•	by mutual written agreement of Parent and the Company;
•	by either Parent or the Company if:
•
the Merger is not consummated on or before December 14, 2023, subject to an extension until March 14, 2024 under certain circumstances for the purpose of obtaining certain regulatory approvals, in either case (the “Termination Date”);

•
any governmental authority has issued a permanent injunction or other judgment or order, preventing the consummation of the Merger that prohibits, makes illegal or enjoins the consummation of the Merger; or

•	the holders of a majority of the outstanding shares of Cvent common stock entitled to vote at the Special Meeting fail to adopt the Merger Agreement at the Special Meeting;
•	by Parent if:
•
the Company breaches or fails to perform any representation, warranty, covenant or other agreement contained in the Merger Agreement that would result in a condition to the closing of the Merger not being satisfied and such breach has not been timely cured; or

•	prior to adoption of the Merger Agreement by Cvent stockholders, the Cvent Board (acting on the recommendation of the Special Committee) has effected a Company Board Recommendation Change; and
•	by the Company if:
•
Parent or Merger Sub breaches or fails to perform any representation, warranty, covenant or other agreement contained in the Merger Agreement that would result in a condition to the closing of the Merger not being satisfied and such breach has not been timely cured;

•
prior to the adoption of the Merger Agreement by Cvent stockholders, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal, if the Company has complied with the no-shop provisions in the Merger Agreement with respect to such Superior Proposal and substantially concurrently with such termination, Cvent pays Parent the termination fee; or

•
(a) all of the mutual closing conditions and conditions to the obligations of Parent and Merger Sub to consummate the Merger are satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the closing), (b) Parent fails to consummate the Merger within three business days after the first date on which Parent is required to consummate the closing pursuant to the Merger Agreement, (c) the transactions contemplated by the Preferred Commitment Letter have been consummated or would be consummated in accordance with the terms thereof if the closing were to occur, and (d) the Company has irrevocably confirmed to Parent in writing that it is prepared to consummate the closing.

Termination Fees (page 104)
The Company will be required to pay Parent a termination fee of $138,608,439, or Parent will be required to pay the Company a termination fee of $277,216,878, as applicable, if the Merger Agreement is terminated under certain circumstances (as summarized below in the section of this proxy statement titled “The Merger Agreement — Termination Fees”).

Appraisal Rights (page 109)
Pursuant to Section 262 of the DGCL, Cvent stockholders who continuously hold shares of Cvent common stock through the Effective Time and who do not vote such shares in favor of the adoption of the Merger Agreement, and beneficial owners of shares of Cvent common stock held either in voting trust or by a nominee on behalf of such person who beneficially own shares of Cvent common stock through the Effective Time that are not voted in favor of the adoption of the Merger Agreement, and in either case who properly demand appraisal of their shares and do not withdraw their demands and otherwise comply with the applicable requirements of Section 262 of the DGCL, will be entitled to seek appraisal of their shares of Cvent common stock in connection with the Merger under Section 262 of the DGCL. The “fair value” of shares of Cvent common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the Merger Consideration that stockholders or beneficial owners would otherwise be entitled to receive under the terms of the Merger Agreement if they did not seek appraisal of their shares of Cvent common stock.
The right to seek appraisal will be lost with respect to shares that a Cvent stockholder votes “FOR” the proposal to adopt the Merger Agreement. However, abstaining or voting against adoption of the Merger Agreement is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights. To exercise appraisal rights, Cvent stockholders (or beneficial owners of shares of Cvent common stock held either in voting trust or by a nominee on behalf of such person) who wish to exercise the right to seek an appraisal of their shares must so advise the Company by submitting a written demand for appraisal to the Company prior to the taking of the vote on the Merger Proposal at the Special Meeting, and must otherwise strictly follow the applicable procedures and requirements prescribed by Section 262 of the DGCL. Any demand for appraisal made by a beneficial holder of shares of Cvent common stock with respect to shares held of record in the name of a voting trust or nominee, such as a bank, broker or other nominee, on behalf of such person must (a) reasonably identify the holder of record of the shares for which the demand is made, (b) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provide an address at which such beneficial owner consents to receive notices given by the Company and the office of the Register in Chancery and to be set forth on the verified list required by Section 262(f) of the DGCL. In addition, under Section 262 of the DGCL, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all stockholders and beneficial owners who have perfected their appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Cvent common stock or (ii) the value of the per share Merger Consideration multiplied by the total number of shares of Cvent common stock entitled to appraisal exceeds $1 million.
In view of the complexity of Section 262 of the DGCL, Cvent stockholders and beneficial owners that may wish to pursue appraisal rights are urged to consult their legal and financial advisors.
Accounting Treatment (page 76)
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Material U.S. Federal Income Tax Considerations (page 76)
The receipt of cash by a holder of Cvent common stock who is a U.S. holder (as defined below in the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Considerations”) in exchange for shares of Cvent common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you are a U.S. holder, you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive (or are deemed to receive) in the Merger and your adjusted tax basis in the shares of Cvent common stock converted into the right to receive cash in the Merger. If you are a holder of Cvent common stock who is a non-U.S. holder (as defined below in the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Considerations”), the Merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, or the Company is, or was during the relevant period, a U.S. real property holding corporation. Further, the Merger may be a taxable transaction to you under non-U.S. tax laws, and you are encouraged to seek tax advice regarding such matters. Because individual circumstances may differ, we urge you to consult your own tax advisor to determine the particular tax effects to you.
You are urged to read the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Considerations” for a more complete discussion of the material U.S. federal income tax consequences of the Merger.

Additional Information (page 116)
You can find more information about Cvent in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. See the section of this proxy statement titled “Where You Can Find Additional Information.”
If you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, the Special Meeting or the accompanying proxy statement, would like additional copies of this proxy statement, or need help submitting a proxy to have your shares of Cvent common stock voted, please contact Cvent’s Investor Relations team:
Cvent Holding Corp.
Attn: Investor Relations
1765 Greensboro Station Place, 7th Floor
Tysons, Virginia 22102
Telephone: (703) 226-3500
Email: CventIR@icrinc.com

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the Special Meeting and the Merger. These questions and answers may not address all questions that may be important to you as a holder of Cvent common stock. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.
Why am I receiving this proxy statement?
On March 14, 2023, the Company entered into the Merger Agreement with Parent and Merger Sub. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Cvent, with Cvent surviving as a wholly owned subsidiary of Parent.
You are receiving this proxy statement in connection with the solicitation of proxies by the Cvent Board in favor of the proposal to adopt the Merger Agreement and the other matters to be voted on at the Special Meeting as described in this proxy statement.
As a holder of Cvent common stock, what will I receive in the Merger?
Each share of Cvent common stock that is issued and outstanding as of immediately prior to the Effective Time (other than shares of Cvent common stock held by the Company as treasury stock, owned by Parent or Merger Sub immediately prior to the Effective Time or as to which holders or beneficial owners thereof have properly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically canceled, extinguished and converted into the right to receive the Merger Consideration.
The exchange of shares of Cvent common stock for cash pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. For a more detailed description of the U.S. federal income tax consequences of the Merger, see the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Considerations.” You are urged to consult your own tax advisor for a full understanding of how the Merger will affect you for federal, state, local and/or non-U.S. tax purposes.
How does the Merger Consideration compare to the recent trading price of Cvent common stock?
The Merger Consideration of $8.50 per share represents a premium of approximately 52% to the volume weighted average share price over the 90 days prior to January 30, 2023 – the day before media reports of a potential transaction were published. On April 20, 2023, the most recent practicable date before the filing of this proxy statement, the closing price of Cvent common stock was $8.44 per share.
What will happen to outstanding Company equity awards in the Merger?
Each Vested Option, in each case, with an exercise price per share less than the Merger Consideration will, at the Effective Time, be automatically cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the number of shares of Cvent common stock subject to such Vested Option as of immediately prior to the Effective Time and (b) the excess of the Merger Consideration minus the per share exercise price of such Vested Option.
Each Unvested Option that has an exercise price per share less than the Merger Consideration will, at the Effective Time, be automatically cancelled and converted into the right to receive the Cash Replacement Option Amounts, which Cash Replacement Option Amounts will, subject to the holder’s continued service through the applicable vesting dates, generally vest and be payable (without interest and subject to applicable withholding taxes) at the same time as the Unvested Options for which the Cash Replacement Option Amounts were exchanged would have vested pursuant to their terms.
Each Option (whether a Vested Option or an Unvested Option) with an exercise price per share that is equal to or greater than the Merger Consideration will be cancelled automatically at the Effective Time for no consideration.
Each Vested RSU award will automatically, at the Effective Time, be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the Merger Consideration and (b) the total number of shares of Cvent common stock subject to such Vested RSU award as of immediately prior to the Effective Time.

Each Unvested RSU award will automatically, at the Effective Time, be cancelled and converted into and will become the right to receive the Cash Replacement RSU Amounts, which Cash Replacement RSU Amounts will, subject to the holder’s continued service through the applicable vesting dates, generally vest and be payable (without interest and subject to applicable withholding taxes) at the same time as the Unvested RSU awards for which the Cash Replacement RSU Amounts were exchanged would have vested pursuant to their terms.
When and where is the Special Meeting of our stockholders?
The special meeting will be held virtually on [•], 2023, at [•] Eastern time. Cvent is conducting the Special Meeting solely online via the Internet through a live webcast and online stockholder tools. Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/CVT2023SM and by using the 16-digit control number included in their proxy materials.
Who is entitled to vote at the Special Meeting?
Only holders of record of Cvent common stock as of the close of business on [•], 2023, the record date for the Special Meeting, are entitled to vote the shares of Cvent common stock they held as of the record date at the Special Meeting. As of the close of business on the record date, there were [•] shares of Cvent common stock issued and outstanding and entitled to vote. On each of the proposals presented at the Special Meeting, each holder of Cvent common stock is entitled to one vote for each share of Cvent common stock held by such stockholder on the record date.
May I attend the Special Meeting and vote in person?
Cvent is hosting the Special Meeting virtually. There will be no physical location for stockholders to attend. Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/CVT2023SM and by using the 16-digit control number included in their proxy materials.
•
Stockholders of record: If you are a stockholder of record, in order to participate in the Special Meeting, you will need your 16-digit control number included on the proxy notice, proxy card or the voting instruction form previously distributed to you. If you are a stockholder of record, you may vote electronically during the Special Meeting by following the instructions available at www.virtualshareholdermeeting.com/CVT2023SM.

•
Stockholders holding shares in “street” name: If your shares are held in “street name” through a brokerage firm, bank, trust or other similar organization and you do not have a 16-digit control number, in order to participate in the Special Meeting, you must first obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Cvent common stock you held as of the record date, your name and email address. If you hold your Cvent common stock in “street name,” you must obtain the appropriate documents from your broker, bank, trustee, or nominee, giving you the right to vote the shares at the Special Meeting.

Instructions on how to attend and participate in the Special Meeting via the webcast are posted at www.virtualshareholdermeeting.com/CVT2023SM.
You should ensure that you have a strong Internet connection and allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the Special Meeting. We will offer live technical support for all stockholders attending the meeting. Technical support phone numbers will be available on the virtual-only meeting platform at www.virtualshareholdermeeting.com/CVT2023SM.
What proposals will be considered at the Special Meeting?
At the Special Meeting, holders of Cvent common stock will be asked to consider and vote on the following proposals:
•	a proposal to adopt the Merger Agreement (the “Merger Proposal”);
•
a proposal to approve, on an advisory, non-binding basis, the specified compensation that may be paid or become payable to Cvent’s named executive officers in connection with the Merger (the “Compensation Proposal”); and

•
a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Pursuant to Cvent’s Bylaws, the only business that will be transacted at the Special Meeting are the Merger Proposal, the Compensation Proposal and the Adjournment Proposal, as stated in the accompanying notice of the Special Meeting.
What constitutes a quorum for purposes of the Special Meeting?
The representation in person or by proxy of at least a majority of the outstanding shares of Cvent common stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business. The inspector of election appointed for the Special Meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum. If a quorum is not present, the only business that can be transacted at the Special Meeting is the adjournment or postponement of the meeting to another date or time.
What vote of our stockholders is required to approve each of the proposals?
Assuming a quorum is present, the approval of the Merger Proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of Cvent common stock entitled to vote as of the close of business on the record date. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.
Certain stockholders of the Company have executed the Voting Agreements concurrently with the execution of the Merger Agreement, pursuant to which such stockholders have agreed, among other things, to vote all shares of Cvent common stock owned by them, collectively constituting approximately 87.5% of the Company’s outstanding common stock, in favor of the approval and adoption of the Merger Agreement. For more information, see the section of this proxy statement titled “Voting Agreements.”
Assuming a quorum is present, the approval of the Compensation Proposal, on an advisory, non-binding basis, requires the affirmative vote of the holders of a majority of the shares of Cvent common stock present, in person or represented by proxy, at the Special Meeting and entitled to vote thereon. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) will have no effect on the outcome of the Compensation Proposal and abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal. The approval of the Compensation Proposal is advisory and non-binding and is not a condition to the completion of the Merger.
Assuming a quorum is present, the approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the shares of Cvent common stock present, in person or represented by proxy, at the Special Meeting and entitled to vote thereon. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal and abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.
What is a “broker non-vote”?
If a beneficial owner of shares of Cvent common stock held in “street name” by a bank, broker or other nominee does not provide the organization that holds the owner’s shares with specific voting instructions, then, under applicable rules, the organization that holds the owner’s shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon one or more other matters for which the applicable rules provide discretionary authority or for which voting instructions have been provided but do not vote on a particular proposal because they do not have discretionary authority to vote on that matter and have not received specific voting instructions on that matter from the beneficial owner of relevant shares. Cvent does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no bank, broker or other nominee will be permitted to vote your shares of Cvent common stock at the Special Meeting without receiving instructions. Failure to instruct your bank, broker or other nominee as to how to vote your shares of Cvent common stock will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the outcome of the Compensation Proposal or the Adjournment Proposal.
How do the Special Committee and the Cvent Board recommend that I vote?
The Cvent Board (acting on the recommendation of the Special Committee) recommends a vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
For a discussion of the factors that the Cvent Board considered in determining to recommend that Cvent stockholders adopt the Merger Agreement, see the section of this proxy statement titled “The Merger — Reasons for the Merger; Recommendation of the Special Committee and the Cvent Board.” In addition, in considering the recommendation of the Cvent Board with respect to the Merger Agreement, you should be aware that certain of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s stockholders generally. See the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”
Why am I being asked to cast an advisory, non-binding vote to approve the compensation that may be paid or may become payable to Cvent’s named executive officers in connection with the Merger?
The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require the Company to seek an advisory (non-binding) vote with respect to certain payments that may be made to the Company’s named executive officers in connection with the Merger.
What will happen if the Company’s stockholders do not approve the Compensation Proposal?
The vote on the Compensation Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Cvent, the Cvent Board, Parent or the surviving corporation. Accordingly, because Cvent is contractually obligated to pay the compensation, if the Merger Agreement is adopted by the holders of Cvent common stock and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of this advisory, non-binding vote.
What happens if I sell my shares of Cvent common stock before the Special Meeting?
The record date for the Special Meeting is earlier than the date of the Special Meeting. If you sell or transfer your shares of Cvent common stock after the record date, but before the Special Meeting, you will retain your right to vote such shares at the Special Meeting. However, the right to receive the Merger Consideration will pass to the person to whom you transferred your shares. In order to receive the Merger Consideration in connection with the Merger, you must hold your shares of Cvent common stock through the Effective Time. In addition, if you demand appraisal for any of your shares of Cvent common stock, you will lose your right to appraisal with respect to any such shares that you thereafter sell or transfer prior to the Effective Time.
What is a proxy?
A proxy is your legal designation of another person to vote your shares of Cvent common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Cvent common stock is called a “proxy card.”
If a stockholder gives a proxy, how are the shares voted?
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.
If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

How do I cast my vote if I am a stockholder of record?
If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, to be the “stockholder of record.” In that case, this proxy statement and your proxy card have been sent directly to you by the Company.
If you are a stockholder of record as of the record date, you may vote by submitting your proxy via the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. You may also vote your shares by ballot via the Internet during the Special Meeting. Even if you plan to attend the Special Meeting, you are encouraged to submit your vote by proxy as early as possible to ensure that your shares will be represented. For more detailed instructions on how to vote using one of these methods, see the section of this proxy statement titled “The Special Meeting — Voting Procedures.”
If you are a holder of record of shares of Cvent common stock and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares in favor of each of the Merger Proposal, the Compensation Proposal and, if necessary or appropriate, the Adjournment Proposal.
How do I cast my vote if my shares of Cvent common stock are held in “street name” by my bank, broker or other nominee?
If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Cvent common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record.
If you are a beneficial owner of shares of Cvent common stock held in “street name,” you must follow the instructions from your bank, broker or other nominee in order to vote such shares. Your bank, broker or other nominee will vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your bank, broker or other nominee with this proxy statement. Without providing those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the outcome of the Compensation Proposal or the Adjournment Proposal.
What will happen if I abstain from voting or fail to vote on any of the proposals?
If you abstain from voting, fail to cast your vote via the Internet during the Special Meeting or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote “AGAINST” the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.
Can I change my vote after I have delivered my proxy or my voting instructions?
Yes. If you are a stockholder with shares of Cvent common stock registered in your name as of the record date, you may revoke your proxy at any time prior to the time it is voted by:
•	filing with our Secretary a written notice of revocation bearing a later date than the proxy;
•
properly providing a new proxy via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities described under the section of this proxy statement titled “The Special Meeting – Voting Procedures;”

•	duly completing a later-dated proxy relating to the same shares and delivering it to our Secretary; or
•	attending the Special Meeting online and voting electronically during the meeting (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).
Any written notice of revocation or subsequent proxy should be sent so as to be delivered to our offices at Cvent Holding Corp., 1765 Greensboro Station Place, 7th Floor, Tysons, Virginia 22102, Attention: General Counsel and Corporate Secretary, before the taking of the vote at the Special Meeting. If you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the Special Meeting.
If you are a beneficial owner of shares of Cvent common stock held in “street name,” you must contact your bank, broker or other nominee to change your vote or obtain a legal proxy to vote your shares electronically at the Special Meeting.

What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Cvent common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Cvent common stock. If you are a holder of Cvent common stock of record and your shares of Cvent common stock are registered in more than one name, you will receive more than one proxy card. Please submit your proxy and/or voting instructions for each set of materials that you receive to ensure that all your shares of Cvent common stock are voted.
If I hold my shares of Cvent common stock in certificated form, should I send in my stock certificates now?
No. Promptly after the Effective Time, each holder of a certificate representing shares of Cvent common stock that have been converted into the right to receive the Merger Consideration will be sent a letter of transmittal describing the procedure for surrendering his, her, its or their shares in exchange for the Merger Consideration. If you hold your shares in certificated form, you will receive your cash payment after the Payment Agent receives your stock certificates and any other documents requested in the instructions. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the Payment Agent without a letter of transmittal. If you hold shares of Cvent common stock in uncertificated, book-entry form, you will not be required to deliver a stock certificate, and you will receive your cash payment after the Payment Agent receives an “agent’s message” and any other documents requested in the instructions.
Where can I find the voting results of the Special Meeting?
If available, we may announce preliminary voting results at the conclusion of the Special Meeting. We intend to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Cvent files with the SEC are publicly available when filed. For more information, see the section of this proxy statement titled “Where You Can Find Additional Information.”
Am I entitled to rights of appraisal under the DGCL?
If the Merger is completed, holders of Cvent common stock who continuously hold shares of Cvent common stock through the Effective Time and who do not vote such shares in favor of the adoption of the Merger Agreement, and beneficial owners of shares of Cvent common stock held either in voting trust or by a nominee on behalf of such person who beneficially own shares of Cvent common stock through the Effective Time that are not voted in favor of the adoption of the Merger Agreement, and in either case who properly demand appraisal of their shares and do not withdraw their demands, and who otherwise comply with the applicable requirements of Section 262 of the DGCL, will be entitled to seek appraisal of their shares of Cvent common stock in connection with the Merger under Section 262 of the DGCL. This means that holders and such beneficial owners of shares of Cvent common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Cvent common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest on the amount determined to be fair value, if any, as determined by the court (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Holders and beneficial owners of Cvent common stock who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in additional detail in this proxy statement, and Section 262 of the DGCL regarding appraisal rights is accessible without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply with the provisions of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights. See the section of this proxy statement titled “Appraisal Rights.”
When is the Merger expected to be completed?
We are working toward completing the Merger as promptly as possible, and currently expect the transaction to close mid-year 2023, pending the receipt of applicable regulatory approvals and a stockholder vote in favor of the adoption of the Merger Agreement. However, the exact timing of completion of the Merger cannot be accurately predicted, because the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Parent’s, Merger Sub’s and the Company’s respective obligations to consummate the Merger, some of which are not within the parties’ control. According to the terms of the Merger Agreement, the consummation of the Merger will not occur prior to June 15, 2023, without the prior written consent of Parent.
What effect will the Merger have on Cvent?
If the Merger is consummated, Merger Sub will be merged with and into Cvent, the separate corporate existence of Merger Sub will thereupon cease, and Cvent will continue to exist following the Merger as a wholly owned subsidiary of Parent. Following completion of the Merger, shares of Cvent common stock will be delisted from Nasdaq, and the registration of shares of Cvent common stock under the Exchange Act will be terminated.
What happens if the Merger is not completed?
If the Merger Proposal is not approved by our stockholders, or if the Merger is not completed for any other reason, the holders of Cvent common stock will not receive any payment for their shares of Cvent common stock in connection with the Merger. Instead, the Company will remain an independent public company and stockholders will continue to own their shares of Cvent common stock. Cvent common stock will continue to be registered under the Exchange Act and listed and traded on Nasdaq. Under certain circumstances, if the Merger is not completed, Cvent may be obligated to pay to Parent a termination fee or Parent may be obligated to pay to Cvent a termination fee, as applicable. For more information, see the section of this proxy statement titled “The Merger Agreement — Termination Fees and Expenses.”
What is householding and how does it affect me?
The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. If your shares are held in “street name,” you will receive your proxy card or other voting information from your bank, broker or other nominee and you will return your proxy card(s) to your bank, broker or other nominee. You should vote on and sign each proxy card you receive as discussed above. To request that only one copy of any of these materials be mailed to your household, please contact your bank, broker or other nominee.
Who can help answer my questions?
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Cvent’s Investor Relations team:
Cvent Holding Corp.
Attn: Investor Relations
1765 Greensboro Station Place, 7th Floor
Tysons, Virginia 22102
Telephone: (703) 226-3500
Email: CventIR@icrinc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement, and any documents to which Cvent refers to in this proxy statement, contains “forward-looking statements,” which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, the Company. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including:
•	the risk that the proposed Merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of Cvent common stock;
•
the failure to satisfy any of the conditions to the consummation of the proposed transaction, (including the receipt of certain regulatory approvals and the approval of the Company’s stockholders) in the anticipated timeframe or at all;

•
the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring the Company to pay a termination fee;

•	the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally;
•	risks that the proposed transaction disrupts the Company’s current plans and operations;
•
the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business, including hotels and venues, in light of the proposed Merger;

•	risks related to diverting management’s attention from the Company’s ongoing business operations;
•	risks related to the satisfaction of the conditions to consummating the Debt Financing, the Equity Financing and the Preferred Equity Financing in the anticipated timeframe or at all;
•	unexpected costs, charges or expenses resulting from the proposed Merger;
•
potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto;

•	continued availability of capital and financing and rating agency actions;
•	certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions;
•
unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors;

•
the impact of adverse general and industry-specific economic and market conditions, including any impact from ongoing conflict in Ukraine and Russia, and demand for events and meetings, the return to in-person events, demand for advertising and software solutions, and demand for an integrated platform;

•	uncertainty as to timing of completion of the proposed Merger;
•	risks that the benefits of the Merger are not realized when and as expected; and
•
other risks described in the Company’s filings with the SEC, such risks and uncertainties described under the headings “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2023 and subsequent filings.

While the list of risks and uncertainties presented here is, and the discussion of risks and uncertainties to be presented in this proxy statement will be, considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the Merger and/or the Company’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE PARTIES
Cvent Holding Corp.
Cvent Holding Corp.
1765 Greensboro Station Place, 7th Floor
Tysons, Virginia 22102
(703) 226-3500
Cvent is a Delaware corporation incorporated in 2021. On December 8, 2021, we consummated a business combination pursuant to which, among other things, promptly following the de-registration of the Company (f/k/a Dragoneer Growth Opportunities Corp. II) as an exempted company in the Cayman Islands and the continuation and domestication of the Company as a corporation in the State of Delaware with the name “Cvent Holding Corp.”, we became a Nasdaq-listed company.
Cvent is a leading cloud-based platform of event marketing and management and hospitality solutions. We power the marketing and management of meetings and events through our Event Cloud and Hospitality Cloud solutions. Our Event Cloud consists of tools to enable event organizers to manage the entire event lifecycle and deliver engaging experiences across every type of event and all event formats: in-person, virtual and hybrid. Event Cloud serves as the system of record for event and engagement data collected across an organization’s total event program, which comprises every internal and external event an organization hosts or attends. Our Hospitality Cloud offers a marketplace that connects event organizers looking for the appropriate event space for their in-person and hybrid events with hoteliers and venue operators through a vertical search engine built on our proprietary database of detailed event space information. In addition, our Hospitality Cloud provides marketing and software solutions that hotels and venues leverage to digitally showcase their event space to attract valuable leads and grow their businesses. This combination of our Event Cloud and Hospitality Cloud solutions results in a cohesive platform.
Shares of Cvent common stock are listed on Nasdaq under the symbol “CVT.” Our principal executive office is located at 1765 Greensboro Station Place, 7th Floor, Tysons, Virginia 22102, our telephone number is (703) 226-3500, and our Internet address is http://www.cvent.com. Information on Cvent’s website is not incorporated by reference into or otherwise part of this proxy statement. Additional information about Cvent is contained in our public filings. For more information, see the section of this proxy statement titled “Where You Can Find Additional Information.”
Capstone Borrower, Inc.
Capstone Borrower, Inc.
c/o Blackstone, Inc.
345 Park Avenue
New York, NY 10145
(212) 583-5000
Parent was formed on March 9, 2023 by investment funds managed by affiliates of Blackstone solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. Upon completion of the Merger, Cvent will be a wholly owned subsidiary of Parent.
Capstone Merger Sub, Inc.
Capstone Merger Sub, Inc.
c/o Blackstone, Inc.
345 Park Avenue
New York, NY 10145
(212) 583-5000
Merger Sub is a wholly owned subsidiary of Parent and was formed on March 9, 2023 by Parent solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. Upon completion of the Merger, Merger Sub will cease to exist.

Parent and Merger Sub are affiliates of investment funds managed by affiliates of Blackstone. Blackstone is one of the world’s leading investment firms, with Total Assets Under Management of $974.7 billion as of December 31, 2022. At the Effective Time, Cvent, the surviving corporation will be indirectly majority owned by investment funds managed by affiliates of Blackstone.
In connection with the transactions contemplated by the Merger Agreement, MSSF, UBS and Citizens have provided certain senior secured term loan and revolving credit commitments. The amounts committed under the Debt Commitment Letter will be used for the purpose of, among other things, allowing Parent and/or Merger Sub to fund a portion of the aggregate Merger Consideration, repay in full all of the outstanding indebtedness under the Company credit agreement, and pay related fees and expenses of the Company, Parent and Merger Sub (including in connection with the Financing and the Preferred Equity Financing). For more information, see the section of this proxy statement titled “The Merger — Financing of the Merger.”
In addition, the Guarantors have provided Parent with an equity commitment. The amounts committed under the Equity Commitment Letters will be used solely for the purpose of allowing Parent and/or Merger Sub to fund a portion of the aggregate Merger Consideration and to pay related fees and expenses of the Company, Parent and Merger Sub (including in connection with the Merger). In addition, the Guarantors have agreed to guarantee the payment of certain liabilities and obligations of Parent or Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $282,216,878. For more information, see the section of this proxy statement titled “The Merger — Financing of the Merger.”

THE SPECIAL MEETING
We are furnishing this proxy statement to the holders of Cvent common stock as part of the solicitation of proxies by the Cvent Board for use at the Special Meeting and at any adjournments or postponements thereof.
Date, Time and Place
The Special Meeting will be held virtually on [•], 2023, at [•] Eastern time. Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/CVT2023SM, where you, or your proxy, will be able to vote electronically and examine the list of stockholders entitled to vote at the Special Meeting during the Special Meeting. Cvent is conducting the Special Meeting solely online via the Internet through a live webcast and online stockholder tools. We continue to use the virtual meeting format to facilitate stockholder attendance and participation by leveraging technology to communicate more effectively and efficiently with our stockholders.
Purpose of the Special Meeting
At the Special Meeting, holders of Cvent common stock will be asked to consider and vote on the following proposals:
•	a proposal to adopt the Merger Agreement (the “Merger Proposal”);
•
a proposal to approve, on an advisory, non-binding basis, the specified compensation that will or may be paid or become payable to Cvent’s named executive officers in connection with the Merger (the “Compensation Proposal”); and

•
a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

A copy of the Merger Agreement is attached as Annex A to this proxy statement.
Recommendation of the Special Committee and the Cvent Board
The Special Committee, comprised solely of disinterested and independent members of the Company Board, unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger, in accordance with the DGCL, and the other Transaction Documents, upon the terms and subject to the conditions set forth therein; (b) approved the execution and delivery of the Merger Agreement and the other Transaction Documents by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; and (c) resolved to recommend that the Company Board approve and adopt the Merger Agreement and the other Transaction Documents. The Company Board, acting on the recommendation of the Special Committee, unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger, in accordance with the DGCL, and the other Transaction Documents, upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement and the other Transaction Documents by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at the Special Meeting. Accordingly, the Cvent Board recommends that stockholders vote “FOR” the Merger Proposal, “FOR” the advisory, non-binding Compensation Proposal and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.
For a discussion of the material factors that the Special Committee and the Cvent Board considered in determining to recommend the adoption of the Merger Agreement, see the section of this proxy statement titled “The Merger — Reasons for the Merger; Recommendation of the Special Committee and the Cvent Board.”
Record Date and Stockholders Entitled to Vote
Only holders of Cvent common stock of record as of the close of business on [•], 2023, the record date for the Special Meeting, are entitled to receive notice of and to vote the shares of Cvent common stock they held on the record date at the Special Meeting. As of the close of business on the record date, [•] shares of Cvent common stock were issued and outstanding and entitled to be voted at the Special Meeting. On each of the proposals presented at the Special Meeting, each holder of Cvent common stock is entitled to one vote for each share of Cvent common stock held by such stockholder on the record date. Assuming a quorum is present, the adoption of the Merger Agreement by the holders of Cvent common stock requires the affirmative vote of stockholders holding a majority of the outstanding shares of Cvent common stock entitled to vote thereon as of the close of business on the record date.
A list of stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder for any purpose germane to the Special Meeting beginning ten days prior to the Special Meeting and ending on the date of the Special Meeting at our corporate headquarters and principal executive offices located at 1765 Greensboro Station Place, 7th Floor, Tysons, Virginia 22102. Such list will also be available during the webcast of the virtual meeting at www.virtualshareholdermeeting.com/CVT2023SM.
Quorum
The representation in person or by proxy of at least a majority of the outstanding shares of Cvent common stock entitled to vote at the Special Meeting, or [•] shares of Cvent common stock, is necessary to constitute a quorum for the transaction of business. If a quorum shall fail to attend the Special Meeting, the chairman of the meeting or the holders of a majority of the voting power of the shares of Cvent common stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another time and/or place. The inspector of election appointed for the Special Meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum.
If a quorum is not present, the only business that can be transacted at the Special Meeting is the adjournment or postponement of the meeting to another date or time.
Vote Required
Adoption of the Merger Proposal
Assuming a quorum is present, the approval of the Merger Proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of Cvent common stock entitled to vote as of the close of business on the record date. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.
Under the Merger Agreement, stockholder approval of the Merger Proposal is a condition to the consummation of the Merger.
Approval of the Compensation Proposal
Assuming a quorum is present, the approval of the Compensation Proposal, on an advisory, non-binding basis, requires the affirmative vote of the holders of a majority of the shares of Cvent common stock present, in person or represented by proxy, at the Special Meeting and entitled to vote thereon. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) will have no effect on the outcome of the Compensation Proposal and abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal.
The vote on the Compensation Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Cvent, the Cvent Board, Parent or the surviving corporation. Accordingly, because Cvent is contractually obligated to pay the compensation, if the Merger Agreement is adopted by the holders of Cvent common stock and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory, non-binding vote.
Approval of the Adjournment Proposal
Assuming a quorum is present, the approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Cvent common stock present, in person or represented by proxy, at the Special Meeting and entitled to vote thereon. Accordingly, assuming a quorum is present, shares deemed not in attendance at the

Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal and abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.
The vote on the Adjournment Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. The Company does not intend to call a vote on this proposal if the Merger Proposal is approved at the Special Meeting.
Tabulation of Votes; Results
The Company will retain an independent party to receive and tabulate the proxies and ballots, and to serve as the inspector of election to certify the results of the Special Meeting.
Voting Procedures
Whether or not you plan to attend the Special Meeting virtually and regardless of the number of shares of Cvent common stock you own, your careful consideration of, and vote on, the Merger Agreement is important and we encourage you to vote promptly.
To ensure that your shares of Cvent common stock are voted at the Special Meeting, we recommend that you promptly submit your proxy, even if you plan to attend the Special Meeting virtually, using one of the following three methods:
•	Via the Internet. Follow the instructions for Internet voting shown on the proxy card mailed to you.
•	By Telephone. Follow the instructions for telephone voting shown on the proxy card mailed to you.
•	By Proxy Card. Complete, sign, date and return the enclosed proxy card by mail in the prepaid reply envelope.
The Internet and telephone procedures for submitting proxies are designed to authenticate your identity and to allow you to cause your shares of Cvent common stock to be voted for the matters brought before the Special Meeting as described in this proxy statement and confirm that your proxy has been properly recorded.
Proxies submitted by telephone or via the Internet for the matters brought before the Special Meeting as described in this proxy statement must be received by [•] Eastern time, [•], 2023.
If you submit your proxy via the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail, the persons named as proxies will vote your shares according to your instructions. If you are a stockholder with shares of Cvent common stock registered in your name and submit your proxy but do not direct the persons named as proxies how to vote your shares on a proposal to be brought before the Special Meeting, the persons named as proxies will vote your shares in favor of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.
If a beneficial owner of shares of Cvent common stock held in “street name” by a bank, broker or other nominee does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon one or more matters for which the applicable rules provide discretionary authority or for which voting instructions have been provided but do not vote on a particular proposal because they do not have discretionary authority to vote on that matter and have not received specific voting instructions on that matter from the beneficial owner of relevant shares. Cvent does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of Cvent common stock at the Special Meeting without receiving instructions. Failure to instruct your bank, broker or other nominee as to how to vote your shares of Cvent common stock will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
If you are a beneficial owner of shares of Cvent common stock held in “street name” by a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee in order to vote your shares. If you follow the instructions from your bank, broker or other nominee for voting your shares, then your bank, broker or other nominee will vote your shares according to your instructions. Under applicable rules, your bank, broker or other nominee has authority to vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your bank, broker or other nominee with this proxy statement. If you do not provide voting instructions to your bank, broker or other nominee on a proposal to be brought before the Special Meeting, your shares will not be voted on that proposal, and if you do not provide voting instructions on any of the proposals to be brought before the Special Meeting, your shares will not be deemed to be in attendance at the meeting.
Revocation of Proxies
If you are a stockholder with shares of Cvent common stock registered in your name, you may revoke your proxy at any time prior to the time it is voted by:
•	filing with our Secretary a written notice of revocation bearing a later date than the proxy;
•	properly providing a new proxy via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities described under “The Special Meeting – Voting Procedures;”
•	duly completing a later-dated proxy relating to the same shares and delivering it to our Secretary; or
•	attending the Special Meeting online and voting electronically during the meeting (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).
Any written notice of revocation or subsequent proxy should be sent so as to be delivered to our offices at Cvent Holding Corp., 1765 Greensboro Station Place, 7th Floor, Tysons, Virginia 22102, Attention: General Counsel and Corporate Secretary, before the taking of the vote at the Special Meeting. If you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the Special Meeting. If you are a beneficial owner of shares of Cvent common stock held in “street name,” you must contact your bank, broker or other nominee to change your vote or obtain a legal proxy to vote your shares electronically at the Special Meeting.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.
Voting at the Special Meeting
The Special Meeting will be held virtually via www.virtualshareholdermeeting.com/CVT2023SM. There will be no physical location for stockholders to attend. You will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/CVT2023SM and using the 16-digit control number included in your proxy materials.
•
Stockholders of record: If you are a stockholder of record, in order to participate in the Special Meeting, you will need your 16-digit control number included on the proxy notice, proxy card or the voting instruction form previously distributed to you. If you are a stockholder of record, you may vote electronically during the Special Meeting by following the instructions available on www.virtualshareholdermeeting.com/CVT2023SM.

•
Stockholders holding shares in “street” name: If your shares are held in “street name” through a brokerage firm, bank, trust or other similar organization and you do not have a 16-digit control number, in order to participate in the Special Meeting, you must first obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Cvent common stock you held as of the record date, your name and email address. If you hold your Cvent common stock in “street name,” you must obtain the appropriate documents from your broker, bank, trustee, or nominee, giving you the right to vote the shares at the Special Meeting.

Instructions on how to attend and participate in the Special Meeting via the webcast are posted at www.virtualshareholdermeeting.com/CVT2023SM.
You should ensure that you have a strong Internet connection and allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the Special Meeting. We will offer live technical support for all stockholders attending the meeting. Technical support phone numbers will be available on the virtual-only meeting platform at www.virtualshareholdermeeting.com/CVT2023SM.

If you hold your Cvent common stock in “street name,” you must obtain the appropriate documents from your broker, bank, trustee, or nominee, giving you the right to vote the shares at the Special Meeting. For beneficial owners of shares of Cvent common stock held in “street name,” in addition to providing identification as outlined for record holders above, you will need a legal proxy from your broker or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the record date. Please note, however, that unless you have a legal proxy from your bank, broker or other nominee, you will not be able to vote any shares held in “street name” virtually at the Special Meeting. Please note that even if you plan to attend the Special Meeting, we recommend that you submit a proxy by Internet, telephone or by mail, using the enclosed proxy card in advance, to ensure that your shares will be represented.
Solicitation of Proxies
The Cvent Board is soliciting proxies for the Special Meeting from its stockholders. The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request banks, brokers and other nominees to solicit their customers who have Cvent common stock registered in their names and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice. We may also use the services of our directors, officers and other employees to solicit proxies, personally, by telephone or by electronic means, without additional compensation.
Adjournments
The Special Meeting may be adjourned from time to time to another time and/or place under our Bylaws by the chairman of the meeting or by the holders of a majority of the voting power of the shares of Cvent common stock entitled to vote who are present, in person or by proxy. Under our Bylaws, notice need not be given of any such adjournment of less than 60 days if the time and place thereof are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned special meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present virtually and vote at such adjourned meeting will be given to each stockholder of record entitled to receive notice of the meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the time such proxies are voted at the reconvened meeting.
The Adjournment Proposal set forth in this proxy statement relates only to an adjournment of the Special Meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the Merger Agreement. Cvent retains full authority to the extent set forth in its Bylaws and Delaware law to adjourn the Special Meeting for any other purpose, or to postpone the Special Meeting before it is convened, without the vote or consent of any Cvent stockholder.
Voting by Company Directors and Executive Officers
As of the record date for the Special Meeting, the directors and executive officers of Cvent beneficially owned in the aggregate approximately [•] shares of Cvent common stock, or approximately [•]% of the outstanding shares of Cvent common stock. Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their respective shares of Cvent common stock (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.
Certain of the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of the Company’s stockholders generally. For more information, see the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”
Voting Agreements
In connection with the consummation of the transactions contemplated by the Merger Agreement, certain stockholders of the Company have executed the Voting Agreements in favor of Parent concurrently with the execution of the Merger Agreement, pursuant to which such stockholders have agreed, among other things, to vote all shares of Cvent common stock owned by them, collectively constituting approximately 87.5% of the Company’s outstanding common stock, in favor of the approval and adoption of the Merger Agreement. The adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock is the only vote or approval of the holders of any of the Company’s capital stock necessary to adopt the Merger Agreement and consummate the Merger. The Voting Agreements terminate upon a Company Board Recommendation Change. For more information, see the section of this proxy statement titled “Voting Agreements.”
Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Cvent’s Investor Relations team:
Cvent Holding Corp.
Attn: Investor Relations
1765 Greensboro Station Place, 7th Floor
Tysons, Virginia 22102
Telephone: (703) 226-3500
Email: CventIR@icrinc.com

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
As discussed elsewhere in this proxy statement, at the Special Meeting holders of Cvent common stock will consider and vote on a proposal to adopt the Merger Agreement (referred to as the “Merger Proposal”). The Merger cannot be completed without the adoption of the Merger Agreement by the requisite vote of Cvent stockholders. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the Merger, including the information set forth under the sections of this proxy statement titled “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety.
Assuming a quorum is present, the approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Cvent common stock as of the close of business on the record date. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.
The Cvent Board recommends a vote “FOR” the approval of the Merger Proposal.

PROPOSAL 2: APPROVAL OF THE COMPENSATION ADVISORY PROPOSAL
Pursuant to Section 14A of the Exchange Act, Cvent is required to submit a proposal to our stockholders to approve, on an advisory, non-binding basis, the “golden parachute” compensation payments that will or may be made by Cvent to its named executive officers in connection with the Merger. This proposal, commonly known as a “say on golden parachute” proposal, gives stockholders the opportunity to vote on an advisory, non-binding basis on the “golden parachute” compensation payments that will or may be paid by Cvent to its named executive officers in connection with the Merger (referred to as the “Compensation Proposal”).
The “golden parachute” compensation that Cvent’s named executive officers will or may be entitled to receive from Cvent in connection with the Merger is summarized in the table that appears in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits.” Such summary, in table form, includes the compensation and benefits that will or may be paid by Cvent to its named executive officers in connection with the Merger.
The Cvent Board encourages you to review carefully the “golden parachute” compensation information disclosed in this proxy statement.
The Cvent Board unanimously recommends that the stockholders of Cvent approve the following resolution:
“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the compensation that will or may become payable by Cvent to its named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Quantification of Payments and Benefits table and the related narrative disclosures.”
Assuming a quorum is present, the approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Cvent common stock present, in person or represented by proxy, at the Special Meeting and entitled to vote thereon. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) will have no effect on the outcome of the Compensation Proposal and abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal.
The vote on the Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Since the vote on the Compensation Proposal is advisory only, it will not be binding on either Parent or Cvent. Accordingly, if the Merger Proposal is approved and the Merger is consummated, the compensation payments that are contractually required to be paid by Cvent to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of the holders of Cvent common stock on the Compensation Proposal.
The Cvent Board recommends a vote “FOR” the approval of
the advisory, non-binding Compensation Proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL
We are asking that you approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (referred to as the “Adjournment Proposal”).
Cvent is asking stockholders to authorize the holder of any proxy solicited by the Cvent Board to vote in favor of any adjournment of the Special Meeting, if necessary or appropriate, as determined by the Company, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the Special Meeting.
Assuming a quorum is present, the approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Cvent common stock present, in person or represented by proxy, at the Special Meeting and entitled to vote thereon. Accordingly, assuming a quorum is present, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal and abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.
The vote on the Adjournment Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Cvent does not intend to call a vote on this proposal if the Merger Proposal is approved at the Special Meeting.
The Cvent Board recommends a vote “FOR” approval of the Adjournment Proposal.

THE MERGER
General Description of the Merger
The Company, Parent and Merger Sub entered into the Merger Agreement on March 14, 2023. A copy of the Merger Agreement is included as Annex A to this proxy statement. On the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent.
At the Effective Time, and without any action by any stockholder, except as otherwise expressly agreed to in writing prior to the Effective Time by Parent and a Cvent stockholder, each share of Cvent common stock that is issued and outstanding as of immediately prior to the Effective Time (other than shares of Cvent common stock held by the Company as treasury stock, owned by Parent or Merger Sub immediately prior to the Effective Time or for which statutory rights of appraisal have been properly exercised in accordance with Section 262 of the DGCL) will be automatically canceled, extinguished and converted into the right to receive the Merger Consideration.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board, the Transaction Committee, the Special Committee or the representatives of the Company and other parties.
The Board and the Company’s senior management periodically review the Company’s long-term strategy and objectives in light of market and industry conditions. These reviews have included, among other things, consideration of organic growth initiatives, acquisitions, divestitures, and potential business combination transactions, as well as other strategic opportunities, in each case, with a view towards enhancing stockholder value.
In connection with the Company’s deSPAC transaction in late 2021, an affiliate of Blackstone made an investment in the Company’s common stock. As a result of such investment, from time to time, Rajeev K. Aggarwal, the chief executive officer of the Company, engaged in periodic discussions following such investment through April 2022, with representatives of Blackstone, with whom Mr. Aggarwal had a longstanding relationship. Such individuals did not discuss a potential transaction or any specific terms during these discussions nor were there discussions regarding a rollover or other investment from any of the Company’s stockholders with such individuals.
In late April 2022, a representative of Blackstone’s private equity business was introduced via e-mail to Nicolas Stahl, a member of the Board and a representative of a major stockholder of the Company, Vista. The Blackstone representative and Mr. Stahl did not discuss a potential transaction or any specific terms thereof.
On April 27, 2022, Mr. Aggarwal met in person with a representative of a financial sponsor, which we refer to herein as “Party A,” with which Mr. Aggarwal had a longstanding relationship. The Party A representative informed Mr. Aggarwal of Party A’s interest in learning more about the Company but did not discuss a potential transaction or any specific terms thereof.
On May 10, 2022, Mr. Stahl met telephonically with a representative of Blackstone, who informed Mr. Stahl of Blackstone’s interest in learning more about the Company, but did not discuss a potential transaction or any specific terms thereof. In the following months prior to the submission of the November Proposal (as defined below), the representative of Blackstone and representatives of Vista periodically discussed the Company but did not discuss a potential transaction or any specific terms thereof.
On June 5, 2022, a representative of the Blackstone business unit invested in the Company called Mr. Aggarwal, and the Blackstone representative informed Mr. Aggarwal of Blackstone’s interest in learning more about the Company but did not discuss a potential transaction or any specific terms thereof.
In June 2022, Mr. Aggarwal met in person with a representative of the Blackstone business unit invested in the Company to discuss the Company’s business and the industry in which the Company operates. Mr. Aggarwal and the Blackstone representative did not discuss a potential transaction or any specific terms thereof.
On July 8, 2022, Mr. Aggarwal met telephonically with a representative of the Blackstone business unit invested in the Company but did not discuss a potential transaction or any specific terms thereof.

On July 12, 2022, Mr. Aggarwal met telephonically with a representative of Blackstone, who noted that Blackstone had followed the Company and wanted to get to learn more about the Company and its business but did not discuss a potential transaction or any specific terms thereof.
On July 25, 2022, Mr. Aggarwal met in person with a representative of the Blackstone business unit invested in the Company to discuss the Company and its industry generally. Mr. Aggarwal and the Blackstone representative did not discuss a potential transaction or any specific terms thereof. After such meeting, Mr. Aggarwal informed Monti Saroya, the Chairman of the Board, of the discussions with Blackstone.
On August 8, 2022, Mr. Aggarwal met via video conference with representatives of Blackstone’s private equity business to discuss the Company’s business. Mr. Aggarwal and the Blackstone representatives did not discuss a potential transaction or any specific terms thereof.
On September 8, 2022, Mr. Aggarwal met in person with representatives of Blackstone to discuss the Company’s business and the industry in which the Company operates. Mr. Aggarwal and the Blackstone representatives did not discuss a potential transaction or any specific terms thereof.
On September 19, 2022, a representative of Party A called Mr. Aggarwal and requested the opportunity to set up a meeting with members of the Company’s management team to discuss the Company’s business. Mr. Aggarwal responded that the Company was focused on executing on its plan for the remainder of the year and that it might make sense to connect again near the end of the year.
On October 21, 2022, Mr. Aggarwal met telephonically with a representative of the Blackstone business unit invested in the Company, and the Blackstone representative noted that Blackstone may be interested in a potential acquisition of the Company but did not make a proposal for a potential transaction or discuss any specific terms thereof.
On October 25, 2022, Mr. Aggarwal met telephonically with a representative of the Blackstone business unit invested in the Company, and the Blackstone representative reiterated Blackstone’s potential interest in an acquisition of the Company but did not make a proposal for a potential transaction or discuss any specific terms thereof. After this meeting, Mr. Aggarwal informed Messrs. Saroya and Stahl of the discussion with Blackstone.
On October 26, 2022, a representative of the Blackstone business unit invested in the Company called Mr. Aggarwal, and the representative of Blackstone proposed to set up a call between Mr. Aggarwal and representatives of Blackstone's private equity business who were interested in learning more about the Company, but did not discuss a potential transaction or any specific terms thereof.
On October 28, 2022, Mr. Aggarwal met via video conference with representatives of Blackstone, and the representatives of Blackstone reiterated Blackstone’s potential interest in an acquisition of the Company and discussed the Company’s business but did not make a proposal for a potential transaction or discuss any specific terms at that time.
On November 1, 2022, representatives of Blackstone called Mr. Aggarwal and informed him that Blackstone intended to submit an indication of interest with respect to a potential acquisition of the Company but did not propose any specific terms at that time.
On November 7, 2022, a representative of Blackstone called Mr. Saroya to indicate that Blackstone expected to submit a letter of interest to the Board in the coming days. The representative of Blackstone did not make a proposal for a potential transaction or discuss any specific terms at that time, and there was no discussion regarding a rollover or other investment from any of the Company’s stockholders. The representative of Vista indicated that Blackstone should submit a letter of interest to the Board if Blackstone desired to proceed further.
On November 13, 2022, Blackstone submitted a non-binding indication of interest to the Chairman of the Board, based upon a review of publicly available information, to acquire all of the outstanding shares of common stock of the Company for a range of $8.00-$8.50 per share (the “November Proposal”), in cash, representing a 38%-47% premium to the Company’s closing share price of $5.79 as of November 11, 2022. The November Proposal specified that, while Blackstone would be open to discussing a potential equity rollover from the Company’s stockholders, Blackstone did not contemplate or require any such rollover or other investment from any such stockholders. Blackstone requested in the November Proposal that the Company engage exclusively with Blackstone regarding a potential transaction for a period of 30 days. The November Proposal was distributed to the Board on November 14, 2022.

On November 17, 2022, the Board held a meeting with members of the Company’s management and representatives of Kirkland & Ellis LLP (“Kirkland”), the Company’s outside legal advisor, in attendance. Mr. Aggarwal updated the Board on his conversation with Blackstone on October 28, 2022 and described the terms of the November Proposal to the Board. Representatives of Kirkland reviewed with the Board its fiduciary duties under Delaware law, including in the context of receipt of an unsolicited acquisition proposal, and discussed certain process considerations for the Board when responding to an unsolicited acquisition proposal. At the meeting, the Board considered and discussed whether the timing was appropriate to explore a potential sale transaction, including the relative risks and benefits thereof, with the Board focusing on, among other things, the probability of consummating a successful sale at a compelling value and the challenges facing the industry in which the Company operates. Mr. Saroya noted that Vista would be supportive of a transaction if it was at a compelling value that was in the best interest of all stockholders, and that Vista would expect to be a seller only in any transaction and would not seek to roll over any of its equity ownership or be interested in acquiring the Company, either alone or as part of a consortium. At the meeting, the Board also authorized the Company to use an acknowledgment letter to be signed by members of the Company’s management who became aware of and involved in the process, agreeing to (a) cooperate fully with the Board, (b) keep all information strictly confidential, and (c) not engage in discussions with any potential buyer (or representatives thereof) unless authorized by the Board, including with respect to such person’s equity participation, or ongoing employment or compensation with, such potential buyer. Following this discussion, the Board decided to engage a financial advisor to assist the Company’s management and the Board in identifying other parties that might have interest in a strategic transaction involving the Company and to assist the Board in exploring strategic alternatives, including continuing as a standalone company. The Board considered the Company’s existing investment banking relationships and the qualifications and experience of those financial advisors. The Board authorized the Company’s management to contact Qatalyst Partners, as well as one other financial advisor, and to select a financial advisor for assistance with the exploratory process for a strategic transaction. The Board’s decision to contact these two financial advisors was based on Qatalyst Partners’ and the other financial advisor’s qualifications and experience advising, and familiarity with, companies operating in the same industry as the Company. In addition, the Board determined to form an ad-hoc transaction committee of the Board (the “Transaction Committee”) for convenience and efficiency, and not to address any potential conflicts of interest. The Board instructed management, with the assistance of the Transaction Committee and a financial advisor, once selected, to identify a list of parties most likely to be interested in exploring a transaction with the Company, and to conduct outreach to such parties to gauge their interest in a potential transaction involving the Company. The Board also instructed Mr. Aggarwal, following consultation with a financial advisor, once selected, to inform Blackstone that the Board was reviewing the November Proposal. Further, the Board instructed the Company’s management to begin preparing long range projections to assist with the evaluation of a potential acquisition of the Company.
Later in the day on November 17, 2022, Mr. Aggarwal contacted representatives of Qatalyst Partners and the other financial advisor.
On November 21, 2022, members of management and the Board met with representatives of each of the financial advisors. Following those meetings, the Transaction Committee, consisting of Mr. Aggarwal, Mr. Saroya, Mr. Stahl and Marcela Martin, held a meeting, with Board member Jim Frankola and members of the Company’s management in attendance, and, subject to review of a relationship disclosure letter from Qatalyst Partners, determined to engage Qatalyst Partners as the Company’s financial advisor due to Qatalyst Partners’ qualifications and experience advising, and familiarity with, companies in the same industry as the Company. The Transaction Committee also discussed potential bidders for the Company, taking into account relationships with potential bidders who had expressed an interest for the Company prior to or in connection with its deSPAC transaction in 2021, and determined to instruct Qatalyst Partners to conduct outreach to the potential bidders viewed as most likely to be interested in a transaction involving the Company.
On November 23, 2022, Mr. Aggarwal contacted a representative of Blackstone to inform Blackstone that the Board was reviewing the November Proposal and that Qatalyst Partners had been retained as the Company’s financial advisor, and that future communications should be directed to Qatalyst Partners.
Between November 23 and November 29, 2022, following consultation with members of the Transaction Committee and Company management regarding the appropriate scope and participants in the strategic process, at the direction of the Transaction Committee, representatives of Qatalyst Partners conducted outreach to eight other potential counterparties viewed as most likely to be interested in a transaction involving the Company, including four strategic counterparties and four financial sponsors (including Party A and a financial sponsor, which we refer to herein as

“Party B”). All of these potential counterparties other than Party A and Party B either informed representatives of Qatalyst Partners that they were not interested in a potential acquisition of the Company citing other strategic priorities and/or a lack of familiarity with the Company or determined not to engage following such outreach. Party A and Party B each informed representatives of Qatalyst Partners that they were interested in a potential acquisition of the Company. Representatives of Qatalyst Partners instructed each of Party A and Party B to submit a preliminary indication of interest to the Board based on publicly available information.
On November 27, 2022, representatives of Qatalyst Partners held an introductory call with representatives of Blackstone.
On November 29, 2022, Qatalyst Partners delivered its relationship disclosure letter to the Board.
On November 30, 2022, the Board held a meeting with members of the Company’s management and representatives of Qatalyst Partners and Kirkland in attendance. At the meeting, the Board ratified the formation of the Transaction Committee with Mr. Saroya, Mr. Stahl, Ms. Martin and Mr. Aggarwal as the members. The Board authorized the Transaction Committee to assist management with respect to negotiating a possible transaction and to provide timely Board input on issues as they arose; provided that any potential transaction involving the Company would need to be approved by the full Board. Also at the meeting, representatives of Qatalyst Partners updated the Board on the process undertaken by the Company to date, including discussions with Blackstone regarding the November Proposal, and Qatalyst Partners’ targeted outreach to other parties selected by the Transaction Committee based on their potential interest in the Company and their ability to complete a transaction of this kind. At the meeting, given that certain parties contacted had passed on the opportunity or were viewed by the Board as unlikely to be able to proceed with a potential transaction, the Board instructed representatives of Qatalyst Partners to conduct outreach to two additional financial sponsors, which we refer to herein as “Party C” and “Party D,” who were viewed as the next most likely parties to be interested in a transaction involving the Company. Representatives of Kirkland also reviewed with the Board its fiduciary duties under Delaware law, including in the context of evaluating the November Proposal and other strategic alternatives, including continuing as a standalone company. Representatives of Qatalyst Partners also reviewed with the Board certain preliminary financial analyses with respect to the November Proposal. The Board members concluded that, based on the then-existing facts and circumstances, the Board would seek to transact at a higher value than as proposed in the November Proposal, and also discussed the response to the November Proposal (including that the Company would not agree to Blackstone’s request for exclusivity). The Board agreed, and directed Qatalyst Partners, to convey the Board’s view with respect to the November Proposal to Blackstone and to continue engaging with Blackstone and with other potential parties to gauge interest. The Board also determined to enter into a confidentiality agreement with Blackstone in order to provide Blackstone with non-public information to facilitate preliminary diligence to support an increased offer. After representatives of Qatalyst Partners left the meeting, the Board also reviewed Qatalyst Partners’ relationship disclosure letter and determined that, based on the letter, it believed that Qatalyst Partners did not have any conflicts that would affect the ability of Qatalyst Partners to fulfill its responsibilities as financial advisor to the Board.
Also on November 30, 2022, Party B called representatives of Qatalyst Partners to communicate that, based upon a review of publicly available information, if it were to submit a proposal to acquire all of the outstanding shares of common stock of the Company, such proposal would be in a range of $7.00-$7.25 per share (the “Party B Indication”), in cash, representing a 32%-37% premium to the Company’s closing share price of $5.29 as of November 29, 2022. The Party B Indication did not contemplate terms regarding a rollover or other investment from any of the Company’s stockholders.
On December 1 and 2, 2022, following consultation with and at the direction of the Transaction Committee, representatives of Qatalyst Partners and the Company’s management informed representatives of Party B that the proposed value in the Party B Indication was below a value at which the Company sought to transact and that Party B would need to improve its view on valuation in order to receive access to non-public information and continue with discussions. Party B agreed to discuss internally and would revert if it was able to improve its view on valuation. Party B did not respond with an improved proposal following such discussion.
On December 2, 2022, as directed by the Board, representatives of Qatalyst Partners spoke to representatives of Blackstone to communicate that the Board was seeking to transact at a higher value than as proposed in the November Proposal and to outline the process for Blackstone to gain access to non-public information, complete their preliminary diligence and submit an improved proposal.

Between December 2 and December 4, 2022, representatives of Qatalyst Partners conducted outreach to Party C and Party D, as directed by the Board. Party D informed representatives of Qatalyst Partners that it was not interested in a potential acquisition of the Company due to lack of historical focus on the event management space. Party C informed representatives of Qatalyst Partners that it was interested in a potential acquisition of the Company. Representatives of Qatalyst Partners instructed Party C to submit a preliminary indication of interest to the Board based on publicly available information.
On December 3, 2022, representatives of Blackstone submitted a request to representatives of Qatalyst Partners to commence discussions with a limited group of lenders in connection with a potential acquisition of the Company, which request was promptly passed along to the Company’s management and the Board.
On December 5, 2022, Party A submitted a non-binding indication of interest to the Board, based upon a review of publicly available information, to acquire all of the outstanding shares of common stock of the Company for $7.60 per share (the “Party A Proposal”), in cash, representing a 38% premium to the Company’s closing share price of $5.51 as of December 2, 2022. The Party A Proposal did not contemplate terms regarding a rollover or other investment from any of the Company’s stockholders. The Party A Proposal also indicated that, based upon certain assumptions regarding the availability of debt financing, Party A would need to find a partner to underwrite approximately $700 million of additional equity capital prior to the signing of definitive transaction documents. The Party A Proposal was promptly distributed to the Board for review.
On December 6, 2022, the Board held a meeting with members of the Company’s management and representatives of Qatalyst Partners and Kirkland in attendance. At the meeting, representatives of Qatalyst Partners updated the Board on the process undertaken by the Company to date, including discussions with each of Blackstone and Party A regarding the November Proposal and the Party A Proposal, respectively. The Board instructed the Company’s management and representatives of Qatalyst Partners to continue engaging with Blackstone. Further, the Board determined to allow Blackstone to commence discussions with a limited group of lenders (but only those affiliated with Blackstone) in response to Blackstone’s request on December 3, 2022, so long as such lenders were bound by confidentiality provisions at least as restrictive as the confidentiality agreement to be entered into by Blackstone and the Company, which determination the Board instructed representatives of Qatalyst Partners to convey to Blackstone. The Board also determined that the Party A Proposal was sufficiently below a value at which the Company sought to transact such that Party A should not be granted access to non-public information without improving its price per share based on publicly available information. The Board instructed representatives of Qatalyst Partners to communicate this message to representatives of Party A.
Also at the meeting, the Company’s management presented the December Projections (as defined below in the section of this proxy statement titled “The Merger — Certain Financial Projections”), a new set of three-year long-range projections prepared by management at the request of the Board in connection with the evaluation of a potential acquisition of the Company, as well as a comparison of the December Projections with the Company’s long range projection model from the time of the Company’s deSPAC transaction in 2021. The Board then approved the December Projections (i) for sharing with Blackstone and any other interested parties who had submitted sufficient indications of interest and entered into confidentiality agreements with the Company, which, in each case, were promptly shared at such time as each of the interested parties was given access to the virtual data room, and (ii) for use by Qatalyst Partners for purposes of preparing financial analyses in connection with the Board’s evaluation of any potential strategic transaction, which were promptly shared with Qatalyst Partners.
After the meeting, representatives of Qatalyst Partners conveyed the Board-directed messages to each of Blackstone and Party A.
On December 7, 2022, the Company entered into a confidentiality agreement with Blackstone. The confidentiality agreement includes customary nondisclosure and nonuse provisions and a standstill provision that prohibited Blackstone (for an agreed-upon period) from (among other things) offering to acquire or acquiring the Company, and from taking certain other actions, including soliciting proxies and making any request to amend, waive or terminate the standstill provision, in each case, without the prior consent of the Company. The confidentiality agreement permitted Blackstone to make acquisition proposals at any time after the Company entered into a definitive agreement with a third party providing for a change of control transaction of the Company. The confidentiality agreement also prohibited Blackstone from entering into any exclusivity or lock-up arrangement with any financing source and no approval for Blackstone to enter into any such arrangement was ever provided by the Company. This agreement also prohibited Blackstone from having discussions with the Company’s management team regarding an equity rollover or any post-transaction employment or compensation matters without the prior written consent of the Board.
Also on December 7, 2022, Blackstone submitted a request to representatives of Qatalyst Partners to commence discussions with a limited group of potential equity co-investors.
Also on December 7, 2022, representatives of Blackstone, a representative of Qatalyst Partners and the Company’s management met in person to discuss Blackstone’s continued interest in acquiring the Company. No terms of a potential transaction (including terms regarding rollover or other investment from any of the Company’s stockholders, or the employment or service of Mr. Aggarwal or any other person with, or compensation to be paid by, Blackstone or any of its affiliates) were discussed.
On December 8, 2022, the Company’s management gave an in-person Company overview presentation to representatives of Blackstone, with representatives of Qatalyst Partners in attendance.
Between December 8, 2022 and January 19, 2023, Blackstone completed its preliminary diligence, which included meetings with the Company’s management and access to a virtual data room.
On December 9, 2022, representatives of Blackstone were granted access to a virtual data room.
On December 11, 2022, at the direction of Company management in consultation with members of the Transaction Committee, Blackstone was granted permission to engage with two potential equity co-investors.
On December 12, 2022, the Company and Qatalyst Partners executed an engagement letter for Qatalyst Partners to serve as the Company’s financial advisor in connection with a potential transaction.
On December 15, 2022, Party A submitted a revised non-binding indication of interest to the Board, based upon publicly available information, to acquire all of the outstanding shares of common stock of the Company for $8.00-$8.25 per share (the “Revised Party A Proposal”), in cash, representing a 40%-44% premium to the Company’s closing share price of $5.71 as of December 14, 2022. The Revised Party A Proposal did not contemplate terms regarding a rollover or other investment from any of the Company’s stockholders. The Revised Party A Proposal indicated that based upon certain assumptions regarding the availability of debt financing, Party A would need to find a partner to underwrite approximately $1.1 billion of additional equity capital prior to the signing of definitive transaction documents. The Revised Party A Proposal was promptly distributed to the Board for review.
Later on December 15, 2022, the Transaction Committee held a meeting, with Mr. Frankola, members of the Company’s management and representatives of Qatalyst Partners and Kirkland in attendance. At the meeting, representatives of Qatalyst Partners updated the Transaction Committee on the process undertaken by the Company to date, including developments with each of Blackstone and Party A regarding the November Proposal and the Revised Party A Proposal, respectively. The Transaction Committee instructed representatives of Qatalyst Partners to continue permitting Blackstone to conduct due diligence to allow it to propose an improved price per share, and to inform Party A that while the Revised Party A Proposal was below the value range at which the Company would transact, it would be allowed to access non-public information in order to complete its preliminary diligence and provide an improved price per share.
On December 16, 2022, Mr. Aggarwal received an inbound inquiry from a financial sponsor (which we refer to herein as “Party E”) concerning potential interest in an acquisition of the Company. Party E indicated that it had heard rumors regarding a potential transaction. Party E’s interest was discussed with the Company’s management, the Transaction Committee, and representatives of Qatalyst Partners. The Transaction Committee determined that the engagement with Party E was not warranted based on the lack of specifics included in its stated interest in a potential transaction involving the Company and the fact that its fund size would likely not support an acquisition of the Company at an attractive valuation. Party E did not submit a proposal to acquire the Company or otherwise follow up or further pursue any engagement with the Company regarding a potential transaction.
On December 18, 2022, the Company and Party A entered into a confidentiality agreement. The confidentiality agreement includes customary nondisclosure and nonuse provisions and a standstill provision that prohibited Party A (for an agreed-upon period) from (among other things) offering to acquire or acquiring the Company, and from taking certain other actions, including soliciting proxies and making any request to amend, waive or terminate the standstill provision, in each case, without the prior consent of the Company. The confidentiality agreement permitted Party A to make acquisition proposals at any time after the Company entered into a definitive agreement with a third party providing for a change of control transaction of the Company. The confidentiality agreement also prohibited Party A from entering into any exclusivity or lock-up arrangement with any financing source. The Company did not approve any such exclusivity or lock-up arrangements for financing sources for Party A. This agreement also prohibited Party A from having discussions with the Company’s management team regarding an equity rollover or any post-transaction employment or compensation matters without the prior written consent of the Board. Following execution of the confidentiality agreement, Party A was provided access to due diligence information in the virtual data room.
On December 19, 2022, representatives of Qatalyst Partners received an inbound inquiry from a financial sponsor (which we refer to herein as “Party F”) indicating that Party F had heard rumors regarding a potential transaction. Representatives of Qatalyst Partners relayed news of the inbound inquiry to Mr. Saroya. Following consultation with representatives of Qatalyst Partners, the Transaction Committee determined that engagement with Party F was not warranted based on its fund size not being able to support an acquisition of the Company at an attractive valuation, its indication that it would not be able to lead any potential transaction of the Company, and the lack of specifics concerning its interest in a potential transaction involving the Company.
On December 21, 2022, Party C contacted Mr. Saroya and indicated that, on a preliminary basis and based upon publicly available information, it was valuing the common stock of the Company at a price of approximately $6.50 per share. As previously determined by the Board, Mr. Saroya communicated to Party C that the indicated price was insufficient and that if it wanted to continue in discussions with the Company regarding a potential acquisition it would need to meaningfully improve its price. Party C did not follow up on this conversation.
On December 21 and 23, 2022, the Company’s management gave a presentation to representatives of Party A regarding the Company, with representatives of Qatalyst Partners in attendance.
On December 29, 2022, representatives of Blackstone and Mr. Aggarwal had an in-person meeting to discuss Blackstone’s continued interest in acquiring the Company, the Company’s business and the December Projections. No terms of a potential transaction (including terms regarding rollover or other investment from any of the Company’s stockholders or the employment or service of Mr. Aggarwal or any other person with, or compensation to be paid by, Blackstone or any of its affiliates) were discussed.
On December 30, 2022, representatives of Qatalyst Partners received an inbound inquiry from a financial sponsor (which we refer to herein as “Party G”) who had indicated that it had heard rumors regarding a potential transaction and wished to relay its potential interest in a possible acquisition of the Company.
On December 31, 2022, representatives of Party G informed representatives of Qatalyst Partners that Party G intended to submit a formal indication of interest with respect to a potential acquisition of the Company.
On January 4, 2023, Party G submitted a non-binding indication of interest to the Board, based upon publicly available information, to acquire all of the outstanding shares of common stock of the Company for $10.00 per share (the “Party G Proposal”), in cash, representing an 87% premium to the Company’s closing share price of $5.34 as of January 3, 2023. The Party G Proposal did not contemplate terms regarding a rollover or other investment from any of the Company’s stockholders. Party G also indicated that it would not need a partner to complete a potential transaction. The Party G Proposal was promptly distributed to the Board for review.
On January 6, 2023, the Company’s management circulated to the Board the January Projections (as defined below in the section of this proxy statement titled “The Merger — Certain Financial Projections”), which expanded the December Projections to include financial forecasts, including an estimate of free cash flows, through calendar year 2028, and the Supplemental Free Cash Flow Projections (as defined below in the section of this proxy statement titled “The Merger — Certain Financial Projections”), which included a free cash flow projection for each quarter of fiscal year 2023. The January Projections were approved by the Board for use by Qatalyst Partners for purposes of providing financial analyses in connection with the Board’s evaluation of any potential strategic transaction and the Supplemental Free Cash Flow Projections were approved by the Board and subsequently shared with Blackstone (but no other potential bidders) in response to a diligence request from Blackstone for such information. For additional information with respect to the January Projections and the Supplemental Free Cash Flow Projections, see the section of this proxy statement titled “The Merger — Certain Financial Projections.”
Also on January 6, 2023, the Company and Party G entered into a confidentiality agreement. The confidentiality agreement includes customary nondisclosure and nonuse provisions and a standstill provision that prohibited Party G (for an agreed-upon period) from (among other things) offering to acquire or acquiring the Company, and from taking certain other actions, including soliciting proxies and making any request to amend, waive or terminate the standstill provision, in each case, without the prior consent of the Company. The confidentiality agreement permitted Party G to make acquisition proposals at any time after the Company entered into a definitive agreement with a third party providing for a change of control transaction of the Company. The confidentiality agreement also prohibited Party G from entering into any exclusivity or lock-up arrangement with any financing source. This agreement also prohibited Party G from having discussions with the Company’s management team regarding an equity rollover or any post-transaction employment or compensation matters without the prior written consent of the Board. The Company did not approve any such exclusivity or lock-up arrangements for financing sources for Party G. Following execution of the confidentiality agreement, Party G was provided access to due diligence information in the virtual data room on January 9, 2023.
On January 7, 2023, representatives of Blackstone and Mr. Aggarwal, with representatives of Qatalyst Partners in attendance, had a meeting to discuss Blackstone’s continued interest in acquiring the Company and certain of Blackstone’s diligence findings to date regarding opportunities for operational improvements at the Company. No terms of a potential transaction (including terms regarding rollover or other investment from any of the Company’s stockholders, or the employment or service of Mr. Aggarwal or any other person with, or compensation to be paid by, Blackstone or any of its affiliates) were discussed.
On January 18 and 20, 2023, the Company’s management gave presentations to representatives of Party G regarding the Company, with representatives of Qatalyst Partners in attendance.
On January 18, 2023, representatives of a financial sponsor (which we refer to herein as “Party H”) contacted the Company’s management concerning Party H’s potential interest in the event management space generally, as well as a potential transaction with the Company.
On January 19, 2023, representatives of Qatalyst Partners contacted representatives of Party H and indicated that if it had interest in a potential transaction involving the Company, it should submit a proposal based on public information. Representatives of Party H informed representatives of Qatalyst Partners that Party H would consider whether this was an opportunity it wanted to pursue. No further communication was received from Party H following such discussion.
Also on January 19, 2023, representatives of Blackstone contacted representatives of Qatalyst Partners to indicate that its business diligence was substantially complete and that it remained interested in a potential acquisition of the Company. The Blackstone representatives noted that both of the potential equity co-investors with whom Blackstone had been permitted to engage had determined not to proceed, and it had not been permitted to contact debt financing sources (except for the limited group affiliated with Blackstone as previously approved by the Board). Blackstone requested permission to move forward with confirmatory due diligence, and for permission to contact additional debt and equity financing sources and indicated that Blackstone could complete confirmatory diligence in three to four weeks. Blackstone indicated that this would allow it to put forward its best view on value and that it understood the Company’s expectation that any proposal would be above the high end of its previously indicated range.
On January 20, 2023, the Transaction Committee held a meeting, with Mr. Frankola, members of the Company’s management and representatives of Qatalyst Partners and Kirkland in attendance. At the meeting, the Transaction Committee discussed the indications of interest received by the Company to date, that Blackstone had shown the most engagement in a potential acquisition of the Company and that other bidders generally appeared to lack similar conviction and interest in the underlying business of the Company. The Transaction Committee discussed Blackstone’s request to engage with additional potential equity and debt financing sources, including that providing Blackstone with an ability to engage with additional financing sources could facilitate Blackstone’s ability to submit a bid that was at a compelling value and approved Blackstone’s engagement of a limited list of additional potential debt and equity financing sources. The Transaction Committee also discussed the Party G Proposal, including the fact that the Party G Proposal would represent a large portion of Party G’s available funds, and, as a result, concerns that the Party G Proposal was not a viable offer, but given Party G’s initial value indication, the Company had entered into a confidentiality agreement with Party G and provided representatives of Party G with diligence information and a management presentation. Representatives of Kirkland discussed the status and key terms of an initial auction draft of the Merger Agreement, and the Transaction Committee instructed representatives of Kirkland to deliver a draft of the Merger Agreement to Blackstone’s and any other remaining participant’s outside legal advisor at the appropriate time.

On January 24, 2023, representatives of Party G communicated to representatives of Qatalyst Partners Party G’s inability to further proceed in a potential acquisition of the Company, noting that Party G had determined that it had overestimated the opportunity for operational improvements to the Company.
On January 29, 2023, at the request of the Transaction Committee, representatives of Kirkland delivered to representatives of Simpson Thacher & Bartlett LLP (“Simpson Thacher”), Blackstone’s outside legal advisor, a draft of the Merger Agreement.
On January 30, 2023, the Company’s management gave a presentation to representatives of Party A regarding the Company’s sales organization and go-to-market strategy, with representatives of Qatalyst Partners in attendance.
On January 31, 2023, The Wall Street Journal reported that the Company was exploring a potential sale, identifying Blackstone as a potential bidder (the “WSJ Article”).
Following the publication of the WSJ Article, on January 31, 2023 and February 1, 2023, Mr. Aggarwal received inbound communications from representatives of two different venture capital and equity investment firms (which we refer to herein as “Party I” and “Party J”). The email from Party I requested a brief introductory call with Mr. Aggarwal to establish a relationship but did not indicate that Party I was interested in pursuing, or capable of completing, a potential acquisition of the Company. Mr. Aggarwal and the representative of Party I did not have an introductory call and the representative of Party I did not contact Mr. Aggarwal or the Company again following such initial outreach. The representative of Party J referenced the WSJ Article to Mr. Aggarwal and noted that, while Party J did not have the financial capacity to acquire the Company, Party J would potentially be interested in participating as an additional equity financing source in an acquisition of the Company by a third party. Mr. Aggarwal noted the inbound communications from Party I and Party J to the Chairman of the Board.
On February 1, 2023, representatives of Qatalyst Partners received an inbound inquiry from representatives of a financial sponsor (which we refer to herein as “Party K”), who expressed an interest in acquiring the Company and a desire to move quickly. After discussions with and obtaining approval from members of the Transaction Committee, and in light of the view that Party K was a highly credible bidder based on its ability to move quickly, its fund size and its strong track record of consummating transactions in the industry, Qatalyst Partners offered to provide Party K with preliminary due diligence information, subject to the execution of a confidentiality agreement.
Also on February 1, 2023, at the direction of the members of the Transaction Committee, representatives of Qatalyst Partners requested that Blackstone provide a final proposal on value on February 17, 2023, including a Merger Agreement in a form that it would be prepared to execute as well as executable equity and debt commitment letters. Qatalyst noted that Kirkland would be available to engage with Simpson Thacher in advance of this date.
Also on February 1, 2023, at the direction of the Board, representatives of Qatalyst Partners provided Party A an initial draft of the Merger Agreement via the virtual data room.
On February 3, 2023, the Company and Party K entered into a confidentiality agreement. The confidentiality agreement includes customary nondisclosure and nonuse provisions and a standstill provision that prohibited Party K (for an agreed-upon period) from (among other things) offering to acquire or acquiring the Company, and from taking certain other actions, including soliciting proxies and making any request to amend, waive or terminate the standstill provision, in each case, without the prior consent of the Company. The confidentiality agreement permitted Party K to make acquisition proposals at any time after the Company entered into a definitive agreement with a third party providing for a change of control transaction of the Company. The confidentiality agreement also prohibited Party K from entering into any exclusivity or lock-up arrangement with any financing source. The Company did not approve any such exclusivity or lock-up arrangements for financing sources for Party K. This agreement also prohibited Party K from having discussions with the Company’s management team regarding an equity rollover or any post-transaction employment or compensation matters without the prior written consent of the Board. Following execution of the confidentiality agreement, Party K was provided access to select due diligence information in the virtual data room on February 3, 2023.
Also on February 3, 2023, representatives of Blackstone and Mr. Aggarwal, with representatives of Qatalyst Partners in attendance, discussed Blackstone’s continued interest in acquiring the Company, the diligence process undertaken by Blackstone to date, as well as its outreach to potential financing sources. No terms regarding a rollover or other investment from any of the Company’s stockholders, or the employment or service of Mr. Aggarwal or any other person with, or compensation to be paid by, Blackstone or any of its affiliates were discussed.

Also on February 3, 2023, a representative of Party A reached out to a representative of Qatalyst Partners and indicated that Party A remained interested in a potential transaction but, based on its business due diligence to date, that it would be unable to improve the purchase price set forth in the Revised Party A Proposal, and that, in any case, it would require a partner to be able to complete an acquisition of the Company. Party A did not make a request to contact any potential partners or financing sources.
On February 4, 2023, representatives of Simpson Thacher delivered to representatives of Kirkland a revised draft of the Merger Agreement, which draft included a request that certain members of Company management enter into Voting Agreements in addition to the Vista Stockholders.
On February 7, 2023, the Company’s management and representatives of Party K, with representatives of Qatalyst Partners in attendance, held an initial diligence meeting.
On February 8, 2023, a representative of Party A contacted a representative of Qatalyst Partners to request permission to contact Blackstone regarding a potential acquisition of the Company referencing published speculation that Blackstone was contemplating a potential transaction with the Company. This request was discussed with management of the Company and the Transaction Committee and denied the following day, taking into account, among other things, the fact that (1) Party A had indicated that, based on its business due diligence to date, it would not be able to improve upon the purchase price set forth in the Revised Party A Proposal (which was below the high end of the valuation range in Blackstone’s November Proposal), (2) Blackstone had already substantially completed confirmatory diligence and acknowledged the Company’s expectation that any potential revised proposal it submitted would need to be above the high end of the valuation range in its November Proposal, and (3) Blackstone had not requested to partner with a co-bidder in the transaction.
On February 11, 2023, representatives of Party K indicated to representatives of Qatalyst Partners that Party K was no longer interested in pursuing an acquisition of the Company.
On February 12, 2023, the Company’s management circulated to the Board the Updated Free Cash Flow Projections (as defined below in the section of this proxy statement titled “The Merger — Certain Financial Projections”), which reflected updates to the Supplemental Free Cash Flow Projections and the February Projections (as defined below in the section of this proxy statement titled “The Merger — Certain Financial Projections”), which reflected updates to the January Projections, in each case, to reflect refined assumptions with respect to projected cash taxes and the impact of such refined assumptions on the Company and its free cash flow (for additional information with respect to the Updated Free Cash Flow Projections and the February Projections, see the section of this proxy statement titled “The Merger — Certain Financial Projections”). The Updated Free Cash Flow Projections were approved by the Board and, on the following day, were shared with Blackstone (and no other potential bidders). The February Projections were approved by the Board for use and reliance by Qatalyst Partners in connection with its financial analyses and in connection with its opinion to the Board.
On February 14, 2023, representatives of Kirkland delivered to representatives of Simpson Thacher a revised draft of the Merger Agreement.
Also on February 14, 2023, a representative of Party A contacted a representative of Qatalyst Partners to express Party A’s continued interest in a potential transaction involving the Company but noted that its previously communicated constraints regarding price and ability to consummate a transaction on its own remained the same.
On February 15, 2023, Blackstone communicated to representatives of Qatalyst Partners that its proposal likely would not be sent to the Company until February 21, 2023. Blackstone confirmed that it understood the expectation to deliver a fully-financed offer with a revised Merger Agreement as previously had been communicated by representatives of Qatalyst Partners, and Blackstone did not request any rollover from any existing Company stockholders.
On February 17, 2023, representatives of Blackstone informed representatives of Qatalyst Partners and Mr. Aggarwal that Blackstone’s Investment Committee was reviewing the terms of a potential acquisition of the Company.
Also on February 17, 2023, representatives of Blackstone had a call with Mr. Aggarwal and representatives of Qatalyst Partners to discuss certain diligence questions of Blackstone to prepare for the call scheduled for February 19, 2023.
On February 19, 2023, representatives of Blackstone, including certain members of Blackstone’s Investment Committee, and Mr. Aggarwal, with a representative of Qatalyst Partners in attendance, discussed the Company’s financial projections and its ability to deliver operational improvement. No terms regarding a rollover or other investment from any Company stockholder, or the employment or service of Mr. Aggarwal or any other person with, or compensation to be paid by, Blackstone or any of its affiliates, were discussed.
On February 21, 2023, Blackstone submitted a “best and final” non-binding indication of interest to the Board to acquire all of the outstanding shares of common stock of the Company for $8.00 per share (the “February 21 Proposal”), representing a 22% premium to the Company’s closing share price of $6.57 as of January 30, 2023, the last trading day before the WSJ Article regarding a potential sale of the Company (the “January 30 Price”), together with revised drafts of the Merger Agreement and the Company disclosure letter, as well as initial drafts of the Equity Commitment Letter, Limited Guarantee and a Debt Commitment Letter that contemplated debt financing of $900 million. The February 21 Proposal stated that the $8.00 per share price was a 54% premium to the closing share price of $5.21 as of January 6, 2023, the last trading day prior to a decoupling of the Company’s trading patterns in advance of the WSJ Article observed by Blackstone. The February 21 Proposal was contingent on the Vista Stockholders “rolling” a portion of the shares of Company common stock owned by them, valued at $1.0 billion (based on the $8.00 per share price in the February 21 Proposal) into common equity of the post-closing company in connection with a potential sale of the Company, in order to address a gap in the requisite financing (due to equity financing sources deciding they were not interested in proceeding with the transaction) for Blackstone to make an offer for the Company at a value that Blackstone believed would be of interest to the Board. The February 21 Proposal further contemplated that Blackstone and a wholly owned subsidiary of the Abu Dhabi Investment Authority (“ADIA”) would provide a common equity and convertible preferred equity investment, which would be senior to Vista’s “rolled” equity, to help finance the acquisition of the Company. The February 21 Proposal also included a request to initiate discussions regarding potential rollovers and other post-closing arrangements with certain members of the Company’s management, subject to approval by an independent special committee of the Board of non-management directors that are independent of Vista. The February 21 Proposal was promptly distributed to the Board for review.
Also on February 21, 2023, Qatalyst Partners delivered an updated relationship disclosure letter to the Board.
On February 22, 2023, representatives of Qatalyst Partners and Blackstone discussed the terms of the February 21 Proposal, and representatives of Qatalyst Partners conveyed that the price was lower than had been expected and that the request for a rollover from the Vista Stockholders to bridge a financing gap was a new and unexpected request based on Blackstone’s previously conveyed expectations that sufficient financing would be available. Representatives of Qatalyst Partners conveyed that the February 21 Proposal would be discussed with the Board but, based on prior Board direction, was unlikely to result in any further engagement or a counterproposal.
On February 23, 2023, representatives of Blackstone orally submitted a revised proposal to representatives of Qatalyst Partners to acquire all of the outstanding shares of common stock of the Company for $8.10 per share (the “February 23 Proposal”), representing a 23% premium to the January 30 Price, contingent on the Vista Stockholders “rolling” a portion of the shares of Company common stock owned by them into common equity of the post-closing company, valued at $1.0 billion (based on the $8.10 per share price in the February 23 Proposal). The February 23 Proposal no longer contemplated a convertible preferred equity investment from Blackstone and a wholly owned subsidiary of ADIA that would be senior to Vista’s “rolled” equity. The February 23 Proposal was promptly distributed to the Board for review.
On February 24, 2023, Reuters reported that the Company had rejected a $3.9 billion acquisition offer from Blackstone.
On February 27, 2023, the Board held a meeting with members of the Company’s management and representatives of Qatalyst Partners and Kirkland in attendance. At the meeting, the Board reviewed discussions with Blackstone to date, including with respect to the February 21 Proposal and the February 23 Proposal. At such meeting, representatives of Qatalyst Partners reviewed the February 23 Proposal from a financial point of view. Representatives of Qatalyst Partners also reviewed the current state of the financial markets, including current market valuation for similar companies, market volatility, high interest rates, constraints around availability of financing, and inflationary pressures. The Board also discussed market conditions generally, including a potential recession and possible macroeconomic challenges facing the Company.
At the meeting, the Board also discussed the fact that the February 23 Proposal was contingent on the Vista Stockholders “rolling” a portion of the shares of Company common stock owned by them into common equity of the post-closing company. Mr. Saroya reiterated that Vista’s preference was to sell all of its shares of Company common stock for cash. However, he noted that if a rollover by Vista of a portion of its shares of Company common stock could be leveraged to obtain a higher price for the benefit of all of the Company’s stockholders, Vista was willing to entertain a discussion of a partial rollover. Mr. Saroya noted that, at this point in time, Vista’s interest was aligned with the Company’s other stockholders, which was to maximize value for all stockholders. Representatives of Kirkland discussed with the Board its fiduciary duties and the potential benefits of creating a special committee if the Board determined to proceed with a proposal that involved a potential rollover by Vista. After discussion, the Board determined, with Vista’s support, to submit a counteroffer at $9.00 per share, with Vista agreeing to reinvest $1.0 billion of its shares into a non-convertible preferred equity instrument with market terms to be separately negotiated between Vista and Blackstone. The Board determined that if Blackstone accepted the Company’s offer, it would establish a special committee of independent directors to evaluate the terms of any potential transaction in light of a reinvestment by Vista or the Vista Stockholders. After the meeting, representatives of Qatalyst Partners conveyed the Board-directed message to representatives of Blackstone. The Board also reviewed Qatalyst Partners’ updated relationship disclosure letter and determined that, based on the letter, it continued to believe that Qatalyst Partners did not have any conflicts that would affect the ability of Qatalyst Partners to fulfill its responsibilities as financial advisor to the Board.
Immediately following the completion of the Board meeting, representatives of Kirkland met with Mr. Frankola and Ms. Martin, the members of the Board who were independent and disinterested relative to Vista, Blackstone and the Company’s management, to discuss process generally and certain potential procedural safeguards, including potentially creating a special committee of independent and disinterested members of the Board, that could be taken by the independent and disinterested members of the Board in the context of a potential rollover by Vista, and provided an overview of the Board’s (including the independent directors’) fiduciary duties in the context of a potential transaction.
On March 1, 2023, a representative of Party A contacted a representative of Qatalyst Partners with ongoing interest but reaffirmed that its previously communicated constraints regarding price and ability to consummate a transaction on its own remained unchanged. Representatives of Qatalyst Partners relayed this interaction to the Transaction Committee and noted that (1) Party A stated that, based on its business due diligence, it was unable to improve the $8.00-$8.25 per share purchase price set forth in the Revised Party A Proposal, and (2) Party A had not engaged in other steps necessary to consummate a transaction, including, among other things, requesting access to begin confirmatory diligence and providing any comments to the draft Merger Agreement. Based on these considerations, the Transaction Committee determined that engagement with Party A was not warranted.
On March 4, 2023, representatives of Blackstone orally submitted a proposal to representatives of Qatalyst Partners (the “March 4 Proposal”), to acquire all of the outstanding shares of common stock of the Company for either (a) $8.20 per share, representing a 25% premium to the January 30 Price, contingent on the Vista Stockholders “rolling” a portion of the shares of Company common stock owned by them into common equity of the post-closing company, valued at at least $1.0 billion, with Blackstone noting that it would be open to a larger rollover that would result in Vista and Blackstone each owning an equal stake of the combined company, or (b) $8.50 per share, representing a 29% premium to the January 30 Price, contingent on the Vista Stockholders investing $1.25 billion of the proceeds received from shares of Company common stock owned by them as non-convertible preferred equity of the post-closing company at an approximately 10.0% payment-in-kind interest rate (as described in clause (b), the “Vista Preferred Financing”), which was viewed by Blackstone as a below-market rate for such a security. Representatives of Blackstone also orally indicated that if the Company was willing to agree to a delayed close until the end of November to facilitate a 45-day marketing period commencing after the third quarter of 2023, based on the third quarter results of the Company, Blackstone would be potentially willing to increase its price per share offered in either clause (a) or (b) above by $0.15 to $0.20 or if no other proposal was acceptable, Blackstone would consider alternative transaction structures, including investing in the Company through a PIPE and having the Company conduct a self-tender offer with the proceeds.
Also on March 4, 2023, the Board held a meeting with members of the Company’s management and representatives of Qatalyst Partners and Kirkland in attendance. Representatives of Qatalyst Partners reviewed the terms of the March 4 Proposal. Mr. Stahl informed the Board that, although Vista’s preference was to sell all of its shares for cash, it was willing to consider providing the non-convertible preferred financing in order to obtain a higher per share price for the benefit of all common stockholders, even though it viewed the interest rate proposed by Blackstone as significantly below market. At the meeting, the Board discussed the March 4 Proposal, including the terms of the Vista Preferred Financing, and determined to submit a counterproposal to Blackstone of $8.75 per share, contemplating that the Vista Stockholders would “roll” a portion of the shares of Company common stock owned by them into non-convertible preferred equity of the post-closing company, valued at $1.25 billion (based on such $8.75 per share price), consistent with the Vista Preferred Financing construct. Vista informed the Board that it would be willing to consider providing the Vista Preferred Financing, subject to the negotiation of acceptable terms to Vista, and the eventual approval of an independent special committee of the Board, including a higher payment-in-kind interest rate, and indicated that 13.5% payment-in-kind interest rate would be acceptable. Following such indication from Vista, the Board determined to include in the counterproposal to Blackstone discussed above the Vista Preferred Financing with a payment-in-kind interest rate of 13.5%. The Board also discussed Blackstone’s proposed alternative transaction structures and delayed closing timing and determined that the Board’s counterproposal to the March 4 Proposal would provide the most deal certainty for the Company’s stockholders. After the meeting, representatives of Qatalyst Partners conveyed the Board-directed message to representatives of Blackstone.
Between March 4 and 6, 2023, representatives of Qatalyst Partners, at the direction of the Board, discussed with representatives of Blackstone the terms of the March 4 Proposal as well as the Board’s counterproposal. Blackstone noted that, with respect to the Vista Preferred Financing, it would not be able to provide a payment-in-kind interest rate higher than 10.5% per annum and that, other than the increase in the payment-in-kind interest rate from 10.0% to 10.5% per annum, the terms set forth in the March 4 Proposal represented Blackstone’s “best and final” proposal.
On March 6, 2023, the Board held a meeting with members of the Company’s management and representatives of Qatalyst Partners and Kirkland in attendance. At the meeting, Qatalyst Partners updated the Board on the discussions with Blackstone after the previous meeting, including Blackstone’s position that the March 4 Proposal was its “best and final” and that it would not be willing to provide a payment-in-kind interest rate on the Vista Preferred Financing higher than 10.5% per annum. The Board discussed the March 4 Proposal, including the terms of the Vista Preferred Financing. During the Board’s discussion, Mr. Stahl indicated that Vista would be willing to consider proceeding with a transaction structure that included the Vista Preferred Financing, even though Vista believed that the interest rate of up to 10.5% offered by Blackstone was below market. At the meeting, Vista indicated it was supportive of a transaction at $8.50 per share and stated that if the Board determined to move forward on these terms, it would be prepared to engage with Blackstone to negotiate terms of a preferred instrument in order to facilitate a transaction (at the interest rate proposed). After discussion, the Board determined to proceed with discussions relating to Blackstone’s offer to acquire all of the outstanding shares of common stock of the Company for $8.50 per share, representing a 29% premium to the January 30 Price, contingent on the Vista Stockholders investing $1.25 billion of the proceeds received from shares of Company common stock owned by them as non-convertible preferred equity of the post-closing company at a 10.5% per annum payment-in-kind interest rate. The Board did not assess whether the Vista Preferred Financing was advisable, fair to and in the best interests of the Vista Stockholders.
At the same meeting, the Board determined to form the Special Committee to (a) review and evaluate a potential sale of the Company, including the Vista Preferred Financing, (b) make such investigation of a potential sale of the Company and any alternatives thereto (including remaining an independent company) as it, in its sole discretion, deems advisable or appropriate, (c) if the Special Committee considers it advisable or appropriate, review and provide input with respect to the price, structure, form, terms and conditions of a potential sale of the Company or any alternative thereto and the form, terms and conditions of any definitive agreements in connection therewith, (d) determine whether a potential sale of the Company or any alternative thereto is advisable and fair to and in the best interests of the Company and its stockholders, (e) obtain any necessary or desirable advice, assistance and opinions from financial advisors, legal counsel or other advisors, consultants and agents, (f) recommend to the full Board what action, if any, should be taken by the Company with respect to a potential sale of the Company that includes or contemplates the Vista Preferred Financing, and (g) provide reports or recommendations to the Board in regard to a potential sale of the Company at such times as the Special Committee deems appropriate and consistent with its activities. The Board also determined that (i) the Special Committee would not have the power to cause the Company to enter into any letter of intent, memorandum of understanding, definitive agreement to effect, or other agreement binding or committing the Company to the terms of a potential sale of the Company or any alternative thereto, which powers and authority remained vested exclusively in the Board, and (ii) the Board would not approve or recommend a potential transaction that involved the Vista Preferred Financing without a prior favorable recommendation of the Special Committee. After discussion at the meeting, the Board determined that each of Mr. Frankola and Ms. Martin were independent and disinterested for purposes of a possible sale of the Company, including in the case of a transaction including the Vista Preferred Financing, and appointed them to the Special Committee.

Immediately following the completion of the Board meeting, the Special Committee held a meeting with representatives of Kirkland in attendance to discuss the retention of independent legal and financial advisors to advise the Special Committee. The Special Committee determined to contact Goodwin Procter LLP (“Goodwin”) to determine whether Goodwin was available to serve as the Special Committee’s independent legal advisor, on the basis of Goodwin’s extensive expertise, knowledge of the industry in which the Company operates and experience advising software and technology companies in connection with potential strategic transactions.
Beginning on March 6, 2023 until the signing of the Merger Agreement, and with the approval of the Special Committee at the meeting on March 7, 2023, representatives of Blackstone and representatives of Vista negotiated the terms of the Vista Preferred Financing.
Also on March 6, 2023, representatives of Kirkland delivered to representatives of Simpson Thacher initial drafts of the Preferred Term Sheet in connection with the Vista Preferred Financing and the Voting Agreement for the Vista Stockholders as requested by Blackstone. The draft Preferred Term Sheet delivered by representatives of Kirkland contemplated, among other terms, an initial 10.5% payment-in-kind interest, which rate would be increased by 1.0 percentage point per annum beginning on the fifth anniversary of the closing date and 2.0 percentage points per annum beginning on the tenth anniversary of the closing date or upon the occurrence of certain noncompliance events. The draft Preferred Term Sheet also contemplated that the issuer would be required to repurchase the preferred shares for cash in the case of certain mandatory redemption events and that the holders of the preferred shares would be entitled to designate one member to the issuer’s board of directors.
Between March 6, 2023 and March 14, 2023, representatives of Kirkland and Simpson Thacher exchanged drafts and negotiated the terms of the Preferred Term Sheet and the Voting Agreement for the Vista Stockholders, and conducted a number of conference calls regarding the drafts of such agreements. Among other items in the draft Preferred Term Sheet, the parties negotiated circumstances in which the interest rate would be increased, optional and mandatory redemption rights (including, at the request of Blackstone, the right of the issuer to elect to repurchase the preferred shares for equity in the case of certain mandatory redemption events), transferability of the preferred shares, consent, board, exit-demand and registration rights. The final Preferred Term Sheet negotiated by the parties reflected the following terms: (a) an initial 10.5% payment-in-kind interest rate, which rate will increase by 0.75% per annum beginning on the eighth anniversary of the closing date, subject to a maximum rate of 15.0% per annum (the “Maximum Rate”); (b) the right of the issuer to redeem the preferred shares prior to the second anniversary of the closing date, for cash at a make-whole redemption price, or on and after the second anniversary of the closing date, based on the redemption prices set forth in the Preferred Commitment Letter, decreasing ratably to par for any redemption occurring after the fourth anniversary of the closing date; (c) the right of the holders of the preferred shares, upon the occurrence of certain change of control events or upon an initial public offering (“IPO”) (each, a “Mandatory Redemption Event”), to require the issuer to repurchase the preferred shares at the applicable redemption price for cash, or in certain circumstances and at the election of the issuer, an equivalent number of shares of the acquiring company or shares of the publicly traded entity listed in such IPO; (d) in the case of a Mandatory Redemption Event in which the holders of common stock of the issuer would achieve a gross internal rate of return (“IRR”) of 20% or greater, the obligation of the issuer to make a “catch up” payment to each holder of preferred shares in an amount equal to (x) the amount of dividends that would have accrued on the preferred shares assuming an initial interest rate of 12.5% minus (y) any make-whole amount or redemption premium to be paid to a holder of a preferred share in connection with such Mandatory Redemption Event (which “catch up” payment is subject to reduction to the extent necessary to cause the IRR to not be less than 20% after giving effect to such payment); (e) beginning on the tenth anniversary of the closing date, the right of the holders of a majority of the outstanding preferred shares to demand the issuer to engage in a process to effect either an IPO or a sale of the issuer (if the issuer fails to consummate such an IPO or sale within twelve months of a demand, then the dividend rate will increase by 1.0 percentage point per annum, subject to the Maximum Rate); (f) certain consent rights of the holders of the preferred shares over, among other things, the incurrence of indebtedness, the making of restricted payments and transactions with affiliates; and (g) the right of the Vista Stockholders to designate one non-voting observer to the issuer’s board of directors so long as they own at least 30% of the preferred shares outstanding at such time.
On March 7, 2023, the Special Committee held a meeting. Members of the Company’s management and representatives of Kirkland also attended portions of the meeting, and representatives of Goodwin attended the meeting. Representatives of Goodwin noted that, prior to this meeting, Goodwin received confirmations from both of the members of the Special Committee that neither had any disabling conflicts of interest with respect to the Company or any of its subsidiaries, or with Vista or Blackstone or any of their respective affiliates (including their respective portfolio companies). Representatives of Kirkland then summarized the material aspects of the Preferred Term Sheet in connection with the Vista Preferred Financing, noting that the parties largely modelled the economic and covenant terms of the Vista Preferred Financing from prevailing market terms for third-party debt financing in a leveraged buyout. Representatives of Goodwin then discussed the Special Committee’s fiduciary duties under Delaware law in connection with the review of the potential transaction involving Blackstone and involving the Vista Preferred Financing. Representatives of Goodwin and Kirkland then discussed Blackstone’s request to initiate discussions regarding potential rollovers and other post-closing arrangements with certain members of the Company’s management. Following such discussion, and in light of the key terms of the potential transaction, including the maximum price that Blackstone would be willing to pay, having been finalized, the members of the Special Committee authorized high-level, non-binding discussions to occur, with more detailed discussions, including as to negotiation of binding rollover agreements, to be deferred until the Special Committee provided further approvals at a later time. In executive session, with representatives of Kirkland having left the meeting and representatives of Goodwin still in attendance, the Special Committee also discussed the potential engagement of J.P. Morgan to advise the Special Committee with respect to a potential transaction. The Special Committee noted J.P. Morgan’s extensive expertise, qualifications, knowledge of the industry in which the Company operates, and experience representing special committees. Following such discussion, the Special Committee authorized Goodwin to negotiate terms of an engagement letter with representatives of J.P. Morgan and procure J.P. Morgan’s relationships disclosure with respect to the potential transaction. Representatives of Goodwin then provided a summary of the current legal terms of the Vista Preferred Financing and also noted that they expected Blackstone to further negotiate the terms contained in Vista’s initial draft Preferred Term Sheet in favor of Blackstone.
Also on March 7, 2023, representatives of Kirkland delivered to representatives of Simpson Thacher a revised draft of the Merger Agreement and ancillary transaction documents. Between March 7, 2023 and March 14, 2023, representatives of Kirkland and Simpson Thacher, on behalf of the Company and Blackstone, respectively, exchanged drafts of the Merger Agreement and ancillary transaction documents, and conducted a number of conference calls regarding the draft Merger Agreement and ancillary transaction documents. Among other items in the draft Merger Agreement, the parties negotiated the termination fees to be payable by the Company and Blackstone, regulatory efforts, the treatment of equity awards, the inclusion of a go-shop covenant, the terms of the no-shop covenant, caps on the parties’ liability, closing timing and the conditions to the Merger. Representatives of Kirkland delivered such drafts of the Merger Agreement and other transaction documents to representatives of Goodwin for its review and comment, which, in turn shared such documents with the Special Committee promptly as received.
On March 8, 2023, the Special Committee held a meeting. Representatives of Qatalyst Partners and Kirkland also attended portions of the meeting and representatives of Goodwin attended the meeting. Representatives of Qatalyst Partners reviewed with the Special Committee the outreach process undertaken by the Company to date and the status of discussions with the parties that had indicated an interest in a potential acquisition of the Company, including (x) the discussions with Blackstone and the terms of the Vista Preferred Financing and (y) that (1) Party A stated that it would be unable to improve the purchase price set forth in the Revised Party A Proposal, (2) Party A stated that it required partnership with other equity financing sources, and (3) Party A had not engaged in other steps necessary to consummate a transaction, including, among other things, requesting access to begin confirmatory diligence and providing any comments to the draft Merger Agreement. By comparison, Blackstone had completed confirmatory diligence and substantially completed the negotiation of the draft Merger Agreement. The Special Committee discussed the terms of the Vista Preferred Financing. The Special Committee also discussed the outreach process undertaken by the Company to date and whether based on such process and in light of the Vista Preferred Financing, any further outreach to additional potential bidders or to prior bidders, including to offer financing terms similar to the Vista Preferred Financing, would present a reasonable likelihood of producing a proposal that is superior to the March 4 Proposal. Following discussion, the Special Committee determined that it would further assess such matters, including the Vista Preferred Financing, before deciding on any further outreach.
On March 9, 2023, Qatalyst Partners delivered an updated relationship disclosure letter to the Board.
Also on March 9, 2023, representatives of Qatalyst Partners received an inbound inquiry from a financial sponsor (which we refer to herein as “Party L”) concerning its potential interest in an acquisition of the Company and relayed this inquiry to the Board.

Also on March 9, 2023, the Special Committee held a meeting. Representatives of J.P. Morgan also attended portions of the meeting and representatives of Goodwin attended the meeting. Representatives of J.P. Morgan discussed its preliminary analysis of the Vista Preferred Financing terms and hypothetical third party financings in the current market.
Also on March 9, 2023, the Board held a meeting with members of the Company’s management and representatives of Qatalyst Partners and Kirkland in attendance. Members of the Company’s management and representatives of Qatalyst Partners updated the Board with respect to the revised terms proposed by Blackstone and the negotiations that had occurred over the past week. Representatives of Qatalyst Partners reviewed its financial analyses of the March 4 Proposal based on the February Projections (as more fully described in the section of this proxy statement titled “The Merger — Certain Financial Projections”). The Board also considered the inbound inquiry from Party L and given the amount of time that had elapsed following the WSJ Article and the presence of a fully negotiated and diligenced proposal from Blackstone that was not subject to the completion of additional confirmatory diligence, the Board chose not to respond to such inbound inquiry. Representatives of Kirkland discussed with the Board its fiduciary duties under Delaware law in connection with the potential transaction, as well as approaches for mitigating or neutralizing any conflicts of interest, including the formation of the Special Committee. Representatives of Kirkland summarized the terms of the draft Merger Agreement, as well as the terms of the Preferred Term Sheet, including with respect to redemption rights, transferability of equity, consent rights, registration rights and indemnification obligations, and other transaction documents, but the Board did not assess whether the Vista Preferred Financing was advisable, fair to and in the best interests of the Vista Stockholders. The Board discussed the price and other terms of the Merger Agreement and indicated its support for a transaction on those terms, subject to the prior favorable recommendation of the Special Committee. The Board also reviewed Qatalyst Partners’ updated relationship disclosure letter and determined that based on the letter it continued to believe that Qatalyst Partners did not have any conflicts that would affect the ability of Qatalyst Partners to fulfill its responsibilities as financial advisor to the Board.
Also on March 9, 2023, J.P. Morgan provided the Special Committee with customary relationship disclosures regarding J.P. Morgan’s relationships with Blackstone and Vista.
Also on March 9, 2023, representatives of Kirkland delivered to representatives of Simpson Thacher revised drafts of the Equity Commitment Letter and the Limited Guarantee. Between March 9, 2023 and March 14, 2023, representatives of Kirkland and Simpson Thacher, on behalf of the Company and Blackstone, respectively, exchanged drafts of the Equity Commitment Letter and the Limited Guarantee, and conducted a number of conference calls regarding the drafts of such agreements. Representatives of Kirkland delivered such drafts to representatives of Goodwin for its review and comment.
Later on March 9, 2023, the Special Committee held another meeting with representatives of J.P. Morgan and Goodwin present. Representatives of J.P. Morgan reviewed the February Projections and the December Projections. Following discussion, the Special Committee approved the February Projections and directed J.P. Morgan to use them for purposes of its financial analysis of the proposed transaction.
On March 10, 2023, the Company (on behalf of, and at the direction of, the Special Committee) and J.P. Morgan executed an engagement letter.
Also on March 10, 2023, the Special Committee held a meeting with representatives of J.P. Morgan and Goodwin in attendance. Representatives of J.P. Morgan discussed its preliminary analysis of the Vista Preferred Financing terms and hypothetical third party financing terms in the current market. Representatives of J.P. Morgan also reviewed its preliminary financial analysis of the proposed Merger Consideration, and the Special Committee discussed this preliminary analysis. The Special Committee then discussed the likelihood that other bidders in the Company’s sale process would have materially altered the terms of a potential transaction with the Company if such other bidders were able to obtain financing on similar terms to the Vista Preferred Financing. After the Special Committee’s discussion, the Special Committee determined that the March 4 Proposal was the best price reasonably available and that contacting the prior bidders or additional potential bidders would be unlikely to result in a proposal that is superior to the current Blackstone proposal.
Also on March 10, 2023, representatives of Kirkland delivered to representatives of Simpson Thacher drafts of the Preferred Commitment Letter and the Voting Agreements for certain management members. Between March 10, 2023 and March 14, 2023, representatives of Kirkland and Simpson Thacher, on behalf of the Company and

Blackstone, respectively, exchanged drafts of the Preferred Commitment Letter and the Voting Agreements for certain management members, and conducted a number of conference calls regarding the drafts of such agreements. Representatives of Kirkland delivered such drafts to representatives of Goodwin for its review and comment.
Also on March 10, 2023, representatives of Blackstone met telephonically with Mr. Aggarwal, with representatives of Simpson Thacher and Kirkland in attendance, to discuss members of senior management’s receptiveness to a rollover of their investment in the Company as part of a potential transaction. Mr. Aggarwal confirmed that, subject to the negotiation of definitive terms at a later date (if and as approved by the Special Committee), members of senior management would be receptive to rolling over a material portion of their investment in the Company but no specific terms or amounts were discussed or agreed regarding such potential rollover.
On March 13, 2023, the Special Committee held a meeting, with representatives of J.P. Morgan and Goodwin present. Representatives of J.P. Morgan and Goodwin discussed the Vista Preferred Financing terms and hypothetical third party financings in the current market. Following discussion and consideration of the transaction documents, including the Preferred Commitment Letter, the Special Committee, having considered the course of dealing among the Company, Vista and Blackstone with respect to the Vista Preferred Financing, determined that the economic and legal terms of the Vista Preferred Financing were not more favorable in the aggregate to Vista than as could be achieved in arm’s-length similar transactions in the prevailing market. Representatives of J.P. Morgan then reviewed its financial analysis of the proposed Merger Consideration and then formally delivered J.P. Morgan’s oral opinion to the Special Committee, which was subsequently confirmed by delivery of a written opinion, dated as of March 14, 2023, that as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to the holders of Cvent common stock (other than (i) the holders of Owned Company Shares (as defined in the Merger Agreement), (ii) the holders of Dissenting Company Shares (as defined in the Merger Agreement), and (iii) the Vista Stockholders) in the proposed Merger was fair, from a financial point of view, to such holders. J.P. Morgan’s opinion is more fully described in the section of this proxy statement titled “The Merger — Opinion of J.P. Morgan.” The Special Committee then adopted resolutions favorably recommending the potential transaction with Blackstone and the Vista Preferred Financing to the Company Board after consideration of the factors described in the section titled “The Merger — Reasons for the Merger; Recommendation of the Special Committee and the Cvent Board.”
On the evening of March 13, 2023, following the Special Committee meeting, the Board held a meeting with members of the Company’s management and representatives of Qatalyst Partners and Kirkland in attendance. Representatives of Qatalyst Partners reviewed with the Board its financial analyses of the merger consideration of $8.50 per share of Company common stock in cash, without interest. At the conclusion of its presentation, Qatalyst Partners delivered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of March 13, 2023, and based upon and subject to the various qualifications, assumptions, limitations and other matters considered in the preparation thereof as set forth therein, the merger consideration of $8.50 per share of Company common stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Qatalyst Partners’ opinion is more fully described in the section of this proxy statement titled “The Merger — Opinion of Qatalyst Partners.” Representatives of Kirkland summarized the terms of the draft Merger Agreement and the Preferred Term Sheet. Following discussion and consideration of the Merger, the draft Merger Agreement and the other transactions contemplated by the Merger Agreement and the other transaction documents (including the factors described in the section titled “The Merger — Reasons for the Merger; Recommendation of the Special Committee and the Cvent Board”), the members of the Board, by unanimous resolution, and acting on the recommendation of the Special Committee: (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger, in accordance with DGCL, and the other Transaction Documents, upon the terms and subject to the conditions set forth therein; (b) approved the execution and delivery of the Merger Agreement and the other Transaction Documents by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; (c) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof. Further, the members of the Board reviewed and approved the Voting Agreements, the Equity Commitment Letter, the Limited Guarantee, the Company disclosure letter and other transaction documents, as well as the transactions contemplated by the Preferred Commitment Letter.

On the morning of March 14, 2023, the Company and Blackstone executed the Merger Agreement and delivered an executed Voting Agreement for the Vista Stockholders, Voting Agreements for certain management members, the Equity Commitment Letter, the Limited Guarantee and the Preferred Commitment Letter (including the Preferred Term Sheet). Blackstone also delivered an executed Debt Commitment Letter. After execution of the transaction agreements, the Company and Blackstone issued a joint press release announcing the entry into the Merger Agreement before the opening of the U.S. stock exchange on March 14, 2023.
Reasons for the Merger; Recommendation of the Special Committee and the Cvent Board
The Special Committee, comprised solely of disinterested and independent members of the Company Board, unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger, in accordance with the DGCL, and the other Transaction Documents, upon the terms and subject to the conditions set forth therein; (b) approved the execution and delivery of the Merger Agreement and the other Transaction Documents by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; and (c) resolved to recommend that the Company Board approve and adopt the Merger Agreement and the other Transaction Documents. The Company Board, acting on the recommendation of the Special Committee, unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger, in accordance with the DGCL, and the other Transaction Documents, upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement and the other Transaction Documents by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at the Special Meeting. Accordingly, the Board recommends that stockholders vote “FOR” adoption of the Merger Agreement at the Special Meeting.
In reaching their decision to approve the Merger Agreement, and to recommend that Cvent stockholders adopt the Merger Agreement, the Special Committee and the Cvent Board considered the following positive reasons to support the Merger and recommend adoption of the Merger Agreement:
The Special Committee
The Special Committee, in reviewing and evaluating the Merger, including the Vista Preferred Financing, consulted with the Special Committee’s independent legal and financial advisors. In the course of reaching its determination and making its recommendations, the Special Committee considered the following list of material factors, which are not presented in any relative order of importance and each of which the Special Committee viewed as being generally supportive of its determination and recommendations to the Board:
•	the fact that the price per share of $8.50 in cash provides certainty, immediate value and liquidity to the Company’s stockholders other than the Vista Stockholders;
•
the historical market prices, volatility and trading information with respect to shares of Company common stock, including the fact that $8.50 per share to be received by Cvent stockholders in the Merger represents a premium of approximately (a) 52% to the volume weighted average share price over the 90 days prior to January 30, 2023, the day before media reports of a potential transaction were published and (b) 15% to the closing share price on March 13, 2023, the last trading day prior to the announcement of the Merger;

•
the belief that the per share price of $8.50 in cash is more favorable to Company stockholders on a risk-adjusted basis than the potential value that might result from other alternatives reasonably available to the Company, based upon the Special Committee members’ extensive knowledge of the Company’s business, assets, financial condition and results of operations, the execution challenges that the Company potentially faces, the Company’s historical and projected financial performance, and market dynamics;

•
the sale process conducted by the Company, with the assistance of Qatalyst Partners and Kirkland, to review other potential strategic alternatives and, in connection therewith, the engagement with a range of counterparties (including Parent) regarding their interest in a potential acquisition of the Company;

•
the belief that, after multiple rounds of negotiations with Parent, $8.50 per share is the highest price that Parent is willing to pay and that the terms of the Merger Agreement include the most favorable terms to the Company, in the aggregate, to which Parent is willing to agree and that further soliciting other potential buyers would not yield proposals of greater value;

•
the determination that the terms of the preferred equity (which is the security being offered to the Vista Stockholders in return for Vista’s reinvestment of its cash proceeds from the transaction into the post-closing Company) are not more favorable in the aggregate to the Vista Stockholders than as could be achieved in arm’s-length similar transactions in the prevailing market;

•	the Special Committee’s view on the potential effect of the Vista Preferred Financing if similar financings were offered to other bidders in the sale process;
•
the oral opinion of J.P. Morgan rendered to the Special Committee on March 13, 2023, which was subsequently confirmed by delivery of a written opinion dated as of March 14, 2023, as to the fairness, from a financial point of view as of the date of such opinion, of the Merger Consideration to be paid to the holders of Cvent Common Stock (other than shares of Cvent common stock held by the Company as treasury stock, owned by Parent or any of its subsidiaries (including Merger Sub), in each case, as of immediately prior to the Effective Time or as to which holders thereof have properly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL or the Vista Stockholders) in the proposed Merger, which opinion was based upon and subject to the factors and assumptions set forth in its opinion (see the section of this proxy statement titled “The Merger — Opinion of J.P. Morgan”);

•
the high degree of confidence that the Merger would close in a timely manner in light of the conditions and other terms set forth in the Merger Agreement, which terms include the limited and qualified representations and warranties given by the Company and customary closing conditions;

•	the terms of the Merger Agreement, including:
•
the ability of the Company to entertain an unsolicited proposal that would reasonably be expected to result in a Superior Proposal, and to terminate the Merger Agreement with Parent to exercise its “fiduciary out” to enter into such a Superior Proposal (subject to the payment by the Company of a termination fee) (see the section of this proxy statement titled “The Merger Agreement — Termination Fees and Expenses”); and

•
the requirement that, in certain events of a failure of the Merger to be consummated relating to Parent’s refusal to close or material breach arising in the failure of a closing condition, Parent will pay the Company a “reverse” termination fee in the amount of $277,216,878, which is guaranteed by funds affiliated with Parent and ADIA (see the section of this proxy statement titled “The Merger Agreement — Termination Fees and Expenses”); and

•	the likelihood of completing the Merger, based on, among other matters:
•
the agreement by the parties to the Voting Agreements to vote their securities of the Company in favor of, and take certain other actions in furtherance of, the transactions contemplated by the Merger Agreement, including the Merger (see the section of this proxy statement titled “Voting Agreements”); and

•	the experience, reputation and financial capabilities of Blackstone and its equity financing sources, including Blackstone's proven ability to complete large acquisition transactions.
The Special Committee also considered a number of factors discussed below relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Merger and to permit the Special Committee to effectively represent the best interests of the Company and its stockholders. The Special Committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger to the Company stockholders:
•
that the Special Committee consists solely of independent, for purposes of serving on the Special Committee, and disinterested directors without any member of the Special Committee (a) being an employee of the Company or any of its subsidiaries, (b) being affiliated with Parent or the Vista Stockholders or their affiliates, or (c) having any financial interest in the Merger that is different from that of the unaffiliated stockholders, other than as discussed in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger”;

•
the authority granted to the Special Committee by the Board to review and evaluate the Merger, including the Vista Preferred Financing, to determine not to pursue any agreement with Parent, and to analyze, investigate, pursue and negotiate any alternative transaction to the Merger;

•
the fact that prior to receiving the approval of the stockholders with respect to the Merger and the Merger Agreement, the Board, upon recommendation of the Special Committee and subject to compliance with certain procedural requirements, may effect a Company Board Recommendation Change in response to a Superior Proposal;

•	that the Special Committee retained and received the advice of its own independent legal and financial advisors;
•
the various terms of the Merger Agreement, including that the Merger Agreement contains the ability of the Company to terminate the Merger Agreement under certain circumstances to accept a Superior Proposal, that are intended to help ensure that the Company’s stockholders receive the highest price per share reasonably available;

•
that the Special Committee made its evaluation of the Merger Agreement and the Merger based upon the factors discussed in this proxy statement and with the full knowledge of the interests of the Vista Stockholders in the Merger; and

•	the recognition by the Special Committee that it had no obligation to recommend to the Board the approval of the Merger or any other transaction.
In the course of reaching its determinations and making its recommendations, the Special Committee also considered a variety of uncertainties, risks and potentially negative factors, which are not presented in any relative order of importance, including:
•
that, following the completion of the Merger, the Company will no longer exist as an independent public company and that the consummation of the Merger and receipt of the Merger Consideration, while providing relative certainty of value, will not allow the Company stockholders to participate in potential further growth in the Company’s assets, future earnings growth, future appreciation in value of the Company’s common stock or benefit from any synergies that may result from the combination of the Company and Parent and its portfolio companies;

•
the risk that the transactions contemplated by the Merger Agreement, including the Merger, may not be consummated in a timely manner or at all, and the consequences thereof, including (a) the potential loss of value to the Company’s stockholders, (b) the potential negative impact on the business, operations, financial results, stock price and prospects of the Company, and (c) the market’s perception of the Company’s prospects could be adversely affected if such transactions were delayed or were not consummated;

•
the possible negative effects of the public announcement of the Merger on the Company’s sales, operating results and stock price, its ability to retain key management, sales, engineering and other personnel and its relationships with customers and partners;

•
the significant costs involved in connection with negotiating a Merger Agreement and completing the Merger (including certain costs and expenses if the Merger is not consummated), the substantial management time and effort required to effectuate the Merger and the related disruption to the Company’s day-to-day operations during the pendency of the Merger;

•
the restrictions imposed by the Merger Agreement on the Company’s solicitation of acquisition proposals from third parties and that potential bidders may perceive Parent’s right under the Merger Agreement to negotiate with the Company to match the terms of any Superior Proposal prior to the Company being able to terminate the Merger Agreement and accept a Superior Proposal to be a deterrent to making alternative proposals;

•	the possibility that the Company may be obligated to pay Parent a $138,608,439 termination fee upon the termination of the Merger Agreement under certain circumstances;
•
that the terms of the Merger Agreement place restrictions on the conduct of the Company’s business prior to completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger, and the resultant risk if the Merger is not consummated;

•
if Parent fails to complete the Merger as a result of willful and material breach, or and is unable to complete the Merger due to the unavailability of its debt financing and therefore the Company is unable to specifically enforce Parent’s obligation to complete the Merger, then the Company would need to sue for monetary damages which are capped at $277,216,878 (plus certain reimbursement and enforcement expenses), or, only if payable, elect to receive a termination fee equal to $277,216,878 (plus certain reimbursement and enforcement expenses), each of which may be inadequate to compensate the Company for the damage caused, and if available, such rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain;

•	the fact that completion of the Merger requires certain regulatory clearances and consents;
•
the possible effects of the pendency or consummation of the transactions contemplated by the Merger Agreement, including the potential for suits, actions or proceedings in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	the fact that the consideration consists of cash and will therefore be taxable to Company stockholders who are subject to taxation for U.S. federal income tax purposes; and
•
the risk that, while the Merger is expected to be completed, there can be no guarantee that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if approved by the Company’s stockholders at the Special Meeting.

This discussion of the information and factors considered by the Special Committee includes the material positive and negative factors considered by the Special Committee, but it is not intended to be exhaustive and may not include all the factors considered by the Special Committee. The Special Committee did not quantify or assign any specific weights to the various factors that it considered in reaching its determination to approve the Merger Agreement and the transactions contemplated thereby. Rather, the Special Committee viewed its position and recommendation as being based on the totality of the information presented to, and factors considered by, it. In addition, individual members of the Special Committee may have given differing weights to different factors.
The explanation of the reasoning of the Special Committee and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section of this proxy statement titled “Cautionary Note Regarding Forward-Looking Statements.”
The Board
The Board carefully reviewed and considered the proposed Merger in consultation with Cvent’s senior management and legal and financial advisors and, upon the unanimous recommendation of the Special Committee, the Board unanimously: (a) determined that it was in the best interests of Cvent and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger, in accordance with the DGCL, and the other Transaction Documents; (b) approved the execution and delivery of the Merger Agreement and the other Transaction Documents by Cvent, the performance by Cvent of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; (c) recommended that the stockholders of Cvent adopt the Merger Agreement in accordance with the DGCL; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by the stockholders of Cvent at a meeting thereof. Accordingly, the Board recommends that stockholders vote “FOR” the Merger Proposal.
In reaching its decision to approve the Merger Agreement, and to recommend that Cvent stockholders adopt the Merger Agreement, the Board considered the following positive reasons to support the Merger and recommend adoption of the Merger Agreement:
•	the fact that the price per share of $8.50 in cash payable in the Merger provides certainty, immediate value and liquidity to Cvent stockholders;
•
the historical market prices, volatility and trading information with respect to shares of Cvent common stock, including the fact that the $8.50 per share to be received by Cvent stockholders in the Merger represents a premium of approximately (a) 52% over the volume weighted average price per share for the 90 days ending January 30, 2023, the last full trading day prior to the publishing of media reports of a potential transaction involving Cvent and (b) 15% to the closing share price on March 13, 2023, the last trading day prior to the announcement of the Merger;

•	the limited liquidity of the shares of Cvent common stock due to Cvent’s high concentration of ownership;

•	the current and prospective business environment in which Cvent operates;
•
the belief that the per share price of $8.50 in cash payable in the Merger was more favorable to Cvent stockholders on a risk-adjusted basis than the potential value that might result from other alternatives reasonably available to Cvent, based upon the Board’s extensive knowledge of Cvent’s business, assets, financial condition and results of operations, the current macro-economic environment, Cvent’s historical and projected financial performance, and market dynamics, and the belief that the Merger represented an attractive and comparatively certain value for Cvent stockholders relative to the risk-adjusted prospects for Cvent as a standalone public company;

•
the potential values, benefits, risks and uncertainties facing Cvent’s stockholders associated with possible strategic alternatives to the Merger (including possible alternative business combinations and scenarios involving the possibility of remaining a standalone public company), and the timing, risks and likelihood of accomplishing such alternatives, taking into account the Board’s belief that there were likely no other potential strategic or financial purchasers or other parties that would be reasonably likely to engage in a transaction in the near term at a price greater than the price being offered by Blackstone;

•
the process conducted by Cvent, with the assistance of its advisors, to review other potential strategic alternatives and, in connection therewith, the engagement with numerous counterparties regarding their interest in a potential acquisition of Cvent;

•
the fact that (a) following outreach from Blackstone, Qatalyst contacted 11 other prospective buyers (including seven financial sponsors and four strategic sponsors) to gauge their interest in a potential acquisition of Cvent, and received inbound indications of interest from six other prospective buyers, (b) over the course of several months, four prospective buyers (including Blackstone) entered into confidentiality agreements with Cvent, to explore a potential transaction and (c) Blackstone was the only remaining viable acquiror of Cvent in the sale process;

•
the potential risk of losing the favorable opportunity with Blackstone that was fully negotiated and not subject to the completion of additional confirmatory diligence in the event that, after running a fulsome process, Cvent sought to pursue or continue discussions with other third parties who may be interested in pursuing a strategic transaction with Cvent prior to entry into the Merger Agreement and the potential negative effect that such a process might have on Cvent’s business;

•
the business reputation, experience, expertise and capabilities of Blackstone, and its strong track record of investing in the events, hospitality and real estate sectors, and Blackstone’s commitment to investing in Cvent’s mission of delivering innovative and comprehensive solutions to power the entire meetings and events ecosystem;

•
the Board’s belief that, after the Board and its representatives negotiated with Blackstone and its representatives (as described in more detail under the section of this proxy statement titled “The Merger — Background of the Merger”), the per share price of $8.50 was the highest price that Blackstone was willing to offer and pay (taking into account the terms of the Vista Preferred Financing) as of the date of execution of the Merger Agreement and that the terms of the Merger Agreement include the most favorable terms to Cvent, in the aggregate, to which Blackstone would be willing to agree;

•
the fact that no potential acquirors submitted a competitive acquisition proposal or indication of interest following the publication of the WSJ Article on January 31, 2023 indicating that Cvent was exploring a potential sale, despite public awareness of a proposal from Blackstone;

•
the fact that the Vista Stockholders were requested to, and agreed to, provide seller financing in the form of the Vista Preferred Financing, in order to obtain the per share price of $8.50 to be paid by Blackstone, and other stockholders were not asked or required to provide seller financing;

•
the belief that, if Cvent did not enter into the Merger Agreement with Blackstone, there could be a considerable period of time, if ever, before the unaffected trading price per share of Cvent’s common stock would reach and sustain the per share price of $8.50, as adjusted for present value (even assuming full realization of the management projections);

•
the fact that Qatalyst Partners delivered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of March 13, 2023, and based upon and subject to the various qualifications, assumptions, limitations and other matters considered in the preparation thereof as set forth therein, the merger consideration of $8.50 per share of the Company common stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders, as more fully described under the section of this proxy statement titled “The Merger — Opinion of Qatalyst Partners,” which full text of the written opinion of Qatalyst Partners is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety;
•
the oral opinion of J.P. Morgan to the Special Committee on March 13, 2023, which was subsequently confirmed by delivery of a written opinion dated as of March 14, 2023, that as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Cvent Common Stock (other than shares of Cvent common stock held by the Company as treasury stock, owned by Parent or any of its subsidiaries (including Merger Sub), in each case, as of immediately prior to the Effective Time or as to which holders thereof have properly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL or the Vista Stockholders) in the proposed Merger was fair, from a financial point of view, to such holders, as more fully described under the section of this proxy statement titled “The Merger — Opinion of J.P. Morgan,” which full text of the written opinion of J.P. Morgan is attached as Annex C to this proxy statement and is incorporated by reference in this proxy statement in its entirety;

•	the fact that Cvent has sufficient operating flexibility to conduct its business in the ordinary course prior to the consummation of the Merger;
•
the high likelihood that the Merger would close in a timely manner in light of the conditions and other terms set forth in the Merger Agreement, and the requirement that the parties use their respective reasonable best efforts to complete the transactions contemplated by the Merger Agreement, including to obtain all necessary governmental approvals as promptly as reasonably practicable;

•
the conditions to closing contained in the Merger Agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of Cvent’s representations and warranties, is generally subject to a Company Material Adverse Effect (as defined in the section of this proxy statement titled “The Merger Agreement — Representations and Warranties”) qualification;

•	the fact that the definition of “Company Material Adverse Effect” has a number of customary exceptions and is generally a very high standard applied by courts;
•
the ability of the Board to furnish information to, and conduct negotiations with, third parties in certain circumstances, and to terminate the Merger Agreement to accept a superior proposal upon payment of a termination fee of $138,608,439 (which the Board believed was reasonable under the circumstances) (as described in more detail under the section of this proxy statement titled “The Merger Agreement — Termination Fees and Expenses”);

•
the possibility that Parent may be obligated to pay Cvent a termination fee of $277,216,878 under certain circumstances pursuant to the Merger Agreement (as described in more detail under the section of this proxy statement titled “The Merger Agreement — Termination Fees and Expenses”);

•	the end date of December 14, 2023 (subject to extension until March 14, 2024 under certain circumstances), which is expected to allow for sufficient time to complete the Merger;
•	the availability of statutory appraisal rights to Cvent stockholders who do not vote in favor of the adoption of the Merger Agreement and otherwise comply with all required procedures under the DGCL;
•
the fact that the Merger Agreement was approved by the Board at the recommendation of the Special Committee, which received advice from outside financial and legal advisors in evaluating, negotiating and recommending the terms of the Merger Agreement;

•	the fact that the consideration and negotiation of the Merger Agreement was conducted through extensive arm’s-length negotiations;

•
Cvent’s ability, under circumstances specified in the Merger Agreement and the Equity Commitment Letters, to specifically enforce Parent’s obligation to cause the equity financing to be funded as contemplated by the Merger Agreement and the Equity Commitment Letter, if the debt financing is available;

•
Blackstone’s and ADIA’s guarantee with respect to the payment of reasonable out-of-pocket fees, costs and expenses incurred by Cvent in connection with any litigation contemplated by (and solely to the extent reimbursable under) the Merger Agreement, subject to a cap of $198,588,802.73 and $83,628,075.27, respectively;

•
the fact that the Vista Stockholders, Rajeev K. Aggarwal, Charles V. Ghoorah and David C. Quattrone (collectively, holders of approximately 87.5% of the Company’s shares of common stock, as of the date of entry into such Voting Agreements), each agreed to enter into a Voting Agreement to vote their or his shares in favor of the Merger;

•	representations by Parent in the Merger Agreement that it will have adequate resources to pay the Merger Consideration and other amounts required to consummate the Merger;
•	Cvent’s rights to specific performance under the terms of the Merger Agreement; and
•	the likelihood that the Merger would be consummated, in light of the experience, reputation and financial capabilities of Blackstone and the equity financing source.
In the course of its deliberations, the Board also considered, among other things, the following negative factors:
•
the fact that Cvent stockholders (other than the Vista Stockholders) will not participate in any future growth potential or benefit from any future increase in the value of Cvent as a private company following completion of the transactions contemplated by the Merger Agreement;

•
the possibility that all conditions to the Merger will not be timely satisfied or waived and that the Merger will not be consummated, and the potential negative effects on Cvent’s business, operations, financial results and stock price;

•
the potential negative effects of the public announcement of the Merger on Cvent’s sales, operating results and stock price, its ability to retain key management, sales, engineering and other personnel, and its relationships with customers, suppliers and business partners;

•
the restrictions on the conduct of Cvent’s business prior to the completion of the Merger, requiring Cvent to conduct its business in the ordinary course and preventing Cvent from taking certain specified actions, subject to specific limitations, all of which may delay or prevent Cvent from undertaking certain business opportunities pending completion of the Merger;

•
the significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of Cvent’s management required to complete the Merger, which may disrupt its business operations and have a negative effect on its financial results;

•	the conditions to the obligations of Parent to complete the Merger and the right of Parent to terminate the Merger Agreement under certain circumstances;
•
the fact that the Merger Agreement precludes Cvent from actively soliciting alternative acquisition proposals, and the possibility that Cvent may be obligated to pay Parent a termination fee of $138,608,439 in the event that Cvent terminates the Merger Agreement under certain circumstances;

•	the fact that each of Parent’s and Cvent’s liabilities for expenses to enforce the terms of the Merger Agreement are limited to $5,000,000;
•	the fact that completion of the Merger requires certain regulatory clearances and consents, including under applicable antitrust laws and certain foreign investment laws;
•	the risk of litigation arising from stockholders in respect of the Merger or transactions contemplated by the Merger Agreement;
•	the fact that the Company’s deSPAC transaction closed in December 2021 at a price per share of Cvent common stock of $10.00;

•	the fact that the consideration consists of cash and will therefore be taxable to Cvent stockholders who are subject to taxation for U.S. federal income tax purposes; and
•
the interests that certain Cvent directors and executive officers may have with respect to the Merger, in addition to their interests as Cvent stockholders generally, as described in the section of this proxy statement titled “The Merger — Interests of Cvent’s Directors and Executive Officers in the Merger.”

The preceding discussion of the information and factors considered by the Board is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise attempt to rank or assign relative weights to the various factors considered in reaching their respective determinations. In considering the factors described above and any other factors, individual members of the Board may have viewed factors differently or given different weight, merit or consideration to different factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board, but rather the Board conducted an overall review of the factors described above, including discussions with the Company’s management and legal and financial advisors. Further, the Board did not assess whether the Vista Preferred Financing was advisable, fair to and in the best interests of the Vista Stockholders.
The foregoing discussion of the reasoning of the Board and certain information presented in this section is forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section of this proxy statement titled “Cautionary Note Regarding Forward-Looking Statements.”
Opinion of Qatalyst Partners
The Company retained Qatalyst Partners to act as financial advisor to the Cvent Board in connection with a potential transaction such as the Merger and to evaluate whether the merger consideration of $8.50 per share of the Company common stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of the Company common stock (other than Parent or any affiliate of Parent), was fair, from a financial point of view, to such holders. The Company selected Qatalyst Partners to act as the Company’s financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation, its knowledge of the Company’s business and the industry in which the Company operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Cvent Board on March 13, 2023, Qatalyst Partners rendered to the Cvent Board its oral opinion, subsequently confirmed in writing, to the effect that, as of March 13, 2023 and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration of $8.50 per share of the Company common stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of the Company common stock (other than Parent or any affiliate of Parent), was fair, from a financial point of view, to such holders. Following the meeting, Qatalyst Partners delivered its written opinion, dated March 13, 2023, to the Cvent Board.
The full text of Qatalyst Partners’ written opinion, dated as of March 13, 2023, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Cvent Board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the merger consideration of $8.50 per share of the Company common stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of the Company common stock (other than Parent or any affiliate of Parent), to such holders, and it does not address any other aspect of the Merger. It does not constitute a recommendation to any Company stockholder as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which the shares of the Company common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex B.
For purposes of its opinion, Qatalyst Partners reviewed a draft of the Merger Agreement, dated March 13, 2023 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. Qatalyst Partners also reviewed the February Projections, which are described more fully in the section of this proxy statement titled “The Merger — Certain Financial Projections.” Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. Qatalyst Partners also reviewed the historical market prices and trading activity for the Company common stock and compared the financial performance of the Company and the prices and trading activity of the Company common stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as it deemed appropriate.
In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by the Company. With respect to the February Projections, Qatalyst Partners was advised by the Company’s management, and Qatalyst Partners assumed based on discussions with the management and the Cvent Board, that the February Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. Qatalyst Partners assumed that terms of the Draft Merger Agreement would not differ materially from the final executed Merger Agreement, and that the Merger would be consummated in accordance with the terms set forth in the Draft Merger Agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice. Qatalyst Partners’ opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which the shares of the Company common stock will trade at any time.
Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners did not assume any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion did not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the merger consideration of $8.50 per share of the Company common stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of the Company common stock (other than Parent or any affiliate of Parent), and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of (a) the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration or (b) any consideration to be received by the Vista Stockholders or any of their affiliates other than the merger consideration of $8.50 per share of the Company common stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement.
The following is a summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated March 13, 2023. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ projections of the future financial performance of the Company as of March 13, 2023 (the “Analyst Projections”) and the February Projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis
Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for the Company common stock as of December 31, 2022 (which is the end of the Company’s most recent completed fiscal year and most recent balance sheet date) by:
•	adding:
(a)
the implied net present value of the estimated future unlevered free cash flows of the Company, based on the February Projections, for calendar year 2023 through calendar year 2027 (which implied present value was calculated by using a range of discount rates of 12.0% to 15.0%, based on an estimated weighted average cost of capital for the Company calculated using the capital asset pricing model and inputs based on Qatalyst Partners’ professional judgment);

(b)
the implied net present value of a corresponding terminal value of the Company, calculated by multiplying the estimated unlevered free cash flow of the Company in calendar year 2028 of approximately $476 million based on the February Projections, by a range of multiples of fully diluted enterprise value to next-twelve-months estimated unlevered free cash flow of 16.0x to 24.0x (which was chosen based on Qatalyst Partners’ professional judgment), and discounted to present value using the same range of discount rates used in item (a) above; and

(c)	the Company’s cash and cash equivalents of approximately $140 million as of December 31, 2022, as provided by the Company’s management; and
•	subtracting:
(a)	the principal amount of the Company’s outstanding senior secured revolving credit facility of approximately $208 million as of December 31, 2022, as provided by the Company’s management; and
(b)	fees payable to customers of approximately $38 million, as provided by the Company’s management; and
•
dividing the resulting amount by the number of fully-diluted shares of the Company common stock (calculated utilizing the treasury stock method) as of March 10, 2023, which takes into account the Options and RSU awards as of March 10, 2023, all of which amounts were provided by the Company’s management, with each of the above-referenced estimated future unlevered free cash flows and terminal value having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (approximately 4% annually through calendar year 2027) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution provided by the Company’s management.

Based on the calculations set forth above, this analysis implied a range of per share values for the Company common stock of approximately $7.09 to $11.25.
Selected Companies Analysis
Qatalyst Partners reviewed and compared selected financial information and public market multiples for the Company with publicly available information and public market multiples for selected companies, which were selected by Qatalyst Partners in its professional judgment, based on factors including that they are publicly traded companies in similar lines of business to the Company, have a similar business model, have similar financial performance or have other relevant or similar characteristics.
Based upon third-party research analyst consensus estimates of the selected companies as of March 13, 2023, and using the closing trading prices as of March 13, 2023 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied fully-diluted enterprise value divided by the estimated consensus revenue for calendar year 2023 (the “CY2023E Revenue Multiples”) for each of the selected companies.

The companies used in this comparison are listed below:
Selected Companies	CY2023E Revenue Multiples
Adobe Inc.	7.9x
BlackLine, Inc.	7.2x
Box, Inc.	4.3x
DocuSign, Inc.	4.1x
Five9, Inc.	5.2x
HubSpot, Inc.	8.9x
RingCentral, Inc.	2.2x
Salesforce, Inc.	5.1x
TeamViewer AG	4.8x
Workday, Inc.	6.4x
Workiva Inc.	7.7x
Zoom Video Communications, Inc.	3.6x
ZoomInfo Technologies Inc.	7.5x
Based upon the Analyst Projections and the January 30 Price, Qatalyst Partners calculated a CY2023E Revenue Multiple for the Company of 4.8x.
Based on an analysis of the CY2023E Revenue Multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 4.0x to 6.5x and applied this range to the Company’s estimated calendar year 2023 revenue based on each of the February Projections and the Analyst Projections. Based on the calculations in the immediately preceding sentence and the number of fully-diluted shares of the Company common stock (calculated utilizing the treasury stock method) as of March 10, 2023, which takes into account the Options and RSU awards as of March 10, 2023, all of which amounts were provided by the Company’s management, this analysis implied a range of per share values for the Company common stock of approximately $5.44 to $8.76 based on the February Projections and approximately $5.53 to $8.90 based on the Analyst Projections.
No company included in the selected companies analysis is identical to the Company. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of the Company, such as the impact of competition on the Company’s business and the industry in general, industry growth and the absence of any material adverse change in the Company’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.
Selected Transactions Analysis
Qatalyst Partners reviewed and compared 55 selected public all-cash software transactions announced since 2011 that had an announced deal value of greater than $1 billion.
For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (a) the fully diluted enterprise value of the target company as a multiple of the actual revenue from the last completed twelve-months of the target company (“LTM Revenue Multiple”), and (b) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of revenue over the next-twelve-months of the target company (“NTM Revenue Multiple”).

These transactions are listed below:
Announcement Date	Target	Acquiror	LTM Revenue Multiple	NTM Revenue Multiple
04/11/2022	Sailpoint Technologies Inc.	Thoma Bravo	15.7x	13.3x
06/06/2022	Anaplan, Inc.	Thoma Bravo	16.0x	12.8x
10/12/2022	KnowBe4, Inc.	Vista Equity Partners	14.9x	11.4x
07/26/2021	Medallia, Inc.	Thoma Bravo	13.0x	10.8x
09/18/2014	Concur Technologies, Inc.	SAP SE	12.6x	10.2x
04/26/2021	Proofpoint, Inc.	Thoma Bravo	10.8x	9.4x
07/28/2016	NetSuite Inc.	Oracle Corporation	11.8x	9.1x
06/01/2016	Demandware, Inc.	Salesforce.com, Inc.	11.2x	8.9x
08/08/2022	Avalara, Inc.	Vista Equity Partners	10.7x	8.8x
12/07/2021	Mimecast Limited	Permira	10.0x	8.8x
08/19/2021	Inovalon Holdings, Inc.	Nordic Capital	10.0x	8.8x
12/03/2011	SuccessFactors, Inc.	SAP AG	10.9x	8.7x
12/12/2022	Coupa Software Incorporated	Thoma Bravo	9.8x	8.4x
10/11/2022	ForgeRock, Inc.	Thoma Bravo	10.5x	8.4x
03/08/2021	Pluralsight, Inc.	Vista Equity Partners	9.8x	8.4x
02/04/2019	The Ultimate Software Group, Inc.	Investor Group	10.0x	8.4x
04/11/2022	Datto, Inc.	Kaseya & Insight	9.7x	8.3x
1/29/2018	Callidus Software Inc.	SAP AG	9.8x	8.3x
12/21/2020	RealPage, Inc.	Thoma Bravo	9.1x	8.2x
12/17/2017	Aconex Limited	Oracle Corporation	9.4x	8.1x
08/03/2022	Ping Identity Corporation	Thoma Bravo	8.9x	8.0x
09/28/2022	BTRS Holdings Inc.	EQT X Fund	9.7x	7.9x
05/22/2012	Ariba, Inc.	SAP AG	8.8x	7.8x
06/12/2019	Medidata Solutions, Inc.	Dassault Systèmes	8.8x	7.5x
03/10/2021	Talend S.A.	Thoma Bravo	8.5x	7.4x
03/13/2023	Qualtrics International Inc.	Silver Lake & CPP Investments	8.0x	7.1x
01/09/2023	Duck Creek Technologies, Inc.	Vista Equity Partners	7.7x	7.0x
11/11/2018	Apptio, Inc.	Vista Equity Partners	8.1x	7.0x
12/20/2013	Responsys, Inc.	Oracle Corporation	8.1x	6.9x
02/12/2019	Ellie Mae Inc.	Thoma Bravo	7.0x	6.8x
12/24/2018	MINDBODY, Inc.	Vista Equity Partners	7.8x	6.7x
12/04/2019	Instructure, Inc.	Thoma Bravo	7.7x	6.5x
04/18/2016	Cvent, Inc.	Vista Equity Partners	8.0x	6.5x
06/04/2013	ExactTarget, Inc.	Salesforce.com, Inc.	7.9x	6.5x
08/01/2016	Fleetmatics Group PLC	Verizon	7.6x	6.3x
10/24/2011	RightNow Technologies, Inc.	Oracle Corporation	7.4x	6.2x
08/05/2021	Cornerstone OnDemand, Inc.	Clearlake Capital	6.3x	5.9x
05/31/2016	Marketo, Inc.	Vista Equity Partners	7.5x	5.9x
12/1/2021	Blue Prism Group Plc	SS&C Technology Holdings, Inc.	7.2x	5.8x
06/24/2022	Zendesk, Inc.	H&F & Permira	6.8x	5.4x
10/27/2022	UserTesting, Inc.	Thoma Bravo	6.2x	5.3x
06/28/2021	QAD Inc.	Thoma Bravo	5.8x	5.3x
02/09/2012	Taleo Corporation	Oracle Corporation	6.3x	5.3x
12/23/2018	MYOB Limited	KKR & Co. Inc.	5.4x	4.9x
10/23/2017	BroadSoft, Inc.	Cisco Systems, Inc.	5.3x	4.6x
02/09/2023	Sumo Logic, Inc.	Francisco Partners	4.9x	4.2x
06/15/2015	DealerTrack Holdings, Inc.	Cox Automotive	4.9x	4.1x
11/11/2018	Athenahealth, Inc.	Veritas Capital & Elliott	4.3x	3.9x
05/18/2016	inContact, Inc.	NICE Systems	4.2x	3.6x
12/17/2019	LogMeIn Inc.	Francisco Partners	3.5x	3.4x
08/27/2012	Kenexa Corporation	IBM	4.0x	3.3x
08/31/2016	Interactive Intelligence Group, Inc.	Genesys (Permira)	3.4x	3.2x
07/01/2011	Blackboard Inc.	Providence Equity	3.7x	3.2x
03/13/2023	Momentive Global Inc.	Symphony Technology Group	3.1x	3.0x
11/02/2015	Constant Contact, Inc.	Endurance International	2.6x	2.3x

Based on the analysis of the LTM Revenue Multiple for each of the selected transactions, Qatalyst Partners selected a representative multiple range of 6.3x to 9.9x (which was chosen based on Qatalyst Partners’ professional judgment) and applied that range to the Company’s revenue for the twelve-month period ended on September 30, 2022, of $604 million, as provided in the Company’s public filings. Based on the calculations in the immediately preceding sentence and the number of fully diluted shares of Company common stock (calculated utilizing the treasury stock method) as of March 10, 2023, which takes into account the Options and RSU awards as of March 10, 2023, all of which amounts were provided by the Company’s management, this analysis implied a range of per share values for the Company common stock of approximately $7.03 to $11.04.
Based on the analysis of the NTM Revenue Multiple for each of the selected transactions, Qatalyst Partners selected a representative multiple range of 5.3x to 8.4x (which was chosen based on Qatalyst Partners' professional judgment) and applied that range to the Company’s projected revenue for the twelve-month period ending on September 30, 2023 of $706 million, based on the Analyst Projections. Based on the calculations in the immediately preceding sentence and the same fully-diluted share count calculation as used for the analysis utilizing LTM Revenue Multiples above, this analysis implied a range of per share values for the Company common stock of approximately $6.95 to $10.97.
No company or transaction utilized in the selected transactions analysis is identical to the Company or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond the Company’s control, such as the impact of competition on the Company’s business or the industry generally, industry growth and the absence of any material adverse change in the Company’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautions against placing undue reliance on this information.
Miscellaneous
In connection with the review of the Merger by the Cvent Board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of the Company. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the merger consideration of $8.50 per share of the Company common stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of the Company common stock (other than Parent or any affiliate of Parent), to such holders. This analysis does not purport to be an appraisal or to reflect the price at which the Company common stock might actually trade at any time.
Qatalyst Partners’ opinion and its presentation to the Cvent Board was one of many factors considered by the Cvent Board in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Cvent Board with respect to the merger consideration of $8.50 per share of the Company common stock in cash, without interest thereon, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of the Company common stock (other than Parent or any affiliate of Parent), or of whether the Cvent Board would have been willing to agree to different consideration. The merger consideration of $8.50 per share of the Company common stock in cash, without interest thereon, payable in the Merger was determined through arm’s-length negotiations between the Company and Parent and was unanimously approved by the Special Committee and the Cvent Board. Qatalyst Partners provided advice to the

Company during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to the Company or that any specific consideration constituted the only appropriate consideration for the Merger.
Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates. During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates, on the one hand, and the Company, Vista Equity Partners Management, LLC (“Vista Equity Partners Management”), Parent or Blackstone, an affiliate of Parent, on the other hand, pursuant to which compensation was received by Qatalyst Partners or its affiliates, except for a fee of approximately $62 million received by Qatalyst Partners in connection with acting as a financial advisor to Datto Holding Corp., a portfolio company of Vista Equity Partners Management, in connection with its announced transaction involving Kaseya Holdings Inc. and Kaseya Inc. Qatalyst Partners and/or its affiliates may have provided, and may in the future provide, investment banking and other financial services to the Company, Vista Equity Partners Management, Parent or Blackstone, or their respective affiliates, in each case, for which Qatalyst Partners may have received, or would expect to receive, compensation. The information disclosed in this paragraph regarding relationships of Qatalyst Partners and fees recognized by it is based upon information provided to the Company by Qatalyst Partners.
Under the terms of its engagement letter, Qatalyst Partners provided the Company with financial advisory services in connection with the proposed Merger for which it will be paid approximately $50 million, $5 million of which was payable upon the delivery of its opinion (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, the consummation of the Merger. The Company has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. The Company has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under federal securities law, and certain expenses related to or arising out of Qatalyst Partners’ engagement.
Opinion of J.P. Morgan
The Special Committee retained J.P. Morgan as its financial advisor in connection with the proposed Merger and to deliver a fairness opinion in connection with the proposed Merger.
At the meeting of the Special Committee on March 13, 2023, J.P. Morgan rendered its oral opinion to the Special Committee, which was subsequently confirmed by delivery of a written opinion, dated as of March 14, 2023, that as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to the holders of Cvent Common Stock (other than shares of Cvent common stock held by the Company as treasury stock, owned by Parent or any of its subsidiaries (including Merger Sub), in each case, as of immediately prior to the Effective Time or as to which holders thereof have properly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL or the Vista Stockholders) in the proposed Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated March 14, 2023, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Special Committee (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the Merger Consideration to be paid to the holders of the Company common stock (other than shares of Cvent common stock held by the Company as treasury stock, owned by Parent or any of its subsidiaries (including Merger Sub), in each case, as of immediately prior to the Effective Time or as to which holders thereof have properly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL or the Vista Stockholders) in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of the Company, as to the Preferred Equity Financing or the Preferred Commitment Letter, or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed a draft dated March 13, 2023 of the Merger Agreement;
•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;
•
compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•
compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business, as approved for J.P. Morgan’s use by the Special Committee; and
•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with the Special Committee and certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct nor was it provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company and the Special Committee as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company and Parent in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of the Company common stock (other than shares of Cvent common stock held by the Company as treasury stock, owned by Parent or any of its subsidiaries (including Merger Sub), in each case, as of immediately prior to the Effective Time or as to which holders thereof have properly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL or the Vista Stockholders) in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of the Company, as to the Preferred Equity Financing or the Preferred Commitment Letter, or as to the underlying decision by the Company to engage in the

Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed Merger, or any class of such persons relative to the Merger Consideration to be paid to the holders of the Company common stock in the proposed Merger or with respect to the fairness of any such compensation.
J.P. Morgan was not authorized by the Special Committee or otherwise to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.
The terms of the Merger Agreement, including the Merger Consideration, were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Special Committee and the Cvent Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Special Committee in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Special Committee, the Cvent Board or the Company’s management with respect to the proposed Merger or the Merger Consideration.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Special Committee on March 13, 2023, which was subsequently confirmed by delivery of a written opinion, dated as of March 14, 2023, and in the financial analyses presented to the Special Committee on March 13, 2023 in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Special Committee and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples
Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company. The companies selected by J.P. Morgan were:
•	DocuSign, Inc.
•	New Relic, Inc.
•	Five9, Inc.
•	Paycor HCM, Inc.
•	Freshworks Inc.
•	Vertex, Inc.
•	Zeta Global Holdings Corp.
•	Sprinklr, Inc.
These companies were selected because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, were considered similar to the Company. However, certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Company.
Using publicly available information, J.P. Morgan calculated, for each selected company, the multiple of the firm value (the “FV”) (calculated as equity value, plus or minus, as applicable, net debt or net cash) to the analyst consensus estimates of calendar year 2023 and 2024 revenues for the applicable company (the “FV/2023E Revenue Multiple” and “FV/2024E Revenue Multiple”).

The following table presents the results of this analysis.
Company	FV/2023E Revenue Multiple	FV/2024E Revenue Multiple
DocuSign, Inc.	4.2x	3.9x
New Relic, Inc.	4.8x	4.1x
Five9, Inc.	5.2x	4.4x
Paycor HCM, Inc.	6.8x	5.8x
Freshworks Inc.	5.8x	4.9x
Vertex, Inc.	5.2x	4.6x
Zeta Global Holdings Corp.	4.1x	3.4x
Sprinklr, Inc.	3.3x	2.9x
Based on the results of this analysis, J.P. Morgan selected a FV/2023E Revenue Multiple reference range for the Company of 3.3x to 5.8x and a FV/2024E Revenue Multiple reference range for the Company of 2.9x to 4.9x. J.P. Morgan then applied such reference ranges to the Company’s projected revenue for calendar years 2023 and 2024, respectively, as set forth in the February Projections. These analyses indicated a range of firm values, which was then adjusted to take into account the Company’s net debt of $106 million obtained from the Company’s management, calculated as of December 31, 2022 to derive ranges of implied per share equity value for the Company common stock (rounded to the nearest $0.10) of approximately $4.50 to $7.90 and $4.80 to $8.10 for 2023 and 2024, respectively. J.P. Morgan compared this to the Merger Consideration of $8.50 per share of the Company common stock.
Selected Transaction Analysis
Using publicly available information, J.P. Morgan examined selected transactions involving businesses which J.P. Morgan judged to be sufficiently analogous to the Company’s business (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which the Company operates.
Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of the target company's FV implied in the relevant transaction to the target company's estimated revenue for the twelve months immediately following the announcement of the applicable transaction (the “FV/NTM Revenue Multiple”).
The following transactions were selected by J.P. Morgan as relevant to the evaluation of the proposed Merger and the FV/NTM Revenue Multiple for each such transaction are as indicated in the following table:
Announcement Date	Target	Acquiror	FV/NTM Revenue Multiple
January 9, 2023	Duck Creek Technologies, Inc.	Vista Equity Partners Management, LLC	6.8x
December 12, 2022	Coupa Software Incorporated	Thoma Bravo LP	8.6x
June 24, 2022	Zendesk, Inc.	Hellman & Friedman LLC and Permira Advisers LLC	5.8x
December 17, 2021	Bottomline Technologies, Inc.	Thoma Bravo LP	4.8x
August 5, 2021	Cornerstone OnDemand, Inc.	Clearlake Capital Group, L.P.	5.8x
February 13, 2020	RIB Software SE	Schneider Electric SE	5.0x
October 14, 2019	Sophos Group PLC	Thoma Bravo LP	4.6x
June 11, 2019	Medidata Solutions, Inc.	Dassault Systèmes SE	7.4x
December 24, 2018	MINDBODY, Inc.	Vista Equity Partners Management, LLC	6.7x
November 12, 2018	AthenaHealth, Inc.	Veritas Capital and Elliot Management	3.9x
April 18, 2016	Cvent, Inc.	Vista Equity Partners Management, LLC	6.0x
None of the selected transactions reviewed was identical to the proposed Merger. However, the selected transactions were chosen by J.P. Morgan because J.P. Morgan judged certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, to be similar to the proposed Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed Merger.
Based on the results of this analysis and J.P. Morgan’s professional judgment and experience, J.P. Morgan selected a FV/NTM Revenue Multiple reference range for the Company of 4.0x to 8.5x. J.P. Morgan then applied such reference range to the Company’s projected revenue for calendar year 2023 as set forth in the February Projections. The analysis indicated a range of firm values, which was then adjusted to take into account the Company's net debt of $106 million obtained from the Company’s management, calculated as of December 31, 2022, which further indicated a range of implied per share equity value for the Company common stock (rounded to the nearest $0.10) of approximately $5.50 to $11.40, which J.P. Morgan compared to the Merger Consideration of $8.50 per share of the Company common stock.
Discounted Cash Flow Analysis
J.P. Morgan conducted a discounted cash flow analysis, using the unlevered free cash flows (less stock-based compensation) that the Company was forecasted to generate from December 31, 2022 through fiscal year 2028, as set forth in the February Projections, for the purpose of determining the fully diluted equity value per share for the Company common stock. J.P. Morgan also calculated a range of terminal values for the Company at the end of the 6-year period ending in 2028 by applying terminal growth rates ranging from 4.5% to 5.5%, which were determined based on J.P. Morgan's professional judgment and experience, to estimates of terminal revenue for the Company at the terminal year, based on the February Projections. J.P. Morgan then discounted such unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2022 using discount rates ranging from 11.0% to 12.0%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present values of such unlevered free cash flow estimates and the range of terminal values were then adjusted for the Company’s estimated net debt of $106 million obtained from the Company management, calculated as of December 31, 2022 to derive implied equity values per share of the Company common stock on a fully diluted basis. This analysis indicated a range of implied per share equity value for the Company common stock (rounded to the nearest $0.10) of $6.30 to $8.60, which J.P. Morgan compared to the Merger Consideration of $8.50 per share of the Company common stock.
Other Information
J.P. Morgan observed certain additional information for reference purposes only and not as a component of its fairness analysis:
•
52-Week Historical Trading Range. J.P. Morgan reviewed the 52-week trading range of the Company common stock for the period ending January 30, 2023, representing the last unaffected trading day prior to news that the Company was exploring a sale, which was $4.09 to $8.91 per share of the Company common stock. J.P. Morgan compared that range to (a) the closing share price of the Company common stock of $4.09 on June 10, 2022, (b) the closing share price of the Company common stock of $8.91 on March 10, 2022 and (c) the Merger Consideration of $8.50 per share of the Company common stock. J.P. Morgan noted that historical trading range analyses were presented merely for reference purposes only and not as a component of its fairness analysis.

•
Analyst Price Targets. J.P. Morgan reviewed the price targets of five publicly available equity research analysts for the Company common stock available as of March 13, 2023, which provided a reference range of $6.00 to $11.00 per share of the Company common stock. J.P. Morgan compared the analyst price targets analysis to (a) the closing share price of the Company Common Stock of $6.57 on January 30, 2023, the last unaffected trading day prior to news that the Company was exploring a sale, and (b) the Merger Consideration of $8.50 per share of the Company common stock. J.P. Morgan noted that the analyst price target analyses were presented merely for reference purposes only and not as a component of its fairness analysis.

Miscellaneous
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company, the order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the Merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Special Committee and deliver an opinion to the Special Committee with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.
J.P. Morgan received a fee from the Company of $4,000,000 for the rendering of its opinion to the Special Committee. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as co-placement agent on an offering of equity securities of the Company’s predecessor in December 2021. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have also had commercial or investment banking relationships with the Company’s approximately 81% stockholder, Vista Equity Partners (“Vista”), for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included providing debt syndication services, equity underwriting, and financial advisory services to Vista portfolio companies. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have also had commercial or investment banking relationships with Parent’s parent entity, Blackstone, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on a syndicated credit facility for a Blackstone affiliate in February 2021, joint lead bookrunner on an offering of debt securities of a Blackstone affiliate in September 2021, joint lead bookrunner on an offering of equity securities of a Blackstone affiliate in September 2021 and financial advisor to a Blackstone affiliate on its acquisition of an ownership stake in Elba Liquefaction Company in May 2022. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have also had commercial or investment banking relationships with Blackstone portfolio companies, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to Blackstone portfolio companies. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Vista and its portfolio companies and Blackstone and its portfolio companies, for which it receives customary compensation or other financial benefits. During the two-year period preceding delivery of its written opinion ending on March 14, 2023, the aggregate fees recognized by J.P. Morgan from the Company were approximately $37 million, from Vista were approximately $30.4 million, and from Blackstone were approximately $239.6 million, as provided by J.P. Morgan. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Blackstone. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Blackstone for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.
Certain Financial Projections
The Company does not, in the ordinary course, make long-term projections as to future performance available to the public, given, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized or may change. In connection with the evaluation of potential strategic alternatives, senior management prepared certain unaudited prospective financial information for the Company. Financial projections for the remainder of fiscal year 2022 and fiscal years 2023 through 2025 were prepared by senior management and were reviewed and approved for use by the Board on December 6, 2022 (the “December Projections”). The December Projections were (a) shared on December 8, 2022 with Blackstone and (b) uploaded on December 9, 2022 to the virtual data room set up for the transaction, where other potential bidders that were admitted to the virtual data room were provided with access to the December Projections. At the request of Blackstone, the Company’s management also prepared free cash flow projections for each quarter of fiscal year 2023 (the “Supplemental Free Cash Flow Projections”), which were calculated based on the Adjusted EBITDA for fiscal year 2023 on a quarterly basis and were approved by the Board on January 6, 2023, and provided to Blackstone on January 8, 2023. At the direction of the Board, the Company’s management also prepared free cash flow projections for fiscal years 2024 through 2028 and extrapolated the December Projections to include projections for fiscal years 2026 through 2028 (the “January Projections”), which were approved by the Board on January 6, 2023. In February, the Company’s management updated each of the Supplemental Free Cash Flow Projections (as updated, the “Updated Free Cash Flow Projections”) and the January Projections (as updated, the “February Projections”) to reflect refined assumptions with respect to projected cash taxes for fiscal year 2023 and the impact of such refined assumptions on the Company and its free cash flow. The Updated Free Cash Flow Projections were calculated based on the Adjusted EBITDA for fiscal year 2023 on a quarterly basis, were approved by the Board on February 12, 2023 and were provided to Blackstone on February 13, 2023, and the February Projections were approved by the Board on February 12, 2023 for use and reliance by Qatalyst Partners in connection with its financial analyses and in connection with its opinion to the Board as described above under the section of this proxy statement titled “The Merger — Opinion of Qatalyst Partners.” The February Projections were also approved by the Special Committee on March 9, 2023 for use and reliance by J.P. Morgan in connection with its financial analyses and in connection with its opinion to the Special Committee described above under the section of this proxy statement titled “The Merger — Opinion of J.P. Morgan.” The February Projections, the January Projections, the December Projections, the Updated Free Cash Flow Projections and the Supplemental Free Cash Flow Projections are collectively referred to herein as the “Projections.”
The Projections were prepared by senior management at the direction of the Board. The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles (“GAAP”). The Projections have been prepared by, and are the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to the Company’s previously issued financial statements. It does not extend to the Projections and should not be read to do so.
The tables below present summaries of the Projections, as prepared by senior management and provided by senior management to the Board and the Special Committee. The Projections summarized below are included solely to provide the Company’s stockholders access to financial projections that were made available to the Board, the Special Committee, Qatalyst Partners, J.P. Morgan and/or Blackstone in connection with the proposed Merger, and are not included in this proxy statement to influence a Company’s stockholder’s decision whether to vote to adopt the Merger Agreement or for any other purpose.
The Projections summarized below, while presented with numerical specificity, were based on numerous variables and assumptions that necessarily involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond the Company’s control. The Projections also reflect assumptions that are subject to change, including, but not limited to, assumptions regarding: demand for events and meetings, the return to in-person events, demand for advertising and software solutions, and demand for an integrated platform; growth rates; market share; market size and conditions; products and product mix; contract duration expansion; renewal rates; operating expenses; margins; ability to maintain and expand relationships with hotels and venues; and net working capital. The Projections cover multiple years, and thus, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and the achievability of the Projections include, but are not limited to: general economic conditions and disruptions in the financial, debt, capital, credit or securities markets; industry and market dynamics; competition; fluctuations in currency exchange rates; changes in applicable laws; and those risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. See also the section of this proxy statement titled “Cautionary Note Regarding Forward-Looking Statements.”
In addition, the Projections reflect assumptions that are subject to change and are susceptible to multiple interpretations based on actual results, revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Projections were prepared. Accordingly, actual results will differ, and may differ materially, from those contained in the Projections. The Projections assume organic company growth without business expansions from mergers and acquisitions or alternative business or licensing models. In addition, the Projections do not take into account any circumstances, transactions or events occurring after the date on which the Projections were prepared and do not give effect to any changes or expenses incurred after the date on which they were made, including as a result of the Merger or any effects of the Merger. The Company does not intend to update or otherwise revise the Projections to reflect circumstances existing after the date on which the Projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error. There can be no assurance that the financial results in the Projections will be realized, or that future actual financial results will not materially vary from those estimated in the Projections.
Certain of the measures included in the Projections, including adjusted EBITDA and unlevered free cash flow, are financial measures that are not calculated in accordance with GAAP. Such non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures provided to a financial advisor are excluded from the SEC’s rules concerning non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not prepared or relied upon by the Board or the Special Committee in connection with their consideration of the Merger Agreement or by either Qatalyst Partners of J.P. Morgan for purposes of its financial analyses. Accordingly, the Company has not provided a reconciliation of any financial measures included in the Projections.
The following table is a summary of the December Projections:
($ in millions)	2022E	2023E	2024E	2025E
Revenue	$630	$728	$886	$1,065
Adjusted EBITDA(1)	$110	$147	$228	$327
The following table is a summary of the Supplemental Free Cash Flow Projections:
($ in millions)	1Q23E	2Q23E	3Q23E	4Q23E
Unlevered Free Cash Flow(2)	$53	$26	$9	$9
The following table is a summary of the Updated Free Cash Flow Projections:
($ in millions)	1Q23E	2Q23E	3Q23E	4Q23E
Unlevered Free Cash Flow(2)	$50	$23	$6	$7

The following table is a summary of the January Projections:
($ in millions)	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$728	$886	$1,065	$1,256	$1,470	$1,710
Adjusted EBITDA(1)	$147	$228	$327	$418	$522	$640
Unlevered Free Cash Flow(2)	$96	$126	$186	$263	$345	$431
The following table is a summary of the February Projections:
($ in millions)	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$728	$886	$1,065	$1,256	$1,470	$1,710
Adjusted EBITDA(1)	$147	$228	$327	$418	$522	$640
Unlevered Free Cash Flow(3)	$86	$155	$214	$294	$383	$476
(1)
Adjusted EBITDA means net loss adjusted for interest expense, amortization of deferred financing costs and debt discount, gain/(loss) on extinguishment of debt, gain/(loss) on divestitures, net other income/(expense), net provision for/(benefit from) income taxes, depreciation, amortization of software development costs, intangible asset amortization, stock-based compensation expense, restructuring expense, cost related to acquisitions, and other items.

(2)
Unlevered Free Cash Flows means Adjusted EBITDA less (i) capital software development costs, less (ii) purchases of property and equipment, less (iii) cash non-GAAP items, less (iv) taxes paid, plus (v) change in net working capital, and is not burdened by stock-based compensation expense.

(3)
Unlevered Free Cash Flow means Adjusted EBITDA less (i) capital software development costs, less (ii) purchases of property and equipment, less (iii) cash non-GAAP items, less (iv) taxes paid, plus (v) change in net working capital, and is not burdened by stock-based compensation expense of $67 million for fiscal year 2023, $85 million for fiscal year 2024, $113 million for fiscal year 2025, $125 million for fiscal year 2026, $131 million for fiscal year 2027 and $137 million for fiscal year 2028.

The inclusion of selected elements of the Projections in the tables and accompanying narrative above should not be regarded as an indication that the Company and/or any of our affiliates, officers, directors, advisors or other representatives consider the Projections to be necessarily predictive of actual future events, and this information should not be relied upon as such. The Projections were based upon certain financial, operating and commercial assumptions developed solely using the information available to the Company’s senior management at the time the Projections were created. None of the Company and/or its affiliates, officers, directors, advisors or other representatives gives any Company’s stockholder or any other person any assurance that actual results will not differ materially from the Projections and, except as otherwise required by law, the Company and/or its affiliates, officers, directors, advisors or other representatives undertake no obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date on which the Projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Projections are shown to be in error. The Company has made no representation to Parent or Merger Sub concerning the Projections in the Merger Agreement or otherwise.
In light of the foregoing factors and the uncertainties inherent in the Projections, the Company’s stockholders are cautioned not to place undue, if any, reliance on such Projections.
Certain Effects of the Merger
If the Merger Proposal is approved and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into Cvent upon the terms set forth in the Merger Agreement. As the surviving corporation in the Merger, Cvent will continue to exist following the Merger and as a wholly owned subsidiary of Parent.
Following the Merger, all shares of Cvent common stock will be beneficially owned by Parent and, except as otherwise expressly agreed to in writing, none of the Company’s current stockholders will have any direct ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent after the consummation of the Merger. Following the Merger, Parent will have the potential to benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.
At the Effective Time, and without any action by any stockholder, except as otherwise expressly agreed to in writing prior to the Effective Time by Parent and a Cvent stockholder, each share of Cvent common stock that is issued and outstanding as of immediately prior to the Effective Time (other than shares of Cvent common stock held by the Company as treasury stock, owned by Parent or Merger Sub immediately prior to the Effective Time or as to which statutory rights of appraisal have been properly exercised in accordance with Section 262 of the DGCL) will be automatically canceled, extinguished and converted into the right to receive the Merger Consideration. See the section of this proxy statement titled “The Merger Agreement — Consideration to be Received in the Merger.”
Immediately prior to the Effective Time:
•
Cvent Stock Options. Each Vested Option with an exercise price per share less than the Merger Consideration will, at the Effective Time, be automatically cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the number of shares of Cvent common stock subject to such Vested Option as of immediately prior to the Effective Time and (b) the excess of the Merger Consideration minus the per share exercise price of such Vested Option. Each Unvested Option that is outstanding as of immediately prior to the Effective Time and has an exercise price per share less than the Merger Consideration will, at the Effective Time, be automatically cancelled and converted into the right to receive Cash Replacement Option Amounts which will, subject to the holder’s continued service through the applicable vesting dates, generally vest and be payable at the same time as the Unvested Options for which the Cash Replacement Option Amounts were exchanged would have vested pursuant to their terms. Each Option (whether a Vested Option or an Unvested Option) with an exercise price per share that is equal to or greater than the Merger Consideration will be cancelled automatically at the Effective Time for no consideration.

•
Cvent RSU Awards. Each Vested RSU award will automatically, at the Effective Time, be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the Merger Consideration and (b) the total number of shares of Cvent common stock subject to such Vested RSU award as of immediately prior to the Effective Time. Each Unvested RSU award will automatically, at the Effective Time, be cancelled and converted into Cash Replacement RSU Amounts, which will, subject to the holder’s continued service through the applicable vesting dates, generally vest and be payable at the same time as the Unvested RSU awards for which the Cash Replacement RSU Amounts were exchanged would have vested pursuant to their terms.

Cvent common stock is currently registered under the Exchange Act and trades on Nasdaq under the ticker symbol “CVT.” Following the consummation of the Merger, shares of Cvent common stock will be delisted from Nasdaq. In addition, the registration of shares of Cvent common stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC with respect to its common stock. Termination of registration of Cvent common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company’s stockholders and the SEC, and will make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.
Effects on the Company if the Merger Is Not Completed
If the Merger Proposal is not approved by the Company’s stockholders, or if the Merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Cvent common stock in connection with the Merger. Instead, the Company will remain an independent public company, Cvent common stock will continue to be listed and traded on Nasdaq, Cvent common stock will continue to be registered under the Exchange Act, the Company will continue to file periodic and other reports with the SEC with respect to its common stock and the Company’s stockholders will continue to own their shares of Cvent common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Cvent common stock.
If the Merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Cvent common stock, including the risk that the market price of Cvent common stock may decline to the extent that the current market price of Cvent common stock reflects a market assumption that the Merger will be completed. If the Merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely affected. Pursuant to the Merger Agreement, under certain circumstances, the Company is permitted to terminate the Merger Agreement in order to enter into an alternative transaction and may be obligated to pay to Parent the Company Termination Fee. Further, under certain circumstances, Parent may be obligated to pay the Company the Parent Termination Fee. See the section of this proxy statement titled “The Merger Agreement — Termination.”
Financing of the Merger
We presently anticipate that the total funds needed to complete the Merger and the related transactions will be approximately $4,589,000,000, which will be funded via the Debt Financing, the Equity Financing and the Preferred Equity Financing described below. Parent and Merger Sub have represented to Cvent in the Merger Agreement that, assuming the consummation of the Preferred Equity Financing, the aggregate proceeds from the Financing are sufficient to pay a portion of the aggregate Merger Consideration and related fees and expenses of the Company, Parent and Merger Sub (including in connection with the Merger and the Financing).
Parent has obtained a commitment from the Guarantors to provide equity financing pursuant to the terms of the Equity Commitment Letters. Concurrently with the execution of the Merger Agreement, Parent and Merger Sub delivered to Cvent copies of the Equity Commitment Letters. Other than as expressly set forth in the Equity Commitment Letters, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Equity Financing. In no event will the receipt or availability of any funds or financing (including the financing contemplated by the Equity Commitment Letters) by or to Parent or any of its affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub under the Merger Agreement.
Debt Commitment Letter
Pursuant to the Debt Commitment Letter, each of MSSF, UBS and Citizens has committed to fund certain senior secured revolving and term loan facilities at the closing of the Merger for the purpose of, among other things, allowing Parent and/or Merger Sub to fund (a) a portion of the aggregate Merger Consideration payable by Parent and/or Merger Sub, (b) the repayment in full of all outstanding indebtedness under the Company’s credit agreement and (c) related fees and expenses of the Company, Parent and Merger Sub (including in connection with the Financing and the Preferred Equity Financing).
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. The obligations of the Financing Sources to fund the Debt Financing under the Debt Commitment Letter are subject to a number of conditions, including, but not limited to: (a) the substantially simultaneous contribution of certain specified equity amounts, (b) the simultaneous, or substantially simultaneous consummation of the Merger and (c) the repayment in full of all outstanding indebtedness under the Company’s credits agreement.
The obligation of the Financing Sources to fund the debt commitments under the Debt Commitment Letter will automatically and immediately terminate in the event that either (a) the initial borrowing under the term loan facility does not occur on or before 11:59 p.m., New York City time, on the date that is five business days after the Termination Date or (b) the date on which Parent informs the Financing Sources that the Merger Agreement has been terminated in accordance with its terms by Parent prior to the consummation of the Merger.
Equity Commitment Letters
Pursuant to the Equity Commitment Letters, each of the Guarantors have committed to contribute or cause to be contributed to Parent at the closing of the Merger certain equity financing for the purpose of allowing Parent and/or Merger Sub to fully fund (a) a portion of the aggregate Merger Consideration payable by Parent and/or Merger Sub, and (b) related fees and expenses of the Company, Parent and Merger Sub (including in connection with the Merger).
The obligations of the Guarantors to provide certain equity financing under the Equity Commitment Letters are subject to a number of conditions, including, but not limited to: (a) the satisfaction or waiver by Parent of all of the conditions to Parent’s obligation to effect the closing set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), (b) the substantially simultaneous funding of (i) the Debt Financing and (ii) the equity commitments pursuant to the Equity Commitment Letters of each of the other Guarantors and (c) the substantially simultaneous consummation of the closing. Such funding will occur substantially simultaneously with the issuance of the securities to each of the Guarantors.
The obligation of each Guarantor to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of: (a) the consummation of the closing (but only if such obligation shall have been discharged in connection therewith), (b) the termination of the Merger Agreement pursuant to the Merger Agreement, (c) the commencement of any action, suit or proceeding which terminates the Guarantors’ obligations or liabilities under the Limited Guarantees in accordance with their terms, (d) the termination of any of the other Equity Commitment Letters of each of the other Guarantors and (e) the payment of any amounts due pursuant to the Limited Guarantees.
Cvent is an express third-party beneficiary of the Equity Commitment Letters solely with respect to enforcing Parent’s right to cause the commitment under the Equity Commitment Letters to be funded by the Guarantors to Parent in accordance with the Equity Commitment Letters, and to cause Parent to enforce its rights against the Guarantors to perform their funding obligations under the Equity Commitment Letters, in each case, subject to (a) the limitations and conditions set forth in the Equity Commitment Letters and (b) the terms and conditions of the Merger Agreement.
Limited Guarantees
Concurrently with the execution of the Merger Agreement, the Guarantors have executed and delivered limited guarantees in favor of Cvent. Pursuant to the Limited Guarantees, the Guarantors have agreed to guarantee the due and punctual performance and payment of: (a) Parent’s reimbursement and indemnification obligations set forth in the Merger Agreement and (b) the Parent Termination Fee when and only if such amounts become payable pursuant to the Merger Agreement, subject to certain limitations. The obligations of the Guarantors under the Limited Guarantees are subject to an aggregate cap equal to $282,216,878.
The Limited Guarantees will terminate and be of no further force and effect, and the Guarantors will have no further obligation or liability under the Limited Guarantees, upon the earliest to occur of: (a) the consummation of the closing of the Merger, (b) subject to the cap, receipt in full in cash by the Company or its affiliates of the obligations under the Limited Guarantees, (c) the valid termination of the Merger Agreement in accordance with its terms, other than (i) by the Company if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties covenants or other agreements contained in the Merger Agreement or if Parent fails to consummate the Merger following the satisfaction by the Company of the closing conditions or (ii) by the Company or Parent if the closing does not occur by the Termination Date at a time when the Company had the right to terminate the Merger Agreement pursuant provisions described in clause (c)(i) and (d) 120 days following the termination of the Merger Agreement (i) by the Company pursuant to the provisions described in clause (c)(i) or (ii) by the Company or Parent pursuant to the provision described in clause (c)(ii) (or, if the Company has made a claim under the Limited Guarantees prior to such date, the date that such claim is finally satisfied or otherwise finally resolved).
Preferred Commitment Letter
Pursuant to the Preferred Commitment Letter, the Vista Stockholders have committed to invest a portion of their proceeds from the merger consideration to acquire non-convertible preferred shares of Capstone TopCo, Inc., the indirect parent company of Parent. Such preferred shares of Capstone TopCo, Inc. shall be issued to the Vista Stockholders at the closing of the Merger in exchange for $1,250,000,000 (the “Preferred Purchase Price”) in cash, and, solely for administrative convenience, the payment of the Preferred Purchase Price for the preferred shares shall be satisfied in full from the merger consideration that the Vista Stockholders would otherwise receive in the Merger with respect to the number of shares of Cvent common stock equal to the Preferred Purchase Price divided by the per share price of the Merger Consideration. The preferred shares will be issued pursuant to certain preferred equity documentation expected to be entered into at the closing of the Merger, the terms of which shall be negotiated in accordance with the Preferred Commitment Letter. The closing of the Preferred Equity Financing is expected to occur substantially concurrently with the consummation of the Merger, on the terms and subject to the conditions set forth in the Preferred Commitment Letter.
Interests of the Company’s Directors and Executive Officers in the Merger
In considering the recommendations of the Cvent Board with respect to the Merger, Cvent stockholders should be aware that the directors and executive officers of Cvent have certain interests, including financial interests, in the Merger that may be different from, or in addition to, the interests of Cvent stockholders generally. The Special Committee and the Cvent Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement, and in making its recommendation that Cvent stockholders adopt the Merger Agreement. See the section of this proxy statement titled “The Merger — Background of the Merger” and the section of this proxy statement titled “The Merger — Reasons for the Merger; Recommendation of the Special Committee and the Cvent Board.” These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Treatment of Cvent Equity Awards
Cvent Stock Options. Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any Option, at the Effective Time, each Option outstanding as of immediately prior to the Effective Time with an exercise price per share less than the Merger Consideration will automatically, be treated as follows:
•
Vested Options. Each Vested Option will, at the Effective Time, be automatically cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the number of shares of Cvent common stock subject to such Vested Option as of immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration over the per share exercise price of such Vested Option.

•
Unvested Options. Each Unvested Option will, at the Effective Time, be automatically cancelled and converted into the right to receive the Cash Replacement Option Amounts, i.e., an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the number of shares of Cvent common stock subject to such Unvested Option as of immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration over the per share exercise price of such Unvested Option. The Cash Replacement Option Amounts will, subject to the holder’s continued service through the applicable vesting dates, vest and be payable at the same time as the Unvested Options for which the Cash Replacement Option Amounts were exchanged would have vested pursuant to their terms, including with respect to any terms providing for acceleration of vesting.

Each Option (whether a Vested Option or an Unvested Option) with a per share exercise price equal to or greater than the Merger Consideration will be cancelled automatically at the Effective Time for no consideration.
Cvent RSU Awards. Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any RSU award, at the Effective Time, each RSU award outstanding as of immediately prior to the Effective Time will automatically be treated as follows:
•
Vested RSUs. Each Vested RSU award will automatically, at the Effective Time, be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the Merger Consideration and (b) the total number of shares of Cvent common stock subject to such Vested RSU award as of immediately prior to the Effective Time.

•
Unvested RSUs. Each Unvested RSU award will automatically, at the Effective Time, be cancelled and converted into the right to receive the Cash Replacement RSU Amounts, i.e., an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the Merger Consideration and (b) the total number of shares of Cvent common stock subject to such Unvested RSU award as of immediately prior to the Effective Time. The Cash Replacement RSU Amounts will, subject to the holder’s continued service through the applicable vesting dates, vest and be payable at the same time as the Unvested RSU awards for which the Cash Replacement RSU Amounts were exchanged would have vested pursuant to their terms, including with respect to any terms providing for acceleration of vesting.

Quantification of Payments. All Unvested RSU awards held by our non-employee directors will fully vest at the Effective Time, subject to the non-employee director’s continued service through the Effective Time. The estimated aggregate amount that would be payable to Cvent’s seven non-employee directors for their Unvested RSU awards if the Effective Time occurred on April 17, 2023 is $567,290. For an estimate of the amounts that would be payable to each of Cvent’s named executive officers with regards to their Options and RSU awards, see the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits.”
Employment Agreements with Executive Officers
Each of Rajeev K. Aggarwal, Cvent’s Chief Executive Officer, Charles V. Ghoorah, Cvent’s President of Worldwide Sales, David C. Quattrone, Cvent’s Chief Technology Officer, William J. Newman, III, Cvent’s Senior Vice President and Chief Financial Officer and Jeannette Koonce, Cvent’s General Counsel and Corporate Secretary is party to an employment agreement with Cvent (the “Employment Agreements”). Under the Employment Agreements, each executive officer is eligible for certain severance payments and benefits if he or she incurs a termination of employment by Cvent without cause or resigns for good reason (each, a “qualifying termination”).

The Employment Agreements provide that, upon a qualifying termination, Messrs. Aggarwal, Ghoorah, and Quattrone would be entitled to:
•	12 months of base salary continuation;
•	to the extent approved by the Cvent Board and Cvent’s Chief Executive Officer, a prorated bonus based on actual performance for the year in which such termination occurs; and
•	reimbursements of any health coverage premiums paid under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of up to 12 months.
The Employment Agreements provide that, upon a qualifying termination, Mr. Newman and Ms. Koonce would be entitled to:
•
12 months of base salary continuation, provided that any remuneration received between the date that is 6 months following termination and the date that is 12 months following termination will be offset against any base salary continuation on a dollar-for-dollar basis;

•	to the extent approved by the Cvent Board and Cvent’s Chief Executive Officer, a prorated bonus based on actual performance for the year in which such termination occurs; and
•	reimbursement of any health coverage premiums paid under COBRA for a period of up to 6 months.
Payments and benefits under each of the Employment Agreements are subject to the applicable executive officer’s execution and non-revocation of a general release of claims in favor of Cvent and continued compliance with the Company’s Confidentiality, Invention Assignment, Non-Solicit, Non-Compete, and Arbitration Agreement.
Arrangements with Parent
As of the date of this proxy statement, none of our executive officers has had any discussions or negotiations, or entered into any agreement, with Parent or any of its affiliates regarding the potential terms of their individual employment arrangements or the right to purchase or participate in the equity of Parent or one or more of its affiliates following the consummation of the Merger. Prior to or following the closing of the Merger, however, certain executive officers may have discussions, or may enter into agreements with, Parent, Cvent, or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates.
280G Mitigation Actions
Under the Merger Agreement, Cvent may take certain actions before the Effective Time to mitigate the amount of potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), including the executive officers. As of the date of this proxy statement, Cvent has not approved any specific actions to mitigate any impact of Section 280G of the Code on Cvent or any disqualified individuals.
Special Committee Fees
In connection with their service as members of the Special Committee, members of the Special Committee are eligible to receive an additional cash fee in the amount of $1,500 for each meeting of the Special Committee (none of which is contingent upon the consummation of the Merger or the Special Committee’s or the Cvent Board’s recommendation of the Merger).
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, Cvent’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section of this proxy statement titled “The Merger Agreement — Indemnification of Directors and Officers and Insurance.”
Quantification of Payments and Benefits
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that may be paid or become payable to each of our named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger is consummated on April 17, 2023, that the named executive officer’s employment is terminated by Cvent without cause or by the named executive officer for good reason, and, in each case, on that date, the named executive officers’ salary and target bonus amounts are those in effect as of the date of this proxy statement.
In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.
Name	Cash ($)(1)	Perquisites/ Benefits ($)(2)	Total ($)
Rajeev K. Aggarwal	576,933	23,054	599,986
Charles V. Ghoorah	464,274	24,935	489,209
David C. Quattrone	577,867	21,821	599,688
William J. Newman, III	417,753	11,613	429,366
Jeannette Koonce	449,141	12,468	461,609
Lawrence J. Samuelson(3)	—	—	—
(1)
The cash amounts reflected in this column represent potential severance payments to each named executive officer pursuant to each named executive officer’s Employment Agreement if the named executive officer incurs a qualifying termination of employment. Specifically, the cash amounts consist of (i) a severance payment in an amount equal to 12 months of base salary, and (ii) to the extent approved by the Cvent Board and Cvent’s Chief Executive Officer, a prorated bonus based on actual performance for the year in which such termination occurs. For purposes of this disclosure, the amount of each named executive officer’s bonus at target performance levels assuming a termination date of April 17, 2023 has been included. The severance amounts are “double trigger” payments and would be payable upon a named executive officer’s qualifying termination of employment without regard to whether the Merger occurs. For more information, see the section of this proxy statement titled “The Merger — Interests of the Directors and Executive Officers in the Merger — Employment Agreements with Executive Officers.”

Name	Severance Payment ($)	Prorated Annual Bonus Payment ($)
Rajeev K. Aggarwal	523,515	53,418
Charles V. Ghoorah	411,670	52,604
David C. Quattrone	524,363	53,504
William J. Newman, III	382,660	35,093
Jeannette Koonce	409,500	39,641
Lawrence J. Samuelson	—	—
(2)
The amounts reflected in this column represent the value of continued health coverage, or reimbursement of health premiums, or payments in lieu of continued health coverage, payable to each named executive officer pursuant to each named executive officer’s Employment Agreement if the named executive officer incurs a qualifying termination of employment. The amounts are “double trigger” payments and would be payable upon a named executive officer’s qualifying termination of employment without regard to whether the Merger occurs. For more information, see the section of this proxy statement titled “The Merger — Interests of the Directors and Executive Officers in the Merger — Employment Agreements with Executive Officers.”

(3)
Mr. Samuelson separated from his position as the Senior Vice President, General Counsel and Corporate Secretary of Cvent effective April 1, 2022. He is not entitled to and will not receive any payments or benefits in connection with the Merger.

Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Material U.S. Federal Income Tax Considerations
The following discussion summarizes certain material U.S. federal income tax considerations applicable to holders of Cvent common stock who receive cash in exchange for shares of Cvent common stock pursuant to the Merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the Merger. This discussion is based upon the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and judicial decisions and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (referred to herein as the “IRS”) regarding any of the tax issues discussed herein. There can be no assurance that the IRS will not challenge one or more of the tax consequences of the Merger described in this proxy statement.

This discussion assumes that holders of Cvent common stock hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder of Cvent common stock in light of such holder’s individual circumstances, nor does it address U.S. state or local, non-U.S., or estate or gift taxes, the alternative minimum tax, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, the Medicare tax on net investment income or any other aspect of any U.S. federal tax other than the income tax. This discussion also does not address tax considerations that may be relevant to holders of Cvent common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions, brokers or dealers in securities or currencies, mutual funds, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities and their partners or members, S corporations, tax-exempt organizations, governmental organizations, retirement or other tax-deferred accounts, insurance companies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, U.S. expatriates and former citizens or long-term residents of the United States, holders who acquired their Cvent common stock through the exercise of Company stock options or otherwise as compensation, holders who hold their Cvent common stock as part of a hedge, straddle, constructive sale, conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, real estate investment trusts, regulated investment companies, holders deemed to sell their shares of Cvent common stock under the constructive sale provisions of the Code, persons who own (directly, indirectly or constructively) an equity interest in Parent or the surviving corporation and holders who exercise appraisal rights in connection with the merger under the DGCL.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Cvent common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partner and the partnership. If you are a partnership holding Cvent common stock or a partner of a partnership holding Cvent common stock, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of the Merger relevant to you.
This discussion is for informational purposes only and is not tax advice. Holders of Cvent common stock are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the Merger to them in light of their particular circumstances, as well as any tax consequences of the Merger arising under the U.S. federal tax laws other than those pertaining to income tax, including estate or gift tax laws, “golden parachute” rules, or under any state, local or non-U.S. tax laws or under any applicable income tax treaty.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Cvent common stock that, for U.S. federal income tax purposes, is:
•	an individual who is a citizen or resident of the United States;
•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;
•
a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons as described in Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person (within the meaning of the Code); and

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.
For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Cvent common stock that is, for U.S. federal income tax purposes, an individual, a corporation, a trust or an estate that is not a U.S. holder.
U.S. Holders
The receipt of cash in exchange for shares of Cvent common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger (determined before the deduction of any applicable withholding taxes) and such U.S. holder’s adjusted tax basis in the shares exchanged for cash pursuant to the Merger. A U.S. holder’s adjusted tax basis in a share of Cvent common stock will generally be equal to the amount the U.S. holder paid for such share. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares exceeds one year as of the date of the closing. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Cvent common stock (i.e., common stock acquired at the same time and at the same price in a single transaction). U.S. holders who own separate blocks of Cvent common stock should consult their own tax advisors with respect to these rules.
A U.S. holder may, unless an exception applies, be subject to information reporting and backup withholding (currently at a rate of 24%) with respect to the cash received pursuant to the Merger, unless such U.S. holder provides its correct taxpayer identification number (referred to as the “TIN”) on IRS Form W-9 (or if appropriate, a substitute or successor form) and certifies under penalties of perjury that such TIN is correct and that such U.S. holder is not subject to backup withholding. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any; provided that such U.S. holder furnishes the required information to the IRS in a timely manner and other requirements are satisfied.
Non-U.S. Holders
Any gain recognized on the receipt of cash pursuant to the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with the conduct of a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on earnings and profits (as determined for U.S. federal income tax purposes) effectively connected with a U.S. trade or business, subject to certain adjustments;

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax (or tax at such lower rate as may be specified under an applicable income tax treaty) on the non-U.S. holder’s net gain realized in the Merger, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•
the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (a) the five-year period ending on the date of the Merger and (b) the non-U.S. holder’s holding period in Cvent common stock, and, at any time during such period, the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the outstanding Cvent common stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The Company does not believe that it was and does not expect that it will be a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period ending on the date of the Merger.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently at a rate of 24%) with respect to the cash received by such non-U.S. holder pursuant to the Merger, unless such non-U.S. holder provides the Payment Agent with an applicable and properly executed IRS Form W-8 certifying under penalties of perjury the holder’s non-U.S. status (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person as defined under the Code) or otherwise establishes an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the taxing authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the non-U.S. holder furnishes the required information to the IRS in a timely manner and other applicable requirements are satisfied. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

THE FOREGOING DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER. THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, A HOLDER’S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER IN LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES WITH RESPECT TO ANY NON-INCOME TAX OR ANY STATE, LOCAL OR NON-U.S. TAX LAWS.
Regulatory Approvals Required for the Merger
U.S. Antitrust
The obligations of Parent and the Company to consummate the Merger are subject to the waiting period applicable to the Merger under the HSR Act. Under the HSR Act and the rules and regulations promulgated thereunder, the Merger may not be completed until notifications have been filed and certain information has been furnished to the FTC and the DOJ and the specified waiting period has expired or has been terminated. The Company and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the DOJ and the FTC on March 28, 2023. Both before and after the expiration of the applicable waiting period, the FTC and the DOJ retain the authority to challenge the Merger on antitrust grounds.
In addition, the Merger may be reviewed by the state attorneys general in the various states in which Parent and the Company operate. These authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or seek to prohibit the Merger under the circumstances and based on the standards set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the Merger. As of the date of this proxy statement, neither Parent nor the Company has been notified by any state attorney general indicating any plan to review the Merger.
Other Regulatory Notifications
The consummation of the Merger is also conditioned upon the clearance or approval by the antitrust authorities in certain other jurisdictions and other relevant governmental authorities under foreign investment laws. The Merger cannot be completed until Cvent and Parent obtain clearance to consummate the Merger or the applicable waiting periods have expired or been terminated in such jurisdictions.
There can be no assurances that all of the required regulatory approvals will be obtained and, if obtained, there can be no assurances as to the timing of any approvals.
The Merger Agreement includes covenants obligating each of the parties, with respect to filings under the HSR Act and foreign regulatory laws, to supply (or cause to be supplied) information that may be required to make such filings or any additional information that may be requested by the FTC, DOJ, or other governmental authorities in which such a filing is made, to cooperate and coordinate (and to cause their respective affiliates to cooperate and coordinate) with the other to make such filings, and to use their reasonable best efforts to take, or cause to be taken (including by their respective affiliates), all actions reasonably necessary, proper or advisable to (a) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and obtain any foreign regulatory consents applicable to the Merger as promptly as practicable and (b) obtain all clearances, consents, approvals, waivers, actions, non-actions, or other authorizations pursuant to the HSR Act and any foreign antitrust laws and foreign investment laws applicable to the Merger as promptly as practicable. For more information regarding these covenants, see the section of this proxy statement titled “The Merger Agreement — Reasonable Best Efforts; Antitrust Filings.”
Legal Proceedings Regarding the Merger
As of the date of this Proxy Statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Cvent, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is the absence of any law, injunction or order from any governmental authority having jurisdiction over any party to the Merger Agreement (whether temporary, preliminary or permanent) prohibiting, enjoining or otherwise making illegal the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.
Delisting and Deregistration of Cvent Common Stock
If the Merger is completed, the shares of Cvent common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Cvent common stock will no longer be publicly traded.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. The provisions of the Merger Agreement are extensive and not easily summarized. We urge you to carefully read this entire proxy statement, including the annexes and the other documents to which we have referred you. You should also review the section of this proxy statement titled “Where You Can Find Additional Information.”
The Merger Agreement has been included to provide you with information regarding its terms, and we recommend that you read it in its entirety. The Merger Agreement is a contractual document that establishes and governs the legal relations between the Company, Parent and Merger Sub and allocates risks between the parties, with respect to the Merger, the other agreements contemplated by the Merger Agreement, and the transactions contemplated by the Merger Agreement.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates specified in the Merger Agreement. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract between the respective parties and are subject to representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by a confidential disclosure letter made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts), and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors, security holders, or securities laws. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
The representations and warranties in the Merger Agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described in the section of this proxy statement titled “Where You Can Find Additional Information.”
The Merger
Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent.
Closing and Effective Time of the Merger
The closing of the Merger will take place at 8:00 a.m., New York City time, within two business days (except, if the Last Condition (as defined below) is the requisite stockholder approval, then within four business days) after the satisfaction or waiver (to the extent permitted by the Merger Agreement) of the last to be satisfied or waived of all of the conditions described in the section of this proxy statement titled “The Merger Agreement — Conditions of the Merger” (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) (such condition, the “Last Condition”) or such other time as Parent, Merger Sub and Cvent mutually agree in writing; however, in no event will Parent or Merger Sub be obligated to consummate the closing prior to June 15, 2023 without the written consent of Parent.
The Merger will become effective at the time a certificate of merger is filed with and accepted by the Secretary of State of the State of Delaware or at such later time specified in the certificate of merger and agreed to by the parties (the “Effective Time”).

Certificate of Incorporation and Bylaws; Directors and Officers
At the Effective Time and by virtue of the Merger, (a) the certificate of incorporation of the surviving corporation will be amended and restated in its entirety to be read as set forth in the applicable exhibit attached to the Merger Agreement, and (b) the bylaws of the surviving corporation will be amended and restated in their entirety to be identical to the bylaws of Merger Sub, except that all references to Merger Sub will be automatically amended and become references to the surviving corporation.
Under the Merger Agreement, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Company, as the surviving corporation, immediately following the Effective Time. The officers of the Company immediately prior to the Effective Time will be the officers of the Company, as the surviving corporation, immediately following the Effective Time.
Consideration to be Received in the Merger
At the Effective Time, except as otherwise expressly agreed to in writing prior to the Effective Time by Parent and a Cvent stockholder, each share of Cvent common stock that is issued and outstanding as of immediately prior to the Effective Time (other than any shares of Cvent common stock that are held by the Company as treasury stock or owned by Parent, Merger Sub or any other subsidiaries thereof, or any shares of Cvent common stock as to which appraisal rights have been properly exercised in accordance with Delaware law) will be automatically canceled, extinguished and converted into the right to receive cash in an amount equal to $8.50, without interest thereon (the “Merger Consideration”).
Treatment of Cvent Equity Awards and the Cvent ESPP in the Merger
At the Effective Time, all Cvent equity awards, including awards held by our non-employee directors and executive officers that are outstanding immediately prior to the Effective Time will generally be subject to the following treatment:
Cvent Stock Options
The Merger Agreement provides that each Vested Option with an exercise price per share less than the Merger Consideration will, at the Effective Time, be automatically cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the number of shares of Cvent common stock subject to such Vested Option as of immediately prior to the Effective Time and (b) the excess of the Merger Consideration minus the per share exercise price of such Vested Option.
The Merger Agreement provides that each Unvested Option that is outstanding as of immediately prior to the Effective Time and has an exercise price per share less than the Merger Consideration will, at the Effective Time, be automatically cancelled and converted into the right to receive Cash Replacement Option Amounts which will, subject to the holder’s continued service through the applicable vesting dates, generally vest and be payable at the same time as the Unvested Options for which the Cash Replacement Option Amounts were exchanged would have vested pursuant to their terms.
Each Option (whether a Vested Option or an Unvested Option) with an exercise price per share that is equal to or greater than the Merger Consideration will be cancelled automatically at the Effective Time for no consideration.
Cvent RSU Awards
The Merger Agreement provides that each Vested RSU award will automatically, at the Effective Time, be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (a) the Merger Consideration and (b) the total number of shares of Cvent common stock subject to such Vested RSU award as of immediately prior to the Effective Time.
The Merger Agreement provides that each Unvested RSU award will automatically, at the Effective Time, be cancelled and converted into Cash Replacement RSU Amounts, which will, subject to the holder’s continued service through the applicable vesting dates, generally vest and be payable at the same time as the Unvested RSU awards for which the Cash Replacement RSU Amounts were exchanged would have vested pursuant to their terms.
Cvent ESPP
Pursuant to the Merger Agreement, prior to the Effective Time the Cvent Board (or one of its committees with the requisite authority) will take all actions necessary pursuant to the terms of the Cvent Holding Corp. 2021 Employee

Stock Purchase Plan (the “Cvent ESPP”) to ensure that (a) the Cvent ESPP will terminate as of the Effective Time (subject to the consummation of the Merger), (b) no offering period will commence under the Cvent ESPP on or after March 14, 2023, (c) no new participants may begin participation in the Cvent ESPP on or after March 14, 2023, (d) there will be no increase in the amount of participants’ payroll deduction elections under the Cvent ESPP during the current offering period from those in effect as of March 14, 2023 and (e) except to the extent required by applicable law, no participant in the Cvent ESPP will be permitted to make separate, non-payroll contributions to the Cvent ESPP.
Procedure for Receiving the Merger Consideration
Prior to the Effective Time, Parent agreed to select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”). At or immediately following the Effective Time, Parent will deposit (or cause to be deposited) with the Payment Agent an amount of cash equal to the aggregate Merger Consideration payable to holders of Cvent common stock (other than to holders of shares of Cvent common stock for which statutory rights of appraisal have been properly exercised in accordance with Section 262 of the DGCL). The Company will, solely at the written request and direction of Parent, deposit with the Payment Agent at the closing such portion of such an amount of aggregate consideration from the Company’s cash denominated in United States dollars and held in United States bank accounts as specified in such request.
Promptly following the Effective Time (and in any event within three business days), Parent and the Company will cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than any shares of Cvent common stock that are held by the Company as treasury stock or owned by Parent, Merger Sub or any other subsidiaries, as applicable, or to holders of shares of Cvent common stock for which statutory rights of appraisal have been properly exercised in accordance with Section 262 of the DGCL) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Cvent common stock (other than any shares of Cvent common stock that are held by the Company as treasury stock or owned by Parent, Merger Sub or any other subsidiaries, as applicable) (the “Certificates”) (a) a letter of transmittal (which will be in customary form and which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent) and (b) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect to the shares of Cvent common stock formerly represented by the Certificates. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Cvent common stock represented by such Certificates by (ii) the Merger Consideration, and the Certificates so surrendered will be canceled. No record holder of uncertificated shares of Cvent common stock (other than any shares of Cvent common stock that are held by the Company as treasury stock or owned by Parent, Merger Sub or any other subsidiaries thereof) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the Merger Consideration. With respect to record holders of such uncertificated shares of Cvent common stock, upon the Payment Agent’s receipt of an “agent’s message” (or such other evidence as the Payment Agent may reasonably request), the holder of such uncertificated shares will be entitled to receive in exchange an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Cvent common stock represented by such holder’s transferred uncertificated shares by (B) the Merger Consideration, and the transferred uncertificated shares will be canceled.
No interest will be paid or accrue on the cash payable to any holder of a Certificate or uncertificated share. Until so surrendered or transferred, outstanding Certificates and uncertificated shares will be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration without interest thereon, payable in respect thereof. You should not send in your Certificates until you receive a letter of transmittal with instructions from the Payment Agent. Do not send your Certificates with your proxy card.
At or prior to the closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate vested equity award consideration owed to all holders of vested Cvent equity awards. As promptly as reasonably practicable, but in any event no later than five business days after the closing date, the holders of Vested Options and Vested RSU awards will be paid by Cvent or the surviving corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of such vested equity awards that are canceled and converted into a cash payment, less any required withholding.

Each of the Company, the surviving corporation, Parent and the Payment Agent, and each of their respective affiliates and agents, will be entitled to deduct and withhold from any amounts payable to any person pursuant to the Merger Agreement such amounts as may be required to be deducted and withheld pursuant to any law with respect to applicable taxes. Any amounts so deducted or withheld and paid over to the appropriate taxing authority will be treated for all purposes as having been paid to the person in respect of which such deduction or withholding was made.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of Parent, Merger Sub and Cvent, including representations and warranties relating to, among other things,
•	organization, good standing and similar company matters;
•	due authorization, execution, delivery and enforceability of the Merger Agreement;
•	absence of conflicts with the parties’ governing documents, applicable laws and contracts; and
•	absence of brokers’, finders’ and investment bankers’ fees or commissions other than those payable by Cvent to Qatalyst Partners and J.P. Morgan.
In addition, the Merger Agreement contains customary representations and warranties of Cvent relating to, among other things:
•	capitalization;
•	ownership of the Company’s subsidiaries;
•	the approval of the Special Committee and the Board of the adoption of the Merger Agreement;
•	inapplicability of certain takeover laws;
•	antitrust matters and other governmental approvals;
•	the required approval of the Company’s stockholders of the adoption of the Merger Agreement;
•	non-contravention;
•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;
•	preparation of Company financial statements in accordance with the United States generally accepted accounting principles;
•	internal controls and indebtedness;
•	the absence of undisclosed liabilities;
•	the ordinary conduct of business of Cvent since December 31, 2022 and the absence of a Company Material Adverse Effect (as defined below) since that date;
•	material contracts, including top customers and suppliers;
•	real property;
•	environmental matters;
•	filing of tax returns, payment of taxes and other tax matters;
•	ownership and use of intellectual property;
•	employee benefits matters;
•	labor matters;
•	compliance with laws and possession of governmental authorizations;
•	data privacy matters;
•	the absence of pending or threatened litigation;

•	insurance;
•	sanctions, anti-corruption, anti-money laundering matters;
•	related party transactions;
•	government contracts; and
•	the receipt of a fairness opinion from Qatalyst Partners.
The Merger Agreement also contains the following customary representations and warranties of Parent and Merger Sub relating to among other things:
•
absence of pending or threatened litigation that would reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement or consummate the transactions contemplated by the Merger Agreement (a “Parent Material Adverse Effect”);

•
Parent’s lack of ownership of Cvent common stock and lack of arrangements between Parent, Merger Sub or any of their affiliates, on the one hand, and Cvent or any of its affiliates (including directors, officers or stockholders), on the other hand;

•	antitrust matters and other governmental approvals;
•	non-contravention;
•	the operations of Parent and Merger Sub;
•	execution, validity and sufficiency of financing to be provided under the Equity Commitment Letters and Debt Commitment Letter to consummate the Merger;
•	the absence of a Parent vote or approval requirement;
•	validity and enforceability of the Limited Guarantees; and
•	solvency of the surviving corporation.
Certain of the Company’s representations and warranties in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect.” The Merger Agreement provides that a Company Material Adverse Effect means any change, event, effect, development or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole; provided that none of the following, and no changes, events, effects, developments or occurrences arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred (subject to the limitations set forth below):
•	general economic conditions, or conditions in the global, international or regional economy generally, including changes in inflation, supply chain disruptions and labor shortages;
•
conditions in the equity, credit, debt, financial, currency or capital markets, including (a) changes in interest rates or credit ratings; (b) changes in exchange rates for the currencies of any country; or (c) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•
conditions in the industries in which the Company and its subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company and its subsidiaries conduct business, or changes therein;

•
any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, sabotage, cyberattack, terrorism (including cyberterrorism) or military actions, including any escalation or worsening of the foregoing or any threats thereof, in each case, in the United States or any other country or region in the world;

•
earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs, and other force majeure events, including any escalation or worsening of, or any law or sanction, mandate, directive, pronouncement, guideline or recommendation issued by a governmental authority in response to, any of the foregoing, in each case, in the United States or any other country or region in the world;

•
the negotiation, execution, delivery or performance of the Merger Agreement or the announcement of the Merger Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with customers, suppliers, lenders, lessors, business or joint venture partners, employees (including any employee attrition), regulators, governmental authorities, vendors or any other third Person (other than for purposes of the Company’s representations and warranties relating to non-contravention, requisite governmental approvals and the related conditions to closing);

•	the compliance by any party to the Merger Agreement with the express terms thereof, including any action taken or refrained from being taken pursuant to the express terms of the Merger Agreement;
•	any action taken or refrained from being taken, in each case to which Parent has expressly approved or consented to in writing following March 14, 2023;
•
changes or proposed changes in GAAP or other accounting standards, or in any applicable laws (or the enforcement or interpretation of any of the foregoing) or in any regulatory or legislative conditions, including the adoption, implementation, repeal, modification, reinterpretation or proposal of any Law, regulation or policy (or the enforcement or interpretation thereof) by any governmental authority, or any panel or advisory body empowered or appointed thereby;

•
any epidemics, pandemics (including COVID-19), plagues, other outbreaks of illness or public health events (including quarantine restrictions mandated or recommended by any governmental authority in response to any of the foregoing), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

•	any COVID-19 measures promulgated by any governmental authority;
•
any changes in the price or trading volume of Cvent common stock or to the Company’s credit ratings, in each case, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

•
any failure by the Company and its subsidiaries to meet (a) any internal or public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (b) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred solely to the extent not otherwise excluded hereunder);

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub;
•	any transaction litigation relating to the Merger or any demand or legal proceeding for appraisal of the fair value of any shares of Cvent common stock pursuant to the DGCL in connection herewith;
•
the identity of, or any facts or circumstances relating to, the Guarantors, Parent, Merger Sub, or the respective affiliates of the foregoing, the respective financing sources of or investors in the foregoing, or the respective affiliates of the foregoing, or the respective plans or intentions of the foregoing, with respect to the Company or its business; and

•	any breach by Parent or Merger Sub of the Merger Agreement,
except, in each case of the first five bullets and bullets nine, ten and eleven above, to the extent that such changes, events, effects, developments or occurrences have had a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
The representations and warranties of the Company, Parent and Merger Sub are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and the confidential disclosure letter.
The representations and warranties of the Company, Parent and Merger Sub will terminate at the Effective Time.
Covenants Regarding Conduct of Business by the Company Until the Effective Time
Except for matters set forth in the confidential disclosure letter or as otherwise expressly contemplated by the Merger Agreement or required by applicable law or as approved by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned and will be deemed given if Parent provides no written response within seven business days after a written request by the Company for such consent), from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement and the Effective Time, the Company will and will cause each of its subsidiaries to use commercially reasonably efforts to (a) preserve intact in all material respects its assets, properties and material contracts, (b) conduct its business in all material respects in the ordinary course of business and (c) preserve intact in all material respects its significant commercial relationships with third parties; provided, that, so long as the Company has consulted with Parent and considered in good faith any recommendations by Parent, the Company and its subsidiaries may make any necessary changes in their respective business practices in response to COVID-19 measures to protect the health and safety of the Company’s and its subsidiaries’ employees, suppliers, customers, partners and other individuals having business dealings with the Company and its subsidiaries.
In addition, without limiting the generality of the foregoing, except for matters set forth in the confidential disclosure letter or as otherwise expressly contemplated by the Merger Agreement or required by applicable law, from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement and the Effective Time, the Company will not, and will not permit any of its subsidiaries to do, any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned):
•	amend or repeal the organizational documents of the Company any of its Subsidiaries (other than immaterial changes to the organizational documents of any of its subsidiaries);
•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, conversion, division, restructuring, recapitalization or other reorganization;
•
issue, sell, deliver or agree or commit to issue, sell or deliver any Company securities, except with respect to, and upon the vesting, exercise or settlement of, in accordance with the terms of the applicable award agreements under the Company Stock Plans, Options or RSU awards, in each case, outstanding on March 14, 2023 or granted after March 14, 2023 in compliance with the Merger Agreement;

•
except for transactions solely among Cvent and its subsidiaries or solely among Cvent’s subsidiaries, adjust, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than (a) the acquisitions of shares of Cvent common stock in connection with the surrender of shares of Cvent common stock by holders of Options to pay the exercise price of such stock options, (b) the withholding of shares of Cvent common stock to satisfy tax obligations incurred in connection with the exercise of Options and the vesting and settlement of the RSU awards, and (c) the acquisition by the Company of Options and the RSU awards in connection with the forfeiture of such awards, in each case in accordance with their terms;

•
(a) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned subsidiary of the Company to the Company or one of its other wholly owned subsidiaries; (b) modify the terms of any shares of its capital stock or other equity or voting interest; or (c) pledge or encumber any shares of its capital stock or other equity or voting interest;

•
incur, assume, endorse, guarantee, or otherwise become liable for any indebtedness, except (a) borrowings in the ordinary course of business under the Company’s revolving credit facility as in effect on

March 14, 2023 or under facilities that replace, renew, extend, refinance or refund such existing revolving credit facility (including indebtedness incurred to repay or refinance related fees and expenses); it being understood that Parent will be entitled to consent to any such new facility if such existing facility to which it relates constitutes a material contract under the Merger Agreement, (b) guarantees or credit support provided by the Company or any of its subsidiaries of the obligations of the Company or any of its subsidiaries to the extent such indebtedness is in existence on March 14, 2023, (c) performance bonds and surety bonds entered into in the ordinary course of business and (d) any indebtedness among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries;
•
(a) enter into, adopt, amend or modify in any material respect or terminate any employee plan (or any plan, agreement, program, policy or other arrangement that would be an Employee Plan if in existence on March 14, 2023); (b) increase the compensation of any employee, director, officer or other individual service provider of the Company or any of its subsidiaries, except, in the case of each of clauses (a) and (b), (i) to the extent required by applicable law or pursuant to any employee plan in effect on March 14, 2023; or (ii) in conjunction with annual renewal or plan design changes for the Company’s employee plans; provided that such changes do not materially increase benefits or the cost to the Company and its subsidiaries; (c) grant or provide any severance or termination payments or benefits to any employee, director, officer or other individual service provider of the Company or any of its subsidiaries with a title of Vice President or above; (d) take any action to accelerate the vesting or payment or lapsing of restrictions, or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan; (e) make any grants under the Company Stock Plans to any current or former employee, director, officer or individual service provider of the Company or any of its subsidiaries; or (f) grant to any current or former employee, director, officer or individual service provider of the Company or any of its subsidiaries any right to reimbursement, indemnification or payment for any taxes incurred under Section 409A or Section 4999 of the Code;

•
settle, release, waive, or compromise any pending or threatened legal proceeding for an amount in excess of $2 million individually or $5 million in the aggregate other than (a) any settlement where the amount paid or to be paid by the Company or any of its subsidiaries is covered by insurance coverage maintained by the Company or any of its subsidiaries and (b) settlements of any legal proceedings for an amount not in excess of the amount, if any, reflected or reserved in the balance sheet (or the notes thereto) of the Company;

•
materially change the Company’s or its subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any governmental authority or applicable law;

•	make any material adverse change to the operation or security of any Company IT Assets or privacy policies of the Company or its Subsidiaries, except as required by applicable Law;
•
(a) make any material tax election that is materially inconsistent with past practices or change or revoke any material tax election except to the extent consistent with past practices, (b) adopt, change or revoke any material accounting period or method with respect to taxes, unless otherwise required by applicable law, (c) file any amended material tax return, (d) enter into any closing agreement with respect to a material amount of taxes, (e) settle or compromise any proceeding with respect to any material tax claim or assessment, (f) consent to any extension or waiver of any limitation period with respect to material taxes (other than automatic extensions or waivers of time to file income tax returns), (g) surrender any right to claim a material refund of taxes or (h) request or enter into any ruling with a governmental authority with respect to taxes;

•
incur or commit to incur any capital expenditures other than amounts for fiscal year 2023, that are not in excess of 110% of the amounts in the aggregate and for any individual quarter set forth on the capital expenditure budget for fiscal year 2023 set forth in the confidential disclosure letter;

•
enter into, modify in any material respect, amend in any material respect or terminate (other than any material contract that has expired in accordance with its terms) any material contract except, in each case, in the ordinary course of business;

•
acquire any division, assets, properties, businesses or equity securities (or otherwise make any investment) in any person (including by merger, consolidation or acquisition of stock or assets), other than (a) in or from any wholly owned subsidiary of the Company, (b) assets in the ordinary course of business or (c) that do not exceed $10 million in the aggregate;

•
sell, assign, transfer, license, allow to lapse, abandon or otherwise dispose of any of the Company’s or its subsidiaries’ assets, rights or properties (including material Company Intellectual Property), other than such sales, assignments, transfers or other dispositions (a) of non-exclusive licenses of Intellectual Property granted in the ordinary course of business or expirations of Company Registered Intellectual Property in accordance with its statutory terms, (b) of sales of products and services or dispositions of assets in the ordinary course of business,(c) that do not have a purchase price that exceeds $1.5 million individually or $3 million in the aggregate or (d) solely between the Company and its wholly owned subsidiaries or solely between the Company’s wholly owned subsidiaries;

•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•
make any loans, advances or capital contributions to, any other person, except for (a) extensions of credit to customers in the ordinary course of business; (b) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s or its subsidiaries’ policies related thereto; (c) loans, advances or capital contributions to, any direct or indirect wholly owned subsidiaries of the Company; and (d) if not otherwise covered by clauses (a), (b) or (c), in amounts less than $250,000 in the aggregate outstanding at any given time;

•
hire or terminate (other than for cause) the employment or services of any employee, director, officer or individual service provider who has (or upon hire would have) a title of Vice President or above, except as necessary in the ordinary course of business to replace a departing employee, director, officer, or individual service provider; provided the new hire is employed or retained for substantially the same role and for no more than 15% above the departing individual’s total target cash compensation; provided, further, that the aggregate dollar value of any such increases in excess of all the departing individuals’ total target cash compensation may not exceed $250,000; provided, further, that the Company shall take the actions set forth in the confidential disclosure letter;

•
effectuate or announce any plant closing or mass layoff which would trigger the notice requirements of the United States Worker Adjustment and Retraining Notification Act and any similar state plant closing or mass layoff law;

•
except as required by applicable law, enter into, amend in any material respect, or terminate any collective bargaining agreement or other written agreement with a labor union, works council, or similar labor organization; or

•	agree, resolve or commit to take any of the foregoing actions.
No-Shop; Cvent Board Recommendation Change
No-Shop
From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Cvent and its subsidiaries agreed to not, and agreed to not authorize or permit any of their respective Representatives to, directly or indirectly:
•
solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer with respect to, that constitutes or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•
furnish to any person (other than Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or personnel, of the Company or any subsidiaries, with the intent to knowingly induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate, any proposal or offer with respect to, that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•
participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal (or inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal);

•	approve, endorse or recommend an Acquisition Proposal; or
•
approve, recommend or enter into, or propose to approve, recommend to enter into, any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to any Acquisition Proposal (including any “clean team” or similar arrangement) (other than certain acceptable confidentiality agreements) (an “Alternative Acquisition Agreement”).

The Company also agreed to, within two business days following the execution of the Merger Agreement, request that all non-public information previously provided by or on behalf of Cvent or any of its subsidiaries to any person (other than Parent, the Guarantors, the financing sources and their respective representatives and affiliates) with whom a confidentiality agreement was entered into at any time prior to the date of the Merger Agreement with respect to an acquisition proposal be returned or destroyed, and agreed to immediately cease and cause its subsidiaries and use reasonable best efforts to cause its and their respective representatives to, immediately cease and terminate any discussions, communications or negotiations with any person (other than the parties to the Merger Agreement and their respective representatives) in connection with an Acquisition Proposal and shut off all access granted to any such person to any electronic data room.
From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or similar provision that prohibits a proposal being made to the Cvent Board (or any committee thereof, including the Special Committee) unless the Cvent Board (or any committee thereof, including the Special Committee) has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.
If, at any time on or after the date of the Merger Agreement, until the earlier to occur of the termination of the Merger Agreement and the Company’s receipt of the Cvent stockholder approval, the Cvent Board receives an Acquisition Proposal that the Cvent Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) (a) constitutes a Superior Proposal (as defined below) and (b) that the failure to participate in discussions with respect to such Superior Proposal would be inconsistent with the Board’s fiduciary duties under applicable law, the Company is entitled to participate or engage in discussions or negotiations with and furnish any non-public information relating to the Company or any of its subsidiaries to the person making such Acquisition Proposal. The Company will provide to Parent and Merger Sub any non-public information or data that is provided to such person and was not previously made available to Parent or Merger Sub prior to or promptly (and in any event within 24 hours) following the time it is provided to such person.
From and after the date of the Merger Agreement, Cvent agreed to as promptly as practicable (and in any event within 48 hours) notify Parent of Cvent’s receipt of any Acquisition Proposal. Such notice must include the identity of the person making such Acquisition Proposal and a summary of the material terms and conditions (including, for the avoidance of doubt, the form and amount of consideration and proposed financing arrangements) of such Acquisition Proposal and, to the extent submitted in writing, copies of any such Acquisition Proposal. The Company must also keep Parent reasonably informed, on a prompt basis (and, in any event, within 48 hours), of the status and material terms of any such Acquisition Proposal (including any amendments, revisions or other changes thereto) and the status of any related discussions or negotiations.
As used in the Merger Agreement, the term “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction. Furthermore, the term “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
•
any direct or indirect purchase or other acquisition of shares of more than 20% of the outstanding Cvent common stock (or voting power of the Company), including pursuant to a tender offer or exchange offer that, if consummated, would result in a person beneficially owning more than 20% of Cvent common stock (or voting power of the Company) outstanding after giving effect to the consummation of such tender or exchange offer;

•
any direct or indirect purchase or other acquisition of more than 20% of the consolidated assets (including equity securities of the subsidiaries of the Company), net revenue or net income of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof as determined in good faith by the Cvent Board), acting upon the recommendation of the Special Committee;

•
any direct or indirect merger, consolidation, joint venture, partnership, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its subsidiaries pursuant to which any person or group would hold, directly or indirectly, more than 20% of the equity interests or voting power of the Company or the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or

•	any combination of the foregoing.
As used in the Merger Agreement, the term “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Cvent Board, acting on the recommendation of the Special Committee, has determined in good faith (after consultation with its financial advisors and outside legal counsel) would, if consummated, result in a transaction that would be more favorable to the Company’s stockholders from a financial point of view than the Merger (taking into account (a) any changes to the terms of the Merger Agreement, the Guarantees or the financing offered by Parent in response to such Superior Proposal in accordance with the Merger Agreement and (b) the identity of the person making the proposal and other aspects of such proposal that Cvent Board, acting on the recommendation of the Special Committee, considers in good faith to be relevant, including with respect to legal, regulatory, financial, certainty of closing, financing matters, and the form, amount and timing of payment of consideration). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
Cvent Board Recommendation Change
The Cvent Board may not (any of the following actions, a “Company Board Recommendation Change”):
•
withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, its recommendation to Cvent stockholders to adopt the Merger Agreement (the “Company Board Recommendation”);

•	adopt, approve, recommend or endorse or otherwise declare advisable, or publicly propose to adopt, approve or recommend to the Company’s stockholders an Acquisition Proposal;
•	fail to include the Company Board Recommendation in the proxy statement;
•
fail to publicly reaffirm the Company Board Recommendation within ten business days after Parent so requests in writing (with the Company having no obligation to make such reaffirmation on more than three separate occasions);

•
fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten business days after the commencement (within the meaning of Rule 14D-2 under the Exchange Act) of such tender offer or exchange offer (or if the Company Stockholder Meeting is scheduled to be held within ten business days from the date of such commencement, promptly and in any event prior to the date which is one business day before the date on which the Company Stockholder Meeting is scheduled to be held); or

•	resolve, agree or publicly propose to do any of the foregoing.
In addition, neither the Company nor any subsidiary of the Company may enter into an Alternative Acquisition Agreement.
Notwithstanding anything in the Merger Agreement to the contrary, at any time prior to obtaining the Cvent stockholder approval, the Cvent Board (acting on the recommendation of the Special Committee) may effect a Company Board Recommendation Change in response to (a) a Superior Proposal, if it (acting on the recommendation of the Special Committee) determines in good faith (after consultation with its financial advisors and outside legal counsel), that the failure to do so would be inconsistent with its fiduciary duties under applicable law, or (b) any positive change, event, effect, development or circumstance that (i) was not known or reasonably foreseeable or the consequences of which were not known or reasonably foreseeable to the Company Board on March 14, 2023 and

(ii) does not relate to (A) any Acquisition Proposal or (B) the mere fact that the Company meets or exceeds any internal or published financial projections, forecasts or estimates for any period ending on or after the date the Merger Agreement, or changes after March 14, 2023 in the market price or trading volume of the Company common stock (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account) (an “Intervening Event”) that occurs after March 14, 2023 (within the meaning of clause (A) of the definition of “Company Board Recommendation Change”) if it (acting on the recommendation of the Special Committee) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, subject in each case to compliance with the procedures described below.
In the case of a Superior Proposal, no adverse recommendation change and/or termination of the Merger Agreement may be made:
•
until after the fourth business day following written notice from the Company to Parent advising Parent that the Cvent Board intends to resolve to effect a Company Board Recommendation Change and/or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal and specifying the reasons, including the identity of the third party making, such Superior Proposal, the material terms of such Superior Proposal and copies of all relevant agreements relating to such Superior Proposal (with any amendment to the financial terms or any other material term of such Superior Proposal requiring a new notice of superior proposal with a new notice period of three business days); and

•
unless (a) during such four business day period (or three business day period following an amended proposal), the Company agreed to negotiate with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of the Merger Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change or termination; and (b) at the end of such period and prior to taking any such action, the Cvent Board has considered in good faith any such proposals by Parent to make revisions to the terms of the Merger Agreement and the Financing Letters, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that (i) such Acquisition Proposal continues to constitute a Superior Proposal and (ii) the failure to take such action would continue to be inconsistent with the Cvent Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect.

In the case of an Intervening Event, no adverse recommendation change may be made:
•
until after the fourth business day following written notice from the Company to Parent advising Parent that the Cvent Board or any committee of the Cvent Board intends to take such action and specifying the basis for such change in the Company Board Recommendation (with any changes thereafter to the Intervening Event in any material respect requiring a new notice of such Intervening Event with a new notice period of three business days); and

•
unless (a) prior to effecting such Company Board Recommendation Change, the Company and its representatives, during such four business day period, agreed to negotiate with Parent and its representatives in good faith to enable Parent to make such adjustments to the terms and conditions of the Merger Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change; and (b) at the end of such period and prior to taking any such action, the Cvent Board has considered in good faith any such proposals by Parent to make revisions to the terms of the Merger Agreement and the Financing Letters, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that the failure to effect a Company Board Recommendation Change would continue to be inconsistent with the Cvent Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect.

Reasonable Best Efforts; Antitrust Filings
Cvent and Parent agreed to use their reasonable best efforts to take, or cause to be taken (including by their respective subsidiaries), all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by the Merger Agreement, including by:
•	causing the conditions to the Merger as set forth in the Merger Agreement to be satisfied;
•	obtaining all consents, waivers, approvals and orders from governmental authorities;
•	making all registrations, declarations and filings with governmental authorities.
Each of Cvent and Parent agreed to:
•
within 10 business days after the date of the Merger Agreement, file with the FTC and Antitrust Division of the DOJ a Notification and Report Form (and, if applicable, cause their respective affiliates to make such filing) as required under the HSR Act with respect to the Merger and the other transactions contemplated by the Merger Agreement and agreed to use reasonable best efforts to promptly as practicable cause the expiration or termination of any applicable waiting periods under the HSR Act;

•
within 15 business days after the date of the Merger Agreement file such notification filings, forms, and submissions as required by applicable antitrust laws and foreign investment laws in connection with the Merger, and use reasonable best efforts to obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations as promptly as practicable, as may be required under any other applicable antitrust laws and foreign investment laws; and

•	as promptly as practicable provide such information (or, if applicable, cause to be provided) as may be requested by FTC, DOJ, or any governmental authority where a filing is made.
Each party also agreed to:
•	promptly inform (and to cause its affiliates to inform) the other parties of any substantive communication from any governmental authority regarding the Merger;
•
make (or cause to be made) an appropriate response to any comments or request for additional information or documentary material from any governmental authority as promptly as practicable, after consultation with the other party; and

•
not extend or request the extension of any waiting period or decision period, or enter in any agreement or understanding with any governmental authority, without the consent of the other parties, which consent will not be unreasonably withheld, conditioned or delayed.

Subject to applicable law, each of Parent or the Company will (and will cause their respective affiliates to) promptly notify the other parties, and provide the other with copies of, any material communications received by a governmental authority in connection with the Merger, permit the other parties to review and discuss in advance (and consider in good faith any comments) any proposed draft notifications, formal notifications, filing, submission or other written communication made in connection with the Merger to a governmental authority, keep the other party informed (on a prompt basis) with respect to such submissions and filings, and not independently participate in any meeting, hearing, proceeding or substantive discussion with or before any governmental authority in respect of the Merger without giving the other party reasonable prior notice and the opportunity to attend or participate.

In furtherance and not in limitation of the other covenants related to the HSR Act and foreign regulatory filings, if and to the extent necessary to obtain clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to the HSR Act or any other antitrust laws applicable to the Merger, and to avoid, eliminate or resolve each and every impediment under any antitrust law applicable to the Merger as promptly as practicable (and in any event no later than five business days prior to the Termination Date) each of Parent and Merger Sub agreed to (and the Company shall if requested in writing by Parent, and shall not without such prior written consent of Parent) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and take all actions to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under the HSR Act and any antitrust law, including:
•
the sale, divestiture, license, transfer, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent and Merger Sub, and of the Company and its subsidiaries;

•	the termination, modification, or assignment of existing relationships, joint ventures, contracts, obligations of Parent and Merger Sub, and of the Company and its subsidiaries;
•	the modification of any course of conduct regarding future operations of Parent and Merger Sub, and of the Company and its subsidiaries; and
•
any other restrictions on the activities of Parent and Merger Sub, and of the Company and its subsidiaries, including the freedom of action with respect to, or the ability to retain, one or more of the respective operations, divisions, businesses, product lines, customers, assets or rights or interests of Parent and Merger Sub, and of the Company and its subsidiaries, or the freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to the Merger Agreement; in each case so as to allow the consummation of the Merger as soon as practicable (and in any event no later than five business days prior to the Termination Date);

provided that notwithstanding anything in the Merger Agreement to the contrary, Parent, Merger Sub, and any of Parent’s affiliates or subsidiaries are not required or obligated to, and the Company will not, without the prior written consent of Parent, agree or otherwise be required to, take any action, including any of the foregoing action, with respect to any of Parent’s affiliates (excluding Merger Sub, but including (a) Blackstone and any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone, and (b) any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle), or any interest therein. Parent will oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any governmental authority that could restrain, prevent or delay any required consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations applicable to the Merger, including by defending through litigation, any action asserted by any person in any court or before any governmental authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any governmental authority, it being understood that the costs and expenses of all such actions shall be borne by Parent. Notwithstanding the foregoing, nothing in the Merger Agreement will require the Company or any of its subsidiaries to enter into any agreement or consent decree with the DOJ, FTC or any other governmental authority that is not conditioned on the closing.
Parent and Merger Sub shall not, and shall cause Blackstone Capital Partners VIII L.P. not to (a) acquire (by stock purchase, merger, consolidation, purchase of assets, license or otherwise), or (b) enter into or agree to enter into, any contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of, any ownership interest, equity interests, assets or rights in or of any person that would reasonably be expected to, individually or in the aggregate, (i) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent to procure, any clearances, approvals, waivers, actions, non-actions, authorizations, consents, orders or declarations of any governmental authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by the Merger Agreement, including the Merger, (ii) materially increase the risk of any governmental authority entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or (iii) cause Parent, Merger Sub or the Company to be required to obtain any additional clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under any laws with respect to the Merger and the other transactions contemplated by the Merger Agreement that would prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by the Merger Agreement.
Proxy Statement; Cvent Stockholders Meeting
The Company has agreed to conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Stockholder Meeting to be set so that the Company Stockholder Meeting can be held promptly following the effectiveness of the Proxy Statement. The Company agreed to hold the Company Stockholder Meeting as promptly as reasonably practicable following the mailing of the proxy statement to the Company’s stockholders (but no earlier than 20 business days following the mailing of the proxy statement to the Company’s stockholders).
The Company may postpone or adjourn the Special Meeting:
•	to allow additional solicitation of votes in order to obtain the stockholder approval;
•	for the absence of a quorum;
•	if the Company is required to postpone or adjourn the stockholder meeting by applicable law or a request from the SEC or its staff; or
•
in order to give the Company’s stockholders sufficient time to evaluate any information or disclosure that the Company has sent or other made available to its stockholders if, in the good faith judgment of the Company Board (or the Special Committee) (after consultation with outside legal counsel), the failure to do so would be inconsistent with its fiduciary obligations under applicable law) (provided that such postponement or adjournment shall not occur on more than two occasions and the stockholder meeting will not be so delayed by more than 10 business days).

The Company has agreed to ensure that the proxy statement will not, on the date it is first disseminated to stockholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. However, the Company assumes no responsibility with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the proxy statement. Parent and Merger Sub agreed to ensure that such information supplied by them for inclusion in the proxy statement will not, on the date it is first disseminated to stockholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the proxy statement, any other required Company filing or any other required Parent filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company’s stockholders.
Subject to applicable law, the Company will use its reasonable best efforts to cause the proxy statement to be disseminated to Cvent stockholders as promptly as reasonably practicable, and in no event more than three business days, following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the proxy statement, which confirmation will be deemed occurred if the SEC has not affirmatively notified the Company by 11:59 p.m., New York City time, on the tenth calendar day following such filing with the SEC that the SEC will or will not be reviewing the proxy statement.
In addition, if Cvent is required to file any document other than the proxy statement with the SEC in connection with the Merger pursuant to applicable law, then Cvent, with the assistance and cooperation of Parent and Merger sub as reasonably requested by Cvent, will promptly prepare and file such filing with the SEC.

Financing Efforts
Parent and Merger Sub have represented to Cvent that:
•
Parent has delivered to Cvent a (a) true, accurate and complete copy of the duly executed Preferred Commitment Letter pursuant to which the Vista Stockholders have agreed to provide financing to Parent (or any direct or indirect parent company thereof) in exchange for preferred equity in Parent (or the applicable direct or indirect parent company thereof) (the “Preferred Equity Financing”); (b) true, accurate and complete copies of each duly executed Equity Commitment Letter, pursuant to which, and subject to the terms and conditions thereof, each Guarantor has committed to invest in Parent the amounts set forth therein (the “Equity Financing”); and (c) a true, accurate and complete copy of the duly executed Debt Commitment Letter (including all exhibits, schedules, term sheets, and annexes thereto), pursuant to which the Financing Sources party thereto committed, subject to the terms and conditions therein, to lend the amounts set forth therein for the purposes set forth therein including the funding of the transactions contemplated thereby and in the Merger Agreement (including the repayment in full of all outstanding indebtedness under the Company’s credit agreement) (together with any Alternate Debt Financing, the “Debt Financing” and, together with the Equity Financing, the “Financing”) and the related executed fee letter (which may be redacted to omit fee amounts and economic terms).

•	The Equity Commitment Letters provide that Cvent is entitled to enforce such Equity Commitment Letters in accordance with the terms thereof.
•
As of the date of the Merger Agreement, the Financing Letters are in full force and effect and are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto. As of the date of the Merger Agreement, the respective commitments in the Financing Letters have not been withdrawn, terminated, replaced or rescinded. As of the date of the Merger Agreement, the Financing Letters have not been amended or modified in any respect (other than any amendment solely executed solely to add additional lenders, agents, arrangers, bookrunners or managers to the Debt Commitment Letter in connection with the Financing).

•
The Financing Letters are the only agreements relating to the Financing. Other than as expressly set forth in the Financing Letters, there are no other contracts, side letters, conditions precedent or other contingencies relating to the funding of the amount of the Financing required to consummate the transactions contemplated by the Merger Agreement.

•
As of the date of the Merger Agreement, no event has occurred which, with or without notice, lapse of time or both, would (a) constitute a default or breach on the part of Parent, or to the knowledge of Parent, or the other parties to the Financing Letters; (b) result in the failure of any condition to the Financing; or (c) otherwise result in a portion of the Financing being unavailable to Parent in such an amount that would reduce the aggregate amount of the Financing below the amount required to consummate the Merger. Assuming satisfaction of the closing conditions to the Merger, as of the date of the Merger Agreement, Parent has no reason to believe that the amount of the Financing required to consummate the Merger will not be made available to Parent on the closing date As of the date of the Merger Agreement, Parent and Merger Sub have fully paid all commitment or other fees that were due and payable on or prior to the date of the Merger Agreement.

•
Assuming (a) the satisfaction of the conditions precedent to the consummation of the Merger and (b) the consummation of the Preferred Equity Financing, the aggregate proceeds of the Financing are sufficient to (i) make all payments contemplated by the Merger Agreement (including the aggregate Merger Consideration); (ii) repay, prepay or discharge (substantially simultaneous with the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to certain of the Company’s indebtedness as contemplated by the Merger Agreement; and (iii) pay all fees and expenses required to be paid at closing by Parent or Merger Sub in connection with the Merger and the Financing.

Each of Parent and Merger Sub has agreed to use its reasonable best efforts to, and shall use its reasonable best efforts to cause its respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and other advisors and representatives to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Financing (or in the event any portion or all of the Debt Financing becomes unavailable, Alternate Debt Financing) on the terms and conditions (including, to the extent required, the full exercise of any “market flex” provisions in the fee letter) described in the Debt Commitment Letter, including using reasonable best efforts to:
•	maintain in in effect the Financing Letters in accordance with the terms and subject to the conditions therein;
•
negotiate enter into, execute and deliver on the closing date of the Merger definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter and the related fee letter on the terms and subject only to the conditions (including any “market flex” provisions in the fee letter) set forth in the Debt Commitment Letter and related fee letter or on terms not materially less favorable from a conditionality and enforceability (taken as a whole) perspective to Parent than the terms and conditions related to conditionality and enforceability (taken as a whole) set forth in the Debt Commitment Letter (including, to the extent required by the related “market flex” provisions);

•
satisfy on a timely basis all conditions applicable to Parent or Merger Sub contained in the Debt Commitment Letter and such definitive agreements related thereto and in the Equity Commitment Letters at or prior to the time the closing is required to occur;

•	in the event that all conditions precedent contained in the Financing Letters and any related definitive documents are satisfied, consummate the Financing at or prior to the closing; and
•	enforce their rights pursuant to the Financing Letters at or prior to the closing.
Prior to the closing, neither Parent nor Merger Sub will permit any withdrawal, rescindment, amendment, replacement, supplement or modification, or any waiver of any provision or remedy under the Financing Letters if such withdrawal, rescindment, amendment, replacement, supplement or modification or waiver would, or would reasonably be expected to, (a) reduce the aggregate amount of the Financing (or the cash proceeds available therefrom) below the amount required to consummate the Merger, (b) impose new or additional conditions precedent to the Financing or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, (c) have the effect of preventing, materially impeding, materially delaying or otherwise materially adversely affecting the closing and the funding of the amount of the Financing required to consummate the Merger, or (d) adversely impact in any material respect the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto.
Parent shall keep the Company reasonably informed and in reasonable detail of its reasonable best efforts to arrange the Financing. Parent and Merger Sub will give Company prompt written notice of (along with any additional information reasonably requested by the Company related any of the following) (a) any material breach or default, cancellation, early termination or repudiation of the Financing Letters or any definitive agreement related to the Financing; (b) the receipt by Parent or Merger Sub of any written notice or written communication from any Financing Source with respect to any material breach, default, cancellation, early termination or repudiation by any party to the Financing Letters or any definitive agreements related to the Financing or any provision thereof; and (c) Parent or Merger Sub becoming aware of any fact, circumstance, event or other development that would reasonably be expected to result in Parent not being able to timely obtain all or any portion of the Financing in the amount required to consummate the Merger.
Further, Parent and Merger Sub shall promptly notify the Company if any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions in any fee letter) contemplated in the Debt Commitment Letter and related fee letters and shall use the respective reasonable best efforts to, as promptly as reasonably practicable arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources (the “Alternate Debt Financing”) in an amount sufficient, when taken with the available portion of the Financing, to (a) consummate the Merger and (b) pay all other amounts payable by Parent in connection with the consummation of the Merger. Notwithstanding the foregoing, in no event shall Parent be required to obtain alternative financing that includes terms and conditions, taken as a whole, that are less favorable to Parent than the terms and conditions, taken as a whole, set forth in the Debt Commitment Letter, or that otherwise contain any conditions that would reasonably be expected to make funding of such alternative debt financing less likely to occur than pursuant to the conditions set forth in the Debt Commitment Letter.

In addition, prior to the Effective Time, the Company will use its reasonable best efforts and shall cause each of its subsidiaries to use its reasonable best efforts to cause its and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors, advisors and representatives to use their reasonable best efforts, to provide Parent and Merger Sub with all cooperation as is reasonably requested by Parent in connection with the Debt Financing. Without limiting the generality of the foregoing, such reasonable best efforts shall include the following:
•
causing senior management of the Company (and using reasonable best efforts to cause advisors) to participate in a reasonable number of virtual telephonic meetings, presentations, due diligence sessions, drafting sessions and sessions with prospective lenders, rating agencies and in connection with other syndication activities, at times to be mutually agreed;

•
providing reasonable and customary assistance to Parent with the preparation of customary rating agency presentations, bank information memoranda and other similar documents required in connection with the Debt Financing;

•
assisting in the preparation of and to the extent required by the Debt Financing, if requested by Parent, using best efforts to facilitate the pledging of, the perfection of security interests in collateral (including by providing information for the completion of any definitive financing agreements and other certificates (including facilitating the delivery of a customary solvency certificate);

•
furnishing Parent with (a) certain specified audited financial statements of the Company consisting of balance sheets and related statements of income and cash flows of the Company and its subsidiaries and (b) the unaudited consolidated financial statements of the Company consisting of balance sheets, statements of income and cash flow of the last day of and for each completed fiscal quarter following the most recently completed financial statements delivered pursuant to clause (a) above (and for the corresponding fiscal quarter for the prior fiscal year), and ended at least 45 days before the closing date, other than with respect to any quarter end that is also a fiscal year end;

•
assisting in the taking of all corporate and other actions, subject to the occurrence of the closing, reasonably necessary to permit the consummation of the Debt Financing on the closing date (including using reasonable best efforts to cause directors and officers who will continue to hold such offices and positions from and after the closing to execute resolutions or consents of the Company with respect to entering into the definitive documentation for the Debt Financing and otherwise as necessary to authorize consummation of the Debt Financing); it being understood that no such corporate or other action will take effect prior to the closing;

•
at least four business days prior to the closing date, furnishing Parent and the Financing Sources promptly with all customary documentation and other information with respect to the Company that any Financing Source has reasonably requested at least nine business days prior to the closing date and that such Financing Source has determined is required by U.S. regulatory authorities pursuant to applicable anti-money laundering laws, including the beneficial ownership regulation and that are required by the Debt Commitment Letter; and

•
providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or securities.

The Company or its subsidiaries will not be required to:
•	waive or amend any terms of the Merger Agreement or to the extent not indemnified or reimbursed, agree to pay any fees or reimburse any expenses prior to the Effective Time;
•
enter into any definitive agreement the effectiveness of which is not conditioned upon the closing (except for the authorization letters and ratings agency engagement letters in connection with its obligations discussed above);

•	to the extent not indemnified or reimbursed, give any indemnities that are effective prior to the Effective Time;

•
take any action that would unreasonably interfere with the conduct of the business or the Company and its subsidiaries, breach any confidentiality obligations (provided that the Company shall use reasonable best efforts to notify Parent that information is being withheld on such basis and shall use reasonable best efforts to disclose any information being withheld, in each case, to the extent such notification or disclosure would not result in a breach of such confidentiality obligation) or create a material risk of damage or destruction to any property or assets of the Company or any of its subsidiaries;

•
take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the closing or that must be effective prior to the Effective Time;

•	deliver any certificate or take any other action that could reasonably be expected to result in personal liability to any officer or representative of the Company; or
•	deliver any legal opinions.
Parent agreed to reimburse the Company for any out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, its subsidiaries or any of its representatives in connection with the cooperation or obligations of the Company, its subsidiaries and their representatives in connection with the Debt Financing. Parent and Merger Sub also agreed to indemnify the Company and its subsidiaries and their respective representatives from and against any and all liabilities incurred by them in connection with their cooperation in arranging the Debt Financing under the Merger Agreement, except to the extent arising from (a) historical information regarding the Company furnished in writing by or on behalf of the Company, including financial statements (but not, for the avoidance of doubt, including general economic or industry information), that is materially misleading, or (b) the willful misconduct, gross negligence or bad faith of the Company, its subsidiaries or their respective representatives in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction.
Indemnification of Directors and Officers and Insurance
As of the Effective Time, the surviving corporation and its subsidiaries will, and Parent will cause the surviving corporation and its subsidiaries to, honor and fulfill, in all respects, the obligations of Cvent and its subsidiaries pursuant to any indemnification agreements between the Company and any of its subsidiaries or affiliates, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of Cvent or any of its subsidiaries prior to the Effective Time), on the other hand (each, together with such person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”). In addition, for a period of six years following the Effective Time, the surviving company or any of its subsidiaries will, and Parent will cause the surviving company and its subsidiaries to, cause all the organizational documents of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, advancement and reimbursement of expenses provisions set forth in the organizational documents of the Company and its subsidiaries as of March 14, 2023, which provisions will not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.
For a period of six years following the Effective Time, the surviving corporation will, and Parent will cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted by applicable law, and any of its subsidiaries or affiliates in effect on March 14, 2023 will, indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses, including attorneys’ fees and investigation expenses, judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such legal proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to the fact that an Indemnified Person is or was a director, officer, employee or agent of Cvent or any of its subsidiaries or affiliates; any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates, or taken at the request of Cvent or such subsidiary or affiliate (including in connection with serving at the request of the Company or such subsidiary or affiliate as a director, officer, employee, agent, trustee or fiduciary of another person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and the Merger, as well as any actions taken by Cvent, Parent or Merger Sub with respect to the Merger (including any disposition of assets of the surviving corporation or any of its subsidiaries that is alleged to have rendered the surviving corporation or any of its subsidiaries insolvent).

If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification, then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such legal proceeding, the surviving corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such legal proceeding. None of Parent, the surviving corporation nor any of their respective affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any legal proceeding for which indemnification may be sought by an Indemnified Person unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such legal proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the surviving corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the surviving corporation.
For a period of six years following the Effective Time, the surviving corporation will, and Parent will cause the surviving corporation to, maintain in effect Cvent’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of Cvent’s current directors’ and officers’ liability insurance; provided that in no event will the surviving corporation be obligated to pay annual premiums in excess of 350% of the amount paid by the Company for coverage for its last full fiscal year, which amount is referred to as the maximum annual premium. If the annual premiums of such insurance coverage exceed the maximum annual premium, then the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the maximum annual premium from an insurance carrier with the same or better credit rating as Cvent’s current directors’ and officers’ liability insurance. In satisfaction of the foregoing obligations, prior to the Effective Time Cvent may (and at Parent’s request, the Company will) purchase a prepaid “tail” policy with respect to the Company’s current directors’ and officers’ liability insurance so long as the aggregate cost for such “tail” policy does not exceed the maximum annual premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the surviving corporation will (and Parent will cause the surviving corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations under such “tail” policy. If the Company is unable to obtain the “tail” policy and Parent or the surviving corporation are unable to obtain the insurance described above for an annual cost less than or equal to the maximum annual premium, Parent will cause the surviving corporation to instead obtain as much comparable insurance as possible for an aggregate annual premium equal to the maximum annual premium.
Employee Benefits Matters
For a period of twelve months following the Effective Time, Parent agreed to provide each employee of the Company or its subsidiaries who is employed by the Company or its subsidiaries immediately prior to the Effective Time and who continues employment with Parent or any subsidiary of Parent (including the surviving corporation) immediately following the Effective Time (a “Continuing Employee”) with (a) a base salary or wage rate, as applicable, and target short-term cash incentive opportunities (including bonus and commission compensation) that are, in each case, no less than those in effect for such Continuing Employee immediately before the Effective Time; (b) severance and termination benefits that are no less favorable than those applicable to Continuing Employees under the arrangements set forth in the confidential disclosure letter; and (c) other benefit or compensation plans, programs, policies, agreements or arrangements (excluding retention, change-in-control compensation, equity or equity-based plans and arrangements and other similar long-term compensation, nonqualified deferred compensation, retiree medical or welfare arrangements and defined benefit pension benefits) at levels that are substantially comparable in the aggregate to those in effect for Continuing Employees under the Company’s employee plans as of immediately prior to the Effective Time.
With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plans, a “New Plan”), the surviving corporation and its subsidiaries will (and Parent will cause the surviving corporation and its subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance entitlement or termination pay), except (a) to the extent that it would result in duplication of coverage or benefits for the same period of service or (b) for purposes of any defined benefit pension plan or plan that provides retiree welfare benefits. In addition, Parent will cause the surviving corporation and its subsidiaries to use commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding employee plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their covered dependents, to the extent such conditions were inapplicable, met or waived under the comparable employee plan in which such Continuing Employee participated immediately prior to the Effective Time; (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins, if such participation begins in the year in which the Effective Time occurs, to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iv) to credit the accounts of the Continuing Employees pursuant to any New Plan that is a flexible spending account plan with any unused balances in the account of such Continuing Employees under the Old Plan that is a flexible spending account plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time and will not be subject to accrual limits or other forfeitures, except as required by the terms of such vacation and/or paid time off policies as determined by Parent and its affiliates from time to time.
Other Agreements
The Merger Agreement contains additional agreements between Cvent, on the one hand, and Parent and Merger Sub, on the other hand, relating to, among other things:
•	repayment and discharge of the Company’s indebtedness by Parent in connection with the Merger;
•	Parent and Merger Sub’s access to information of Cvent;
•	notification of certain matters;
•	confidentiality;
•	consultations regarding public statements and disclosure; and
•	litigation relating to the transactions contemplated by the Merger Agreement.
Conditions of the Merger
The obligations of Cvent, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of various conditions on or prior to the Effective Time, including the following:
•	the adoption of the Merger Agreement by the Company’s stockholders;
•
the expiration or termination of any applicable waiting periods under the HSR Act, and receipt of the approvals, clearances or expirations of waiting periods under certain foreign antitrust laws and foreign investment laws (see the section of this proxy statement titled “The Merger — Regulatory Approvals Required for the Merger”); and.

•
the absence of any law, injunction or order from any governmental authority having jurisdiction over any party to the Merger Agreement (whether temporary, preliminary or permanent) prohibiting, enjoining or otherwise making illegal the consummation of the Merger.

Parent and Merger Sub’s obligations to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties made by Cvent relating to organization and good standing, corporate power and enforceability, Special Committee approval, Company Board approval, anti-takeover laws, requisite stockholder approval, the applicable vesting schedule and the per share exercise price of the Options and RSU awards and brokers’ fees being true and correct in all material respects as of the closing;

•
certain representations and warranties regarding Cvent’s capitalization and capital structure being true and correct in all respects as of the closing, except for any inaccuracies relative to the total fully-diluted equity capitalization of the Company as of the closing date that do not result in an increase in the aggregate consideration otherwise payable by Parent in the Merger by more than $12,500,000;

•	the representations and warranties made by Cvent relating to the absence of a Company Material Adverse Effect since December 31, 2022 being true and correct in all respects as of the closing;
•
the other representations and warranties made by the Company in the Merger Agreement being true and correct as of the closing, except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect;

•	Cvent has complied in all in material respects with the covenants and obligations of the Merger Agreement required to be performed and complied with by Cvent at or prior to the closing;
•	no Company Material Adverse Effect having occurred since the date of the Merger Agreement; and
•
receipt by Parent and Merger Sub of a certificate of the Company, executed for and on behalf of the Company by a duly authorized executive officer of Cvent certifying to the satisfaction of the conditions described immediately above.

The Company’s obligations to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties made by Parent and Merger Sub set forth in the Merger Agreement being true and correct as of the closing, except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) would not have a Parent Material Adverse Effect;

•
Parent and Merger Sub have complied in all material respects with the covenants and obligations of the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to closing; and

•	receipt by Cvent of a certificate of Parent and Merger Sub, executed for and on behalf of Parent and Merger Sub certifying to the satisfaction of the conditions described immediately above.
The Merger Agreement does not contain any financing-related closing condition. Parent and Merger Sub each acknowledged and agreed in the Merger Agreement that obtaining the financing is not a condition to the closing.
Termination
The Merger Agreement may be terminated at any time prior to the Effective Time in the following circumstances:
•	by mutual written agreement of Parent and the Company;
•	by either Parent or the Company if:
•
any court or other governmental authority of competent jurisdiction has issued a permanent injunction or other judgment or order, which remains in effect and has become final and non-appealable, preventing or enjoining the consummation of the Merger or any statute, rule or regulation has been enacted, entered or enforced that prohibits, makes illegal or enjoins the consummation of the Merger; provided, however, that the party seeking to terminate the Merger Agreement on this basis has used such standard of efforts as may be required pursuant to the Merger Agreement to prevent, oppose and remove such restraint, injunction or other prohibition;

•
the Merger is not consummated on or before 11:59 p.m., New York City time, on December 14, 2023 (the “Initial Termination Date”); provided, however, that the Initial Termination Date will be automatically extended until 11:59 p.m., New York City time, on March 14, 2024 if the conditions to the closing of the Merger related to an order or applicable law prohibiting the Merger and/or the receipt of required regulatory approvals, clearances or expirations of waiting periods have not been satisfied or waived as of the Termination Date; and provided, further, that the right to terminate the

Merger Agreement on this basis is not available to a party (treating Parent and Merger Sub as one party for this purpose) if the failure of the Merger to be consummated prior to the Termination Date was primarily due to or primarily caused by the failure of such party (treating Parent and Merger Sub as one party for this purpose) to perform any of its obligations under the Merger Agreement (referred to as a “Termination Date Termination”); or
•
the holders of a majority of the outstanding shares of Cvent common stock entitled to vote at the Special Meeting fail to adopt the Merger Agreement at the Special Meeting (referred to as a “Stockholder Vote Termination”);

•	by Parent if:
•
the Company breaches or fails to perform any representation, warranty, covenant or other agreement contained in the Merger Agreement that would result in a condition to the closing of the Merger not being satisfied and such breach has not been timely cured (provided that Parent and Merger Sub are not then in material breach of its obligations under the Merger Agreement such that the Company would be entitled to terminate the Merger Agreement pursuant to the Parent Breach Termination) (referred to as a “Company Breach Termination”); or

•
prior to the adoption of the Merger Agreement by Cvent stockholders, the Cvent Board (acting on the recommendation of the Special Committee) has effected a Company Board Recommendation Change (referred to as a “Recommendation Change Termination”);

•	by the Company if:
•
Parent or Merger Sub breaches or fails to perform any representation, warranty, covenant or other agreement contained in the Merger Agreement that would result in a condition to the closing of the Merger not being satisfied and such breach has not been timely cured (provided that the Company is not then in material breach of its obligations under the Merger Agreement such that Parent would be entitled to terminate the Merger Agreement pursuant to the Company Breach Termination) (referred to as a “Parent Breach Termination”);

•
prior to the adoption of the Merger Agreement by Cvent stockholders, in order to substantially concurrently enter into an Alternative Acquisition Agreement with respect to a Superior Proposal received after March 14, 2023, if the Company has complied with the no-shop provisions in the Merger Agreement with respect to such Superior Proposal and substantially concurrently with such termination, Cvent pays Parent the Company Termination Fee (summarized below) (referred to as a “Superior Proposal Termination”); or

•
(a) all of the mutual closing conditions and conditions to the obligations of Parent and Merger Sub to consummate the Merger are satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the closing), (b) Parent fails to consummate the Merger within three business days after the first date on which Parent is required to consummate the closing pursuant to the Merger Agreement, (c) the transactions contemplated by the Preferred Commitment Letter have been consummated or would be consummated in accordance with the terms thereof if the closing were to occur, and (d) the Company has irrevocably confirmed to Parent in writing that it is prepared to consummate the closing (referred to as a “Conditions Satisfied Termination”).

Effect of Termination
Any valid termination of the Merger Agreement will be effective immediately upon the delivery of written notice by the terminating party to the other parties, and the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except that certain provisions of the Merger Agreement, including with respect to public statements and reimbursement and indemnification obligations set forth in the Merger Agreement with respect to the Debt Financing will survive the termination of the Merger Agreement, as well as the provisions regarding the effect of termination and payment of termination fees and related expenses and the general provisions contained in Article IX of the Merger Agreement. Subject to the provisions regarding payment of the Company Termination Fee and the Parent Liability Limitation (discussed below), each also will not be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the

Merger Agreement. For purposes of the Merger Agreement, a “willful and material breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would cause or constitute a material breach of the Merger Agreement.
Termination Fees and Expenses
The Company will be required to pay Parent a termination fee of $138,608,439 (the “Company Termination Fee”) if (a) the Merger Agreement is validly terminated by (i) either Parent or the Company for a Termination Date Termination (provided that (A) at the Termination Date, all conditions to closing other than the adoption of the Merger Agreement by the holders of a majority of the holders of the outstanding shares of Cvent common stock entitled to vote at the Special Meeting and the conditions to the Company’s obligations to effect the Merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the closing) and (B) the failure of the Merger to be consummated prior to the Termination Date was not caused by a breach by the Company of any of its obligations under the Merger Agreement), (ii) either Parent or the Company for a Stockholder Vote Termination or (iii) Parent for a Company Breach Termination, (b) prior to such termination, a third party publicly announces or provides to the Company Board (or the Special Committee) or management of the Company and Acquisition Proposal, and does not withdraw such Acquisition Proposal at least five business days prior to the Company Stockholder Meeting or prior to the date of termination in the case of a termination by Parent for a Company Breach Termination, and (c) within twelve months following such termination, the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction. For purposes of this paragraph, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
The Company is also required to pay the Company Termination Fee if Parent terminates the Merger Agreement for (a) a Recommendation Change Termination or (b) a Superior Proposal Termination.
If the Merger Agreement is validly terminated (a) by the Company for a Parent Breach Termination or a Conditions Satisfied Termination or (b) by the Company or Parent for a Termination Date Termination (at a time at which the Company had the right to terminate the Merger Agreement for a Parent Breach Termination or a Conditions Satisfied Termination), then Parent shall promptly (and in any event within three business days) pay the Company a termination fee of $277,216,878.
The liability of the Company or any of its subsidiaries for any monetary damages payable by the Company and its subsidiaries for breaches under the Merger Agreement is capped at the Parent Termination Fee plus certain enforcement expenses. The liability of Parent, Merger Sub or the Guarantors for any monetary damages payable for breaches (including willful and material breach) under the Merger Agreement and the Limited Guarantees are capped at the Parent Termination Fee, plus certain reimbursement obligations and enforcement expenses (the “Parent Liability Limitation”).
Specific Performance
The parties to the Merger Agreement will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including the Company’s right to specific performance to cause Parent and Merger Sub to comply with the section of the Merger Agreement titled “Financing”). Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically its terms and provisions will not be required to provide any bond or other security in connection with such injunction or enforcement.
The Company will be entitled to an injunction, specific performance or other equitable remedy to cause Parent and Merger Sub to consummate the closing only in the event that (a) all of the mutual closing conditions and the conditions to Parent and Merger Sub’s obligation to consummate the Merger set forth in the Merger Agreement have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing); (b) Parent and Merger Sub fail to consummate the closing by the required closing date in accordance with the Merger Agreement; (c) all of the conditions to the consummation of the Debt Financing provided by the Debt Commitment Letter have been satisfied (other than the receipt of the Equity Financing and the satisfaction of those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) and the full amount of the Debt Financing has been funded or would be expected to be funded at the closing in accordance with the terms of the Debt Commitment Letter if the Equity

Financing were funded at the closing, (d) the transactions contemplated by the Preferred Commitment Letter have been consummated or would be consummated in accordance with the terms thereof if the closing were to occur, and (e) the Company has irrevocably confirmed in a written notice to Parent that all of the mutual closing conditions and conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), and that the Company is prepared to consummate the closing.
Amendments and Waivers
Prior to the Cvent stockholder approval, the Merger Agreement may be amended at any time by the parties to the Merger Agreement, however, following the receipt of the Cvent stockholder approval, no amendment to the Merger Agreement that requires the approval of the stockholders of the Company under the DGCL may be made unless the further required approval is obtained.
Any agreement on the part of a party to any extension or waiver with respect to the Merger Agreement is valid only if set forth in an instrument in writing signed on behalf of such party. At any time prior to the Effective Time, the parties to the Merger Agreement (treating Parent and Merger Sub as one party for this purpose) may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights.
Governing Law
The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware.

VOTING AGREEMENTS
In connection with the consummation of the transactions contemplated by the Merger Agreement, each of Rajeev K. Aggarwal, Charles V. Ghoorah, David C. Quattrone and the Vista Stockholders have executed voting and support agreements (the “Voting Agreements”) in favor of Parent concurrently with the execution of the Merger Agreement, pursuant to which such stockholders have agreed, among other things, to vote all shares of Cvent common stock owned by them, collectively constituting approximately 87.5% of the Company’s outstanding common stock as of March 14, 2023, in favor of the approval and adoption of the Merger Agreement and against (a) any action or agreement that would reasonably be expected to result in any closing condition of the Merger Agreement not being satisfied prior to the Termination Date, (b) any Acquisition Proposal and (c) any reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement. The adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock is the only vote or approval of the holders of any of the Company’s capital stock necessary to adopt the Merger Agreement and consummate the Merger.
Until the earlier to occur of the Effective Time or the valid termination of the Merger Agreement, each stockholder that is party to a Voting Agreement agrees not to transfer or cause or permit the transfer of any shares of Company common stock that such stockholder owned as of March 14, 2023 or acquires following such date, other than with the prior written consent of Parent; provided, however, that such stockholder may transfer any such shares to (a) any affiliate of such stockholder or, with respect to a Vista Stockholder, any other Vista Stockholder, (b) any beneficial owner of such stockholder, in each case only if the transferee of such shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring stockholder or (c) with respect to Rajeev K. Aggarwal, Charles V. Ghoorah or David C. Quattrone, certain transferees permitted thereunder, in which case the transferred shares will continue to be bound by the Voting Agreement. Any transfer or attempted transfer of any such shares in violation of this transfer restrictions set forth in the Voting Agreements shall be null and void and of no effect whatsoever. Each stockholder that is party to a Voting Agreement agrees that it shall not, and shall cause each of its affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions.
Each stockholder that is a party to a Voting Agreement has agreed to waive all appraisal rights under Section 262 of the DGCL. In addition, each such Stockholder has agreed not to commence or participate as a plaintiff in, any class action or other legal action (including any related settlement), derivative or otherwise, against Parent, the Company or any of their respective subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of such Voting Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Merger) or (b) to the fullest extent permitted under applicable law, alleging a breach of any duty of the Special Committee or the Company Board in connection with the Merger Agreement, the applicable Voting Agreement or the transactions contemplated thereby or hereby or, with respect to Parent, claims related to any such alleged breach.
Each of the Voting Agreements terminates upon the earliest to occur of (a) the Effective Time or the valid termination of the Merger Agreement, (b) a Company Board Recommendation Change or (c) with respect to the stockholder that is party to such Voting Agreement, the election of such stockholder in its, his or her sole discretion to terminate such Voting Agreement following any amendment of any terms or provision of the original unamended Merger Agreement, without the prior written consent of such stockholder, that reduces or changes the form of consideration payable pursuant to the Merger Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below sets forth certain information regarding the beneficial ownership of Cvent common stock as of April 17, 2023 by (a) each person or group known to us who beneficially owns more than five percent of the outstanding Cvent common stock, (b) each current named executive officer and director, and (c) all of our executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes shares held indirectly. For purposes of the table below, we deem shares of Cvent common stock subject to options and/or RSU awards held by the respective person or group that are currently exercisable or may be exercised and vest within 60 days of April 17, 2023 to be outstanding and to be beneficially owned by the person holding the options and/or RSU awards for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned(3)
Five Percent Stockholders:
Vista Funds(4)	397,745,049	80.92%
Named Executive Officers and Directors:
Rajeev K. Aggarwal	24,919,258	5.07%
Charles V. Ghoorah	7,214,565	1.47%
David C. Quattrone	7,623,895	1.55%
William J. Newman, III	666,575	*
Jeannette Koonce	—	*
David Breach	—	*
Jim Frankola(5)	111,170	*
Betty Hung	—	*
Marcela Martin(6)	33,370	*
Sam Payton	—	*
Maneet Saroya.	—	*
Nicolas Stahl	—	*
All executive officers and directors as a group (12 persons)	40,568,833	8.25%
*	Represents less than 1% of the outstanding common stock.
(1)	Unless otherwise noted below, the address of each of the directors and executive officers is 1765 Greensboro Station Place, 7th Floor, Tysons, VA 22102.
(2)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated in the footnotes below, to our knowledge, all persons listed in the table above have sole voting and investment power with respect to their shares of Cvent common stock, except to the extent authority is shared by spouses under applicable law.

(3)	Applicable percentage of ownership is based upon 491,516,516 shares of common stock outstanding as of April 17, 2023.
(4)
As reported on the Schedule 13D/A filed with the SEC on March 16, 2023, represents 181,049,399 shares held directly by Vista Equity Partners Fund VI, L.P. (“VEPF VI”), 109,372,061 shares held directly by Vista Equity Partners Fund VI-A, L.P., (“VEPF VI-A”), and 2,203,215 shares held directly by VEPF VI FAF, L.P., (“VEPF VI FAF”). Vista Equity Partners Fund VI GP, L.P. (“VEPF VI GP”) is the sole general partner of each of VEPF VI, VEPF VI-A and VEPF VI FAF. VEPF VI GP’s sole general partner is VEPF VI GP, Ltd. (“VEPF VI UGP”). Robert F. Smith is the Sole Director of VEPF VI UGP, as well as one of its 11 Members. VEPF Management, L.P. (“VEPF Management”) is the sole management company of each of VEPF VI, VEPF VI-A and VEPF VI FAF. VEPF Management’s sole general partner is VEP Group, LLC (“VEP Group”) and VEPF Management’s sole limited partner is Vista Equity Partners Management, LLC (“Vista Equity Partners Management”). VEP Group is the Senior Managing Member of Vista Equity Partners Management.

Additionally represents 51,185,845 shares held directly by VEPF IV AIV VII, L.P. (“VEPF IV”) and 19,637,433 shares held directly by VEPF IV AIV VII-A, L.P. (“VEPF IV-A”). Vista Equity Partners Fund IV GP, LLC (“VEPF IV GP”) is the sole general partner of each of VEPF IV and VEPF IV-A. VEPF IV GP’s sole senior managing member is VEP Group.
Additionally represents 18,693,976 shares held directly by VEPF III AIV VI, L.P. (“VEPF III”) and 3,427,576 shares held directly by VEPF III AIV VI-A, L.P. (“VEPF III-A”). Vista Equity Partners Fund III GP, LLC (“VEPF III GP”) is the sole general partner of each of VEPF III and VEPF III-A. VEPF III GP’s sole senior managing member is VEP Group.
Additionally represents 6,552,013 shares held directly by VFF I AIV IV, L.P. (“VFF I”) and 5,623,531 shares held directly by VFF I AIV IV-A, L.P. (“VFF I-A,” and collectively with VEPF VI, VEPF VI-A, VEPF VI FAF, VEPF IV, VEPF IV-A, VEPF III, VEPF III-A and VFF I, the “Vista Funds”). Vista Foundation Fund I GP, LLC (“VFF I GP”) is the sole general partner of each of VFF I and VFF I-A. VFF I GP’s sole senior managing member is VEP Group.
Robert F. Smith is the sole Managing Member of VEP Group. Consequently, Mr. Smith, VEPF VI UGP and VEP Group may be deemed the beneficial owners of the shares held by VEPF VI, VEPF VI-A and VEPF VI FAF, and Mr. Smith and VEP Group may be deemed the beneficial owners of the shares held by VEPF IV, VEPF IV-A, VEPF III, VEPF III-A, VFF I and VFF I-A. Each of the Vista Funds, VEPF VI

UGP, VEP Group and Mr. Smith expressly disclaim beneficial ownership of any shares not held directly. The principal business address of each of the Vista Funds, VEPF VI UGP, VEPF Management and VEP Group is c/o Vista Equity Partners, 4 Embarcadero Center, 20th Fl., San Francisco, California 94111. The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.
(5)	Includes 33,370 shares that may be acquired within 60 days of April 17, 2023 upon the vesting and settlement of RSU awards.
(6)	Includes 33,370 shares that may be acquired within 60 days of April 17, 2023 upon the vesting and settlement of RSU awards.

APPRAISAL RIGHTS
General
Under the DGCL, you have the right to demand appraisal and to receive payment in cash for the fair value of your shares of Cvent common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement, subject to the requirements and limitations set forth in Section 262 of the DGCL described herein. These rights are known as appraisal rights. Stockholders and beneficial owners electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.
This section is intended as a brief summary of the material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. All references in Section 262 of the DGCL and in this summary to “stockholder” (and all references in this summary to “holder”) are to the record holder of the shares of Cvent common stock immediately prior to the Effective Time as to which appraisal rights are asserted. All references within Section 262 of the DGCL and this summary to “beneficial owner” mean the beneficial owner of shares of Cvent common stock held either in voting trust or by a nominee on behalf of such person. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Cvent stockholder or beneficial owner should exercise its right to seek appraisal under Section 262 of the DGCL.
Subject to certain exceptions specified in Section 262 of the DGCL and summarized below, holders and beneficial owners of shares of Cvent common stock who: (a) submit a proper written demand for appraisal of such shares to the Company prior to the vote on the adoption of the Merger Agreement; (b) do not vote such shares (and ensure that such shares are not voted) in favor of the adoption of the Merger Agreement; (c) continuously are the record holders or beneficial owners, as the case may be, of such shares through the Effective Time; and (d) otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment in cash of the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger) as of the completion of the Merger instead of the Merger Consideration. Any such Cvent stockholder or beneficial owner awarded “fair value” for the holder’s shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the Merger Consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which Cvent stockholders will receive pursuant to the Merger Agreement.
Section 262 of the DGCL requires that stockholders as of the record date for notice of the Special Meeting to vote on the adoption of the Merger Agreement for whom appraisal rights are available be notified not less than 20 days before the Special Meeting. A copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL and a copy of the applicable statutory provisions is accessible at the following publicly available website without subscription or cost: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Stockholders or beneficial owners who wish to exercise appraisal rights or who wish to preserve the right to do so should review the following summary and the applicable statutory provisions carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Company unless certain stock ownership conditions are satisfied by the Cvent stockholders and beneficial owners seeking appraisal. Because of the complexity of the procedures for exercising the right to seek appraisal, stockholders and beneficial owners who wish to exercise appraisal rights are urged to consult with their own legal and financial advisors in connection with compliance under Section 262 of the DGCL. A Cvent stockholder who loses his, her, their or its appraisal rights will be entitled to receive the Merger Consideration.

How to Exercise and Perfect Your Appraisal Rights
If you are a Cvent stockholder or beneficial owner and wish to exercise the right to seek an appraisal of your shares of Cvent common stock, you must satisfy each of the following conditions:
•
You must deliver to the Company a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from, voting against or otherwise failing to vote for the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder of record holding the shares for which appraisal is demanded, the intention of the person to demand appraisal of his, her or its shares and, in case of a demand made by a beneficial owner, must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and must provide an address at which such beneficial owner consents to receive notices given by the surviving corporation under Section 262 of the DGCL and to be set forth on the verified list required by Section 262(f) of the DGCL. A stockholder’s and beneficial owner’s failure to make a written demand for appraisal before the vote with respect to the Merger is taken will constitute a waiver of appraisal rights;

•
You must not vote in favor of, or consent in writing to, the adoption of the Merger Agreement with respect to such shares. A vote in favor of the adoption of the Merger Agreement, whether by proxy submitted by mail, over the Internet or by telephone or at the Special Meeting, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must effectively revoke that proxy pursuant to one of the means described in this proxy statement;

•
You must continuously hold (in the case of a stockholder demanding appraisal) or beneficially own (in the case of a beneficial owner demanding your appraisal) your shares of Cvent common stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you are a stockholder of record and transfer the shares, of if you are a beneficial own and cease to beneficially own such shares, before the Effective Time;

•
Any stockholder or beneficial owner who has complied with the requirements of Section 262 of the DGCL or the Company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Company is under no obligation to file any petition and has no present intention of doing so; and

•	You must otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL.
If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of Cvent common stock.
In addition, because Cvent’s common stock is listed on a national securities exchange and is expected to continue to be listed on such exchange immediately prior to the consummation of the Merger, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of Cvent common stock, unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Cvent common stock eligible for appraisal or (b) the value of the consideration provided in the Merger for such total number of shares entitled to appraisal exceeds $1 million. We refer to conditions (a) and (b) as the “ownership thresholds.” At least one of the ownership thresholds must be met in order for Company stockholders to be entitled to seek appraisal with respect to such shares of Cvent common stock.
Voting, via the Internet during the Special Meeting or by proxy, against, abstaining from voting on or failing to vote on the adoption of the Merger Agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote. However, you must not vote your shares via the Internet during the Special Meeting or by proxy in favor of the adoption of the Merger Agreement in order to exercise your appraisal rights with respect to such shares.

Who May Exercise Appraisal Rights
Only a holder of record or beneficial owner of shares of Cvent common stock may assert appraisal rights for the shares of Cvent common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record or beneficial owner of the shares. The demand should set forth, fully and correctly, the name of the stockholder holding the shares in record name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform the Company of the identity of the record holder of the shares and that the stockholder or beneficial owner intends to demand appraisal of his, her or its common stock. In addition, if a demand is made by a beneficial owner, the demand must (a) reasonably identify the holder of record of the shares for which the demand is made, (b) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provide an address at which such beneficial owner consents to receive notices given by the Company and the office of Register in Chancery and to be set forth on the verified list required by Section 262(f) of the DGCL. A holder of record, such as a bank, broker or other nominee, who holds shares of Cvent common stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares of Cvent common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Cvent common stock as to which appraisal is sought. Where no number of shares of Cvent common stock is expressly mentioned, the demand will be presumed to cover all shares of Cvent common stock held in the name of the holder of record or beneficially owned by the beneficial owner.
If you own shares of Cvent common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal should be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as an agent.
If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:
Cvent Holding Corp.
1765 Greensboro Station Place, 7th Floor
Tysons, Virginia 22102
Attention: General Counsel and Corporate Secretary
Surviving Corporation’s Actions After Completion of the Merger
If the Merger is consummated, the surviving corporation will give written notice of the Effective Time within ten days after the Effective Time to Cvent stockholders and beneficial owners who did not vote in favor of the adoption of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL and otherwise complied with Section 262 of the DGCL. At any time within 60 days after the Effective Time, any person entitled to appraisal who did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw the demand and to accept the per share price in accordance with the Merger Agreement for his, her or its shares of Cvent common stock. In addition, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery, which approval may be conditioned on the terms the Delaware Court of Chancery deems just (including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made with respect to the allocation of the expenses of the proceeding); provided, however, that this provision will not affect the right of any Cvent stockholder or beneficial owner that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s or beneficial owner’s demand for appraisal and to accept the terms and the Merger Consideration offered in the Merger within 60 days after the Effective Time. Within 120 days after the Effective Time, either a record holder or a beneficial owner of Cvent common stock, provided such person has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights, or the surviving corporation must commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder or beneficial owner, demanding an appraisal of the value of the shares of Cvent common stock held by all persons who have properly demanded appraisal. The surviving corporation is under no obligation to file an appraisal petition and has no present intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the Effective Time, any stockholder or beneficial owner who has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Cvent common stock not voted in favor of the adoption of the Merger Agreement and with respect to which Cvent has received demands for appraisal, and the aggregate number of holders or beneficial owners holding or owning those shares (for which purpose the record holder of shares held by a beneficial owner who has made a demand for appraisal shall not be considered a separate stockholder holding such shares). The surviving corporation must give this statement to you within the later of (a) ten days after receipt by the surviving corporation of the request therefor or (b) ten days after expiration of the period for delivery of demands for appraisal.
If a petition for appraisal is duly filed by you or another holder of record or beneficial owner of Cvent common stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders and beneficial owners who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Delaware Court of Chancery will then determine which stockholders and beneficial owners are entitled to appraisal rights and may require the persons demanding appraisal for their shares represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any such person who fails to comply with this direction. The Delaware Court of Chancery will also dismiss proceedings as to all Cvent stockholders and beneficial owners if neither of the ownership thresholds described above is met. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Cvent common stock for which the applicable stockholders and beneficial owners thereof are entitled to appraisal, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of such shares of Cvent common stock at the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the surviving corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person entitled to appraisal. Notwithstanding the foregoing or anything herein to the contrary, if the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL, interest will accrue thereafter only on the sum of (a) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (b) interest accrued on the amount of the voluntary cash payment before such payment was made, unless such interest was paid at the time the voluntary cash payment is made. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, less any amounts already paid in a voluntary cash payment, with interest thereon, if any, to the persons entitled to receive the same. Payment shall be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order.
In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”
The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known, or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
You should be aware that the fair value of your shares of Cvent common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.
Moreover, neither Cvent nor Parent anticipates offering more than the per share price to any Cvent stockholder or beneficial owner exercising appraisal rights and reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Cvent common stock is less than the per share price. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.
If no party files a petition for appraisal within 120 days after the Effective Time or if neither of the ownership thresholds above has been satisfied in respect of such shares, then all Cvent stockholders and beneficial owners will lose the right to an appraisal and will instead receive the per share price described in the Merger Agreement, without interest thereon.
The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of any person whose name appears on the verified list filed by the surviving corporation who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order all or a portion of such, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Cvent common stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such and award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. In the absence of such an order, each party to the appraisal proceeding bears its own expenses of its attorneys and experts.
If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the Effective Time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Cvent common stock as of a record date prior to the Effective Time.
If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the per share price by delivering a written withdrawal of the demand for appraisal and an acceptance of the Merger to the surviving corporation within 60 days after the Effective Time. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery, which may be conditioned on the terms the Delaware Court of Chancery deems just (including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made with respect to the allocation of the expenses of the proceeding); provided, however, that this provision will not affect the right of any Cvent stockholder or beneficial owner that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s or beneficial owner’s demand for appraisal and to accept the terms and the Merger Consideration offered in the Merger within 60 days after the Effective Time. If you fail to perfect, successfully withdraw your demand for appraisal, or lose the appraisal right, your shares of Cvent common stock will be converted into the right to receive the per share price, without interest thereon.
Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the per share price for your shares of Cvent common stock in accordance with the Merger Agreement without interest. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Cvent stockholder or beneficial owner and are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal and financial advisor.
The process of demanding and exercising appraisal rights requires compliance with the prerequisites of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you are urged to consult with your own legal and financial advisors in connection with compliance under Section 262 of the DGCL. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL will govern.

HOUSEHOLDING
As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this proxy statement, only one copy of this proxy statement is being delivered to stockholders that reside at the same address and share the same last name, unless such stockholders have notified the Company of their desire to receive multiple copies of this proxy statement. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
The Company will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies and for separate copies in the future should be sent by oral request to Broadridge Corporate Issuer Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Stockholders residing at the same address and currently receiving multiple copies of this proxy statement may send a written request to the address above to request that only a single copy of a proxy statement be mailed in the future.

FUTURE STOCKHOLDER PROPOSALS
In light of the pending Merger, Cvent has not scheduled a 2023 annual meeting of stockholders. If the Merger is completed, Cvent will become a wholly owned subsidiary of Parent and will no longer have public stockholders, and following the Effective Time, you will no longer be entitled to attend and participate in any future annual meetings of our stockholders. However, if the Merger is not completed, you will continue to be entitled to notice of, and may attend and participate in, our annual meetings of stockholders, provided that you own Cvent common stock as of the close of business on the record date for such meeting. If Cvent holds a 2023 annual meeting of stockholders, we will provide notice of, or otherwise publicly disclose, the date on which the 2023 annual meeting will be held. If we have public stockholders at the time of our 2023 annual meeting, the following deadlines will apply to the submission of stockholder proposals, including director nominations.
Cvent stockholders who wish to submit proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and form of proxy for an annual meeting of our stockholders are required to submit proposals in writing to us, and the proposal must be received at our principal executive offices, 1765 Greensboro Station Place, 7th Floor, Tysons, Virginia 22102, no later than 120 days prior to the date of the proxy statement for the preceding year’s annual meeting of stockholders and follow the other procedures required by Rule 14a-8 and our Bylaws. However, if the date of our annual meeting is changed by more than 30 days before or after the first anniversary date of the preceding year’s annual meeting, then the proposal must be received by Cvent a reasonable time before we begin to print and mail our proxy materials for the annual meeting.
Cvent stockholders who wish to nominate persons for election to the Cvent Board or bring forth other business at an annual meeting of our stockholders (other than a stockholder proposal submitted for inclusion in our proxy statement and form of proxy pursuant to Rule 14a-8) must deliver written notice to the Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is scheduled for more than 30 days before, or more than 70 days following, such anniversary date, then the Corporate Secretary must receive the written notice not later than the tenth day following the day on which public announcement of the date of the annual meeting is first made by us. Any director nomination or stockholder proposal must also contain the information and comply with the requirements set out in our Bylaws. In addition, to comply with Rule 14a-19 under the Exchange Act (the universal proxy rules), stockholders who intend to solicit proxies in support of director nominees, other than Cvent’s nominees, must also provide written notice to the Corporate Secretary that sets forth all of the information required by Rule 14a-19(b) and must be postmarked or transmitted electronically to Cvent at its principal executive offices by the later of (a) the sixtieth day prior to the date of the annual meeting of stockholders, and (b) the tenth day following the date on which public announcement of the date of the annual meeting is first made by us.
A copy of the provisions in our Bylaws governing the notice and other requirements set forth above may be requested, at no cost, by writing to our General Counsel and Corporate Secretary, Cvent Holding Corp., 1765 Greensboro Station Place, 7th Floor, Tysons, Virginia 22102.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information we file electronically at www.sec.gov.
The Company will make available a copy of the documents we file with the SEC on the “SEC Filings” subsection of the “Financials” section of our website at investors.cvent.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website, by email at CventIR@icrinc.com or by mail at Cvent Holding Corp., 1765 Greensboro Station Place, 7th Floor, Tysons, Virginia 22102, Attention: Investor Relations.
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Cvent filings with the SEC are incorporated by reference (in each case excluding any information furnished and not filed):
•	Cvent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed on March 14, 2023;
•	Cvent’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 8, 2022; and
•	Cvent’s Current Report on Form 8-K filed with the SEC on March 14, 2023.
We will provide, without charge, to each person to whom a proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in the proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Written requests may be directed to the address noted above and oral requests may be directed to 415-430-2076.
Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.
The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.
We have not authorized anyone to give you any information or to make any representation about the proposed Merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
CAPSTONE BORROWER, INC.,
CAPSTONE MERGER SUB, INC.
and
CVENT HOLDING CORP.
Dated as of March 14, 2023

EXHIBITS
Exhibit A	Form of Voting Agreement
Exhibit B	Certificate of Incorporation of the Company

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 14, 2023, by and among Capstone Borrower, Inc., a Delaware corporation (“Parent”), Capstone Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Cvent Holding Corp., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to herein as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.
RECITALS
A. The Company Board has established a special committee of independent and disinterested members of the Company Board (the “Special Committee”), and empowered the Special Committee to, among other things, (i) review, evaluate and negotiate a potential transaction with Parent involving the provision of financing by the Specified Shareholders (or Affiliates thereof) to Parent in the form of an investment in non-convertible preferred equity, and (ii) recommend to the Company Board what action, if any, should be taken by the Company with respect to a potential transaction that includes or contemplates such financing.
B. The Special Committee has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the Company Board approve and adopt this Agreement.
C. The Company Board, acting upon the recommendation of the Special Committee, has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the Merger, with the Company being the surviving corporation in the Merger, in accordance with DGCL upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof.
D. Each of the board of directors of Parent and the board of directors of Merger Sub has (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.
E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered guarantees (the “Guarantees”) from Blackstone Capital Partners VIII (Lux) SCSp, Blackstone Capital Partners VIII (Ontario) L.P., Blackstone Capital Partners VIII L.P., Blackstone Family Investment Partnership VIII — ESC L.P., Blackstone Family Investment Partnership VIII — SMD L.P., BTAS NQ Holdings L.L.C. and Platinum Falcon B 2018 RSC Limited (together, the “Guarantors”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain payment obligations of Parent and Merger Sub contained in this Agreement.
F. As a condition and inducement to Parent and Merger Sub to enter into this Agreement, Rajeev K. Aggarwal, Charles V. Ghoorah, David C. Quattrone, and the Specified Stockholders, in each of their capacities as stockholders of the Company, have simultaneously herewith each entered into a Voting and Support Agreement with Parent and the Company, in the form attached hereto as Exhibit A (the “Voting Agreements”).
G. As a condition and inducement to Parent and Merger Sub to enter into this Agreement, the Specified Stockholders (or Affiliates thereof) have agreed to provide financing to Parent (or any direct or indirect parent company thereof) in exchange for preferred equity in Parent (or the applicable direct or indirect parent company thereof) (the “Preferred Equity Financing”).

H. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE I DEFINITIONS & INTERPRETATIONS
1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:
(a) “Acceptable Confidentiality Agreement” means any confidentiality agreement (i) in effect as of the date hereof or (ii) executed, delivered and effective after the date hereof and containing terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal, and that does not prohibit the Company from providing information to Parent in accordance with Section 5.3.
(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.
(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
(i) any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 20% of the Company Common Stock (or voting power of the Company) outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the Company Common Stock (or voting power of the Company) outstanding after giving effect to the consummation of such tender or exchange offer;
(ii) any direct or indirect purchase or other acquisition by any Person or Group, or stockholders of any such Person or Group, of more than 20% of the consolidated assets (including equity securities of the Subsidiaries of the Company), net revenue or net income of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as determined in good faith by the Company Board, acting upon the recommendation of the Special Committee);
(iii) any direct or indirect merger, consolidation, joint venture, partnership, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group, would hold, directly or indirectly, more than 20% of the equity interests or voting power of the Company or the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or
(iv) any combination of the foregoing.
(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, (i) none of the Specified Stockholders or any investment funds or investment vehicles affiliated with or under common management with the Specified Stockholders, any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Specified Stockholders or any other Person that would otherwise be an Affiliate of the Specified Stockholders pursuant to this definition shall be an “Affiliate” of the Company or any of its Subsidiaries (provided that this clause (i) shall not apply with respect to the definition of “Company Related Parties”, the Equity Commitment Letters or the Guarantees) and (ii) with respect to Parent, except with respect to Section 6.2(b), the term “Affiliate” shall not include any investment fund, investment vehicle or client sponsored or advised by Blackstone or any Guarantor or any of its or their Affiliates or any of the portfolio companies (as such term is commonly understood in the private equity industry) or other investments of any such investment fund, investment vehicle or client (provided that this clause (ii) shall not apply with respect to the definition of “Parent Related Parties”, the Equity Commitment Letters or the Guarantees).
(e) “Anti-Corruption Laws” means Laws in any applicable jurisdiction that relate to the prevention of bribery, corruption, kickbacks, racketeering, fraud, or other improper payments including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended.
(f) “Anti-Money Laundering Laws” means Laws in any applicable jurisdiction relating to money laundering, anti-terrorism, proceeds of crime, or financial record keeping, including without limitation the USA PATRIOT Act of 2001, as amended.
(g) “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.
(h) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2021 set forth in the Company’s Form 10-K filed by the Company with the SEC on March 7, 2022.
(i) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.
(j) “Bylaws” means the By-Laws of the Company.
(k) “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020, together with all amendments thereto and all regulations and guidance issued by any Governmental Authority with respect thereto, including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020 and IRS Notice 2020-65.
(l) “Charter” means the Certificate of Incorporation of the Company.
(m) “Code” means the Internal Revenue Code of 1986.
(n) “Company Board” means the Board of Directors of the Company.
(o) “Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.
(p) “Company Credit Agreement” means the Credit Agreement, dated as of May 27, 2022, as amended from time to time, among, inter alios, the Company, the other borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto and PNC Bank, National Association, as administrative agent and collateral agent, and all pledge, security and other agreements and documents related thereto.
(q) “Company ESPP” means the Cvent Holding Corp. 2021 Employee Stock Purchase Plan.
(r) “Company Indebtedness” means all debt outstanding under the Company Credit Agreement.
(s) “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.
(t) “Company Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following, and no changes, events, effects, developments or occurrences arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred (subject to the limitations set forth below):
(i) general economic conditions, or conditions in the global, international or regional economy generally, including changes in inflation, supply chain disruptions and labor shortages;
(ii) conditions in the equity, credit, debt, financial, currency or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;
(iii) conditions in the industries in which the Company and its Subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company and its Subsidiaries conduct business, or changes therein;
(iv) any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, sabotage, cyberattack, terrorism (including cyberterrorism) or military actions, including any escalation or worsening of the foregoing or any threats thereof, in each case, in the United States or any other country or region in the world;
(v) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs, and other force majeure events, including any escalation or worsening of, or any Law or sanction, mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Authority in response to, any of the foregoing, in each case, in the United States or any other country or region in the world;
(vi) the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business or joint venture partners, employees (including any employee attrition), regulators, Governmental Authorities, vendors or any other third Person (other than for purposes of the representations and warranties contained in Section 3.5 and Section 3.6 and the related conditions to Closing);
(vii) the compliance by any Party with the express terms of this Agreement, including any action taken or refrained from being taken pursuant to the express terms of this Agreement;
(viii) any action taken or refrained from being taken, in each case, to which Parent has expressly approved or consented to in writing following the date of this Agreement;
(ix) changes or proposed changes in GAAP or other accounting standards, or in any applicable Laws (or the enforcement or interpretation of any of the foregoing) or in any regulatory or legislative conditions, including the adoption, implementation, repeal, modification, reinterpretation or proposal of any Law, regulation or policy (or the enforcement or interpretation thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby;
(x) any epidemics, pandemics (including COVID-19), plagues, other outbreaks of illness or public health events (including quarantine restrictions mandated or recommended by any Governmental Authority in response to any of the foregoing), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;
(xi) any COVID-19 Measures;
(xii) any changes in the price or trading volume of the Company Common Stock or to the Company’s credit ratings, in each case, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xiii) any failure by the Company and its Subsidiaries to meet (A) any internal or public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred solely to the extent not otherwise excluded hereunder);
(xiv) the availability or cost of equity, debt or other financing to Parent or Merger Sub;
(xv) any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;
(xvi) the identity of, or any facts or circumstances relating to, the Guarantors, Parent, Merger Sub, or the respective Affiliates of the foregoing, the respective financing sources of or investors in the foregoing, or the respective plans or intentions of the foregoing, with respect to the Company or its business; and
(xvii) any breach by Parent or Merger Sub of this Agreement;
except, in each case of clauses (i), (ii), (iii), (iv), (v), (ix), (x) and (xi) to the extent that such changes, events, effects, developments or occurrences have had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
(u) “Company Options” means any options to purchase shares of Company Common Stock granted pursuant to any of the Company Stock Plans.
(v) “Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.
(w) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by the Company or any of its Subsidiaries.
(x) “Company RSUs” means awards of restricted stock units of the Company granted pursuant to any of the Company Stock Plans.
(y) “Company Stock Plans” means the Paypay Topco, Inc. 2017 Stock Option Plan and the Cvent Holding Corp. 2021 Omnibus Incentive Plan.
(z) “Company Stockholders” means the holders of shares of Company Common Stock.
(aa) “Company Termination Fee” means an amount equal to $138,608,439.
(bb) “Confidentiality Agreement” means the agreement listed in Section 9.4 of the Company Disclosure Letter.
(cc) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.
(dd) “Contract” means any legally binding agreement, contract, subcontract, note, bond, mortgage, indenture, lease, license or sublicense.
(ee) “COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions, mutations or variants of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.
(ff) “COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocol or guideline promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020, and the Consolidated Appropriations Act, 2021, Pub. L. 116-260, in each case, together with any administrative or other guidance published with respect thereto by any Governmental Authority.

(gg) “DOJ” means the United States Department of Justice or any successor thereto.
(hh) “Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other bonus, commission, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, phantom equity, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement, disability, welfare benefit insurance, vacation, deferred compensation, employment, individual consulting, severance, separation, termination, retention, change of control, stay bonus, and other similar plan, program, agreement or arrangement (i) that is sponsored, maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, director, officer or other individual service provider of the Company or any of its Subsidiaries or (ii) related to which the Company or any of its Subsidiaries has any current or potential liability, other than any such plan, scheme or arrangement that is sponsored by a Governmental Authority or any Multiemployer Plan.
(ii) “Environmental Law” means any Law in effect on or prior to the Closing Date relating to the protection of the environment (including ambient air, surface water, groundwater or land), public or worker health or safety (to the extent relating to Hazardous Substances), or pollution.
(jj) “ERISA” means the Employee Retirement Income Security Act of 1974.
(kk) “ERISA Affiliate” means any person under common control with the Company or any of its Subsidiaries or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code.
(ll) “Exchange Act” means the Securities Exchange Act of 1934.
(mm) “Financing Sources” means the Persons that have committed to provide and/or arrange the Debt Financing pursuant to the Debt Commitment Letter and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with each other Person that commits to provide or otherwise provides any Alternate Debt Financing in accordance with this Agreement, in each case, together with their Affiliates and Representatives involved in the Debt Financing or any Alternate Debt Financing and their successors and assigns.
(nn) “Foreign Investment Laws” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions or transactions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests
(oo) “FTC” means the United States Federal Trade Commission or any successor thereto.
(pp) “GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.
(qq) “Government Contract” means any prime Contract, subcontract, task order or delivery order that is (i) between the Company or any of its Subsidiaries, on the one hand, and a Governmental Authority, on the other hand, or (ii) entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) to provide products or services in connection with a Contract between another entity and a Governmental Authority.
(rr) “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.
(ss) “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.
(tt) “Group” has the meaning as used in Section 13(d) of the Exchange Act.

(uu) “Hazardous Substance” means any toxic or hazardous material, substance or waste, including all those defined or regulated under Environmental Laws due to its hazardous or dangerous properties or characteristics.
(vv) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
(ww) “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all lease obligations of such Person capitalized on the books and records of such Person, (iv) all Indebtedness of others secured by a lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (v) all letters of credit or performance bonds issued for the account of such Person, solely to the extent drawn upon, and (vi) all guarantees of such Person of any Indebtedness of any other Person other than a wholly owned Subsidiary of such Person.
(xx) “Intellectual Property” means all worldwide intellectual property and proprietary rights, including: (i) all patents and applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor (“Copyrights”); (iii) trademarks, service marks, logos, trade dress rights and similar designations of origin and rights therein, and registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); (iv) domain names and (v) rights in trade secrets, data, know-how, inventions, methods, processes, proprietary and confidential information, in each case of clauses (i) through (v) above, to the extent protectable by applicable Law.
(yy) “Intervening Event” means any positive change, event, effect, development or circumstance that (i) was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or, if known by the Company Board, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (ii) does not relate to (A) any Acquisition Proposal or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections, forecasts or estimates for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account).
(zz) “IT Assets” means all computer and information technology systems, equipment, and services, including all Software, computer hardware, networks, data processing centers, and platforms.
(aaa) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Technology Officer and General Counsel, in each case after reasonable inquiry of such individual’s direct reports.
(bbb) “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, Order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, Order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.
(ccc) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, investigation, audit, inquiry, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.
(ddd) “Material Contract” means any of the following Contracts (other than Employee Plans) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective assets, rights, property or business are bound or subject to:
(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K), with respect to the Company and its Subsidiaries, taken as whole;
(ii) containing any covenant or other provision (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, (B) prohibiting or restricting the Company or any of its

Subsidiaries from engaging in any business with any Person, or (C) limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation”, “exclusivity” or similar provisions, in each case of the above clauses (A) through (C), other than any such Contracts that are not material to the Company and its Subsidiaries, taken as a whole;
(iii) relating to the disposition or acquisition of equity or assets by the Company or any of its Subsidiaries outside of the ordinary course of business pursuant to which the Company or its Subsidiaries have material continuing obligations;
(iv) with any customer of the Company or any of its Subsidiaries who, in the year ended December 31, 2022, was one of the 15 largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);
(v) with any vendor of the Company or any of its Subsidiaries who, in the year ended December 31, 2022, was one of the 15 largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);
(vi) relating to or evidencing Indebtedness of the Company or any Subsidiary of the Company in excess of $15 million (excluding intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries of the Company);
(vii) that is an agreement in settlement of a dispute that imposes material obligations on the Company or any of its Subsidiaries as of the date hereof;
(viii) (A) under which it is a licensee of or is otherwise granted by a third party any ownership rights in or rights to use any Intellectual Property (other than (x) non-exclusive licenses to commercially available Software with annual or aggregate fees of less than $1,000,000, (y) Contracts that are not material to the Company’s or any of its Subsidiaries’ business, and (z) employment agreements or agreements with consultants, independent contractors or other Persons who have contributed to the development or creation of Intellectual Property for or on behalf of the Company or any of its Subsidiaries; provided that, while the agreements set forth in clause (z) are not required to be disclosed under Section 3.13(a), such agreements shall be subject to Section 3.13(b)), and (B) under which it is a licensor or otherwise grants to a third party any ownership rights in or rights to use any Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business, or Contracts that are not material to the Company’s or any of its Subsidiaries’ business);
(ix) any Lease relating to the Leased Real Property, in each case requiring by its terms aggregate rental payments by the Company in excess of $1,000,000 for the year ended December 31, 2022;
(x) any Government Contract requiring aggregate annual payments by or to the Company in excess of $300,000 for the year ended December 31, 2022;
(xi) is with an affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act, other than any Contract solely among the Company and its wholly-owned Subsidiaries; and
(xii) that involves a material joint venture, partnership, limited liability company, profit sharing, or similar agreement from which the Company or any of its Subsidiaries recognized revenues in excess of $10 million during the year ended December 31, 2022.
(eee) “Nasdaq” means the Nasdaq Global Market.
(fff) “Open Source Software” means any Software that is (i) distributed as “free software” (as defined by the Free Software Foundation), (ii) licensed pursuant to any license that, as of the Effective Date, is a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses/alphabetical or (iii) distributed under a license that requires disclosure of source code or requires derivative works created based on the licensed Software to be made publicly available under the same license.
(ggg) “Order” means any judgment, decree, injunction, ruling, writ or order of any Governmental Authorization that is binding on any Person or its property under applicable Law.

(hhh) “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a legal entity.
(iii) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the Audited Company Balance Sheet in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) liens imposed by applicable Law (other than Laws in respect of Tax); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way of record, and zoning, building and other similar codes or restrictions imposed by any Governmental Authority having jurisdiction over any real property, in each case that do not, individually or in the aggregate, adversely affect in any material respect the current use, operation or occupancy of the applicable property or the current operations of the business of the Company and its Subsidiaries; (vii) any non-exclusive license, non-exclusive covenant not to sue or similar contractual obligation with respect to any Intellectual Property entered into in the ordinary course; (viii) liens pursuant to any Company Indebtedness; or (ix) statutory, common Law or contractual liens (or other encumbrances of any type) securing payments not yet due, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries.
(jjj) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.
(kkk) “Personal Information” means any information that (i) whether alone or in combination with other data, can be used to identify an individual person, device or household and (ii) is defined as “personal data,” “personal information,” “personally identifiable information” or similar terms under applicable Law relating to the processing of personal data or personal information (or such similar term).
(lll) “Registered Intellectual Property” means all United States, international and foreign (i) Patents; (ii) registered Marks; (iii) domain names; and (iv) registered Copyrights.
(mmm) “Reimbursement Obligations” means Parent’s obligations pursuant to Section 6.6(f) and Section 6.6(g).
(nnn) “Representatives” means, with respect to any Person, such Person’s Affiliates, and its and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors, financing sources and agents and other advisors and representatives.
(ooo) “Required Financing Information” means (i) the audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date, income statements and cash flow statements for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and (ii) the unaudited consolidated financial statements of the Company consisting of balance sheets, income statements and cash flow statements as of the last day of and for each completed fiscal quarter following the most recently completed financial statements delivered pursuant to clause (i) (and for the corresponding fiscal quarter for the prior fiscal year) and ended at least 45 days before the Closing Date, other than with respect to any quarter end that is also a fiscal year end.
(ppp) “Sanctioned Country” means at any time, any country, region, or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, the Crimea, the so-called “Donetsk People’s Republic,” Kherson, the so-called “Luhansk People’s Republic,” and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea, and Syria).

(qqq) “Sanctioned Person” means any Person that is (i) listed on any Sanctions-related list issued by any the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU Member State, HM’s Treasury of the United Kingdom, or any other applicable Sanctions authority; (ii) resident or located in, operating from, or organized under the laws of, a Sanctioned Country; (iii) 50% or greater owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b); (iv) a national of a Sanctioned Country with whom U.S. persons are prohibited from dealing; or (v) otherwise a subject or target of any Sanctions.
(rrr) “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU Member State, HM’s Treasury of the United Kingdom, or any other applicable sanctions authority.
(sss) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
(ttt) “SEC” means the United States Securities and Exchange Commission or any successor thereto.
(uuu) “Securities Act” means the Securities Act of 1933.
(vvv) “Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.
(www) “Specified Stockholders” means (i) Vista Equity Partners Fund VI, L.P., (ii) Vista Equity Partners Fund VI-A, L.P., (iii) VEPF VI FAF, L.P., (iv) VEPF IV AIV VII, L.P., (v) VEPF IV AIV VII-A, L.P., (vi) VEPF III AIV VI, L.P., (vii) VEPF III AIV VI-A, L.P., (viii) VFF I AIV IV, L.P. and (ix) VFF I AIV IV-A, L.P.
(xxx) “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors, managers or trustees, or other Persons performing similar functions or (ii) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned or controlled by such first Person.
(yyy) “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board, acting on the recommendation of the Special Committee, has determined in good faith (after consultation with its financial advisors and outside legal counsel) would, if consummated, result in a transaction that would be more favorable to the Company Stockholders from a financial point of view than the Merger (taking into account (i) any changes to the terms of this Agreement, the Guarantees or the Financing offered by Parent in response to such Superior Proposal in accordance with Section 5.3(c) and (ii) the identity of the Person making the proposal and other aspects of such proposal that the Company Board, acting on the recommendation of the Special Committee, considers in good faith to be relevant, including with respect to legal, regulatory, financial, certainty of closing, financing matters, and the form, amount and timing of payment of consideration). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”
(zzz) “Tax” means any U.S. federal, state and local and non-U.S. taxes, assessments or similar governmental charges or impositions, including gross receipts, income, capital gains, profits, estimated, alternative minimum, capital stock, sales, use, or occupation, goods and services, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, stamp, windfall profits, customs, social security, workers’ compensation, net worth, real property and personal property taxes, imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed thereon.
(aaaa) “Tax Return” means any return, declaration, report, statement, claim for refund, information return, or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
(bbbb) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors and/or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any Legal Proceedings among the Parties related to this Agreement or the Financing Letters.

(cccc) “Transactions” means the Merger and the other transactions contemplated by this Agreement.
(dddd) “Vested Company Option” means a Company Option that is outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect on the date hereof as a result of the consummation of the Transactions.
(eeee) “Vested Company RSUs” means a Company RSU that is outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect on the date hereof as a result of the consummation of the Transactions.
(ffff) “WARN” means the United States Worker Adjustment and Retraining Notification Act and any similar state plant closing or mass layoff Law.
(gggg) “Willful and Material Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would cause or constitute a material breach of this Agreement.
1.2 Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:
Term	Section Reference
Acquisition Proposal Notice Period	5.3(c)(ii)(2)
Agreement	Preamble
Alternate Debt Financing	6.5(d)
Alternative Acquisition Agreement	5.3(a)
Blackstone	6.2(b)
Capex Budget	5.2(l)
Capitalization Date	3.7(a)
Cash Replacement Company Option Amounts	2.8(a)(ii)
Cash Replacement Company RSU Amounts	2.8(b)(ii)
Certificate of Merger	2.2
Certificates	2.9(c)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.3(b)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	Article III
Company IT Assets	3.21(a)
Company Related Parties	8.3(e)
Company SEC Documents	Article III
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Copyrights	1.1(xx)
D&O Insurance	6.10(c)
Debt Commitment Letter	4.11(a)
Debt Financing	4.11(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)
DTC	2.9(d)
Effective Time	2.2
Electronic Delivery	9.14
Enforceability Exceptions	3.2
Enforcement Expenses	8.3(f)
Equity Award Holders	2.8(c)

Term	Section Reference
Equity Commitment Letter	4.11(a)
Equity Financing	4.11(a)
Fee Letter	4.11(a)
Financing	4.11(a)
Financing Letters	4.11(a)
Financing Sources Protection Provisions	8.4
Foreign Employee Plans	3.18(h)
Guarantees	Recitals
Guarantors	Recitals
Indemnified Persons	6.10(a)
Initial Termination Date	8.1(c)
Intervening Event Notice Period	5.3(c)(i)(1)
Last Condition	2.3
Lease	3.14(b)
Leased Real Property	3.14(b)
Marks	1.1(xx)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.18(b)
New Debt Commitment Letters	6.5(d)
New Plan	6.11(d)
Old Plans	6.11(d)
Other Indemnified Persons	6.10(e)
Other Required Company Filing	6.3(b)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	7.3(a)
Parent Related Parties	8.3(e)
Parent Termination Fee	8.3(c)
Party	Preamble
Patents	1.1(xx)
Payment Agent	2.9(a)
Payment Fund	2.9(b)
Payoff Letters	6.6(c)(i)
Per Share Price	2.7(a)(ii)
Preferred Equity Financing	Recitals
Privacy Requirements	3.21(b)
Proxy Statement	6.3(a)
Requisite Stockholder Approval	3.4
Special Committee	Recitals
Surviving Corporation	2.1
Termination Date	8.1(c)
Uncertificated Shares	2.9(c)
Unvested Company Option	2.8(a)(ii)
Unvested Company RSU	2.8(b)(ii)
Vested Equity Award Consideration	2.8(b)(i)
Vested Option Consideration	2.8(a)(i)
Vested RSU Consideration	2.8(b)(i)
Voting Agreements	Recitals

1.3 Certain Interpretations.
(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.
(b) When used herein, (i) the words “hereof,” “hereunder,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”
(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”
(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.
(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.
(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.
(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.
(i) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.
(j) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time.
(k) All accounting terms used herein will be interpreted in accordance with GAAP.
(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.
(n) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
(o) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room titled “Project Capstone” managed by the Company at www.datasite.com; or (ii) delivered or provided to Parent or its Affiliates or its or their respective Representatives, in each case, at any time prior to 12 hours in advance of the execution and delivery of this Agreement.
(p) All references to time shall refer to New York City time unless otherwise specified.

ARTICLE II
THE MERGER
2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 8:00 a.m., New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second Business Day (except, if the Last Condition is Section 7.1(a), then the fourth Business Day) after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) (such condition, the “Last Condition”); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing; provided, further, that in no event shall Parent or Merger Sub be obligated to consummate the Closing prior to June 15, 2023, without the written consent of Parent. The date on which the Closing occurs is referred to as the “Closing Date.”
2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
2.5 Certificate of Incorporation and Bylaws.
(a) Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.10(a)).
(b) Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.10(a)).
2.6 Directors and Officers. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.
2.7 Effect on Capital Stock.
(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i) each share of common stock, par value $0.01 per share of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be canceled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;
(ii) except as otherwise expressly agreed to in writing prior to the Effective Time by Parent and a Company Stockholder, each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $8.50, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and
(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock or (B) owned by Parent or any of its Subsidiaries (including Merger Sub), in each case, as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.
(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, subdivision, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.
(c) Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), any share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held by a holder of such share of Company Common Stock who has not voted in favor of the adoption of this Agreement or consented thereto in writing with respect thereto and who has (or for which the “beneficial owner” (as defined, for purposes of this Section 2.7, in Section 262(a) of the DGCL) has) properly exercised appraisal rights with respect thereto in accordance with, and who has (and, to the extent applicable, for which the applicable beneficial owner has) complied with, Section 262 of the DGCL with respect to such share of Company Common Stock (collectively, the “Dissenting Company Shares”) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7, and holders and beneficial owners of such Dissenting Company Shares will be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder (or, to the extent applicable, such beneficial owner) fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder (or, to the extent applicable, such beneficial owner) fails to perfect or effectively withdraws or loses such rights with respect to any Dissenting Company Shares, such Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Per Share Price without interest thereon and the Surviving Corporation shall remain liable for payment of the Per Share Price without interest thereon for such Dissenting Company Shares in accordance with this Agreement. At the Effective Time, any holder or beneficial owner of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) reasonably prompt (and in any event within three Business Days) notice of any demands received by the Company for appraisal of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands. Prior to the Closing, Parent shall not, except with the prior written consent of the Company (with the prior written consent of the Special Committee), require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands requiring the Company to make any such payment prior to the Closing.

2.8 Treatment of Equity Awards.
(a) Company Options. Except as otherwise expressly agreed to in writing prior to the Effective Time by Parent and a holder of Company Options, at the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time with an exercise price per share less than the Per Share Price will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be treated as follows:
(i) Vested Company Options. Each Vested Company Option shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (A) the number of shares of Company Common Stock subject to such Vested Company Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Per Share Price over the exercise price per share of such Vested Company Option (the “Vested Option Consideration”).
(ii) Unvested Company Options. Each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option (an “Unvested Company Option”) shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (A) the number of shares of Company Common Stock subject to such Unvested Company Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Per Share Price over the exercise price per share of such Vested Company Option (the “Cash Replacement Company Option Amounts”). All Cash Replacement Company Option Amounts will, subject to the holder’s continued service with Parent or its Affiliates (including the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company Options for which such Cash Replacement Company Option Amounts were exchanged would have vested and been payable pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting pursuant to any Employee Plans as in effect on the date hereof). Except as otherwise set forth in this Section 2.8(a)(ii), all Cash Replacement Company Option Amounts shall otherwise have the same terms and conditions (including with respect to vesting) as applied to the Unvested Company Option for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company Option Amounts.
(iii) Out-of-the-Money Options. Each Company Option (whether a Vested Company Option or an Unvested Company Option) with an exercise price per share equal to or greater than the Per Share Price will be cancelled without any action on the part of the holder thereof and without any cash payment being made in respect thereof.
(b) Company RSUs. Except as otherwise expressly agreed to in writing prior to the Effective Time by Parent and a holder of Company RSUs, at the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be treated as follows:
(i) Vested Company RSUs. Each Vested Company RSU shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (A) the Per Share Price and (B) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time (the “Vested RSU Consideration” together with the Vested Option Consideration, the “Vested Equity Award Consideration”).
(ii) Unvested Company RSUs. Each Company RSU outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU (an “Unvested Company RSU”) shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (A) the Per Share Price and (B) the total number of shares of Company Common Stock subject to such Unvested Company RSU as of immediately prior to the Effective Time (the “Cash Replacement Company RSU Amounts”), which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with Parent or its Affiliates (including the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSUs for which such Cash Replacement Company RSU Amounts were exchanged would have vested and been payable pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting pursuant to any Employee Plan as in effect on the date hereof). Except as otherwise set forth in this Section 2.8(b)(ii), all Cash Replacement Company RSU Amounts shall otherwise have the same terms and conditions (including with respect to vesting) as applied to the Unvested Company RSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts.
(c) Payment Procedures. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate Vested Equity Award Consideration owed to all holders of Vested Company Options and Vested Company RSUs (collectively, the “Equity Award Holders”). As promptly as reasonably practicable, but in any event no later than five Business Days, after the Closing Date, the Equity Award Holders will be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of Vested Company Options and Vested Company RSUs that are cancelled and converted pursuant to this Section 2.8, less any required withholding pursuant to Section 2.12. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Company RSU or Company Option constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment made in respect thereof pursuant to Section 2.8(a) or Section 2.8(b) shall be paid on the applicable settlement or payment date for such Company RSU or Company Option, as applicable, if required to comply with Section 409A of the Code.
(d) Company Stock Plans; Company ESPP. Prior to the Effective Time, the Company Board (or a committee thereof with necessary authority) shall take such actions as are necessary and appropriate (including adopting resolutions) to provide that (i) the Company Stock Plans and the Company ESPP will each terminate as of the Effective Time (but subject to the consummation of the Merger), (ii) no offering period will commence pursuant to the Company ESPP upon or after the date of this Agreement, and (iii) no new participants may begin participation in (or increase their deductions under the Company ESPP or otherwise make separate non-payroll contributions to the Company ESPP) the Company ESPP upon or after the date of this Agreement.
(e) Company Actions. Prior to the Effective Time, the Company Board (or a committee thereof with necessary authority) shall take such actions (including adopting resolutions) as may be necessary or desirable to approve, provide for or give effect to the transactions contemplated by this Section 2.8 and to authorize and direct the Company’s officers and employees to take such actions as may be necessary and appropriate to give effect thereto, including seeking the consent of any other Person. Prior to any adoption of any such resolution, the Company shall provide Parent with drafts of, and a reasonable opportunity to review, all such resolutions.
2.9 Exchange of Certificates.
(a) Payment Agent. Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.
(b) Payment Fund. At or immediately following the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock (other than to holders of Dissenting Company Shares) pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Without limiting the foregoing, the Company shall, solely at the written request and direction of Parent, deposit with the Payment Agent at the Closing such portion of such an amount of aggregate consideration from the cash denominated in United States dollars and held in United States bank accounts of the Company or any of its Subsidiaries as specified in such request, and, upon such deposit with the Payment Agent, Parent shall be deemed to have caused such funds to be deposited with the Payment Agent. Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by

Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.
(c) Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares, as applicable) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (other than Owned Company Shares) (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect to such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Per Share Price, and the transferred Uncertificated Shares will be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price without interest thereon, payable in respect thereof pursuant to Section 2.7.
(d) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Price.
(e) Transfers of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.
(f) No Liability. Subject to applicable Law and notwithstanding anything to the contrary in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares five years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.
2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation (without duplication), and each of their respective Affiliates and agents, shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Law in respect of applicable Taxes. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in satisfaction of the corresponding obligations hereunder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
With respect to any Section of this Article III, except (a) as disclosed in the reports, statements, schedules and other documents filed or furnished by the Company with the SEC on or after December 31, 2020 and at least two Business Days prior to the date of this Agreement (the reports, statements, schedules and other documents filed or furnished by the Company with the SEC since December 31, 2020 and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Documents”) (other than any disclosures contained (i) in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements, and (ii) in any forward-looking statements in such

Company SEC Documents that are of a nature that they speculate about future developments), it being understood that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Sections 3.1, 3.2, 3.3(c), 3.3(d), 3.4, 3.7 and 3.25; or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties, rights and assets, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of its Organizational Documents in any material respect.
3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (A) and (B), the “Enforceability Exceptions”).
3.3 Special Committee Approval; Company Board Approval; Fairness Opinion; Anti-Takeover Laws.
(a) Special Committee Approval. The Special Committee has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the Company Board approve and adopt this Agreement.
(b) Company Board Approval. The Company Board, acting upon the recommendation of the Special Committee, has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.
(c) Special Committee Fairness Opinion. The Special Committee has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions, limitations and other matters considered in the preparation thereof as set forth therein, the Per Share Price to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than the holders of Owned Company Shares, the holders of Dissenting Company Shares and the Specified Stockholders) is fair, from a financial point of view, to such holders. As of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(d) Company Board Fairness Opinion. The Company Board has received the opinion of Qatalyst Partners LP to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions, limitations and other matters considered in the preparation thereof as set forth therein, the Per Share Price to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) is fair, from a financial point of view, to such holders. As of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.
(e) Anti-Takeover Laws. Assuming the accuracy of the representations of Parent and Merger Sub set forth in Section 4.6, each of the Company Board and the Special Committee has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law or any provision of the Charter will not be applicable to the Merger or the transactions contemplated by the Voting Agreements.
3.4 Requisite Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.
3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of the Charter or the Bylaws; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) do not, assuming the Governmental Authorizations referred to in Section 3.6 are obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries; and (d) will not result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
3.6 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company or its Subsidiaries in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of Nasdaq; (iv) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; (v) filings required under, and compliance with other applicable requirements of, any applicable Foreign Investment Law; and (vi) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to (A) have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
3.7 Company Capitalization.
(a) Capital Stock. The authorized capital stock of the Company consists of (i) 1,500,000,000 shares of Company Common Stock; and (ii) 1,000,000 shares of Company Preferred Stock. As of 5:00 p.m., New York City time, on March 10, 2023 (such time and date, the “Capitalization Date”), (A) 489,023,271 shares of Company Common Stock were issued and outstanding; and (B) no shares of Company Preferred Stock were issued and outstanding; and (C) no shares of Company Common Stock (all of which are Company Common Stock) were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Stock Reservation and Awards. As of the Capitalization Date, the Company has reserved (i) 134,914,840 shares of Company Common Stock for issuance pursuant to the Company Stock Plans and (ii) 16,000,000 shares of Company Common Stock for issuance pursuant to the Company ESPP. As of the Capitalization Date, there were (i) outstanding Company Options to acquire 49,428,528 shares of Company Common Stock; and (ii) 13,472,757 shares of Company Common Stock subject to outstanding Company RSUs. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock, other than pursuant to the exercise of Company Options or the vesting and settlement of Company RSUs, in each case, which were granted prior to the date of this Agreement and has not issued any Company Preferred Stock. Section 3.7(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all outstanding Company Options and Company RSUs as of the Capitalization Date, and with respect to each such outstanding Company Option or Company RSU, as applicable: (A) the employee number of the holder of such Company Option or Company RSU; (B) the grant date; (C) the applicable vesting schedule; (D) the per share exercise price; and (E) the expiration date.
(c) Company Securities. Except as set forth in Sections 3.7(a) and (b), as of the date of this Agreement, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company other than those which have become outstanding after the Capitalization Date and prior to the date hereof, which were reserved for issuance as of the Capitalization Date as set forth in Section 3.7(b); (ii) no outstanding options, warrants, calls, convertible or exchangeable securities or other rights or binding arrangements that obligate the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a Subsidiary thereof); or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable security, or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; and (iii) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (i), (ii) and (iii), collectively, the “Company Securities”).
(d) Other Rights. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; (ii) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the holders of Company Common Stock have the right to vote or (iii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries or (B) to make payments based on the price or value of any Company Securities or (C) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. As of the date of this Agreement, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock.
3.8 Subsidiaries.
(a) Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties, rights and assets, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.8(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the Subsidiaries of the Company as of the date hereof.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company has been duly authorized, validly issued and is fully paid and nonassessable (to the extent applicable). The Company or a wholly owned Subsidiary of the Company owns 100% of the capital stock of, or other equity or voting interest in, each direct or indirect Subsidiary of the Company. The Company does not own, directly or indirectly, any capital stock or other equity or voting interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity or voting interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or other equity or voting interest or other securities of the Company.
3.9 Company SEC Documents. Since December 9, 2021, the Company has filed all material forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement. Each Company SEC Document complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Document was filed, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements filed or furnished. As of the date hereof, (A) there are no outstanding or unresolved comments in comment letters with respect to the Company SEC Documents received by the Company from the SEC staff and (B) the Company is in compliance in all material respects with the applicable listing and corporate governance requirements of Nasdaq.
3.10 Company Financial Statements; Internal Controls; Indebtedness.
(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Documents (i) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments). Except as has been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company or any off- balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.
(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. There were no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, identified in the management of the Company’s assessment of internal controls as of and for the year ended December 31, 2021 (nor has any such material weakness been identified since such date through the date hereof).
(c) Internal Controls. Since December 31, 2021, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company or any of its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company or any of its Subsidiaries.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Transactions or in connection with obligations under existing Contracts or applicable Law; (c) incurred in the ordinary course of business; or (d) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.12 Absence of Certain Changes.
(a) Since December 31, 2022 through the date of this Agreement, except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business (other than in connection with modifications, suspensions and/or alterations of operations resulting from, or determined by the Company to be advisable and reasonably necessary in response to, COVID-19, including any COVID-19 Measures) and none of the Company or its Subsidiaries have undertaken any action that, if taken after the date of this Agreement, would require Parent’s consent pursuant to Section 5.2 (other than Section 5.2(c), Section 5.2(g), Section 5.2(l), Section 5.2(m), Section 5.2(r) and Section 5.2(u) (to the extent related to the foregoing actions)).
(b) Since December 31, 2022 through the date of this Agreement, there has not been any change, event, development, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.13 Material Contracts.
(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party.
(b) Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or the applicable Subsidiary of the Company that is a party thereto and is in full force and effect, except where the failure to be valid and binding and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date hereof, the Company has not received any notice from or on behalf of any party to a Material Contract indicating that such party intends to terminate, or not renew, any Material Contract with such party.
3.14 Real Property.
(a) The Company and its Subsidiaries own no real property.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have a good and valid leasehold interest in all of its Leased Real Property, free and clear of all liens (except for Permitted Liens); (ii) each lease, license, sublease and occupancy agreement, together with all schedules, exhibits, addenda, amendments and modifications (each, a “Lease”) with respect to material real property leased, licensed, subleased or otherwise used by the Company or its Subsidiaries as lessee or sublessee (the “Leased Real Property”), is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, valid and binding on, and enforceable against, the other parties thereto; (iii) true and complete copies of all Leases have been made available to Parent; (iv) neither the Company nor any of its Subsidiaries is in breach or default under any of the Leases, beyond any applicable grace periods and (v) to the Knowledge of the Company, all buildings, structures, improvements, and fixtures located on the Leased Real Property have been maintained in accordance with normal industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are currently used in all material respects. Section 3.14 of the Company Disclosure Letter sets forth a true and complete list of all Leased Real Property, including the address of each Leased Real Property.
3.15 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) to the Knowledge of the Company, the Company and its Subsidiaries are, and since December 31, 2020 have been, in compliance with all applicable Environmental Laws, (b) no written notice, report or other written information alleging any violation of, or liability arising under, any Environmental Law has been received by the Company or any of its Subsidiaries, the substance of which has not been resolved, (c) no Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries under or relating to any Environmental Law, and (d) to the Knowledge of the Company, there has been no release or disposal of, contamination by or exposure of any Person to any Hazardous Substance (including by the Company or any of its Subsidiaries on real property owned or operated by the Company or any of its Subsidiaries) so as to give rise to any liability (contingent or otherwise) under any Environmental Law for the Company or any of its Subsidiaries.
3.16 Intellectual Property.
(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Registered Intellectual Property. The Company has maintained all Company Registered Intellectual Property in the ordinary course of business consistent with reasonable business practices, and the Company Registered Intellectual Property is subsisting, and to the Knowledge of the Company, valid and enforceable, except for any such failures to maintain any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries, as applicable, exclusively own, free and clear of all security interests, encumbrances or liens (other than Permitted Liens), all of the material Company Intellectual Property, and the Company or one of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses adequate rights to use, all other Intellectual Property used in and necessary for their respective businesses as currently conducted; provided, however, that the representation and warranty in this Section 3.16(b) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property, which is addressed in Section 3.16(d) below.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2020, there have been no pending or, to the Knowledge of the Company, threatened Legal Proceedings in writing by any Person against the Company or any of its Subsidiaries alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or challenging the ownership, validity or enforceability of any Company Intellectual Property.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2020, (i) the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or violated any Intellectual Property of any Person and (ii) to the Knowledge of the Company, no Person has infringed, misappropriated or violated any Company Intellectual Property.
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Software that is proprietary to the Company or its Subsidiaries and is distributed to third Persons incorporates, is derived from or links to any Open Source Software in a manner that would require the Company or one of its Subsidiaries to make its proprietary source code available to any Person in such circumstances, and no Person (other than employees, contractors, consultants or any other Persons, in each case, for the purpose of performing services for the Company and its Subsidiaries) has possession of, or any current or contingent right to possess, any proprietary source code of the Company or any of its Subsidiaries. All Persons who created or invented any material Company Intellectual Property have assigned in writing to the Company or any of its Subsidiaries all of their rights, to the extent permitted under applicable Law, in such material Company Intellectual Property that do not vest in the Company or one of its Subsidiaries by operation of Law.

3.17 Tax Matters.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i) Each of the Company and its Subsidiaries have timely filed (taking into account valid extensions) all Tax Returns required to be filed by it. All such Tax Returns are true, correct and complete. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than automatic extensions of time obtained in the ordinary course of business.
(ii) The Company and each of its Subsidiaries paid, or have adequately reserved on the Audited Company Balance Sheet in accordance with GAAP for the payment of, all Taxes that are required to be paid by it (whether or not shown as due on any Tax Return).
(iii) Each of the Company and its Subsidiaries has timely paid or withheld with respect to their shareholders, creditors, employees, independent contractors, and other Persons all Taxes required to be paid or withheld and has, within the time and in the manner and to the extent required by applicable Law, paid over such withheld amounts to the proper Governmental Authority.
(iv) Neither the Company nor any of its Subsidiaries has executed any waiver, except for waivers disclosed in Section 3.17(a) of the Company Disclosure Letter and executed in connection with any ongoing Tax examination disclosed in Section 3.17(a) of the Company Disclosure Letter, of any statute of limitations with respect to, or extended the period for the assessment or collection of, any Tax, which waiver or extension remains in effect.
(v) No audits, examinations, investigations, disputes, claims or other proceedings with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been threatened in writing; no assessment or deficiency of Taxes has been asserted or assessed in writing against the Company or its Subsidiaries that has not been settled, paid or withdrawn; no written claim has been made by a Governmental Authority in a jurisdiction where any of the Company or its Subsidiaries does not file a type of Tax Return that the Company or such Subsidiary, as the case may be, is or may be subject to such type of Tax in that jurisdiction, which claim is still outstanding; and there are no liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.
(vi) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than (I) any agreement solely among the Company and its Subsidiaries, or (II) any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (B) with respect to any taxable period for which the statute of limitations remains open, has been a member of an affiliated, combined, consolidated, unitary or similar group for Tax purposes (other than a group the common parent of which is the Company or any Subsidiary of the Company and which includes only the Company and its Subsidiaries); or (C) has any liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.
(vii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing, (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (v) installment sale or open transaction disposition occurring prior to the Closing, (vi) prepaid amount received or deferred revenue accrued outside the ordinary course of business prior to the Closing or (vii) election under Section 965(h) of the Code.
(b) Neither the Company nor any of its Subsidiaries (i) has participated in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2), (ii) has been in the last two years a “distributing corporation” or a “controlled corporation” in a transaction involving the distribution of stock intended to qualify for tax free treatment pursuant to Section 355 of the Code, or (iii) has deferred Taxes (which Taxes remain unpaid) or claimed any Tax credits under any applicable law, rules and regulations, order or directive of any Governmental Authority enacted, implemented or issued in response to COVID-19, including the CARES Act.
(c) Section 3.17(c) of the Company Disclosure Letter lists the tax classification of each of the Company’s Subsidiaries for U.S. federal income Tax purposes.
3.18 Employee Benefits.
(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans. With respect to each material Employee Plan, the Company has provided or made available to Parent current, accurate and complete copies of: (i) the current plan document and any amendment thereto (or, with respect to any such plan that is not in writing, a written description of the material terms thereof), (ii) any related trust agreements or other funding arrangements with respect to any Employee Plan and any amendment thereto, (iii) current summary plan description and all summaries of material modification thereto, (iv) for the most recent plan year, the Form 5500, annual reports, financial statements and/or actuarial reports and (v) the most recent U.S. Internal Revenue Service determination, opinion or advisory letter.
(b) Absence of Certain Plans. During the previous six years, none of the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates maintained, sponsored, participated in, contributed to or been required to contribute to, or has any liability (whether contingent or otherwise) or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), (iii) a plan that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (iv) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (v) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), including as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.
(c) Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan has been maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the U.S. Internal Revenue Service, and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to result in the revocation of the qualified status of any such Employee Plan.
(d) Employee Plan Legal Proceedings. Except as would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, there are no Legal Proceedings pending or, to the Knowledge of the Company, as of the date of this Agreement, threatened on behalf of or against any Employee Plan or any fiduciary or service provider thereof, other than routine claims for benefits.
(e) No Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides post-termination or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.
(f) No Acceleration. The execution and delivery of this Agreement, stockholder or other approval hereof or the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or other individual service provider of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount, of compensation due to any current or former employee, director, officer or other individual service provider of the Company or any of its Subsidiaries, (iii) directly or indirectly require the Company to transfer or set aside any assets to fund any benefits under any Employee Plan or (iv) limit or restrict the right, if any, to merge, amend, terminate or transfer the assets of any Employee Plan on or following the Effective Time. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer or other individual service provider of the Company or any of its Subsidiaries for any Tax incurred by such individual under Section 409A or Section 4999 of the Code.

(g) Section 280G. None of the execution and delivery of this Agreement or the consummation of the Transactions shall result in any payment or benefit made by the Company or any of its Subsidiaries to be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.
(h) Foreign Employee Plans. Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Employee Plan that is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (such Employee Plans, the “Foreign Employee Plans”) which, under the applicable Law of any jurisdiction outside of the United States, is required to be registered or approved by any Governmental Authority, has been so registered and approved and has been maintained in good standing with applicable requirements of the Governmental Authority, (ii) if intended to qualify for special Tax treatment, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special Tax treatment with respect to such Foreign Employee Plans, and (iii) each Foreign Employee Plan that is required under Law to be funded and/or book reserved is funded and/or book reserved, as appropriate, based on reasonable actuarial assumptions.
3.19 Labor Matters. Section 3.19 of the Company Disclosure Letter sets forth the collective bargaining agreements or works council Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. To the Knowledge of the Company, as of the date of this Agreement, there are no proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. There is no strike, lockout, material slowdown, work stoppage or other material labor dispute against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.
3.20 Compliance with Laws.
(a) The Company and each of its Subsidiaries are, and since December 31, 2020 have been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries or to the operations and use of the Leased Real Property, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since December 31, 2020 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since December 31, 2020, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority (A) alleging any conflict with or breach of any such Governmental Authorization and (B) that the Company or any of its Subsidiaries or any of their respective directors or officers (in their capacity as such), as applicable, is under investigation by any Governmental Authority for potential non-compliance with any applicable Law, in each case the substance of which has not been resolved.
3.21 Data Privacy.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries take commercially reasonable measures designed to protect (A) the security, integrity and continuous operation of the IT Assets used by the Company or any of its Subsidiaries in the operation of the Company’s or its Subsidiaries’ businesses (and the Confidential Information, including Personal Information, stored therein or processed thereby) (“Company IT Assets”) and (B) the confidentiality and security of the trade secrets and Personal Information of the Company or any of its Subsidiaries; (ii) the Company IT Assets are free of any material malware, viruses, worms, Trojan horses, bugs, or other similar disabling code or instructions that would prevent the Company IT assets from performing materially in accordance with their specifications or otherwise cause material harm to the Company IT Assets; and (iii) since December 31, 2020, there have been no outages, security breaches, or material unauthorized access of the Company IT Assets or Personal Information of the Company or its Subsidiaries, except for those that were resolved without material cost or liability or the duty, under applicable Law or Privacy Requirement, to notify any Person of such event.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries comply and since December 31, 2020 have complied with all applicable Laws, publicly posted privacy policies and legally binding industry standards regarding the collection, use, storage, disclosure and processing of Personal Information (“Privacy Requirements”).
3.22 Legal Proceedings; Orders.
(a) No Legal Proceedings. Except as would not reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, and other than any Transaction Litigation brought after the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.
(b) No Orders. Neither the Company nor any of its Subsidiaries is subject to any Order, except for those that would not reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.
3.23 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of property, workers’ compensation, directors’ and officers’ liability and other casualty and liability insurance, that are customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured party thereunder, except for such defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.24 Sanctions; Anti-Corruption; Anti-Money Laundering. None of the Company, any of its Subsidiaries, or, when acting on behalf of the Company or its Subsidiaries, any officer, director or, to the Knowledge of the Company, employee or agent of the Company or its Subsidiaries in the last three years:
(a) has used any funds of the Company or its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, except as would not reasonably be expected to be material to the Company and its Subsidiaries;
(b) has made any unlawful bribe, rebate, payoff, influence payment, or kickback or any other unlawful payment to any foreign or domestic government official or employee from funds of the Company or its Subsidiaries or given or agreed to give, directly or indirectly, any unlawful gift or similar benefit to any governmental employee, except as would not reasonably be expected to be material to the Company and its Subsidiaries;
(c) has taken any action in furtherance of an offer, provision, payment, or promise to pay anything of value, directly or indirectly, to any government official to influence official action or secure an improper business advantage for any Company or its Subsidiaries or that would otherwise violate applicable Anti-Corruption Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries;
(d) has engaged in any activity, practice or conduct that would constitute a violation or breach of, or otherwise violated, any applicable Sanctions or applicable Anti-Money Laundering Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries;
(e) is a Sanctioned Person or acting for or on behalf of a Sanctioned Person; or
(f) is or has been, to the Knowledge of the Company, subject to any investigation by any Governmental Authority related to, or received any written communication from a Governmental Authority indicating or alleging that it is or may be in violation of or may be subject to any investigation or inquiry related to, any actual or alleged breach of any Anti-Corruption Law, Anti-Money Laundering Law, or Sanctions.
3.25 Brokers. Except for Qatalyst Partners LP and J.P. Morgan Securities LLC, there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions. The Company has made available to Parent a true, correct and complete copy of any engagement letter or other Contract (a) between the Company and Qatalyst Partners LP and (b) between the Company and J.P. Morgan Securities LLC, in each case, under which any fees or expenses will become payable in connection with the Merger and the other transactions contemplated by this Agreement.
3.26 Company Information. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.
3.27 Related Party Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to any Contract, agreement, commitment or transaction with or for the benefit of any Person that is required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act and that is not so disclosed.
3.28 Government Contracts. Since December 31, 2020, the Company and its Subsidiaries have established and maintained reasonable internal controls for compliance with each of their Government Contracts and all invoices submitted in connection with any Government Contract were current, accurate and complete in all material respects upon submission. Since December 31, 2020, neither the Company nor any of its Subsidiaries has (i) been suspended or debarred from government contracts by any Governmental Authority; (ii) been audited or, to the Knowledge of the Company, investigated by any Governmental Authority with respect to any Government Contract; (iii) conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Authority or other Person with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (iv) received from any Governmental Authority any written notice of breach, cure, show cause or default, in each case, that has not been cured, with respect to any Government Contract; or (v) had any Government Contract terminated by any Governmental Authority for default or failure to perform.
3.29 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company any of its Subsidiaries or their respective business, operations, assets, liabilities, financial condition, notwithstanding the delivery or disclosure to Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions. Except for the representations and warranties expressly set forth in Article IV, the Company hereby acknowledges that neither Parent, Merger Sub, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to Parent, Merger Sub, or any of their Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
With respect to any Section of this Article IV, except as set forth in the disclosure letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
4.1 Organization; Good Standing. Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Neither Parent nor Merger Sub is in violation of its Organizational Documents.
4.2 Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.
4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the Governmental Authorizations referred to in Section 4.4 are obtained, violate or conflict with any Law applicable to Parent or Merger Sub; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.
4.4 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent, Merger Sub or any of their Affiliates in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by Parent and Merger Sub, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; (iv) filings required under, and compliance with other applicable requirements of, any applicable Foreign Investment Law; and (v) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.
4.5 Legal Proceedings; Orders.
(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, as of the date of this Agreement, threatened against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.
(b) No Orders. Neither Parent nor Merger Sub is subject to any Order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
4.6 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective directors, officers, or to the knowledge of Parent, any of its Affiliates or any employees of Parent or Merger Sub (a) has owned any shares of Company Common Stock; or (b) is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date of this Agreement.
4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company or any of its Subsidiaries prior to the Closing in connection with the Merger.
4.8 Operations of Parent and Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time,

Parent and Merger Sub shall not have engaged in any other business activities and shall not have incurred liabilities or obligations other than as contemplated by the Financing Letters, the Guarantees and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock and other equity and voting interest in, Merger Sub free and clear of all liens.
4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents to adopt this Agreement and consummate the Merger.
4.10 Guarantees. Concurrently with the execution of this Agreement, the Guarantors have each delivered to the Company, respectively, a true, correct and complete copy of their respective Guarantee, duly executed by such Guarantor in favor of the Company. As of the date of this Agreement, each Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of the respective Guarantor, enforceable against it in accordance with its terms. As of the date of this Agreement, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition on the part of any Guarantor under their respective Guarantee.
4.11 Financing.
(a) Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) duly executed equity commitment letters, dated as of the date of this Agreement, between Parent and each Guarantor party thereto (the “Equity Commitment Letters”) pursuant to which the Guarantors have committed, subject to the terms and conditions therein, to invest in Parent, directly or indirectly, the amounts set forth therein for the purpose of funding a portion of the transactions contemplated hereby and thereby (the “Equity Financing”); and (ii) a duly executed debt commitment letter, dated as of the date of this Agreement, among Parent and the Financing Sources party thereto (including all exhibits, schedules, term sheets, and annexes thereto, as may be amended or modified in accordance with the terms hereof, collectively the “Debt Commitment Letter” and, together with the Equity Commitment Letter and the Fee Letters referenced below, the “Financing Letters”), pursuant to which the Financing Sources providing commitments therein have committed, subject to the terms and conditions therein, to lend the amounts set forth therein for the purposes set forth therein (including the funding a portion of the transactions contemplated hereby and thereby (including the repayment, prepayment or discharge of the outstanding Company Indebtedness)) (together with any Alternate Debt Financing, the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company a true, correct and complete copy of any executed fee letter (which may be redacted solely with respect to fees and other customarily redacted economic provisions (including customary “market flex” terms)) in connection with the Debt Commitment Letter (any such letter, a “Fee Letter”). The Equity Commitment Letters provide that the Company is entitled to enforce such Equity Commitment Letters in accordance with the terms thereof.
(b) No Amendments. As of the date of this Agreement, (i) the Financing Letters and the terms of the Financing have not been amended or modified and, other than any amendment solely to add additional lenders, agents, arrangers, bookrunners or managers to the Debt Commitment Letter in connection with the Financing, to the knowledge of Parent, no such amendment or modification is contemplated; and (ii) the respective commitments contained in the Financing Letters have not been withdrawn, terminated, replaced or rescinded in any respect and, to the knowledge of Parent, no such withdrawal, termination, replacement or rescission is contemplated. As of the date of this Agreement, other than the Financing Letters, and any customary engagement letters or customary fee letters, in each case, with respect to the Debt Financing (none of which adversely affect the conditionality, enforceability, availability or termination of the Debt Financing), there are no other Contracts or side letters to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the funding or investing, as applicable, of the full amount of the Financing at Closing, other than as expressly set forth in the Financing Letters delivered to the Company prior to the date hereof.
(c) Sufficiency of Financing. Assuming (x) the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 and (y) the consummation of the Preferred Equity Financing pursuant to the preferred equity commitment letter, dated as of the date of this Agreement (as may be amended, restated, supplemented, replaced or otherwise modified, including all exhibits, schedules and annexes thereto), from the preferred equity investors referred to therein, the aggregate proceeds of the Financing are sufficient to (i) make all payments contemplated by this Agreement in connection with the consummation of the Closing (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger); (ii) repay, prepay or discharge (substantially simultaneously with the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to the Company Indebtedness as contemplated by this Agreement; and (iii) pay all fees and expenses required to be paid at Closing by Parent or Merger Sub in connection with the Merger and the Financing.
(d) Validity. As of the date of this Agreement, the Financing Letters (in the forms delivered by Parent to the Company) are in full force and effect with respect to, and constitute the legal, valid and binding obligations of, Parent and, to the knowledge of Parent, the other parties thereto, as applicable, enforceable against Parent and, to the knowledge of Parent, assuming due and valid execution by each other party thereto, the other parties thereto, as applicable, in accordance with their terms (except as limited by the Enforceability Exception). Other than as expressly set forth in the Debt Commitment Letter and Equity Commitment Letters, there are no conditions precedent or other contingencies related to the funding of the amount of the Financing required to consummate the transactions contemplated by this Agreement pursuant to any agreement relating to the Financing to which the Guarantors, Parent, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, each of Parent and Merger Sub has no reason to believe that it or any other parties to the Financing Letters will be unable to satisfy on a timely basis any term or condition in the Financing Letters applicable to it. As of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to (i) constitute a default or breach on the part of Parent or, to the knowledge of Parent, any of the other parties thereto pursuant to the Financing Letters; (ii) result in the failure of any condition to the Financing; or (iii) otherwise result in a portion of the Financing (in an amount that would reduce the aggregate amount of the Financing below the amount required to consummate the transactions contemplated by this Agreement) being unavailable to Parent on the Closing Date. As of the date of this Agreement, assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent has no reason to believe that the amount of the Financing required to consummate the transactions contemplated by this Agreement will not be made available to Parent on or prior to the Closing Date. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees and amounts that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters.
(e) No Exclusive Arrangements. None of the Guarantors, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.
4.12 Stockholder and Management Arrangements. None of the Guarantors, Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner or other equity financing source of the Guarantors or any of its Affiliates or the Persons executing the Voting Agreements with respect to the transactions contemplated thereby), director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company; or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock (including through any “roll-over” of existing equity in connection with the Transactions); (ii) any holder of Company Common Stock (other than the Persons executing the Voting Agreements) has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any stockholder, director, officer, employee or other Affiliate of the Company other than the Guarantors has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
4.13 Solvency. As of the Effective Time, assuming (i) the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2, (ii) the representations and warranties of the Company contained in Article III are true and correct in all material respects, and (iii) immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries (on a consolidated basis), including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay their liabilities, including contingent and other liabilities, as they mature. No transfer of property is being made by Parent, Merger Sub, the Surviving Corporation or any their respective Affiliates (or is contemplated being made) and no obligation is being incurred (or is contemplated being incurred) by Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates in connection with the Transactions (or any series of related transactions or any other transactions in close proximity with the Transactions) (a) with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates, (b) that could reasonably be expected to render the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates insolvent or (c) that as of the date hereof, is reasonably expected to have a material adverse effect on the long term financial sustainability of the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates.
4.14 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that, except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub have not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of the Company and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein. Without limiting the generality of the foregoing, Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly made by the Company in Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).
4.15 Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
4.16 No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Merger Sub or their Affiliates or their respective business, operations, assets, liabilities, financial condition, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties expressly set forth in Article III, Parent and

Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives.
ARTICLE V
INTERIM OPERATIONS OF THE COMPANY
5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 5.1 of the Company Disclosure Letter, (c) as required by applicable Law, or (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed, and shall be deemed given if Parent provides no written response within seven Business Days after a written request by the Company for such consent), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) preserve intact in all material respects its assets, properties and Material Contracts, (ii) conduct its business in all material respects in the ordinary course of business, and (iii) preserve intact in all material respects its significant commercial relationships with third parties; provided that no action (or omission) by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this sentence unless such action (or omission) would constitute a breach of such relevant provision of Section 5.2; provided, further, that, in each case, and so long as the Company has consulted with Parent and considered in good faith any recommendations by Parent, the Company and its Subsidiaries may make any necessary changes in their respective business practices in response to COVID-19 Measures to protect the health and safety of the Company’s and its Subsidiaries’ employees, suppliers, customers, partners and other individuals having business dealings with the Company and its Subsidiaries.
5.2 Forbearance Covenants. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 5.2 of the Company Disclosure Letter, (c) as required by applicable Law, (d) as necessary in response to COVID-19 Measures to protect the health and safety of the Company’s and its Subsidiaries’ employees, suppliers, customers, partners and other individuals having business dealings with the Company and its Subsidiaries (provided that, the Company has consulted with Parent and considered in good faith any recommendations of Parent) or (e) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed, and shall be deemed given if Parent provides no written response within seven Business Days after a written request by the Company for such consent), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to (whether directly or indirectly and whether by merger, consolidation, division, conversion, operation of law or otherwise):
(a) amend or repeal the Organizational Documents of the Company or any of its Subsidiaries (other than immaterial changes to the Organizational Documents of any of its Subsidiaries);
(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, conversion, division, restructuring, recapitalization or other reorganization;
(c) issue, sell, deliver or agree or commit to issue, sell or deliver any Company Securities, except with respect to, and upon the vesting, exercise or settlement of, in accordance with the terms of the applicable award agreements under the Company Stock Plans, Company Options or Company RSUs, in each case, outstanding on the date of this Agreement or granted after the date hereof in compliance with this Agreement;
(d) except for transactions solely among the Company and its Subsidiaries or solely among the Subsidiaries of the Company, adjust, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than (i) the acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options to pay the exercise price of such Company Options, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection with the exercise of Company Options and the vesting and settlement of Company RSUs, and (iii) the acquisition by the Company of Company Options and Company RSUs in connection with the forfeiture of such awards, in each case in accordance with their terms;

(e) (i) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries, (ii) modify the terms of any shares of its capital stock or other equity or voting interest; or (iii) pledge or encumber any shares of its capital stock or other equity or voting interest;
(f) incur, assume, endorse, guarantee, or otherwise become liable for any Indebtedness, except (i) borrowings in the ordinary course of business under the Company’s revolving credit facility as in effect on the date hereof or under facilities that replace, renew, extend, refinance or refund such existing revolving credit facility (including indebtedness incurred to repay or refinance related fees and expenses); it being understood that Parent will be entitled to consent to any such new facility in accordance with Section 5.2(m) if such existing facility to which it relates constitutes a Material Contract hereunder, (ii) guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries to the extent such indebtedness is in existence on the date of this Agreement or incurred in compliance with this Section 5.2(f), (iii) performance bonds and surety bonds entered into in the ordinary course of business, and (iv) any indebtedness among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;
(g) (i) enter into, adopt, amend or modify in any material respect or terminate any Employee Plan (or any plan, agreement, program, policy or other arrangement that would be an Employee Plan if in existence on the date hereof); (ii) increase the compensation of any employee, director, officer or other individual service provider of the Company or any of its Subsidiaries, except, in the case of each of clauses (i) and (ii), (A) to the extent required by applicable Law or pursuant to any Employee Plan in effect on the date of this Agreement; or (B) in conjunction with annual renewal or plan design changes for the Employee Plans; provided that such changes do not materially increase benefits or the cost to the Company and its Subsidiaries; (iii) grant or provide any severance or termination payments or benefits to any employee, director, officer or other individual service provider of the Company or any of its Subsidiaries with a title of Vice President or above; (iv) take any action to accelerate the vesting or payment or lapsing of restrictions, or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan; (v) make any grants under the Company Stock Plans to any current or former employee, director, officer or individual service provider of the Company or any of its Subsidiaries; or (vi) grant to any current or former employee, director, officer or individual service provider of the Company or any of its Subsidiaries any right to reimbursement, indemnification or payment for any Taxes incurred under Section 409A or Section 4999 of the Code;
(h) settle, release, waive or compromise any pending or threatened Legal Proceeding for an amount in excess of $2 million individually or $5 million in the aggregate other than (i) any settlement where the amount paid or to be paid by the Company or any of its Subsidiaries is covered by insurance coverage maintained by the Company or any of its Subsidiaries and (ii) settlements of any Legal Proceedings for an amount not in excess of the amount, if any, reflected or reserved in the balance sheet (or the notes thereto) of the Company;
(i) materially change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Authority or applicable Law;
(j) make any material adverse change to the operation or security of any Company IT Assets or privacy policies of the Company or its Subsidiaries, except as required by applicable Law;
(k) (i) make any material Tax election that is materially inconsistent with past practices or change or revoke any material Tax election except to the extent consistent with past practices, (ii) adopt, change or revoke any material accounting period or method with respect to Taxes, unless otherwise required by applicable Law, (iii) file any amended material Tax Return, (iv) enter into any closing agreement with respect to a material amount of Taxes, (v) settle or compromise any proceeding with respect to any material Tax claim or assessment, (vi) consent to any extension or waiver of any limitation period with respect to material Taxes (other than automatic extensions or waivers of time to file income Tax Returns), (vii) surrender any right to claim a material refund of Taxes or (viii) request or enter into any ruling with a Governmental Authority with respect to Taxes;
(l) incur or commit to incur any capital expenditures other than amounts for fiscal year 2023 that are not in excess of 110% of the amounts in the aggregate and for any individual quarter set forth on the capital expenditure budget for fiscal year 2023 set forth in Section 5.2(l) of the Company Disclosure Letter (the “Capex Budget”);
(m) enter into, modify in any material respect, amend in any material respect or terminate (other than any Material Contract that has expired in accordance with its terms) any Material Contract except, in each case, in the ordinary course of business; provided that any Material Contract (i) described by the definition set forth in Section 1.1(ddd)(iii) shall be exclusively governed by Section 5.2(n) and (ii) described by the definition set forth in Section 1.1(ddd)(vi) shall be exclusively governed by Section 5.2(f);
(n) acquire any division, assets, properties, businesses or equity securities (or otherwise make any investment) in any Person (including by merger, consolidation or acquisition of stock or assets), other than (i) in or from any wholly-owned Subsidiary of the Company, (ii) assets in the ordinary course of business or (iii) that do not exceed $10 million in the aggregate;
(o) sell, assign, transfer, license, allow to lapse, abandon or otherwise dispose of any of the Company’s or its Subsidiaries’ assets, rights or properties (including material Company Intellectual Property), other than such sales, assignments, transfers or other dispositions (i) of non-exclusive licenses of Intellectual Property granted in the ordinary course of business or expirations of Company Registered Intellectual Property in accordance with its statutory terms, (ii) of sales of products and services or dispositions of assets in the ordinary course of business, (iii) that do not have a purchase price that exceeds $1.5 million individually or $3 million in the aggregate or (iv) solely between the Company and its wholly-owned Subsidiaries or solely between the Company’s wholly-owned Subsidiaries;
(p) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;
(q) make any loans, advances or capital contributions to, any other Person, except for (i) extensions of credit to customers in the ordinary course of business; (ii) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company’s or its Subsidiaries’ policies related thereto; (iii) loans, advances or capital contributions to, any direct or indirect wholly owned Subsidiaries of the Company; and (iv) if not otherwise covered by clauses (i), (ii) or (iii), in amounts less than $250,000 in the aggregate outstanding at any given time;
(r) hire or terminate (other than for cause) the employment or services of any employee, director, officer or individual service provider who is (or upon hire would be) with a title of Vice President or above, except as necessary in the ordinary course of business to replace a departing employee, director, officer, or individual service provider; provided the new hire is employed or retained for substantially the same role and for no more than 15% above the departing individual’s total target cash compensation; provided, further, that the aggregate dollar value of any such increases in excess of all the departing individuals’ total target cash compensation may not exceed $250,000; provided, further, that the Company shall take the actions set forth on Item 25 of Section 5.2 of the Company Disclosure Letter;
(s) effectuate or announce any plant closing or mass layoff which would trigger the notice requirements of the WARN Act;
(t) except as required by applicable Law, enter into, amend in any material respect or terminate any collective bargaining agreement or other written agreement with a labor union, works council or similar labor organization; or
(u) agree, resolve or commit to take any of the actions prohibited by this Section 5.2.
5.3 No Solicitation.
(a) No Solicitation or Negotiation. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, and shall not authorize or permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer with respect to, that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person

(other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries, in any such case with the intent to knowingly induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate, any proposal or offer with respect to, that constitutes or would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (or inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal), in each case, other than informing such Persons of the existence of the provisions contained in this Section 5.3 and contacting the person making the Acquisition Proposal solely in order to clarify (but not to engage in negotiations or provide non-public information) any ambiguous terms and conditions of the Acquisition Proposal that are necessary to determine whether the Acquisition Proposal constitutes a Superior Proposal; (iv) approve, endorse or recommend an Acquisition Proposal; or (v) approve, recommend or enter into, or propose to approve, recommend to enter into, any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (including any “clean team” or similar arrangement), other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). Subject to the following two sentences of this Section 5.3(a), and subject to the terms of Section 5.3(b), promptly (and in any event within two Business Days) following the execution of this Agreement, the Company shall request the return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person (other than Parent, the Guarantors, the Financing Sources and their respective Representatives and Affiliates) with whom a confidentiality agreement was entered into at any time prior to the date hereof with respect to an Acquisition Proposal, and shall immediately cease and shall cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to immediately (x) cease any discussions, communications or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal (or proposals or offers that could reasonably be expected to lead to an Acquisition Proposal) by such Person, in each case that exists as of the date of this Agreement and (y) shut off all access of any Person (other than the Parties and their respective Representatives) to any electronic data room maintained by the Company with respect to the Transaction. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof, including the Special Committee) unless the Company Board (or any committee thereof, including the Special Committee) has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law.
(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof, including the Special Committee) may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or such Person’s Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and such Person’s Representatives and financing sources) with such Acquisition Proposal if requested by such Person, in each case, with respect to an Acquisition Proposal that did not result from a material breach of this Section 5.3 and that the Company Board (acting on the recommendation of the Special Committee) has determined in good faith (i) after consultation with its financial advisors and outside legal counsel, either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (ii) after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that, subject to applicable Law and any applicable “clean team” or similar arrangement, the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or promptly (and in any event within 24 hours) following the time it is provided to such Person.

(c) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval:
(i) the Company Board (acting on the recommendation of the Special Committee) may effect a Company Board Recommendation Change in response to an Intervening Event that occurs after the date hereof (within the meaning of clause (A) of the definition of “Company Board Recommendation Change”) if the Company Board (acting on the recommendation of the Special Committee) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that the Company Board shall not effect such a Company Board Recommendation Change unless:
(1) the Company has provided prior written notice to Parent at least four Business Days in advance (such notice period, including any extension thereto, in accordance with this Section 5.3(c)(i), the “Intervening Event Notice Period”) to the effect that the Company Board (acting on the recommendation of the Special Committee) intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change;
(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such Intervening Event Notice Period, negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change; provided that, in the event the Intervening Event to which this provision applies thereafter changes in any material respect, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(c)(i) with respect to such new written notice, it being understood that the “Intervening Event Notice Period” in respect of such new written notice will be three Business Days; and
(3) at the end of the Intervening Event Notice Period and prior to taking any such action, the Company Board has considered in good faith any such proposals by Parent to make revisions to the terms of this Agreement and the Financing Letters, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that the failure to effect a Company Board Recommendation Change would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect; or
(ii) if the Company has received an unsolicited Acquisition Proposal that did not result from a non-de minimis breach of this Section 5.3 and that the Company Board (acting on the recommendation of the Special Committee) has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(h) in order to concurrently enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided that the Company Board shall not take any action described in the foregoing clauses (A) and (B) unless:
(1) the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law;
(2) (i) the Company has provided prior written notice to Parent at least four Business Days in advance (such notice period, including any extension thereto in accordance with this Section 5.3(c)(i)(2), the “Acquisition Proposal Notice Period”) to the effect that the Company Board intends to take the actions described in clauses (A) or (B) of Section 5.3(c)(ii), including the identity of the Person or Group making such Acquisition Proposal, the material terms thereof and copies of all material relevant agreements (including any Alternative Acquisition Agreements) relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Acquisition Proposal Notice Period, negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change or termination; provided that, in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms (including the form, amount and timing of payment of consideration) or other material terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(c)(i)(2) with respect to such new written notice, it being understood that the “Acquisition Proposal Notice Period” in respect of such new written notice will be three Business Days; and
(3) at the end of the Acquisition Proposal Notice Period and prior to taking any such action, the Company Board has considered in good faith any such proposals by Parent to make revisions to the terms of this Agreement and the Financing Letters, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that (x) such Acquisition Proposal continues to constitute a Superior Proposal and (y) the failure to take such action would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect.
(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(c) or Section 5.3(f), the Company Board (or a committee thereof, including the Special Committee) shall not:
(i) (A) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) adopt, approve, recommend or endorse or otherwise declare advisable, or publicly propose to adopt, approve or recommend to the Company Stockholders an Acquisition Proposal; (C) fail to include the Company Board Recommendation in the Proxy Statement; (D) fail to publicly reaffirm the Company Board Recommendation within ten Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); (E) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (or if the Company Stockholder Meeting is scheduled to be held within ten Business Days from the date of such commencement, promptly and in any event prior to the date which is one Business Day before the date on which the Company Stockholder Meeting is scheduled to be held) or (F) resolve, agree or publicly propose to do any of the foregoing (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided that, for the avoidance of doubt, none of (1) the factually accurate disclosure by the Company of the receipt of an Acquisition Proposal, (2) the determination by the Company Board (or a committee thereof, including the Special Committee) that an Acquisition Proposal constitutes a Superior Proposal; or (3) the delivery by the Company to Parent of any notice contemplated by Section 5.3(c) will constitute a Company Board Recommendation Change; or
(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.
(e) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall as promptly as reasonably practicable (and, in any event, within 48 hours) notify Parent if any Acquisition Proposal or any offers or proposals that would reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such Acquisition Proposal; and (ii) a summary of the material terms and conditions (including, for the avoidance of doubt, the form and amount of consideration and proposed financing arrangements) of any such Acquisition Proposal and, to the extent submitted in writing, copies of any such Acquisition Proposal. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and, in any event, within 48 hours), of the status and material terms of any such Acquisition Proposal (including any amendments, revisions or other changes thereto) and the status of any related discussions or negotiations.

(f) Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (x) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act or (y) from making disclosures to the Company Stockholders required under applicable securities Laws with regard to the Transactions or an Acquisition Proposal (solely with respect to clause (y), so long as any such disclosure does not include any statement that constitutes, and does not otherwise constitute, a Company Board Recommendation Change; provided that the foregoing shall in no way (i) eliminate or modify the effect that such disclosure would otherwise have under this Agreement or (ii) override the Company’s obligations pursuant to Section 5.3(d)), and no such communication by the Company or the Company Board (or a committee thereof, including the Special Committee) in accordance with and to the extent expressly permitted by this Section 5.3(f) shall be deemed to be a Company Board Recommendation Change.
(g) Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any director or officer of the Company, or a financial advisor acting at the direction or on behalf of the Company or its Affiliates, will be deemed to be a breach of this Section 5.3 by the Company. The Company will not authorize, direct or knowingly permit any consultant or employee of the Company to breach this Section 5.3, and upon becoming aware of any breach or threatened breach of this Section 5.3 by a Representative of the Company, shall use its reasonable best efforts to stop such breach or threatened breach.
5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.
ARTICLE VI
ADDITIONAL COVENANTS
6.1 Required Action and Forbearance; Efforts.
(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.1(a)) and subject to any different standard set forth herein with respect to any covenant or obligation (including Section 5.1(a), Section 5.3(c) and Section 6.2), Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall, on the other hand, use their respective reasonable best efforts to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as reasonably practicable, the Merger and the Transactions, including by (A) causing the conditions to the Merger set forth in Article VII to be satisfied and (B) (I) obtaining all consents, waivers, approvals, Orders and authorizations from Governmental Authorities; and (II) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions.
(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, none of Parent, Merger Sub, the Company nor any of their respective Subsidiaries will be required to agree (or, in the case of the Company or its Subsidiaries, will agree without Parent’s consent) to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or (ii) the provision of additional security (including a guaranty), in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.
(c) Limitations. Section 6.1(a) shall not apply to filings under Antitrust Laws or Foreign Investment Laws, which shall be governed by the obligations set forth in Section 6.2 below.
6.2 Antitrust, Foreign Investment and Regulatory Matters.
(a) Filing Under Antitrust and Foreign Investment Laws. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, to the extent required, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act as promptly as practicable and in any event within ten (10) Business Days after the date hereof; and (ii) file such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any Governmental Authority as are required by other applicable Antitrust Laws and Foreign Investment Laws in connection with the Merger, as promptly as reasonably practicable after the date hereof and in any event within fifteen (15) Business Days after the date hereof. Each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use reasonable best efforts to take (and cause their Affiliates to take) all action reasonably necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws or Foreign Investment Laws applicable to this Agreement or the Merger; and (2) obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations pursuant to any Antitrust Laws or Foreign Investment Laws applicable to this Agreement or the Merger, in each case as promptly as practicable and in any event at least five Business Days prior to the Termination Date. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding the Merger in connection with such filings. If a Party or any of its Affiliates receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws or Foreign Investment Laws applicable to the Merger, then such Party shall make (or cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request; provided that no Party may extend, or request the extension of, any waiting period or decision period or enter into any agreement or understanding with any Governmental Authority without the consent of the other Parties, which shall not be unreasonably withheld, conditioned or delayed. Parent and Merger Sub shall be solely responsible for payment of all filing fees in connection with filings made under the HSR Act and any other Antitrust Laws and Foreign Investment Laws.
(b) Avoidance of Impediments. In furtherance and not in limitation of the other covenants in this Section 6.2, if and to the extent necessary to obtain clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, and to avoid or eliminate each and every impediment under any Antitrust Law applicable to the Merger as promptly as practicable and in any event at least five Business Days prior to the Termination Date, each of Parent and Merger Sub shall (and the Company shall if requested in writing by Parent, and shall not without such prior written consent of Parent) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and take all actions necessary to avoid or eliminate each and every impediment and obtain all clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under the HSR Act and any Antitrust Law including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent and Merger Sub, and of the Company and its Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of Parent and Merger Sub, and of the Company and its Subsidiaries; (iii) the modification of any course of conduct regarding future operations of Parent and Merger Sub, and of the Company and its Subsidiaries; and (iv) any other restrictions on the activities of Parent and Merger Sub, and of the Company and its Subsidiaries, including the freedom of action with respect to, or the ability to retain, one or more of the respective operations, divisions, businesses, product lines, customers, assets or rights or interests of Parent and Merger Sub, and of the Company and its Subsidiaries, or the freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement; in each case, so as to allow the consummation of the Merger as soon as practicable and, in any event, at least five Business Days prior to the Termination Date; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.2(b) or any other provision of this Agreement shall require or obligate Parent, Merger Sub, or any of Parent’s Affiliates or Subsidiaries to, and the Company shall not, without the prior written consent of Parent, agree or otherwise be required to, take any action, including any action contemplated by this Section 6.2(b), with respect to any of Parent’s Affiliates (excluding Merger Sub, but including (x) Blackstone Inc. (“Blackstone”) and any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone, and (y) any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle), or any interest therein. Parent shall oppose any request for, the entry of, and seek to have vacated or terminated, any Order, judgment, decree, injunction or ruling of any Governmental Authority that could restrain, prevent or delay any required consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations applicable to the Merger, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or Order by any Governmental Authority, it being understood that the costs and expenses of all such actions shall be borne by Parent. Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any of its Subsidiaries to enter into any agreement or consent decree with the DOJ, FTC or any other Governmental Authority that is not conditioned on the Closing.
(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall, subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties informed (on a prompt basis) with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval, waiver or other authorizations, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or substantive discussions (whether in person, by telephone, by video or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may reasonably designate any commercially sensitive information provided to any Governmental Authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the commercially sensitive information; provided that each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel only” basis, and that the Company, Parent and Merger Sub shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel only” basis, where this would cause such information to cease to benefit from legal privilege.
(d) Other Actions. Parent and Merger Sub shall not, and shall cause Blackstone Capital Partners VIII L.P. not to (i) acquire (by stock purchase, merger, consolidation, purchase of assets, license or otherwise), or (ii) enter into or agree to enter into, any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of, any ownership interest, equity interests, assets or rights in or of any Person that would reasonably be expected to, individually or in the aggregate, (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent to procure, any clearances, approvals, waivers, actions, non-actions, authorizations, consents, Orders or declarations of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions, including the Merger, (B) materially increase the risk of any Governmental Authority entering an Order, ruling, judgment or injunction prohibiting the consummation of the Transactions, including the Merger, or (C) cause Parent, Merger Sub or the Company to be required to obtain any additional clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under any Laws with respect to the Merger and the other Transactions that would prevent, materially delay or materially impede the consummation of the Merger or the other Transactions.
6.3 Proxy Statement.
(a) Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, and in no event later than April 18, 2023, the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting; provided that the Company shall not be in breach of this Section 6.3(a) as a result of any delay in filing the Proxy Statement caused by Parent’s or Merger Sub’s failure to comply with their obligations pursuant to Section 6.3(c) in any material respect. Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement.
(b) Other Required Company Filing. If the Company is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel. The Parties shall take the action(s) set forth in Section 6.3(b) of the Company Disclosure Letter.
(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.
(d) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, shall provide the other Party a reasonable opportunity to review and comment on any written communication with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.
(e) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of (i) any receipt of a request by the SEC or its staff for any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection with the items covered in clauses (i) and (ii) above.
(f) Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable, and in no event more than three Business Days, following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed occurred if the SEC has not affirmatively notified the Company by 11:59 p.m., New York City time, on the tenth calendar day following such filing with the SEC that the SEC will or will not be reviewing the Proxy Statement.
6.4 Company Stockholder Meeting.
(a) Call of Company Stockholder Meeting. Subject to Section 5.3, following the clearance of the Proxy Statement by the SEC, the Company shall duly call and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval; provided, however, that in no event shall the Company be required to hold the Company Stockholder Meeting prior to the twentieth Business Day following the mailing of the Proxy Statement.
(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff; or (iv) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders if, in the good faith judgment of the Company Board (or the Special Committee) (after consultation with outside legal counsel), the failure to do so would be inconsistent with its fiduciary obligations under applicable Law); provided that in the case of the foregoing clause (iv), such postponement or adjournment shall not (x) occur on more than two occasions and (y) be for more than ten Business Days, in each case, without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed); provided, further, that in no event (x) shall the Company Stockholder Meeting be postponed or adjourned beyond the date that is five Business Days prior to the Termination Date or (y) once it is fixed by the Company Board, shall the record date for the Company Stockholder Meeting change (whether or not in connection with any such postponement or adjournment), without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Subject to the provisions of this Agreement, the Company will conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Stockholder Meeting to be set so that the Company Stockholder Meeting can be held promptly following the effectiveness of the Proxy Statement.
6.5 Financing.
(a) No Amendments to Financing Letters. Prior to the Closing, each of Parent and Merger Sub shall not, without the prior written consent of the Company, agree to, or permit any withdrawal, rescindment, amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to or consent under, the Financing Letters or the definitive agreements relating to the Financing if such withdrawal, rescindment, amendment, replacement, supplement, modification, consent or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing (or the cash proceeds available therefrom) below the amount required to consummate the transactions contemplated by this Agreement; (ii) impose new or additional conditions precedent to the Financing or otherwise expand, amend or modify any of the existing conditions to the receipt of the Financing; (iii) expand, amend, or modify any other terms to the Financing in a manner that would reasonably be expected to prevent, impair or materially delay the Closing and the funding of the amount of the Financing required to consummate the transactions contemplated by this Agreement; or (iv) adversely impact in any material respect the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto (provided that (subject to compliance with the other provisions of this Section 6.5(a)), Parent and Merger Sub may amend the Debt Commitment Letter to (A) add additional lenders, arrangers, bookrunners, managers or agents that have not executed the Debt Commitment Letter as of the date of this Agreement) (it being understood that the aggregate commitments of the Financing Sources party to the Commitment Letters prior to such amendment, modification or waiver (but not the aggregate commitments thereunder) may be reduced in the amount of such additional party’s commitment) or (B) increase the aggregate amount of the Financing. Parent shall promptly furnish to the Company true and complete copies of any amendment, replacement, supplement, modification, consent or waiver relating to the Financing Letters or any definitive agreements relating to the Financing. Upon any amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 6.5(a), references to the “Financing Letters” and “Debt Commitment Letter” shall include such documents as permitted to be amended, supplemented or modified under this Section 6.5(a), and references to the “Financing” and “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, supplemented or modified under this Section 6.5(a).
(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and other advisors and representatives to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Financing (or, in the event any portion or all of the Debt Financing becomes unavailable, Alternate Debt Financing) on a timely basis, but in any event no later than the time the Closing is required to occur pursuant to Section 2.3, on the terms and conditions (including, to the extent required, the full exercise of any “market flex” provisions in any Fee Letter) set forth in the Financing Letters, including, using its reasonable best efforts to (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions therein; (ii) negotiate, enter into, execute and deliver on the Closing Date definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter and related Fee Letters on a timely basis on the terms and subject only to the conditions (including any “market flex” provisions in the related Fee Letter) set forth in the Debt Commitment Letter and related Fee Letter or on other terms that are not materially less favorable from a conditionality and enforceability perspective (taken as a whole) to Parent than the terms and conditions related to conditionality and enforceability (taken as a whole) set forth in the Debt Commitment Letter (including, to the extent required by the related “market flex” provisions), subject to any amendments, modifications or supplements thereto, or replacements or waivers thereof permitted by Section 6.5(a); (iii) satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Parent or Merger Sub contained in the Debt Commitment Letter and such definitive agreements related thereto and in the Equity Commitment Letters at or prior to the time the Closing is required to occur pursuant to Section 2.3 to the fullest extent such conditions are within its control; (iv) in the event that all conditions contained in the Financing Letters and any related definitive agreements have been satisfied (except those that, by their nature, are to be satisfied at the Closing) or waived, consummate the Financing at or prior to the Closing; (v) comply in all material respects with its covenants or other obligations applicable to Parent and Merger Sub pursuant to the Financing Letters and the definitive documents relating to the Financing in accordance with the terms and conditions thereof at or prior to the time the Closing is required to occur pursuant to Section 2.3; and (vi) enforce its rights pursuant to the Financing Letters at or prior to the Closing.
(c) Information. Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its reasonable best efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice in writing of (i) any material breach or default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any material breach or default), cancellation, early termination or repudiation by any party to the Financing Letters or definitive agreements related to the Financing; (ii) the receipt by Parent or Merger Sub of any written notice or written communication from any Financing Source with respect to any actual material breach, default, cancellation, early termination or repudiation (or written notice or written communications from lenders or other sources of Debt Financing to Parent or Merger Sub of any such actual or threatened (in writing) material breach, default, cancellation, early termination or repudiation received by Parent or Merger Sub) by any party to the Financing Letters or any definitive agreements related to the Financing of any provisions of the Financing Letters or such definitive agreements; and (iii) Parent or Merger Sub becoming aware of any fact, circumstance, event or other development that would reasonably be expected to result in Parent not being able to timely obtain all or any portion of the Financing in the amount required to consummate the transactions contemplated by this Agreement on the terms, in the manner or from the sources contemplated by the Financing Letters or any definitive agreements related to the Financing. Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practical after the date that the Company delivers a written request therefor to Parent.
(d) Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions in any Fee Letter) contemplated in the Debt Commitment

Letter and related Fee Letters, Parent and Merger Sub shall promptly notify the Company in writing and use their respective reasonable best efforts to, as promptly as reasonably practicable following the occurrence of such event (and in any event on or prior to the Closing Date), (i) arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources (the “Alternate Debt Financing”) in an amount sufficient, when taken with the available portion of the Financing, to (A) consummate the Closing upon the terms contemplated by this Agreement and (B) pay all other amounts payable by Parent in connection with the consummation of the transactions contemplated by this Agreement; provided that, in no event shall Parent be required to, and in no event shall its reasonable best efforts be deemed or construed to require it to, obtain alternative financing that includes terms and conditions, taken as a whole, that are less favorable to Parent than the terms and conditions, taken as a whole, set forth in the Debt Commitment Letter as of the date hereof (taking into account any “market flex” provisions applicable thereto contained in the related Fee Letters) or would require it to pay any fees or agree to pay any interest rate amounts or original issue discount, in either case, in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (taking into account any “market flex” provisions applicable thereto contained in the related Fee Letters) or which include any conditions to the consummation of such alternative debt financing that would reasonably be expected to make the funding of such alternative debt financing less likely to occur, than the conditions set forth in the Debt Commitment Letter as of the date hereof; provided, further, that such Alternate Debt Financing shall not, without the prior written consent of the Company contain conditions to funding and conditions to Closing that (1) are more onerous (in a manner adverse to the interests of the Company) than those conditions and terms contained in the Debt Commitment Letter and related Fee Letter or (2) would reasonably be expected to materially delay the Closing or make the Closing materially less likely to occur, and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letters in whole or in part. Parent will promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith (which may be redacted solely with respect to fees and other customarily redacted economic provisions (including customary “market flex” terms)) to the Company. Any reference in this Agreement to (X) the “Financing Letters” or the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters (and any fee letter in connection therewith (which may be redacted solely with respect to fees and other customarily redacted economic provisions (including customary “market flex” terms)) to the extent then in effect, (Y) the “Financing Letters” shall refer to such documents as otherwise amended or modified in accordance with the terms of this Agreement, and (Z) the “Financing” means the financing contemplated by the Financing Letters as amended or modified in accordance with the terms of this Agreement.
(e) No Financing Condition. Parent and Merger Sub each acknowledge and agree that none of the obtaining of the Financing or any Alternate Debt Financing or the Company or any of its Subsidiaries having or maintaining any available cash balances is a condition to the Closing, subject to the applicable conditions set forth in Section 7.1 and Section 7.2.
6.6 Financing Cooperation.
(a) Cooperation. Following the date of this Agreement and prior to the Effective Time, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its respective reasonable best efforts and shall use its reasonable best efforts to cause its and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and other advisors and representatives, to use their reasonable best efforts, to provide Parent and Merger Sub with all cooperation as is reasonably requested by Parent in connection with the Debt Financing. Without limiting the generality of the foregoing, such reasonable best efforts shall, in any event, include the following:
(i) causing senior management of the Company (and using reasonable best efforts to cause advisors) to participate in a reasonable number of virtual or telephonic meetings, presentations, due diligence sessions, drafting sessions and sessions with prospective lenders, rating agencies and in connection with other syndication activities, at times to be mutually agreed;
(ii) providing reasonable and customary assistance to Parent with the preparation of customary rating agency presentations, bank information memoranda (including, to the extent necessary, a version of bank information memorandum that does not include material non-public information) and other similar documents required in connection with the Debt Financing;

(iii) assisting in the preparation of (including by providing information for the completion of any definitive financing agreements and other certificates (including facilitating the delivery of a certificate of the chief financial officer of the Company or person performing similar functions for the Company with respect to solvency matters substantially in the form attached to the Debt Commitment Letter) as may be reasonably requested by Parent), and to the extent required by the Debt Financing, if requested by Parent, using reasonable best efforts to facilitate the pledging of, and perfection of security interests in, collateral, including, taking actions reasonably necessary to permit the Financing Sources to evaluate the Company’s current assets for the purpose of establishing collateral arrangements required to be established as of the Closing under the Debt Commitment Letter, it being understood that such documents will not take effect until the Effective Time;
(iv) furnishing Parent with (A) the Required Financing Information and (B) such business and other material information regarding the Company as may be reasonably requested by Parent and that is customarily included in a financing comparable to the Debt Financing; it being understood that Parent shall (and, for the avoidance of doubt, the Company shall not) be responsible for the preparation of any pro forma financial statements for the Debt Financing (although the Company agrees to assist Parent in connection with the preparation by Parent of such pro forma financial statements; provided that, notwithstanding the foregoing, the Company shall not be obligated to deliver any financial information in a form not customarily prepared by the Company);
(v) assisting in the taking of all corporate and other actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date (including using reasonable best efforts to cause directors and officers who will continue to hold such offices and positions from and after the Closing to execute resolutions or consents of the Company with respect to entering into the definitive documentation for the Debt Financing and otherwise as necessary to authorize consummation of the Debt Financing); it being understood that no such corporate or other action will take effect prior to the Closing;
(vi) at least four Business Days prior to the Closing Date, furnishing Parent and the Financing Sources promptly with all customary documentation and other information with respect to the Company that any Financing Source has reasonably requested at least nine Business Days prior to the Closing Date and that such Financing Source has determined is required by U.S. regulatory authorities pursuant to applicable Anti-Money Laundering Laws, including the Beneficial Ownership Regulation (as defined in the Debt Commitment Letter), and that are required by paragraph 8 of Exhibit C of the Debt Commitment Letter; and
(vii) providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or securities.
(b) Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or to the extent not indemnified or reimbursed, agree to pay any fees or reimburse any expenses prior to the Effective Time; (ii) enter into any definitive agreement the effectiveness of which is not conditioned upon the Closing (except for the authorization letters contemplated by Section 6.6(a)(vii)) and ratings agency engagement letters in connection with the obligations set forth above; (iii) to the extent not indemnified or reimbursed, give any indemnities that are effective prior to the Effective Time; or (iv) take any action that would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries, breach any confidentiality obligations (provided that the Company shall use reasonable best efforts to notify Parent that information is being withheld on such basis and shall use reasonable best efforts to disclose any information being withheld, in each case, to the extent such notification or disclosure would not result in a breach of such confidentiality obligation) or create a material risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time (except for the authorization letters contemplated by Section 6.6(a)(vii)) and ratings agency engagement letters in connection with the obligations set forth above. Nothing in this Section 6.6 will require the Company, its Subsidiaries or their respective directors, officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect to any debt financing or adopt resolutions approving the agreements, documents and/or instruments pursuant to which any debt financing is obtained or pledge any collateral with respect to any debt financing that is not contingent on the occurrence of Closing (other than as contemplated by Section 6.6(a)(v) and except for the authorization letters contemplated by Section 6.6(a)(vii) and ratings agency engagement letters in connection with the obligations set forth above). Nothing in this Section 6.6 shall require any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or take any other action under this Section 6.6 that would reasonably be expected to result in personal liability to such officer or Representative. The Company and its Subsidiaries and Representatives shall not be required to deliver any legal opinions.
(c) Company Indebtedness.
(i) At least three Business Days prior to the Effective Time, with respect to the Company Indebtedness to be repaid at the Effective Time, the Company shall deliver (A) to Parent draft payoff letters in customary form from the lenders (or their applicable representative) with respect to the Company Credit Agreement stating the amounts required to pay in full all obligations (other than any contingent reimbursement and indemnity obligations that expressly survive termination of the Company Credit Agreement) thereunder and to effect the termination and/or release of any related liens or other security interests and guarantees in connection with the Company Credit Agreement (subject to the finalization of such amounts prior to the Effective Time) (the “Payoff Letters”), and stating that upon receipt of such amounts all obligations under the Company Credit Agreement shall be terminated and repaid in full and the termination and/or release of such related liens or other security interests and guarantees shall occur and (B) to the agent or lenders under the Company Credit Agreement (other than contingent indemnification and unasserted expense reimbursement obligations), any notices as may be required pursuant to the Company Credit Agreement (including conditional notices of prepayment and redemption).
(ii) At or prior to the Effective Time, Parent shall provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the Company Indebtedness and upon the receipt thereof, concurrently with the Effective Time, the Company shall repay and discharge such Company Indebtedness.
(d) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products, or the Merger.
(e) Confidentiality. All non-public or other confidential information provided by the Company, its Subsidiaries or any of their Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by provisions of the Confidentiality Agreement applicable to Representatives; or (ii) are subject to other confidentiality undertakings that are substantially similar in their protection of confidential information as the Confidentiality Agreement.
(f) Reimbursement. Promptly upon request by the Company, Parent shall reimburse the Company for any out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, its Subsidiaries or any of its Representatives in connection with the cooperation or obligations of the Company, its Subsidiaries and their Representatives contemplated by this Section 6.6.
(g) Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent and Merger Sub from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt

Financing pursuant to this Agreement or the provision of information utilized in connection therewith, except to the extent arising from (i) historical information regarding the Company furnished in writing by or on behalf of the Company, including financial statements (but not, for the avoidance of doubt, including general economic or industry information), that is materially misleading, or (ii) the willful misconduct, gross negligence or bad faith of the Company, its Subsidiaries or their respective Representatives, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction.
(h) No Exclusive Arrangements. In no event will the Guarantors, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each investor in Parent or Merger Sub and the debt financing sources or potential debt financing sources of Parent, Merger Sub and such investors) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.
6.7 Anti-Takeover Laws. The Company, the Company Board and the Special Committee shall (a) take all action within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.
6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, subject to restrictions or limitations as a result of COVID-19 or any COVID-19 Measures, afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request, to the properties, books and records and personnel of the Company solely for the purpose of consummating the Transactions or to the extent reasonably necessary for the purpose of planning for integration and transition, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information or providing access to such documents or information would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access would result in the disclosure of any trade secrets (including source code) of the Company or any of its Subsidiaries to any third Persons; or (d) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided, that the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, use its commercially reasonable efforts to allow for any access or disclosure in a manner that does not result in the effects set out in clauses (a) through (d), including by making appropriate substitute arrangements. Nothing in this Section 6.8 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not (i) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media. Notwithstanding anything herein to the contrary and except in the ordinary course of business and not related to the Transaction, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any employee of the Company or any of its Subsidiaries not involved in the negotiation of the Transactions or any customer, technology or other partner, vendor or supplier of the Company in connection with the Merger or any of the other Transactions, in each case, without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel of the Company or other Person designated by the Company.

6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company Options or Company RSUs) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries or Affiliates, on the one hand, and any of their respective current or former directors, officers, or employees (and any person who becomes a director, officer, or employee of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Company and its Subsidiaries, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable Law.
(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law, and any of its Subsidiaries or Affiliates in effect on the date of this Agreement shall, indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such Subsidiary or Affiliate; (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates, or taken at the request of the Company or such Subsidiary or Affiliate (including in connection with serving at the request of the Company or such Subsidiary or Affiliate as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (iii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, the Surviving Corporation shall advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation.
(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 350% of the amount paid by the Company for coverage for its last full fiscal year (such 350% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance. In satisfaction of the foregoing obligations, prior to the Effective Time the Company may (and at Parent’s request, the Company will) purchase a prepaid “tail” policy with respect to the D&O Insurance so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and Parent or the Surviving Corporation are unable to obtain the insurance described in this Section 6.10(c) for an annual cost less than or equal to the Maximum Annual Premium, Parent shall cause the Surviving Corporation to instead obtain as much comparable insurance as possible for an aggregate annual premium equal to the Maximum Annual Premium.
(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made to the extent such obligations are not otherwise assumed by operation of Law so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.
(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives), the “Other Indemnified Persons”) without the prior written consent of such affected Indemnified Person or Other Indemnified Person. Each of the Indemnified Persons or Other Indemnified Persons are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons and Other Indemnified Persons pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).
(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.
6.11 Employee Matters.
(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) assume and honor all of the Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time.
(c) Employment; Benefits. For a period of 12 months following the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) maintain for the benefit of each Continuing Employee (i) a base salary or wage rate, as applicable, and target short-term cash incentive opportunities (including bonus and commission compensation) that are, in each case, no less than those in effect for such Continuing Employee immediately before the Effective Time; (ii) severance and termination benefits that are no less favorable than those applicable to Continuing Employees under the arrangements set forth in Section 3.18(a) of the Company Disclosure Letter; and (iii) other benefit or compensation plans, programs, policies, agreements or arrangements (excluding retention, change-in-control compensation, equity or equity-based plans and arrangements and other similar long-term compensation, nonqualified deferred compensation, retiree medical or welfare arrangements and defined benefit pension benefits) at levels that are substantially comparable in the aggregate to those in effect for Continuing Employees under the Employee Plans as of immediately prior to the Effective Time.
(d) New Plans. With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plans, a “New Plan”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance entitlement or termination pay), except (A) to the extent that it would result in duplication of coverage or benefits for the same period of service or (B) for purposes of any defined benefit pension plan or plan that provides retiree welfare benefits. In addition, and without limiting the generality of the foregoing, Parent will cause the Surviving Corporation and its Subsidiaries to use commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their covered dependents to the extent such conditions were inapplicable, met or waived under the comparable Employee Plan in which such Continuing Employee participated immediately prior to the Effective time; (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins, if such participation begins in the year in which the Effective Time occurs, to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iv) to credit the accounts of the Continuing Employees pursuant to any New Plan that is a flexible spending account plan with any unused balances in the account of such Continuing Employees under the Old Plan that is a flexible spending account plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time and will not be subject to accrual limits or other forfeitures, except as required by the terms of such vacation or time off policies as determined by Parent and its Affiliates from time to time.
(e) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to: (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) amend any Employee Plan or New Plan; or (iii) create any third party beneficiary rights in any Continuing Employee (or beneficiary or dependent thereof).

6.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.
6.13 Notification of Certain Matters. Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any change, event, effect, occurrence or development that (a) with respect to the Company, has had or would reasonably be expected have a Company Material Adverse Effect, (b) with respect to Parent or Merger Sub, has had or would reasonably be expected to have a Parent Material Adverse Effect and/or (c) is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the Termination Date. No notification given by any party pursuant to this Section 6.13 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement. The Company’s or Parent’s failure to comply with this Section 6.13 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied.
6.14 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the Parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice as is feasible); provided that the Company shall not be obligated to engage in such consultation with respect to communications (including communications directed to employees, suppliers, customers, partners, vendors or stockholders) that are consistent with public statements previously made in accordance with this Section 6.14; provided, further, that the restrictions set forth in this Section 6.14 shall not apply to any release or public statement (a) made or proposed to be made by the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken pursuant thereto or (b) in connection with any dispute between the parties regarding this Agreement or the Merger. Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.
6.15 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise or settle any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that the Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent shall not be afforded decision-making power or authority.
6.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.
6.18 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.
6.19 Certain Arrangements. Without the prior consent of the Special Committee, neither Parent, Merger Sub nor any of their respective Affiliates, directly or indirectly, shall, prior to the Effective Time, have any formal or informal discussions with respect to, or enter into any agreement, arrangement or understanding (in each case, whether oral or written), or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), described in Section 4.12 of this Agreement.
ARTICLE VII
CONDITIONS TO THE MERGER
7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:
(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.
(b) Antitrust and Foreign Investment Laws. (i) The waiting periods applicable to the Transactions pursuant to the HSR Act will have expired or otherwise been terminated and (ii) the approvals, clearances or expirations of waiting periods set forth in Section 7.1(b) of the Company Disclosure Letter will have occurred or been obtained (as applicable).
(c) No Prohibitive Laws or Injunctions. No Law, injunction or Order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered or promulgated and be continuing in effect.
7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first sentence of Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b), Section 3.3(e), Section 3.4, clauses (C) and (D) of the fourth sentence of Section 3.7(b) and the first sentence of Section 3.25 shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects only as of such specified date), (ii) the representations and warranties of the Company set forth in Section 3.7(a), the first three sentences of Section 3.7(b) and Section 3.7(c) shall be true and correct in all respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), except for any inaccuracy or combination of inaccuracies in such representations and warranties relative to the total fully-diluted equity capitalization of the Company as of the Closing Date that do not result in an increase in the aggregate consideration otherwise payable by Parent in the Merger by more than $12,500,000, (iii) the representations and warranties of the Company set forth in Section 3.12(b) shall be true and correct in all respects on the Closing Date as if made on the Closing Date, and (iv) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have complied in all material respects with the covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.
(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.
(d) Company Material Adverse Effect. No Company Material Adverse Effect has occurred since the date of this Agreement.
7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay, or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions (a “Parent Material Adverse Effect”).
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied in all material respects with the covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.
(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;
(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or Order issued by any court or other Governmental Authority of competent jurisdiction preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule or regulation has been enacted, entered or enforced that prohibits, makes illegal or enjoins the consummation of the Merger; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used such standard of efforts as may be required pursuant to Section 6.2 to prevent, oppose and remove such restraint, injunction or other prohibition;
(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on December 14, 2023 (the “Initial Termination Date”, and the Initial Termination Date, as it may be extended pursuant to this Section 8.1(c), the “Termination Date”); provided, however, that if as of the Initial Termination Date any of the conditions set forth in Section 7.1(c) (solely to the extent such condition has not been satisfied due to an Order or injunction arising under any Antitrust Law or Foreign Investment Law) or Section 7.1(b) shall not have been satisfied or waived, the Termination Date shall be automatically extended until 11:59 p.m., New York City time, on March 14, 2024 and such date, as so extended, shall be the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to a Party (treating Parent and Merger Sub as one party for this purpose) if the failure of the Merger to be consummated prior to the Termination Date was primarily due to or primarily caused by the failure of such Party (treating Parent and Merger Sub as one party for this purpose) to perform any of its obligations under this Agreement;
(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;
(e) by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or (b), except that if such breach is capable of being cured prior to the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.3(a) or (b);
(f) by Parent, if at any time prior to the Company’s receipt of the Requisite Stockholder Approval, the Company Board (acting on the recommendation of the Special Committee) has effected a Company Board Recommendation Change;
(g) by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or (b), except that if such breach is capable of being cured prior to the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.2(a) or (b);
(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal received after the date of this Agreement, if the Company (x) has complied with Section 5.3(b) and (y) pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.3(b)(iii) substantially concurrently with such termination; or
(i) by the Company, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 are satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the Closing), (ii) Parent fails to consummate the Transactions by the date that is three Business Days after the first date on which Parent is required to consummate the Closing pursuant to Section 2.3, (iii) the transactions contemplated by the Preferred Equity Financing have been consummated or would be consummated in accordance with the terms thereof if the Closing were to occur, and (iv) the Company has irrevocably confirmed to Parent in writing that it is prepared to consummate the Closing.
8.2 Manner and Notice of Termination; Effect of Termination.
(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated.
(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties, as applicable, except that Section 6.6(f), Section 6.6(g), Section 6.14, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement. Notwithstanding the foregoing but subject to Section 8.3(e), no termination of this Agreement will relieve any Party from any liability for any Willful and Material Breach of this Agreement by such Party prior to termination. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, any applicable clean team or similar arrangement, the Guarantees or the Financing Letters, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
8.3 Fees and Expenses.
(a) General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.9(e), the Surviving Corporation shall pay or cause to be paid all (i) transfer, stamp and documentary Taxes; and (ii) sales, use, gains, real property transfer and other similar Taxes, in each case, imposed on the Company and its Subsidiaries in connection with entering into this Agreement and the consummation of the Merger.
(b) Company Payments.
(i) If (A) this Agreement is validly terminated pursuant to (x) Section 8.1(c) (provided that (x) at the Termination Date, all of the conditions set forth in Section 7.1 (other than the condition set forth in Section 7.1(a)) and Section 7.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the Closing) and (y) the failure of the Merger to be consummated prior to the Termination Date was not caused by a breach by the Company of any of its obligations under this Agreement, including under Section 6.2), or (y) Section 8.1(d), or (z) Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, any Person shall have publicly announced or provided to the Company Board (or the Special Committee) or management of the Company an Acquisition Proposal, and not withdrawn such Acquisition Proposal at least five Business Days prior to the Company Stockholder Meeting or prior to the date of termination in the case of a termination pursuant to Section 8.1(e); and (C) within 12 months following such termination of this Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company shall promptly (and in any event within three Business Days) upon the earlier of entry into such definitive agreement or the consummation of such Acquisition Transaction pay, or cause to be paid, to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within three Business Days) following such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or substantially concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
(c) Parent Payments. If this Agreement is validly terminated (i) by the Company pursuant to Section 8.1(g) or Section 8.1(i) or (ii) by the Company or Parent pursuant to Section 8.1(c) (at a time at which the Company had the right to terminate this Agreement pursuant to Section 8.1(g) or Section 8.1(i)), then Parent shall promptly (and in any event within three Business Days) pay the Company a termination fee of $277,216,878 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(e) Sole Remedy.
(i) The Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c) (including the Company’s right to enforce the Guarantees with respect thereto and receive the Parent Termination Fee and any other amounts from the Guarantors), the Company’s right to enforce its rights under the Confidentiality Agreement, the Reimbursement Obligations, the Enforcement Expenses and the Company’s right to specific performance pursuant to Section 9.8 (subject to the fourth sentence of this Section 8.3(e)(i)) will be the sole and exclusive remedies of the Company against (A) Parent, Merger Sub or the Guarantors; (B) the former, current and future directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, direct or indirect general or limited partners, stockholders, equityholders, members, Affiliates, successors, beneficiaries, heirs and assignees of each of Parent, Merger Sub and the Guarantors and any of the foregoing’s respective former, current and future directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, direct or indirect general or limited partners, stockholders, equityholders, members, Affiliates, successors, beneficiaries, heirs and assignees (such Persons, excluding Parent and Merger Sub, but including the Guarantors, collectively, the “Parent Related Parties”); and (C) the Financing Sources in respect of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantees) and the transactions contemplated hereby and thereby, and upon payment of such amounts, none of Parent, Merger Sub or any of the Parent Related Parties or the Financing Sources will have any further liability or obligation to the Company relating to or arising out of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantees) or the transactions contemplated hereby and thereby (except that Parent, Merger Sub or their applicable Affiliate party to the Confidentiality Agreement will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, the Reimbursement Obligations, the Enforcement Expenses and Section 8.3(a)). Notwithstanding anything to the contrary contained in this Agreement, if Parent or Merger Sub breaches this Agreement (whether such breach is knowing, deliberate, willful, unintentional, a Willful and Material Breach or otherwise) or fails to perform hereunder (whether such failure is knowing, deliberate, willful, unintentional, a Willful and Material Breach or otherwise), then, except for specific performance to the extent permitted by Section 9.8, the sole and exclusive remedies (whether at Law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub or any Parent Related Party for any breach, loss or failure to perform, which recourse shall be solely against Parent or Merger Sub to the extent provided herein and subject to the limitations set forth herein and/or the Guarantors under the Guarantees (to the extent provided therein and subject to the limitations set forth therein), will be (i) if applicable, for the Company to terminate this Agreement in accordance with this Agreement under the circumstances in which the Parent Termination Fee is payable pursuant to Section 8.3(c) and for the Company to receive the Parent Termination Fee plus the Reimbursement Obligations and Enforcement Expenses (if any) from Parent (or the Guarantors under the Guarantees, to the extent provided therein and subject to the limitations set forth therein) or (ii) for the Company to terminate this Agreement and seek to recover monetary damages from Parent or Merger Sub for Willful and Material Breach; provided that in no event will any of (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, direct or indirect general or limited partners, stockholders, equityholders, members, Affiliates, successors, beneficiaries, heirs and assignees of the Company and any of the foregoing’s respective former, current and future directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, direct or indirect general or limited partners, stockholders, equityholders, members, Affiliates, successors, beneficiaries, heirs and assignees (the Persons in this clause (B), collectively, the “Company Related Parties”) be entitled to seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any recovery or award, any monetary damages of any kind, including consequential, special, indirect or punitive damages (other than the payment by Parent (or the Guarantors under and in accordance with the Guarantees to the extent provided therein and subject to the limitations therein) of the Parent Termination Fee, the Enforcement Expenses and the Reimbursement Obligations to the extent payable by Parent pursuant to Section 8.3(c)) against Parent, Merger Sub or the Parent Related Parties. For the avoidance of doubt, none of Parent, Merger Sub or the Parent Related Parties (other than Parent and Merger Sub to the extent set forth in this Agreement and the Guarantors solely to the extent set forth in the Guarantees) will have any liability to any person, including any Company Related Party, relating to, arising out of or in connection with this Agreement, the Equity Commitment Letters or the Guarantees, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination (including in the event of Willful and Material Breach) or in respect of any other document or theory of Law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity in contract, in tort or otherwise. The Parties acknowledge and agree that, while the Company may pursue a grant of specific performance in accordance with Section 9.8 and payment of the Parent Termination Fee or monetary damages, in no event shall the Company be entitled to obtain (1) both (x) a grant of specific performance pursuant to Section 9.8 that results in the Closing occurring, on the one hand, and (y) the payment of any monetary damages whatsoever (including payment of the Parent Termination Fee in accordance with Section 8.3(c)), on the other hand or (2) both payment of any monetary damages whatsoever, on the one hand, and payment of the Parent Termination Fee in accordance with Section 8.3(c), on the other hand. The Company Related Parties, the Parent Related Parties and the Financing Sources are intended third party beneficiaries of this Section 8.3(e). In no event shall Parent, Merger Sub or the Guarantors have liability for monetary damages (including monetary damages in lieu of specific performance and damages pursuant to the penultimate sentence of Section 8.2(b)) in the aggregate in excess of the Parent Termination Fee, plus any Reimbursement Obligations and Enforcement Expenses. The Parent Termination Fee, the Reimbursement Obligations and the Enforcement Expenses shall be the maximum aggregate liability (including in the case of fraud or Willful and Material Breach) of Parent and Merger Sub hereunder (and of the Guarantors under the Guarantees).
(ii) Parent’s receipt of the Company Termination Fee, any Enforcement Expenses, to the extent owed pursuant to Section 8.3(b), and Parent’s right to specific performance pursuant to Section 9.8 (subject to the fourth sentence of this Section 8.3(e)(ii)) will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates and the Parent Related Parties and the Financing Sources against the Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, and upon payment of the Company Termination Fee, none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub or any Parent Related Parties or Financing Sources relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, the Enforcement Expenses and Section 8.3(a), as applicable). Notwithstanding anything to the contrary contained in this Agreement, if the Company breaches this Agreement (whether such breach is knowing, deliberate, willful, unintentional, a Willful and Material Breach or otherwise) or fails to perform hereunder (whether such failure is knowing, deliberate, willful, unintentional, a Willful and Material Breach or otherwise), then, except for specific performance to the extent permitted by Section 9.8, the sole and exclusive remedies (whether at Law, in equity, in contract, in tort or otherwise) against the Company or any related Company Related Party for any breach, loss or failure to perform, which recourse shall be solely against the Company to the extent provided herein and subject to the limitations set forth herein, will be (i) if applicable, for Parent to terminate this Agreement in accordance with this Agreement under the circumstances in which the Company Termination Fee is payable pursuant to Section 8.3(b) and receive the Company Termination Fee plus any Enforcement Expenses or (ii) for Parent to terminate this Agreement and Parent or Merger Sub to seek to recover monetary damages from the Company for Willful and Material Breach; provided that in no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any recovery or award, any monetary damages of any kind, including consequential, special, indirect or punitive damages (other than the payment by the Company of the Company Termination Fee and any Enforcement Expenses against the Company Related Parties). For the avoidance of doubt, none of the Company Related Parties (other than the Company to the extent set forth in this Agreement) will have any liability to any person, including any Parent Related Party, relating to, arising out of or in connection with this Agreement or the Transactions (or the abandonment or termination thereof) or any matters forming the basis for such termination (including in the event of Willful and Material Breach) or in respect of any other document or theory of Law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity in contract, in tort or otherwise. The Parties acknowledge and agree that, while Parent may pursue a grant of specific performance in accordance with Section 9.8 and payment of the Company Termination Fee or monetary damages, in no event shall Parent be entitled to obtain (1) both (x) a grant of specific performance pursuant to Section 9.8 that results in the Closing occurring, on the one hand, and (y) the payment of any monetary damages whatsoever, and the payment of the Company Termination Fee in accordance with Section 8.3(b), on the other hand or (2) both payment of any monetary damages in connection with the termination of this Agreement, on the one hand, and payment of the Company Termination Fee in accordance with Section 8.3(b), on the other hand. In no event shall the Company or any of its Subsidiaries have liability for monetary damages (including monetary damages in lieu of specific performance and damages pursuant to the penultimate sentence of Section 8.2(b)) in the aggregate in excess of the amount of the Parent Termination Fee plus any Enforcement Expenses, which shall be the maximum aggregate liability (including in the case of fraud or Willful and Material Breach) of the Company and its Subsidiaries with respect to any and all claims under or relating to this Agreement and the Transactions.
(f) Acknowledgments. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without Section 8.3(b), Parent would not have entered into this Agreement and that, without Section 8.3(c), the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 8.3, and, in order to obtain such payment, the recipient Party commences a Legal Proceeding that results in a judgment against the non-paying Party for the amount set forth in Section 8.3 or any portion thereof, the non-paying Party shall pay to the recipient Party the recipient Party’s reasonable and documented out-of-pocket fees, costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding (collectively, the “Enforcement Expenses”), which Enforcement Expenses shall not exceed $5 million. Each of the Parties acknowledges that the Company Termination Fee and the Parent Termination Fee, do not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.
8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board or the Special Committee), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary contained herein, Section 8.3(e), this last sentence of Section 8.4, the last sentence of Section 9.6, Section 9.10(b), Section 9.11 and Section 9.12(c) (and any other provision or definition of this Agreement (including the definition of “Financing Sources” to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be amended, supplemented, waived or otherwise modified in any manner that is materially adverse to the Financing Sources without the prior written consent of the materially adverse affected Financing Sources (such consent not to be unreasonably withheld, conditioned or delayed).
8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX
GENERAL PROVISIONS
9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.
9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by electronic mail or by hand (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:
(a)	if to Parent or Merger Sub to:

Capstone Borrower, Inc.
c/o Blackstone, Inc.
345 Park Avenue
New York, NY 10145
	Attn:	Martin Brand
David Schwartz
	Email:	brand@Blackstone.com
david.schwartz@Blackstone.com

with a copy (which will not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
	Attn:	Elizabeth A. Cooper
William J. Allen
	Email:	ecooper@stblaw.com
william.allen@stblaw.com

(b)	if to the Company (prior to the Effective Time) to:

Cvent Holding Corp.
1765 Greensboro Station Place, 7th Floor
Tysons, VA 22102
	Attn:	Jeannette Koonce, General Counsel and Corporate Secretary
	Email:	jkoonce@cvent.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
	Attn:	Daniel Wolf, P.C.
David M. Klein, P.C.
Chelsea N. Darnell
	Email:	daniel.wolf@kirkland.com
dklein@kirkland.com
chelsea.darnell@kirkland.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.
9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties except that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time to any of its Affiliates and the indemnification and other rights hereunder of a party may be assigned to any Financing Sources, solely for collateral security purposes effective as of or after the Closing. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.
9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Blackstone Management Partners L.L.C. and the Company have previously executed the Confidentiality Agreement, that shall continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by the terms and conditions of the Confidentiality Agreement as if they were parties thereto.
9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Voting Agreements, the Guarantees and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.
9.6 Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.10, (b) if the Closing occurs, for the right of the holders of Company Common Stock, Company Options or Company RSUs to receive the Per Share Price and the Vested Equity Award Consideration, respectively, in each case after the Effective Time and (c) as set forth in or contemplated by Section 8.3(e). Notwithstanding anything to the contrary contained herein, the Financing Sources will be express third-party beneficiaries of, and will be entitled to rely on and may enforce, the provisions of Section 8.3(e), the last sentence of Section 8.4, this last sentence of Section 9.6, Section 9.10(b), Section 9.11 and Section 9.12(c) and the definition of “Financing Sources”, in each case, to the extent related to the Financing Sources, the Debt Financing or the Debt Commitment Letter.
9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.8 Remedies.
(a) Remedies Cumulative. Except as otherwise provided herein (including Section 8.3(d)), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both (x) a grant of specific performance that results in the occurrence of the Closing and (y) monetary damages (including the Parent Termination Fee or any monetary damages in lieu of specific performance).
(b) Specific Performance.
(i) Subject to the limitations set forth in this Agreement, the Parties acknowledge and agree that (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (B) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof (including the Company’s right to specific performance to cause Parent and Merger Sub to comply with Section 6.5); (C) the ability of either Party to recover damages for fraud or any Willful and Material Breach of this Agreement (subject to Section 8.3(e)) is not intended to and does not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (D) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties agree not to raise any objections, other than those based on the limitations of a Party’s right to such relief under this Agreement, to (I) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (II) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that, unless and until any such relief is granted, (x) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 9.8 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.8 prior to, or as a condition to, exercising any termination right under Article VIII (and pursuing damages after such termination to the extent permitted hereunder), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.
(ii) Notwithstanding Section 9.8(b)(i), it is acknowledged and agreed that the Company will be entitled to an injunction, specific performance or other equitable remedy to cause Parent and Merger Sub to consummate the Closing only in the event that (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (B) Parent and Merger Sub fail to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 2.3, (C) all of the conditions to the consummation of the Debt Financing provided by the Debt Commitment Letter have been satisfied (other than the receipt of the Equity Financing and the satisfaction of those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) and the full amount of the Debt Financing has been funded or would be expected to be funded at the Closing in accordance with the terms of the Debt Commitment Letter if the Equity Financing were funded at the Closing, (D) the transactions contemplated by the Preferred Equity Financing have been consummated or would be consummated in accordance with the terms thereof if the Closing were to occur, and (E) the

Company has irrevocably confirmed in a written notice to Parent that all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), and that the Company is prepared to consummate the Closing.
9.9 Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.
9.10 Consent to Jurisdiction.
(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger or the Guarantees, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantees or the transactions contemplated hereby or thereby; (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantees or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it shall not bring any Legal Proceeding relating to this Agreement, the Guarantees or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
(b) Jurisdiction for Financing Sources. Notwithstanding anything to the contrary contained in the foregoing, all disputes against any of the Financing Sources under or in respect of any Debt Financing or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise (including any dispute arising out of or relating in any way to any Debt Financing), will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State (without regard to conflict of law principles that would result in the application of any Law other than the law of the State of New York, except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) and each of the Parties agrees that it will not bring or support any such action against the Financing Sources in any forum other than any New York state or federal court located in the Borough of Manhattan in the City of New York. The Parties hereto further agree that all of the provisions of Section 9.11 related to waiver of jury trial shall apply to any Legal Proceeding, cause of action, claim, cross-claim or third-party claim referenced in this sentence.
9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEES, THE FINANCING LETTERS OR THE FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
9.12 No Recourse.
(a) This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than the Guarantors to the extent set forth in the Guarantees or Equity Commitment Letters) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other Environmental Laws) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. It is further understood that any certificate or certification contemplated by this Agreement and executed by an officer of a Party will be deemed to have been delivered only in such officer’s capacity as an officer of such Party (and not in his or her individual capacity) and will not entitle any Party to assert a claim against such officer in his or her individual capacity.
(b) The Company (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of the Company or its Affiliates) covenants and agrees that it shall not institute, and shall cause its Representatives and Affiliates not to bring, make or institute any action, claim, proceeding (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties and that none of the Parent Related Parties shall have any liability or obligations (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise) to the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Company or its Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than, in each case, Parent and Merger Sub to the extent provided herein, or the Guarantors pursuant to the Guarantees (to the extent and subject to the terms provided therein). Without limiting the generality of the foregoing, to the maximum extent permitted or otherwise conceivable under applicable Law (and subject only to the specific contractual provisions of this Agreement or agreement executed or delivered in connection herewith), the Company (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of the Company or its Affiliates) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities. Each of Parent and Merger Sub (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of Parent, Merger Sub or their Affiliates) covenants and agrees that it shall not institute, and shall cause its Representatives and Affiliates not to bring, make or institute any action, claim, proceeding (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Company Related Parties and that none of the Company Related Parties shall have any liability or obligations (whether based in Contract, tort, fraud, strict liability, other Laws or otherwise) to Parent, Merger Sub, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of Parent, Merger Sub or their Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement or other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than, in each case, (x) the Company to the extent provided herein, (x) each Person who has entered into a Voting Agreement (to the extent and subject to the terms provided therein) and (y) the Specified Stockholders (or their Affiliates) who are parties to any definitive agreement in respect of the Preferred Equity Financing Agreement (to the extent and subject to the terms provided therein). Without limiting the generality of the foregoing, to the maximum extent permitted or otherwise conceivable under applicable Law (and subject only to the specific contractual provisions of this Agreement or agreement executed or delivered in connection herewith), each of Parent and Merger Sub (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of the Company or its Affiliates) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities.
(c) The Company (on behalf of itself, its Subsidiaries and its Representatives) hereby waives any claims or rights against any Financing Source relating to or arising out of the Debt Financing, the Debt Commitment Letter, the transactions contemplated thereby, this Agreement and the Transactions, whether at law or in equity and whether in tort, contract or otherwise. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Financing Source will have any liability for any claims or damages to the Company, its Subsidiaries or its Representatives in connection with the Debt Financing, the Debt Commitment Letter, the transactions contemplated thereby, this Agreement and the Transactions. Notwithstanding the foregoing, nothing in this Section 9.12(c) will in any way limit or modify the rights of Parent under this Agreement or the Debt Commitment Letter or the obligations of any Financing Source under the Debt Commitment Letter owing to Parent or its respective Affiliates party to the Debt Commitment Letter.
9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on its face; provided that, with respect to Section 3.12(b), only items (if any) disclosed against Section 3.12(b) of the Company Disclosure Letter shall be deemed disclosure with respect to Section 3.12(b).
9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.
CAPSTONE BORROWER, INC.

By:	/s/ David Schwartz
Name:	David Schwartz
Title:	Vice President

CAPSTONE MERGER SUB, INC.

By:	/s/ David Schwartz
Name:	David Schwartz
Title:	Vice President

CVENT HOLDING CORP.

By:	/s/ Rajeev K. Aggarwal
Name:	Rajeev K. Aggarwal
Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B

March 13, 2023
Board of Directors
Cvent Holding Corp.
1765 Greensboro Station Place, 7th Floor
Tysons, VA 22101
Members of the Board:
We understand that Cvent Holding Corp., a Delaware corporation (the “Company”), Capstone Borrower, Inc., a Delaware corporation (“Parent”), and Capstone Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger, and from and after the effective time of the Merger, will be a wholly owned subsidiary of Parent. Pursuant to the Merger, each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) that is outstanding as of immediately prior to the effective time of the Merger, other than (a) Owned Company Shares (as such term is defined in the Merger Agreement), and (b) Dissenting Company Shares (as such term is defined in the Merger Agreement), will be cancelled and converted into the right to receive cash in an amount equal to $8.50, without interest thereon (the “Per Share Price”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Per Share Price to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) (the “Holders”), is fair, from a financial point of view, to such Holders.
For purposes of the opinion set forth herein, we have reviewed a draft of the Merger Agreement, dated March 13, 2023 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed based on discussions with the management and Board of Directors of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the terms of the Draft Merger Agreement will not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Draft Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities
One Maritime Plaza | 24 Floor | San Francisco, CA 94111
Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914
B-1

(contingent or otherwise) of the Company or its affiliates nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services a portion of which will become payable upon rendering of this opinion. We will receive an additional, larger fee if the Merger is consummated and may receive an additional, smaller fee from the Company upon consummation of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates, on the one hand, and the Company, Vista Equity Partners, Parent or Blackstone Inc. (“Blackstone”), an affiliate of Parent, on the other hand, pursuant to which compensation was received by Qatalyst Partners or its affiliates, except Qatalyst Partners acted as a financial advisor to Datto Holding Corp., a portfolio company of Vista Equity Partners Management, LLC (“Vista Equity Partners”), in connection with its announced transaction involving Kaseya Holdings Inc. and Kaseya Inc. Qatalyst Partners and/or its affiliates may have provided, and may in the future provide, investment banking and other financial services to the Company, Vista Equity Partners, Parent or Blackstone, or their respective affiliates, in each case for which we may have received, or would expect to receive, compensation.
Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Vista Equity Partners, Parent, Blackstone or certain of their respective affiliates.
This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Price to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of (i) the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration or (ii) any consideration to be received by the Specified Stockholders (as defined in the Merger Agreement) or any of their affiliates other than the Per Share Price to be received pursuant to, and in accordance with, the terms of the Merger Agreement.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Per Share Price to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement is fair, from a financial point of view, to such Holders.
Yours faithfully,

QATALYST PARTNERS LP
One Maritime Plaza | 24 Floor | San Francisco, CA 94111
Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914
B-2

Annex C

March 14, 2023
Special Committee of the Board of Directors
Cvent Holding Corp.
1765 Greensboro Station Place
Tysons, VA 22102
Members of the Special Committee of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than (i) the holders of Owned Company Shares (as defined in the Agreement (as defined below)), (ii) the holders of Dissenting Company Shares (as defined in the Agreement) and (iii) the Specified Stockholders (as defined in the Agreement)) of common stock, par value $0.0001 per share (the “Company Common Stock”), of Cvent Holding Corp. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly owned subsidiary of Capstone Borrower, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and its subsidiary, Capstone Merger Sub, Inc., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than Owned Company Shares and Dissenting Company Shares, will be converted into the right to receive $8.50 per share in cash (the “Consideration”).
In connection with preparing our opinion, we have (i) reviewed a draft dated March 13, 2023 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business, as approved for our use by the Special Committee of the Board of Directors (the “Special Committee”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with the Special Committee and certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management and the Special Committee as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock (other than the holders of Owned Company Shares, the holders of Dissenting Company Shares and the Specified Stockholders)) in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company, as to the Preferred Equity Financing or the Preferred Equity Commitment Letter (each, as defined in the Agreement), or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.
We note that we were not authorized by the Special Committee or otherwise to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.
We have acted as financial advisor to the Special Committee with respect to the proposed Transaction and will receive a fee from the Company for our services, payable upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as co-placement agent on an offering of equity securities of the Company’s predecessor in December 2021. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company’s approximately 81% shareholder, Vista Equity Partners (“Vista”), for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication services, equity underwriting, and financial advisory services to Vista portfolio companies. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror’s parent entity, Blackstone Inc. (“Blackstone”), for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on a syndicated credit facility for a Blackstone affiliate in February 2021, joint lead bookrunner on an offering of debt securities of a Blackstone affiliate in September 2021, joint lead bookrunner on an offering of equity securities of a Blackstone affiliate in September 2021 and financial advisor to a Blackstone affiliate on its acquisition of an ownership stake in Elba Liquefaction Company in May 2022. In addition, during the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Blackstone portfolio companies for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to Blackstone portfolio companies. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Vista and its portfolio companies and Blackstone and its portfolio companies, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Blackstone. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Blackstone for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock (other than the holders of Owned Company Shares, the holders of Dissenting Company Shares and the Specified Stockholders) in the proposed Transaction is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Special Committee of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,

J.P. MORGAN SECURITIES LLC

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION, DATED APRIL 21, 2023

SPECIAL MEETING
OF STOCKHOLDERS OF CVENT HOLDING CORP.

YOUR VOTE IS IMPORTANT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [●], 2023.

P R O X Y C A R D

The undersigned stockholder(s) of Cvent Holding Corp. (the "Company" or "Cvent"), revoking any previous proxies relating to these shares, hereby acknowledges receipt of the notice and proxy statement, dated [●], 2023 in connection with the special meeting (the "Special Meeting") of the Company's stockholders to be held virtually at [●] Eastern Time on [●], 2023, and hereby appoints Rajeev K. Aggarwal, Jeannette Koonce and William J. Newman, III, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of common stock of the Company, registered in the name provided, which the undersigned is entitled to vote at the Special Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the accompanying proxy statement.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Continued and to be marked, dated and signed on reverse side)

Please mark vote as indicated in this example ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

Dated: ______________________________, 2023

____
(Signature)

____
(Signature if held Jointly)

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH IN PROPOSAL 1, 2 AND 3 AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.